As filed with the Securities and Exchange Commission on July 16, 2010
Registration No. 333-167665
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Comtech Telecommunications Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3663	11-2139466
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 68 South Service Road, Suite 230	(I.R.S. Employer Identification Number)
	Melville, New York 11747 (631) 962-7000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Fred Kornberg
Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, New York 11747
(631) 962-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jeffrey W. Tindell, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Robert A. Cantone, Esq. Proskauer Rose, LLP 1585 Broadway New York, New York 10036 (212) 969-3235	Richard C. Wirthlin, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, California 90067 (310) 277-1010

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger of Angels Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Comtech Telecommunications Corp. (“Comtech”), with and into CPI International, Inc. (“CPI”), as described in the Agreement and Plan of Merger dated as of May 8, 2010 among CPI, Comtech and Merger Sub.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title Of Each Class	Amount To Be	Offering Price	Proposed Maximum	Amount Of
Of Securities To Be Registered	Registered(1)	Per Share	Aggregate Offering Price(2)	Registration Fee(3)
Common Stock, par value $0.10 per share	4,406,000	N/A	$87,607,514	$6,246(4)

(1)	Represents the maximum number of shares of common stock of Comtech estimated to be issuable upon completion of the merger described in this proxy statement/prospectus, based on the number of shares of CPI common stock issued and outstanding on June 16, 2010.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of CPI common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) and is equal to (a) the product of (i) $15.76, the average of the high and low prices per share of CPI common stock on the NASDAQ Global Select Market Exchange on June 15, 2010, multiplied by (ii) 16,788,992, the maximum number of shares of CPI common stock that may be canceled and exchanged in the merger as of June 16, 2010, less (b) $176,987,000, the aggregate amount of cash consideration expected to be paid by Comtech in the merger pursuant to Rule 457(f)(3).

(3)	Calculated pursuant to Section 6(b) of the Securities Act and SEC Fee Advisory #4 for Fiscal Year 2010 at a rate equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Previously paid in connection with the initial filing of this Registration Statement on June 21, 2010.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 16, 2010

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

July [●], 2010

Dear CPI International, Inc. Stockholder:

You are cordially invited to attend our upcoming special meeting of stockholders of CPI International, Inc., referred to as CPI, to be held on August 27, 2010 at 10:00 a.m., local time, at The Waldorf Astoria, 301 Park Avenue, New York, New York. As announced on May 10, 2010, CPI, Comtech Telecommunications, Inc., referred to as Comtech, and Angels Acquisition Corp. entered into an agreement and plan of merger, dated May 8, 2010, which provides for a merger in which CPI will become a wholly owned subsidiary of Comtech. The CPI board of directors has unanimously determined that the merger and the merger agreement are advisable and in the best interests of CPI and its stockholders and has approved the merger agreement and the merger.

If the merger is completed, each outstanding share of CPI common stock will be converted into the right to receive a combination of $9.00 in cash, without interest, and a fraction of a share of Comtech common stock equal to the conversion ratio. The conversion ratio will equal $8.10 divided by the average closing trading price of Comtech common stock over a specified period prior to the closing of the merger, but will not be greater than 0.2382 nor less than 0.2132.

The common stock of CPI and common stock of Comtech are each traded on the NASDAQ Global Select Market under the symbols “CPII” and “CMTL,” respectively.

CPI is holding the special meeting of stockholders to obtain your vote to adopt the merger agreement. Your vote is important. The merger cannot be completed unless the holders of a majority of the shares of CPI common stock outstanding and entitled to vote affirmatively vote for the adoption of the merger agreement at the special meeting. As described in the accompanying proxy statement/prospectus, Cypress Associates II LLC and certain of its affiliates have entered into a voting and standstill agreement under which, subject to limited exceptions, they have agreed to vote shares representing 49.9% of the outstanding shares of CPI common stock as of the record date for the special meeting in favor of the adoption of the merger agreement.

The CPI board of directors unanimously recommends that CPI stockholders vote “FOR” the adoption of the merger agreement.

On behalf of the CPI board of directors, you are invited to attend the special meeting. Whether or not you expect to attend the CPI special meeting in person, you are urged to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus. In addition, you are urged to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the merger agreement, the proposed merger, CPI, Comtech and the special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page [●] of the accompanying proxy statement/prospectus.

On behalf of the CPI board of directors, thank you for your continued support.

Sincerely,

Michael Targoff	O. Joe Caldarelli
Chairman of the Board of Directors	Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated July [●], 2010 and is first being mailed to the stockholders of CPI on or about July [●], 2010.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of CPI for its special meeting of stockholders and the prospectus of Comtech for the shares of Comtech common stock to be issued as consideration in the merger. The accompanying proxy statement/prospectus incorporates important business and financial information about Comtech and CPI from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus by requesting them in writing or by telephone from Comtech or CPI at the following addresses and telephone numbers:

Comtech Telecommunications Corp. 68 South Service Road, Suite 230 Melville, New York 11747 Attention: Investor Relations (631) 962-7000	CPI International, Inc. 811 Hansen Way Palo Alto, California 94303 Attention: Investor Relations (650) 846-2900

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact CPI Investor Relations at (650) 846-2900. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so by August 20, 2010 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page [●] of the accompanying proxy statement/prospectus for further information.

811 Hansen Way
Palo Alto, California 94303

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of CPI International, Inc.:

Notice is hereby given that a special meeting of stockholders of CPI International, Inc., a Delaware corporation, which is referred to as CPI, will be held on August 27, 2010 at 10:00 a.m., local time, at The Waldorf Astoria, 301 Park Avenue, New York, New York, solely for the following purposes:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 8, 2010 (as it may be amended from time to time), among Comtech Telecommunications Corp., which is referred to as Comtech, Angels Acquisition Corp., a wholly owned subsidiary of Comtech, and CPI. A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

•	To approve the adjournment of the CPI special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The CPI board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of CPI and its stockholders and recommends that CPI stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the CPI special meeting if necessary to solicit additional proxies in favor of such adoption.

Only stockholders of record as of the close of business on July 20, 2010 are entitled to notice of the CPI special meeting and to vote at the CPI special meeting or at any adjournment thereof. A list of stockholders entitled to vote at the special meeting will be available in CPI’s offices located at 811 Hansen Way, Palo Alto, California 94303, during regular business hours for a period of no less than 10 days before the special meeting, as well as at the place of the special meeting during the meeting.

Adoption of the merger agreement by the CPI stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of the shares of CPI common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

By order of the board of directors,

Joel Littman
Corporate Secretary

Palo Alto, California
July [●], 2010

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE CPI SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (I) THROUGH THE INTERNET, (II) BY TELEPHONE OR (III) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the CPI special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

You are urged to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of CPI common stock, please contact CPI Investor Relations at:

CPI International, Inc.
811 Hansen Way
Palo Alto, California 94303
Attention: Investor Relations
Telephone: (650) 846-2900

i

Page

CPI Record Date; Outstanding Shares; Shares Entitled to Vote	35
Quorum	35
Required Vote	36
The Voting and Standstill Agreement	36
Stock Ownership of and Voting by CPI’s Directors and Executive Officers	36
Voting of Shares by Holders of Record	37
Voting of Shares Held in Street Name	38
Revocability of Proxies; Changing Your Vote	38
Solicitation of Proxies	38
Stockholders Sharing an Address	38
No Other Business	39
Adjournments	39
Assistance	39
THE MERGER	40
General	40
Background of the Merger	40
CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors	50
Comtech’s Reasons for the Merger	53
Opinion of J.P. Morgan Securities Inc.	54
Opinion of Moelis & Company LLC	63
Certain Illustrative Financial Projections Provided by Comtech	70
Certain Illustrative Financial Projections Provided by CPI	71
Regulatory Approvals Required for the Merger	73
Appraisal Rights	74
Certain Material U.S. Federal Income Tax Consequences of the Merger	77
Accounting Treatment	79
Listing of Comtech Common Stock and Delisting and Deregistration of CPI Common Stock	79
Repayment of Existing CPI Indebtedness	79
Litigation Relating to the Merger	79
THE MERGER AGREEMENT	81
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures	81
Form, Effective Time and Closing of the Merger	81
Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation	82
Merger Consideration; Conversion or Cancellation of Shares in the Merger	82
Representations and Warranties	83
Definition of “Material Adverse Effect”	85
Covenants and Agreements	85
Conditions to the Completion of the Merger	92
Termination of the Merger Agreement	93
Payment of Expenses; Specific Performance; Modification or Amendment; and Waiver of Conditions	95
THE VOTING AND STANDSTILL AGREEMENT	96
Agreement to Vote	96

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of CPI, may have regarding the merger and the special meeting, and brief answers to those questions. You are urged to read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus carefully and in their entirety because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Comtech and CPI have agreed to a merger, pursuant to which CPI will become a wholly owned subsidiary of Comtech and will cease to be a publicly held corporation. In order for the companies to complete the merger, the holders of a majority of the outstanding shares of CPI common stock must vote to adopt the merger agreement, and CPI is holding a special meeting of stockholders solely to obtain such stockholder approval. In the merger, in addition to the payment of cash, Comtech will issue shares of Comtech common stock as the consideration to be paid to holders of CPI common stock.

This document is being delivered to you as both a proxy statement of CPI and a prospectus of Comtech in connection with the merger. It is the proxy statement by which the CPI board of directors is soliciting proxies from you to vote on the adoption of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which Comtech will issue Comtech common stock to you in the merger.

Q:	What am I being asked to vote on?

A:	CPI stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement between Comtech and CPI, a copy of which is attached as Annex A to this proxy statement/prospectus; and

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

The approval of the proposal to adopt the merger agreement by CPI stockholders is a condition to the obligations of CPI and Comtech to complete the merger.

Q:	What will happen in the merger?

A:	In the merger, Angels Acquisition Corp., a wholly owned subsidiary of Comtech that was formed for the purpose of the merger, will be merged with and into CPI. CPI will be the surviving corporation in the merger and will be a wholly owned subsidiary of Comtech following completion of the merger.

Q:	What will I receive in the merger?

A:	If the merger is completed, each of your shares of CPI common stock will be cancelled and converted automatically into the right to receive $9.00 in cash and between 0.2132 and 0.2382 shares of Comtech common stock (and dividends, if any, on Comtech common stock with a record date after the date of the merger agreement and before the effective time of the merger). The exact number of shares of Comtech common stock to be received in the merger will be determined based on a conversion ratio (rounded to four decimal places) equal to $8.10 divided by the average closing price of Comtech’s stock over the five consecutive trading days ending on (and including) the second trading day prior to closing, provided that if such average closing price of Comtech common stock is greater than $38.00, then the conversion ratio will equal 0.2132, and if such average closing sale price is less than $34.00, then the conversion ratio will equal 0.2382. CPI stockholders will receive cash in lieu of any fractional shares of Comtech common stock that they would otherwise receive in the merger.

Using only the closing price of $31.06 for Comtech common stock on the NASDAQ Global Select Market on May 7, 2010, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $16.40 in value for each share of CPI common stock. Based on the closing price of $31.11 for Comtech common stock on the NASDAQ Global Select Market on July 13, 2010, the

most recent practicable trading day prior to the date of this proxy statement/prospectus, the conversion ratio was 0.2382, and the merger consideration represented approximately $16.41 in value for each share of CPI common stock. See “Risk Factors” beginning on page [●] of this proxy statement/prospectus.

Q:	How did you determine the merger consideration to be paid to holders of CPI common stock?

A:	The merger consideration was determined as a result of arm’s length negotiations between CPI’s board of directors, on the one hand, and the management of Comtech and its board of directors, on the other hand.

Q:	Why are you proposing the merger?

A:	For a discussion of CPI’s reasons for the merger, you are urged to read the information under “The Merger — CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors” beginning on page [●] of this proxy statement/prospectus. For a discussion of Comtech’s reasons for the merger, you are urged to read the information under “The Merger — Comtech’s Reasons for the Merger” beginning on page [●] of this proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by CPI stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of CPI common stock in connection with the merger. Instead, CPI will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Global Select Market. If the merger agreement is terminated under specified circumstances, CPI may be required to pay Comtech a termination fee of $12 million and, in some cases, liquidated damages of $15 million, as described under “The Merger Agreement — Termination of the Merger Agreement — Termination Fee Payable by CPI” beginning on page [●] of this proxy statement/prospectus.

Q:	Does CPI’s board of directors recommend that stockholders adopt the merger agreement?

A:	Yes. The CPI board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of CPI and its stockholders. Therefore, the CPI board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting. See “The Merger — CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors” beginning on page [●] of this proxy statement/prospectus.

Q:	What stockholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•	Adoption of the Merger Agreement: Once a quorum has been established, the affirmative vote of holders of a majority of the shares of CPI common stock outstanding and entitled to vote on the proposal. Accordingly, abstentions, broker non-votes and unvoted shares will have the same effect as votes “AGAINST” adoption.

•	Adjournment (if necessary): Whether or not a quorum is present, the affirmative vote of a majority of the votes present in person or by proxy.

Q:	What constitutes a quorum for the special meeting?

A:	A majority in voting power of all of the outstanding shares of CPI common stock entitled to vote at the meeting being present in person or represented by proxy constitutes a quorum for the special meeting.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to CPI stockholders on or near July [●], 2010.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of CPI common stock who held shares at the close of business on the record date for the special meeting (July 20, 2010) are entitled to receive notice of and to vote at the special meeting, provided that such shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were [●] shares of CPI common stock outstanding and entitled to vote at the special meeting. Each share of CPI common stock is entitled to one vote.

Q:	Are any CPI stockholders already committed to vote in favor of the merger?

A:	Yes. Pursuant to a voting and standstill agreement entered into concurrently with the merger agreement, Cypress Associates II LLC and certain of its affiliates, which are referred to as the Cypress Group stockholders in this proxy statement/prospectus, have, subject to certain exceptions, agreed to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger. Under certain circumstances, if the CPI board of directors changes its recommendation with respect to the merger, the Cypress Group stockholders will be required to vote only 25% of the outstanding shares of CPI common stock in favor of the adoption of the merger agreement. In addition, the voting and standstill agreement will terminate automatically upon the termination of the merger agreement. For a more complete description of the voting and standstill agreement, see “The Voting and Standstill Agreement” beginning on page [●] of this proxy statement/prospectus. The voting and standstill agreement is also attached to this proxy statement/prospectus as Annex B.

Q:	When and where is the special meeting?

A:	The special meeting will be held at The Waldorf Astoria, 301 Park Avenue, New York, New York on August 27, 2010 at 10:00 a.m., local time.

Q:	How do I vote my shares at the special meeting?

A:	If you are entitled to vote at the CPI special meeting and you hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, CPI encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting. A proxy is a legal designation of another person to vote your shares of CPI common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares:

•	telephonically by calling (866) 540-5760 and following the instructions when prompted;

•	electronically via the Internet at www.proxyvoting.com/cpii and following the instructions provided to you; or

•	by filling out, signing and dating the enclosed proxy card and mailing it in the pre-paid envelope included with these proxy materials.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet.

Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. The broker may still register your shares as being present at the special meeting for purposes of determining a quorum but without your specific authorization, your shares will not be voted in favor of the merger or on any other matters over which brokers lack discretionary authority. This is called a broker non-vote. A broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone or via the Internet.

If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:	How will my shares be represented at the special meeting?

A:	If you submit your proxy by telephone, the Internet or by signing and returning your proxy card, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the CPI board of directors recommends, which is:

•	“FOR” the adoption of the merger agreement; and

•	“FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	Who may attend the special meeting?

A:	CPI stockholders (or their authorized representatives) and CPI’s invited guests may attend the special meeting. Stockholders may call CPI Investor Relations at (650) 846-2900 to obtain directions to the location of the special meeting.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for CPI to obtain the necessary quorum to hold the special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person, or, if your shares are held in an account at a broker or through another nominee, your failure to instruct the broker or other nominee on how to vote your shares, will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The CPI board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy to CPI at 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must contact your broker or other nominee to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your CPI shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by CPI stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus, proxy cards and voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Am I entitled to appraisal rights if I do not vote or if I vote against the adoption of the merger agreement?

A:	Yes. Under Delaware law, if the merger is completed, record holders of CPI common stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly assert their appraisal rights will be entitled to seek appraisal and obtain payment in cash for the judicially determined fair value of their shares of CPI common stock, in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures described by Delaware law. Due to the complexity of these procedures, CPI stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. These procedures are summarized under the heading, “The Merger — Appraisal Rights,” beginning on page [●] of this proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex C to this proxy statement/prospectus. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. In addition to the adoption of the merger agreement by CPI stockholders, completion of the merger requires the receipt of the necessary governmental and regulatory approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

Q:	When do you expect to complete the merger?

A:	CPI and Comtech are working towards completing the merger promptly. The consummation of the merger is subject to, among other things, receipt of CPI stockholder approval, governmental and regulatory approvals and other usual and customary closing conditions. As a result, no assurance can be given as to when, or if, the merger will occur.

Q:	Is the transaction expected to be taxable to CPI stockholders?

A:	The merger generally will be a taxable transaction, and U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of any cash received (including cash received in lieu of a fractional share of Comtech common stock) and the fair market value, as of the effective time of the merger, of the shares of Comtech common stock received by such holder in the exchange and (ii) such holder’s tax basis in the shares of CPI common stock exchanged therefor.

CPI stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

Additional information is provided under “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

Q:	As a CPI stockholder, what risks should I consider in deciding whether to vote in favor of the merger?

A:	You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page [●], which sets forth and incorporates by reference certain risks and uncertainties related to the merger, certain risks and uncertainties to which the combined company’s business will be subject, and certain risks and uncertainties to which each of CPI and Comtech, as an independent company, is subject.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your shares of CPI common stock, which you may do by:

•	completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid envelope;

•	submitting your proxy by telephone or via the Internet by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares through a broker or other nominee, please instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my stock certificates now?

A:	No. CPI stockholders should not send in their stock certificates at this time. After completion of the merger, Comtech’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of CPI common stock for the merger consideration. Unless you specifically request to receive Comtech common stock certificates, the shares of Comtech common stock you receive in the merger will be issued in book-entry form.

Q:	Whom should I contact with questions?

A:	If you have any questions about the merger or the special meeting or would like to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms, you may contact CPI by mail at CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Investor Relations, or by phone at (650) 846-2900.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. Moreover, this summary is qualified in its entirety by reference to the more detailed information contained elsewhere in this proxy statement/prospectus including the annexes attached hereto, and incorporated by reference herein. You are urged to read carefully this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in order to fully understand the merger agreement, the voting and standstill agreement and the proposed merger. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about Comtech Telecommunications Corp., Angels Acquisition Corp. and CPI International, Inc. (See Page [●])

Comtech Telecommunications Corp.

Comtech Telecommunications Corp., which is referred to in this proxy statement/prospectus as Comtech, designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. Comtech conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in the market segments that it serves.

The principal trading market for Comtech’s common stock (NASDAQGS: CMTL) is the NASDAQ Global Select Market.

The principal executive offices of Comtech are located at 68 South Service Road, Suite 230, Melville, New York 11747; its telephone number is (631) 962-7000; and its web site is www.comtechtel.com.

Angels Acquisition Corp.

Angels Acquisition Corp., which is referred to in this proxy statement/prospectus as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Comtech. Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 68 South Service Road, Suite 230, Melville, New York 11747, and its telephone number is (631) 962-7000.

CPI International, Inc.

CPI International, Inc., which is referred to in this proxy statement/prospectus as CPI, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

The principal trading market for CPI’s common stock (NASDAQGS: CPII) is the NASDAQ Global Select Market.

The principal executive offices of CPI are located at 811 Hansen Way, Palo Alto, California 94303; its telephone number is (650) 846-2900; and its web site is www.cpii.com.

The Merger (See Page [●])

Comtech, Merger Sub and CPI have entered into the Agreement and Plan of Merger, dated as of May 8, 2010, which, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into CPI, with CPI continuing as the surviving corporation. Upon completion of this transaction, which is referred to in this proxy statement/prospectus as the merger, CPI will be a wholly owned subsidiary of Comtech, and CPI common stock will no longer be outstanding or publicly traded.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of CPI Stockholders (See Page [●])

Meeting

The special meeting will be held at The Waldorf Astoria, 301 Park Avenue, New York, New York, on August 27, 2010 at 10:00 a.m., local time. At the special meeting, CPI stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date

Only CPI stockholders of record at the close of business on July 20, 2010 will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. As of the close of business on the record date of July 20, 2010, there were [●] shares of CPI common stock outstanding and entitled to vote at the special meeting. Each holder of CPI common stock is entitled to one vote for each share of CPI common stock owned as of the record date.

Required Vote

To adopt the merger agreement, holders of a majority of the shares of CPI common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. CPI cannot complete the merger unless its stockholders adopt the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of CPI common stock entitled to vote thereon, a CPI stockholder’s failure to vote, an abstention from voting or the failure of a CPI stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If there are not sufficient votes to adopt the merger agreement at the time of the special meeting, a majority of the votes present in person or by proxy (whether or not a quorum is present) may adjourn the meeting to another time and place in order to solicit additional proxies. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. Shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

See “— The Voting and Standstill Agreement” below for information regarding CPI stockholders who have committed to vote shares of CPI common stock in favor of the two proposals described above, subject to certain exceptions.

Stock Ownership of and Voting by CPI’s Directors and Executive Officers

At the close of business on July 13, 2010, CPI’s directors and executive officers, as a group, beneficially owned 2,707,857 shares of CPI common stock, and have the right to vote 398,103 of those shares at the special meeting, which represents approximately 2.4% of the shares of CPI common stock entitled to vote at the special meeting.

Except with respect to the shares held by entities affiliated with CPI director Jeffrey Hughes, none of the directors or executive officers of CPI has entered into any agreement requiring them to vote for or against the merger proposal. See “— The Voting and Standstill Agreement” below for information regarding CPI stockholders who have committed to vote shares of CPI common stock in favor of the two proposals described above.

What CPI Stockholders Will Receive in the Merger (See Page [●])

If the merger is completed, each share of CPI common stock will be cancelled and converted automatically into the right to receive $9.00 in cash and between 0.2132 and 0.2382 shares of Comtech common stock (and dividends, if any, on Comtech common stock with a record date after the date of the merger agreement and before the effective time of the merger). The exact number of shares of Comtech common stock to be received in the merger will be determined based on a conversion ratio (rounded to four decimal places) equal to $8.10 divided by the average closing price of Comtech’s stock over the five consecutive trading days ending on (and including) the second trading day prior to closing, provided that if such average closing price of Comtech common stock is greater than $38.00, then the conversion ratio will equal 0.2132, and if such average closing sale price is less than $34.00, then the conversion ratio will equal 0.2382. The fraction of a share of Comtech common stock delivered in respect of each share of CPI common stock in the merger is referred to in this proxy statement/prospectus as the conversion ratio. Comtech will not issue any fractional shares of its common stock in the merger. Instead, the total number of shares of Comtech common stock that each CPI stockholder will receive in the merger will be rounded down to the nearest whole number, and each CPI stockholder will receive cash, without interest, for any fractional shares of Comtech common stock that he or she would otherwise receive in the merger. The amount of cash for fractional shares will be based on the prevailing prices at which Comtech common stock will be sold on the NASDAQ Global Select Market by Comtech’s exchange agent as soon as practicable after the effective time of the merger. The Comtech common stock received based on the conversion ratio, together with the cash consideration (including any cash received in lieu of fractional shares and dividends, if any, on Comtech common stock with a record date after the date of the merger agreement and before the effective time of the merger), is referred to in this proxy statement/prospectus as the merger consideration. Below are three illustrative examples of the merger consideration that a CPI stockholder will receive depending on different per-share prices of Comtech common stock:

Example 1:  If at closing you own 100 shares of CPI common stock and the average closing price of Comtech’s shares over the five consecutive trading days ending on (and including) the second trading day prior to closing is $36.00, you will be entitled to receive 22 shares of Comtech common stock, $900 in cash and an additional amount of cash in respect of 0.50 shares of Comtech common stock at the prevailing sale price of a share of Comtech common stock as soon as practicable after closing.

Example 2:  If at closing you own 100 shares of CPI common stock and the average closing price of Comtech’s shares over the five consecutive trading days ending on (and including) the second trading day prior to closing is $30.00, you will be entitled to receive 23 shares of Comtech common stock, $900 in cash and an additional amount of cash in respect of 0.82 shares of Comtech common stock at the prevailing sale price of a share of Comtech common stock as soon as practicable after closing.

Example 3:  If at closing you own 100 shares of CPI common stock and the average closing price of Comtech’s shares over the five consecutive trading days ending on (and including) the second trading day prior to closing is $42.00, you will be entitled to receive 21 shares of Comtech common stock, $900 in cash and an additional amount of cash in respect of 0.32 shares of Comtech common stock at the prevailing sale price of a share of Comtech common stock as soon as practicable after closing.

Using only the closing price of $31.06 for Comtech common stock on the NASDAQ Global Select Market on May 7, 2010, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $16.40 in value for each share of CPI common stock. Based on the closing price of $31.11 for Comtech common stock on the NASDAQ Global Select Market on July 13, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $16.41 in value for each share of CPI common stock.

Treatment of Equity Awards (See Page [●])

Each option to purchase shares of CPI common stock that were granted under CPI’s equity compensation plans and are outstanding immediately prior to the closing, whether or not exercisable or vested, will be canceled at the closing in exchange for cash, equal to the excess, if any, of (i) the sum of (A) $9.00 and (B) the average per-share closing prices of Comtech common stock for the 10 consecutive trading days immediately preceding the date that is two days before the closing, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio, reduced by (ii) the per-share exercise price of such option.

Each restricted stock award and restricted stock unit granted under CPI’s equity compensation plans outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to the sum of (i) $9.00 and (ii) the average per-share closing prices of Comtech common stock for the 10 consecutive trading days immediately preceding the date that is two days before the closing, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio.

Recommendation of the CPI Board of Directors (See Page [●])

The CPI board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CPI and its stockholders and unanimously recommends that you vote “FOR” the adoption of the agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Opinion of CPI’s Financial Advisors (See Page [●])

In connection with the merger, CPI’s financial advisor, J.P. Morgan Securities Inc., referred to as J.P. Morgan in this proxy statement/prospectus, delivered its oral opinion, subsequently confirmed in writing, to the CPI board of directors as to the fairness, from a financial point of view, as of the date of such opinion, and based upon and subject to the various factors, assumptions and limitations set forth in such written opinion, of the per share merger consideration to be received by the holders of CPI common stock (other than the Cypress Group and its affiliates) in the proposed merger. The full text of J.P. Morgan’s written opinion, dated May 7, 2010, is attached to this proxy statement/prospectus as Annex D and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken.

In connection with the merger, CPI engaged Moelis & Company LLC, referred to as Moelis in this proxy statement/prospectus, to act as financial advisor to the special committee of CPI’s board of directors. Moelis delivered its oral opinion, subsequently confirmed in writing, to the special committee of the CPI board of directors as to the fairness, from a financial point of view, as of the date of such opinion, and based upon and subject to the various factors, assumptions, limitations and qualifications set forth in such opinion, of the per share merger consideration to be received by CPI’s stockholders (other than the Cypress Group and its affiliates) pursuant to the terms and subject to the conditions set forth in the merger agreement. The full text of Moelis’ written opinion, dated May 7, 2010, is attached to this proxy statement/prospectus as Annex E and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken.

The opinions of J.P. Morgan and Moelis are directed to the board of directors of CPI and the special committee of the CPI board of directors, respectively, and each opinion addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of common stock of CPI (other than the Cypress Group stockholders) in the proposed merger, and does not address any other aspect of the merger. The opinions of J.P. Morgan and Moelis do not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger.

Ownership of Comtech After the Merger (See Page [●])

Based on the number of shares of CPI common stock outstanding as of July 13, 2010, Comtech expects to issue approximately 4,004,097 shares of its common stock to CPI stockholders pursuant to the merger. The actual number of shares of Comtech common stock to be issued pursuant to the merger will be determined at the completion of the merger based on the conversion ratio then in effect and the number of shares of CPI common stock outstanding at such time. Immediately after completion of the merger, it is expected that former CPI stockholders will own approximately 12.4% of the 32,328,114 then outstanding shares of Comtech common stock, based on the number of shares of CPI and Comtech common stock outstanding as of July 13, 2010.

Comtech Stockholder Approval Is Not Required

Comtech stockholders are not required to adopt the merger agreement or approve the merger or the issuance of the shares of Comtech common stock in connection with the merger.

Interests of Certain Persons in the Merger (See Page [●])

In considering the recommendation of the CPI board of directors with respect to the merger agreement, CPI stockholders should be aware that the executive officers of CPI and certain members of the CPI board of directors have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of CPI stockholders generally. These interests include certain CPI executive officers being entitled to receive specified severance and other benefits following the effective time of the merger. The CPI board of directors was aware of these interests, and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that CPI stockholders adopt the merger agreement.

Comtech is presently in negotiations with CPI’s executive officers regarding the terms of their continued employment and the treatment of their existing equity awards, and, if no such agreement is reached, some or all of the executive officers might not continue with the surviving company or its subsidiaries in their current capacity or otherwise.

Listing of Comtech Common Stock and Delisting and Deregistration of CPI Common Stock (See Page [●])

Comtech will use reasonable best efforts to cause the shares of Comtech common stock to be issued in connection with the merger to be approved for listing on the NASDAQ Global Select Market (where Comtech common stock is currently listed), subject to official notice of issuance. If the merger is completed, CPI shares will no longer be listed on the NASDAQ Global Select Market, and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act.

Appraisal Rights Available (See Page [●])

Under Delaware law, record holders of CPI common stock who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the procedures for exercising appraisal rights under Delaware law will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures described by Delaware law. Due to the complexity of these procedures, CPI stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. These procedures are summarized under the heading, “The Merger — Appraisal Rights,” beginning on page [●] of this proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex C to this proxy statement/prospectus. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Completion of the Merger Is Subject to Certain Conditions (See Page [●])

The obligation of each of Comtech, CPI and Merger Sub to complete the merger is subject to the satisfaction, at or prior to the effective time of the merger, of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of CPI common stock in accordance with applicable law, the amended and restated certificate of incorporation of CPI and the amended and restated bylaws of CPI;

•	absence of any law, injunction or other order of a court or governmental entity of competent jurisdiction preventing completion of the merger;

•	(i) expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which is referred to in this proxy statement/prospectus as the HSR Act, and (ii) expiration or termination of any applicable waiting periods, or receipt of all consents required under any other applicable competition laws;

•	approval for trading on the NASDAQ Global Select Market of the shares of Comtech common stock to be issued in the merger, subject to official notice of issuance;

•	the effectiveness of, and the absence of any stop order (or proceedings for that purpose) with respect to, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

•	accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds;

•	performance and compliance in all material respects by the other party of the obligations required to be performed by it or complied with at or prior to the effective time of the merger;

•	absence of a material adverse effect on the other party since the date of the merger agreement (see “The Merger Agreement — Definition of ‘Material Adverse Effect’” beginning on page [●] of this proxy statement/prospectus for the definition of material adverse effect); and

•	except as previously disclosed to the other party, the absence of any pending litigation or proceeding of any kind which would reasonably be expected to have a material adverse effect on the disclosing party.

In addition, the obligations of Comtech and Merger Sub to complete the merger are subject to the satisfaction of the following condition:

•	the absence of any pending action or proceeding of any kind by any governmental entity that (i) challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit the completion of the merger, (ii) seeks to prohibit Comtech’s or Merger Sub’s ability effectively to exercise full rights of ownership of CPI’s common stock following the completion of the merger or (iii) seeks to compel Comtech, CPI or any of their respective subsidiaries to take any burdensome action described under “The Merger Agreement — Covenants and Agreements — Efforts to Complete Transactions” beginning on page [●] of this proxy statement/prospectus.

Comtech and CPI cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (See Page [●])

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period relating to the merger under the HSR Act.

Comtech and CPI have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger. However, in using its reasonable best efforts to obtain these required regulatory approvals, Comtech will not be required to license, sell or dispose of any assets or submit to any limitation on the conduct of the business of Comtech or CPI that, in either case, arise out of this merger and would be reasonably expected after the closing to result in the divestiture of a material asset of Comtech or CPI or have a material adverse effect on Comtech, CPI or the benefits which Comtech reasonably expects to be realized from the merger. Comtech and CPI have agreed that any business or assets acquired or to be acquired by Comtech after May 8, 2010 will not be deemed material for purposes of the previous sentence.

CPI and Comtech have filed their required HSR Act notification and regulatory forms in other jurisdictions with respect to the merger and various governmental reviews are underway.

No Solicitation of Transactions by CPI (See Page [●])

CPI will not, nor will it permit any of its subsidiaries to, nor will it authorize or knowingly permit any of its or any of its subsidiaries’ officers, directors, employees or representatives to (i) solicit, initiate or otherwise knowingly facilitate or encourage the submission of any acquisition proposal (as defined under “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus), (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish to any person any non-public information with respect to or access to the properties of CPI in connection with an acquisition proposal, (iii) enter into any agreement or other understanding with respect to any acquisition proposal or enter into any agreement requiring CPI to terminate or otherwise fail to consummate the merger or (iv) fail to make, or withdraw or modify in a manner adverse to Comtech, the recommendation of the CPI board of directors in favor of the adoption of the merger agreement. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances at any time prior to the adoption of the merger agreement by CPI stockholders:

•	CPI may, in response to an unsolicited acquisition proposal from a third party that the CPI board of directors or a committee thereof determines constitutes or would reasonably be expected to lead to a superior acquisition proposal (as defined under “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus), directly or through its representatives participate in negotiations or discussions with such party and furnish non-public information to such third party pursuant to a customary confidentiality agreement (provided that all such information is or has been provided or made available to Comtech).

•	The CPI board of directors or any committee thereof may fail to make, or withdraw or modify in a manner adverse to Comtech, its recommendation in favor of the adoption of the merger agreement or may approve, recommend or endorse an unsolicited acquisition proposal, in each case either (i) following receipt of an unsolicited acquisition proposal made after the date of the merger agreement that CPI’s board of directors or a committee thereof determines constitutes a superior acquisition proposal or (ii) in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI’s board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

Notwithstanding the two bullet points above, the CPI board of directors or a committee thereof may not change its recommendation or approve an unsolicited acquisition proposal unless CPI notifies Comtech of its intention to do so (together with a copy of the agreement for any proposed acquisition proposal) at least three business days prior to taking such action and Comtech does not, within three business days of receipt of such notice, make an offer that the CPI board of directors or a committee thereof determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to CPI stockholders as the acquisition proposal (if the intended recommendation change relates to a acquisition proposal) or that would obviate the need for the recommendation change (if the intended recommendation change relates to any other event). Furthermore, the actions described in the preceding two bullet points may be taken only if the CPI board of directors or a committee thereof determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be reasonably likely to constitute a violation of its fiduciary duties under Delaware law. See “The Merger — Background of the Merger” and “The Merger — CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors” beginning on pages [●] and [●], respectively, of this proxy statement/prospectus.

CPI’s board of directors also may respond to any tender offer that may be made in order to comply with the requirements of Rule 14e-2 or Rule 14d-9 under the Exchange Act and make any disclosure to its stockholders if required by law or by the rules and regulations of the NASDAQ Global Select Market or, if the board of directors, after consultation with counsel, concludes in good faith that making such disclosure is required in order for the board to comply with its fiduciary duties under applicable law.

Comtech has the right to terminate the merger agreement if, prior to the special meeting, the CPI board of directors or a committee of the board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech. CPI has the right to terminate the merger agreement in order to enter into an acquisition that is a superior acquisition proposal. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page [●] of this proxy statement/prospectus.

Termination of the Merger Agreement (See Page [●])

The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of Comtech and CPI.

The merger agreement may also be terminated prior to the completion of the merger by either Comtech or CPI if:

•	a court or other government entity has issued an order enjoining or has otherwise prohibited the merger and such injunction or prohibition has become final and non-appealable;

•	CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; or

•	the closing has not occurred on or before December 1, 2010; provided that either Comtech or CPI may extend such date by 45 days, subject to certain limitations, if the closing has not occurred because of the failure to obtain a required approval from one or more regulatory authorities.

The merger agreement may also be terminated prior to the completion of the merger by Comtech (provided that Comtech is not then in breach of any of its representations, warranties, covenants or agreements, such that Comtech could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement) if:

•	CPI has breached or failed to perform any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by December 1, 2010 (or valid extension of such date) or has not been cured within 30 days of written notice from Comtech;

•	the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in connection with a superior acquisition proposal (see “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus); or

•	the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI’s board of directors on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date) (see “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus).

The merger agreement may also be terminated prior to the completion of the merger by CPI (provided that CPI is not then in breach of any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement):

•	if Comtech has breached or failed to perform any of its representations, warranties, covenants or agreements, such that Comtech could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by December 1, 2010 (or valid extension of such date) or has not been cured within 30 days of written notice from CPI; or

•	in order to enter into a superior acquisition proposal, subject to its obligations to pay Comtech a termination fee (see “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus).

Termination Fee and Liquidated Damages Payable by CPI (See Page [●])

CPI has agreed to pay a termination fee of $12 million to Comtech if the merger agreement is terminated under any of the following circumstances:

•	Comtech terminates the merger agreement because the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in connection with a superior acquisition proposal;

•	CPI terminates the merger agreement in order to enter into a superior acquisition proposal;

•	the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech, and Comtech or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders;

•	(i) an acquisition proposal is made for CPI; (ii) the CPI board of directors does not change its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech; (iii) Comtech or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; and (iv) within 12 months, CPI enters into a definitive agreement or consummates an alternative transaction (as defined under “The Merger Agreement — Termination of the Merger Agreement — Termination Fee Payable by CPI” beginning on page [●] of this proxy statement/prospectus); or

•	(i) an acquisition proposal is made for CPI; (ii) Comtech or CPI terminates the merger agreement because (a) a court or other government entity has issued an order enjoining or has otherwise prohibited the merger and such injunction or prohibition has become final and non-appealable or (b) the closing has not occurred on or before December 1, 2010 (or as otherwise validly extended); and (iii) within 12 months, CPI enters into a definitive agreement or consummates an alternative transaction (as defined under “The Merger Agreement — Termination of the Merger Agreement — Termination Fee Payable by CPI” beginning on page [●] of this proxy statement/prospectus).

In addition, CPI has agreed to pay liquidated damages of $15 million to Comtech if Comtech terminates the merger agreement because the CPI board of directors or a committee thereof changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI’s board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

If the merger agreement is terminated and pursuant to the terms of the merger agreement, Comtech is entitled receive a termination fee or liquidated damages, the receipt of the termination fee or liquidated damages, as applicable, will be Comtech’s exclusive remedy, and Comtech will not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further or other rights, claims and remedies Comtech has irrevocably waived in the merger agreement.

The CPI board of directors, after consultation with CPI’s legal and financial advisors, believed that, among other things, the termination fees and liquidated damages payable by CPI in all the above circumstances, as a percentage of the equity value of the transaction, were reasonable and would not unduly impede the ability of a third party to make a superior bid to acquire CPI if such third party were interested in doing so, and were at a level consistent with, or favorable to, the fees payable in customary and comparable merger transactions. See “The

Merger — CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors” beginning on page [●] of this proxy statement/prospectus.

The Voting and Standstill Agreement (See Page [●])

Pursuant to a voting and standstill agreement entered into concurrently with the merger agreement, the Cypress Group stockholders have agreed to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger. However, if the CPI board of directors changes its recommendation with respect to the merger in connection with a superior acquisition proposal (as such term is described in “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus), the Cypress Group stockholders will be obligated to vote only 25% of the outstanding shares of CPI common stock in favor of the merger and the remaining shares may be voted at the discretion of the Cypress Group stockholders. If the CPI board of directors changes its recommendation for any reason other than in connection with a superior acquisition proposal, the Cypress Group stockholders will still be obligated to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger unless the five-day average closing price of Comtech common stock immediately prior to the change of recommendation is less than $24.00. In addition, the voting and standstill agreement includes restrictions on the ability of the Cypress Group stockholders to transfer their shares of CPI’s common stock before the merger and on their ability to transfer shares of Comtech common stock received in the merger following the closing of the merger. The voting and standstill agreement terminates upon the earliest of (i) the mutual agreement of the Cypress Group stockholders and Comtech, (ii) the termination of the merger agreement or (iii) the second anniversary of the merger.

Accordingly, the adoption of the merger agreement by CPI stockholders is substantially assured as long as the voting and standstill agreement remains in effect and the CPI board of directors does not change its recommendation (i) in response to a superior acquisition proposal or (ii) for any other reason following a decline in the five-day average closing price of Comtech’s common stock below $24.00. For a more complete description of the voting and standstill agreement, see “The Voting and Standstill Agreement” beginning on page [●] of this proxy statement/prospectus. The voting and standstill agreement is also attached to this proxy statement/prospectus as Annex B.

Certain Material U.S. Federal Income Tax Consequences of the Merger (See Page [●])

The merger generally will be a taxable transaction, and U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of any cash received (including cash received in lieu of a fractional share of Comtech common stock) and the fair market value, as of the effective time of the merger, of the shares of Comtech common stock received by such holder in the exchange and (ii) such holder’s tax basis in the shares of CPI common stock exchanged therefor.

CPI stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

Additional information is provided under “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●].

Accounting Treatment (See Page [●])

The merger will be accounted for as an acquisition of a business. Comtech will record net tangible and identifiable intangible assets acquired and liabilities assumed from CPI at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the market value, at the date of the completion of the merger, of the Comtech common stock issued as consideration for the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Comtech after completion of the merger will reflect CPI’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of CPI. The earnings of Comtech following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, Comtech determines that tangible or intangible assets (including goodwill) are impaired, Comtech would record an impairment charge at that time.

Rights of CPI Stockholders Will Change as a Result of the Merger (See Page [●])

CPI stockholders will have different rights once they become Comtech stockholders due to differences between the organizational documents of Comtech and CPI. These differences are described in more detail under “Comparison of Stockholder Rights” beginning on page [●] of this proxy statement/prospectus.

Repayment of Existing CPI Indebtedness (See Page [●])

Comtech intends to repay in full all existing outstanding indebtedness of CPI either upon the closing or shortly following closing, in each case in accordance with the terms of such indebtedness. Assuming that the appropriate notices required under the indentures governing CPI’s existing floating rate senior notes and senior subordinated notes outstanding are provided on the date of closing of the merger, these notes may be outstanding for up to 75 days following the closing of the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMTECH

The following table presents selected historical consolidated financial data of Comtech. The data as of, and for, the years ended July 31, 2009, 2008, 2007, 2006 and 2005 are derived from Comtech’s audited consolidated financial statements for those periods, as adjusted for the retroactive application of FSP APB 14-1. The data as of, and for, the nine months ended April 30, 2010 and 2009 (as adjusted for the retroactive application of FSP APB 14-1) are derived from Comtech’s unaudited condensed consolidated financial statements for those periods. Comtech’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of Comtech. You should read the following information together with Comtech’s Annual Report on Form 10-K for the year ended July 31, 2009, Comtech’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2010, January 31, 2010 and October 31, 2009, and the other information that Comtech has filed with the Securities and Exchange Commission, which is referred to as the SEC in this proxy statement/prospectus, and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

	As of / for Nine Months
	Ended April 30,		As of / for Year Ended July 31,
	(unaudited)		As Adjusted
		2009	(audited)
	2010	As Adjusted	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)

Net sales	$521,251	$464,346	$586,372	$531,627	$445,684	$391,511	$307,890
Net income	$47,161	$41,347	$47,525	$73,650	$62,637	$42,884	$34,449
Net income per share
Basic	$1.67	$1.61	$1.81	$3.05	$2.70	$1.88	$1.59
Diluted	$1.48	$1.55	$1.73	$2.76	$2.42	$1.72	$1.42
Total assets	$1,013,910	$724,711	$938,671	$652,723	$555,780	$454,542	$381,517
Long-term obligations	$202,420	$2,211	$202,283	$91,946	$87,475	$83,359	$79,565
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$—

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CPI

The following table presents selected historical consolidated financial data of CPI. The data as of, and for, the years ended October 2, 2009, October 3, 2008, September 28, 2007, September 29, 2006 and September 30, 2005 are derived from CPI’s audited consolidated financial statements for those periods. The data as of, and for, the six months ended April 2, 2010 and April 3, 2009 are derived from CPI’s unaudited condensed consolidated financial statements for those periods. CPI’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of CPI. You should read the following information together with CPI’s Annual Report on Form 10-K for the year ended October 2, 2009, CPI’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 2, 2010 and January 1, 2010, and the other information that CPI has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

	As of / for Six Months Ended		As of / for Year Ended
	(unaudited)		(audited)
	April 2,	April 3,	October 2,	October 3,	September 28,	September 29,	September 30,
	2010	2009	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)

Sales	$171,119	$159,049	$332,876	$370,014	$351,090	$339,717	$320,732
Net income	$8,333	$11,344	$23,466	$20,449	$22,503	$17,219	$13,672
Net income per share
Basic	$0.50	$0.69	$1.44	$1.25	$1.39	$1.20	$1.05
Diluted	$0.46	$0.65	$1.34	$1.16	$1.27	$1.09	$0.98
Total assets	$470,575	$463,756	$458,254	$466,948	$476,222	$441,759	$454,544
Long-term obligations	$197,169	$219,813	$197,149	$226,349	$246,321	$245,108	$284,231
Cash dividends per common share	$—	$—	$—	$—	$—	$1.19	$5.80

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the consolidated financial statements and the related notes of both Comtech and CPI incorporated herein by reference, together with the more detailed unaudited pro forma condensed combined financial information provided in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [●]. The following table presents selected unaudited pro forma condensed combined balance sheet data, as of April 30, 2010, and selected unaudited pro forma condensed combined statements of operations data for the nine months ended April 30, 2010 and for the fiscal year ended July 31, 2009, which are based on the historical financial statements of Comtech and CPI. Because of different fiscal period ends, and in accordance with the SEC’s 93-day conformity rule, information is presented as outlined below:

•	The unaudited pro forma condensed combined balance sheet data as of April 30, 2010 is presented as if Comtech’s acquisition of CPI had occurred on April 30, 2010, and combines historical balance sheet data of Comtech as of April 30, 2010 with historical balance sheet data of CPI as of April 2, 2010.

•	The unaudited pro forma condensed combined statement of operations data for the nine months ended April 30, 2010 is presented as if Comtech’s acquisition of CPI had occurred on August 1, 2009, and combines Comtech’s historical statement of operations data for the nine months ended April 30, 2010 with CPI’s historical statement of operations data for the nine months ended April 2, 2010. CPI’s historical statement of operations for the nine months ended April 2, 2010 was derived by taking CPI’s historical results of operations for the six months ended April 2, 2010, and adding CPI’s historical results of operations for the three months ended October 2, 2009.

•	The unaudited pro forma condensed combined statement of operations data for the fiscal year ended July 31, 2009 is presented as if Comtech’s acquisition of CPI had occurred on August 1, 2008, and combines Comtech’s historical statement of operations data for the fiscal year ended July 31, 2009, as adjusted for the retroactive application of FASB ASC 470-20, “Debt — Debt with Conversion and Other Options,” with CPI’s historical statement of operations data for the fiscal year ended October 2, 2009.

	Nine Months Ended	Year Ended
	April 30, 2010	July 31, 2009
	(Unaudited)
	(in thousands, except per share amounts)

Net sales	$782,476	$917,717
Net income	$62,007	$68,854
Net income per share
Basic	$1.90	$2.24
Diluted	$1.70	$2.13
Total assets	$1,321,816	—
Long-term obligations	$203,757	—
Cash dividends per common share	—	—

The unaudited pro forma combined financial information set forth above is based on preliminary estimates of the fair values of assets acquired and liabilities assumed and is based on the net book value of CPI’s assets and liabilities as of April 2, 2010. The preliminary estimates are based on available information, certain assumptions and preliminary valuation work and may change upon finalization of the fair values of assets acquired and liabilities assumed. In addition, because a portion of the purchase price is to be paid in the form of Comtech common stock, purchase accounting rules require that some of the merger and integration related charges and the value of CPI’s intangible assets (including goodwill) be determined based on the fair value of merger consideration on the date the acquisition closes.

COMPARATIVE PER SHARE DATA

The following table presents, for the nine months ended April 30, 2010 and the fiscal year ended July 31, 2009, selected historical per share data of Comtech and CPI as well as similar information, reflecting the combination of Comtech and CPI as if the transaction had been effective for the periods presented, which we refer to as “pro forma combined” information. The hypothetical CPI equivalent per share data presented below is calculated by multiplying the pro forma combined amounts for Comtech by the conversion ratio of 0.2382 of a share of Comtech for each share of CPI.

The ultimate amount of consideration that CPI shareholders will receive will be equal to a combination of $9.00 in cash plus a fraction of Comtech common stock equal to $8.10 divided by the average closing price of Comtech common stock over a specified period of time prior to closing, provided that the fraction shall not be greater than 0.2382 nor less than 0.2132. The hypothetical CPI equivalent per share data does not take into account the cash portion of the merger consideration.

The pro forma combined information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The July 31, 2009 selected comparative per share information of Comtech and CPI set forth below was derived from audited financial statements of Comtech (as adjusted for the adoption of FASB ASC 470-20, “Debt — Debt with Conversion and Other Options”) combined with CPI’s historical statement of operations data for the fiscal year ended October 2, 2009. The April 30, 2010 selected comparative share information of Comtech and CPI set forth below was derived from unaudited interim financial statements. In the opinion of Comtech and CPI’s management, respectively, the unaudited interim financial statements have been prepared on the same basis as their respective audited financial statements. You should read the information in this section along with Comtech and CPI’s historical consolidated financial statements and accompanying notes for the period referred to above included in the documents described under “Where You can Find More Information” beginning on page [●]. You should also read the unaudited pro forma condensed combined financial information and accompanying discussion and notes included in this proxy statement/prospectus beginning on page [●].

	As of / for the	As of / for the
	Nine Months Ended	Year Ended
	April 30, 2010	July 31, 2009

Basic Earnings Per Share
Comtech Historical	$1.67	$1.81
CPI Historical	$1.01	$1.44
Pro Forma Combined	$1.90	$2.24
CPI Equivalent	$0.45	$0.53

Diluted Earnings Per Share
Comtech Historical	$1.48	$1.73
CPI Historical	$0.94	$1.34
Pro Forma Combined	$1.70	$2.13
CPI Equivalent	$0.40	$0.51

	As of / for the	As of / for the
	Nine Months Ended	Year Ended
	April 30, 2010	July 31, 2009

Dividends Per Share
Comtech Historical	$—	$—
CPI Historical	$—	$—
Pro Forma Combined	$—	$—
CPI Equivalent	$—	$—

Book Value Per Share
Comtech Historical	$20.10	$—
CPI Historical	$10.47	$—
Pro Forma Combined	$20.96	$—
CPI Equivalent	$4.99	$—

The unaudited pro forma combined financial information set forth above is based on preliminary estimates of the fair values of assets acquired and liabilities assumed and is based on the net book value of CPI’s assets and liabilities as of April 2, 2010. The preliminary estimates are based on available information, certain assumptions and preliminary valuation work and may change upon finalization of the fair values of assets acquired and liabilities assumed. In addition, because a portion of the purchase price is to be paid in the form of Comtech common stock, purchase accounting rules require that some of the merger and integration related charges and the value of CPI’s intangible assets (including goodwill) be determined based on the fair value of merger consideration on the date the acquisition closes.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the fiscal periods indicated, the intra-day high and low sales prices per share for Comtech and CPI common stock as reported on the NASDAQ Global Select Market, which is the principal trading market for both Comtech and CPI common stock.

	Comtech
	Common Stock
	High	Low

Fiscal Year 2008:
First Quarter (August 1, 2007 to October 31, 2007)	$58.00	$35.45
Second Quarter (November 1, 2007 to January 31, 2008)	56.07	43.01
Third Quarter (February 1, 2008 to April 30, 2008)	48.41	37.59
Fourth Quarter (May 1, 2008 to July 31, 2008)	51.21	38.63
Fiscal Year 2009:
First Quarter (August 1, 2008 to October 31, 2008)	$50.55	$40.00
Second Quarter (November 1, 2008 to January 31, 2009)	50.34	38.62
Third Quarter (February 1, 2009 to April 30, 2009)	41.91	19.56
Fourth Quarter (May 1, 2009 to July 31, 2009)	34.24	26.40
Fiscal Year 2010:
First Quarter (August 1, 2009 to October 31, 2009)	$36.74	$31.22
Second Quarter (November 1, 2009 to January 31, 2010)	38.39	28.42
Third Quarter (February 1, 2010 to April 30, 2010)	35.74	29.56
Fourth Quarter (May 1, 2010 through July 13, 2010)	33.10	27.59

	CPI Common Stock
	High	Low

Fiscal Year 2008:
First Quarter (September 29, 2007 to December 28, 2007)	$21.00	$15.81
Second Quarter (December 29, 2007 to March 28, 2008)	18.09	8.80
Third Quarter (March 29, 2008 to June 27, 2008)	14.31	9.25
Fourth Quarter (June 28, 2008 to October 3, 2008)	16.02	11,42
Fiscal Year 2009:
First Quarter (October 4, 2008 to January 2, 2009)	$12.43	$5.07
Second Quarter (January 3, 2009 to April 3, 2009)	9.83	5.67
Third Quarter (April 4, 2009 to July 3, 2009)	12.93	7.13
Fourth Quarter (July 4, 2009 to October 2, 2009)	12.22	8.37
Fiscal Year 2010:
First Quarter (October 3, 2009 to January 1, 2010)	$14.48	$9.27
Second Quarter (January 2, 2010 to April 2, 2010)	14.27	10.80
Third Quarter (April 3, 2010 to July 2, 2010)	16.14	12.16
Fourth Quarter (July 3, 2010 through July 13, 2010)	16.16	15.19

The following table sets forth the closing sale price per share of Comtech and CPI common stock as reported on the NASDAQ Global Select Market as of May 7, 2010, the last trading day before the public announcement of the merger agreement, and as of July 13, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of CPI common stock using only the closing price of CPI common stock as of the same two dates. The actual value of the merger consideration will be determined by the average closing price of Comtech’s stock over the five consecutive trading days ending on (and including) the second trading day prior to closing.

			Implied Per Share
			Value of Merger
	Comtech Common Stock	CPI Common Stock	Consideration

May 7, 2010	$31.06	$13.05	$16.40
July 13, 2010	$31.11	$16.05	$16.41

No assurance can be given concerning the market prices of Comtech or CPI common stock before the completion of the merger or Comtech common stock after the completion of the merger.

Dividends

Comtech has never paid cash dividends on its common stock. Although Comtech currently expects to use earnings and cash on hand to finance the development and expansion of its business, Comtech’s board of directors reviews its dividend policy periodically. The payment of dividends in the future will depend upon Comtech’s earnings, capital requirements, financial condition, compliance with its credit facility, and other factors considered relevant by Comtech’s board of directors.

CPI currently expects to retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Comtech and CPI because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item IA, “Risk Factors” in Comtech’s Annual Report on Form 10-K for the year ended July 31, 2009 and CPI’s Annual Report on Form 10-K for the year ended October 2, 2009, and Part II, Item IA, “Risk Factors” in Comtech’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2010, and CPI’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2010, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus.

Risks Related to the Merger

The conversion ratio for the stock portion of the merger consideration will not be greater than 0.2382. As a result, the value of the shares of Comtech common stock that CPI stockholders will receive in connection with the merger could be less than the value of those shares today.

In the merger, CPI stockholders will be entitled to receive for each share of CPI common stock owned by them a combination of $9.00 in cash and a number of shares of Comtech common stock equal to the conversion ratio. The conversion ratio is equal to $8.10 divided by the average closing price of Comtech common stock for a specified period prior to the closing of the merger, but not to be less than 0.2132 or more than 0.2382. Accordingly, so long as the price of Comtech common stock remains below $34.00, the conversion ratio will be fixed at 0.2382. Comtech and CPI will not adjust the conversion ratio upward, regardless of the market price of Comtech common stock at any price below $34.00 per share. The market price of Comtech common stock will likely be different, and may be lower, on the date CPI stockholders receive their shares of Comtech common stock than the market price of Comtech common stock on the date of this proxy statement/prospectus. Differences in the market price of Comtech common stock may be the result of changes in the business, operations or prospects of Comtech, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors.

In addition, because it is possible that the merger will be completed later than the time of the special meeting, CPI stockholders may not know the exact value of the Comtech common stock that will be issued in the merger, and the exact value of the Comtech common stock issued in the merger may be less than it would have been had the merger occurred on the date of the special meeting. There is no minimum closing price of Comtech common stock on the closing date at which either CPI or Comtech may unilaterally terminate the merger agreement. CPI and Comtech encourage you to obtain current market quotations for Comtech common stock before you vote your shares.

During the twelve-month period ending on July 13, 2010, the closing price of Comtech common stock varied from a low of $27.70 to a high of $38.17, and ended that period at $31.11. If the average closing price of common stock for the specified period prior to the closing is equal to $31.11 (the closing price on July 13, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus), the conversion ratio would be 0.2382 (or $7.41 worth of Comtech common stock per share of CPI common stock), resulting in total merger consideration value of $16.41 per share of CPI common stock.

Because the conversion ratio may be decreased in the event of an increase in the price of Comtech common stock, CPI stockholders may not receive the full benefit of that increase.

Because the conversion ratio is subject to adjustment pursuant to the terms of the merger agreement if the average closing price of Comtech common stock is between $34.00 and $38.00, CPI stockholders will not receive the full benefit of any increase in the average closing price of Comtech common stock between those price levels.

In order to complete the merger, CPI and Comtech must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that bind the parties, the completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period relating to the merger under the HSR Act and the expiration or termination of the applicable waiting period, or receipt of approval, under certain foreign antitrust laws. Although CPI and Comtech have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required have broad discretion in administering the governing regulations. As a condition to approval of the merger, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Comtech’s business after the completion of the merger. Under the terms of the merger agreement, Comtech is generally not required to take actions (such as divesting or holding separate assets or entering into settlements or consent decrees with governmental authorities) if such action would reasonably be expected to result in the sale of a material asset or in a material adverse effect on CPI, Comtech or the benefits Comtech reasonably expects to be realized from the merger. However, if, notwithstanding the provisions of the merger agreement, either CPI or Comtech becomes subject to any term, condition, obligation or restriction (whether because such term, condition, obligation or restriction does not rise to the specified level of materiality or Comtech otherwise consents to its imposition), the imposition of such term, condition, obligation or restriction could adversely affect Comtech’s ability to integrate CPI’s operations into Comtech’s operations, reduce the anticipated benefits of the merger or otherwise adversely affect the combined companies’ business and results of operations after the completion of the merger. See “The Merger — Regulatory Approvals Required for the Merger” and “The Merger Agreement — Conditions to the Completion of the Merger” beginning on pages [●] and [●], respectively, of this proxy statement/prospectus.

CPI’s failure to achieve future results in line with Comtech’s expectations could adversely affect the combined businesses and Comtech’s stock price.

The acquisition of CPI may pose certain risks to Comtech’s business. If, in the future, CPI experiences substantially lower results than Comtech expects, it could have a material adverse impact on Comtech’s business, results of operations and financial condition. Neither CPI nor Comtech can assure you that CPI will perform in accordance with Comtech’s expectations.

Failure to achieve expected benefits of the merger and integrate CPI operations with Comtech’s could adversely affect the combined businesses and Comtech’s stock price.

Although Comtech expects to realize strategic, operational and financial benefits as a result of the CPI acquisition, Comtech cannot be certain whether, and to what extent, such benefits will be achieved in the future. In particular, the success of the CPI acquisition will depend on achieving efficiencies and cost savings, and no assurances can be given that Comtech will be able to do so. In addition, in order to obtain the benefits of the merger, Comtech must integrate CPI’s subsidiaries and operations, including CPI’s international subsidiaries and operations, and such integration may be complex and the failure to do so quickly and effectively may negatively affect earnings.

In addition, the market price of Comtech common stock may decline as a result of the merger if the integration of Comtech and CPI is unsuccessful, takes longer than expected or fails to achieve financial benefits to the extent anticipated by financial analysts or investors, or the effect of the merger on Comtech’s financial results is otherwise not consistent with the expectations of financial analysts or investors.

The CPI acquisition will significantly expand Comtech’s business, which could have an adverse effect on operating results.

The CPI acquisition will significantly expand the types of products that Comtech sells, the number of facilities Comtech operates and the associated corporate and administrative operations, including, for example, managing foreign currency fluctuations and hedging international operations, thereby presenting Comtech with significant challenges including managing the substantial increase in the scale of Comtech’s operations resulting from the acquisition. Comtech foresees having to test, and possibly make changes to and refine, internal controls relating to CPI. Moreover, Comtech cannot be certain when the appropriate testing and refinement of controls and procedures will be completed. The diversion of Comtech management’s attention to these matters and away from other business concerns could have an adverse effect on Comtech’s business and operating results.

Comtech expects to incur significant non-recurring expenses related to the merger.

In connection with its plan to integrate the operations of CPI with its own operations after the merger, Comtech anticipates that certain non-recurring charges, such as change-in control related payments made to certain CPI executives, the acceleration of vesting of certain stock-based awards held by CPI employees, and professional fees for financial and legal advisors of both Comtech and CPI will be incurred. Comtech cannot identify the timing, nature and amount of all such charges as of the date of this proxy statement/prospectus. However, such charges could affect Comtech’s results of operations in the period in which such charges are recorded.

CPI’s and Comtech’s business relationships, including customer relationships, may be subject to disruption due to uncertainty associated with the merger.

Parties with which CPI and Comtech do business, including customers and suppliers, may experience uncertainty associated with the transaction, including with respect to current or future business relationships with CPI, Comtech or the combined business. As a result, CPI’s and Comtech’s business relationships may be subject to disruptions if customers, suppliers and others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than CPI, Comtech or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement.

The price of Comtech common stock and Comtech’s results of operations may be affected by factors different from those affecting the price of CPI common stock and CPI’s results of operations.

Holders of CPI common stock will be entitled to receive cash and Comtech common stock in the merger and will thus become holders of Comtech common stock. Comtech’s business is different in certain ways from that of CPI, and Comtech’s results of operations, as well as the price of Comtech common stock, may be affected by factors different from those affecting CPI’s results of operations and the price of CPI common stock. The price of Comtech common stock may fluctuate significantly following the merger, including as a result of factors over which Comtech has no control.

Directors and executive officers of CPI have interests in the transaction that are different from, or in addition to, the interests of CPI stockholders.

CPI’s executive officers and directors have financial interests in the merger that are different from, or in addition to, their interests as CPI stockholders. Except with respect to separate agreements that may be entered into with certain CPI executives, unvested stock options, restricted stock and restricted stock units held by CPI’s executive officers and directors will vest in connection with the merger and will be cancelled in exchange for cash payments. As disclosed in the tables in the section titled “Interests of Certain Persons in the Merger” beginning on page [●] of this proxy statement/prospectus and subject to the assumptions referenced in the text accompanying the tables, CPI’s executive officers and directors collectively may receive up to $44,040,795 as a result of the merger, which includes (i) an estimated payment of approximately $5,502,751 of merger consideration for shares of CPI common stock that they own, (ii) an estimated payment of approximately $29,785,105 of merger consideration for stock options, restricted stock and restricted stock units that they hold and (iii) if the executive officers of CPI are terminated without cause or resign for good reason in connection with the merger, aggregate severance payments and benefits of approximately $8,752,939.

CPI’s executive officers and directors will also receive indemnification and liability insurance benefits in connection with the merger and certain of CPI’s executive officers may enter into employment agreements with Comtech, although no agreements have been entered into and no terms, conditions or understandings have been finalized as of the date of this proxy statement/prospectus.

The merger agreement limits CPI’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for CPI to sell its business to a party other than Comtech. These provisions include a general prohibition on CPI soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to CPI’s agreement that CPI’s board of directors or a committee thereof will not withdraw or modify in a manner adverse to Comtech the recommendation of the CPI board of directors in favor of the adoption of the merger agreement, and Comtech generally has a right to match any competing acquisition proposals that may be made. Although the CPI board of directors or a committee thereof may take these actions and, in certain circumstances, CPI may terminate the merger agreement if the CPI board of directors or a committee thereof determines in good faith that failure to do so would be reasonably likely to constitute a violation of its fiduciary duties to CPI’s stockholders under Delaware law, doing so in specified situations could entitle Comtech to a termination fee of $12 million or liquidated damages of $15 million. See “The Merger Agreement — Covenants and Agreements,” “The Merger Agreement — Termination of the Merger Agreement” and “The Voting and Standstill Agreement — No Solicitation” beginning on pages [●], [●] and [●], respectively, of this proxy statement/prospectus.

While CPI believes these provisions are reasonable and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of CPI from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per-share price to acquire CPI than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

The merger may be dilutive to Comtech’s earnings per share, which may negatively affect the market price of Comtech common stock. Furthermore, the acquisition of CPI may ultimately not prove successful, and Comtech may not realize anticipated benefits from the acquisition.

Because the value of the aggregate merger consideration is determined in part by the future price per share of Comtech common stock, it is unclear whether the merger will be accretive or dilutive to Comtech’s earnings per share. In addition, any accretion or dilution may be affected by future events and conditions, including adverse changes in market conditions and additional transaction and integration related costs. Any lack of accretion to, or any dilution of, Comtech’s earnings per share could cause the price of Comtech’s common stock to decline. As a result of these and other factors, the acquisition of CPI may ultimately not prove successful, and Comtech may not realize anticipated benefits from the acquisition.

Comtech’s investments in recorded goodwill and other intangible assets as a result of the acquisition of CPI and prior acquisitions could be impaired as a result of future business conditions or if Comtech changes its reporting unit structure.

Comtech has goodwill and intangible assets of $199.4 million recorded on Comtech’s balance sheet as of April 30, 2010 and this amount is expected to significantly increase in connection with the proposed merger with CPI. For purposes of reviewing impairment and the recoverability of goodwill, each of Comtech’s three operating segments currently constitutes a reporting unit, and Comtech must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the reporting unit. The annual impairment test is based on several factors requiring judgment and is based on how Comtech’s President and Chief Executive Officer manages the business. If these estimates or their related assumptions change in the future, or if Comtech changes its future reporting structure, including any changes as a result of the proposed merger with CPI, Comtech may be required to record impairment charges in future periods. Comtech generally performs an annual impairment review in the first quarter of each fiscal year or when there are indicators of impairments, such as a significant adverse change that could impact Comtech’s future financial performance. Although Comtech performed its fiscal 2010 impairment testing on August 1, 2009 and Comtech determined that there was no impairment of its goodwill, changes in its future operating performance or business conditions, in general, could result in an impairment of goodwill in future periods, which could be material to Comtech’s results of operations. In addition, if Comtech is not successful in maintaining operating efficiencies associated with its acquisition of CPI, Comtech’s goodwill and intangible assets may become impaired. Any impairment charges that Comtech may take in the future, could be material to its results of operations and financial condition.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of CPI.

If the merger is not completed, the ongoing businesses of CPI may be adversely affected and, without realizing any of the benefits of having completed the merger, CPI will be subject to a number of risks, including the following:

•	CPI may be required to pay Comtech a termination fee of $12 million or liquidated damages of $15 million if the merger is terminated under certain circumstances, as described in the merger agreement and summarized in this proxy statement/prospectus;

•	CPI will be required to pay certain costs relating to the proposed merger, whether or not the merger is completed;

•	under the merger agreement, CPI is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by CPI management, which could otherwise have been devoted to other opportunities that may have been beneficial to CPI as an independent company.

In addition, CPI could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against CPI to perform its respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect CPI’s business, financial results and stock price.

CPI stockholders will have reduced ownership and voting interests after the merger and will exercise less influence over management of Comtech than currently exercised over management of CPI.

After the effective time of the merger, CPI stockholders will own in the aggregate a significantly smaller percentage of Comtech than their current 100% ownership of CPI. Following completion of the merger, CPI stockholders are expected to own approximately 12.4% of the outstanding shares of Comtech common stock based on the number of shares of CPI common stock and Comtech common stock outstanding on July 13, 2010 and the price of Comtech common stock on July 13, 2010. Consequently, CPI stockholders, as a general matter, will have less influence over the management and policies of Comtech than they currently exercise over the management and policies of CPI.

CPI stockholders will have substantively different rights with respect to their holdings following the merger.

Upon consummation of the merger, the CPI stockholders will become stockholders of Comtech. There are material differences between the rights of CPI stockholders under the CPI governing documents and the rights of Comtech stockholders under the Comtech governing documents. See “Comparison of Stockholder Rights” beginning on page [●] of this proxy statement/prospectus.

A lawsuit has been filed and other lawsuits may be filed against CPI and Comtech challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from being completed.

CPI, members of the CPI board of directors and Comtech have been named as defendants in a purported class action brought by a CPI stockholder challenging the merger, which may seek, among other things, to enjoin CPI,

Comtech and Merger Sub from completing the merger on the agreed terms. CPI and Comtech believe the action is without merit and intend to defend the case vigorously. See “The Merger — Litigation Relating to the Merger” beginning on page [●] of this proxy statement/prospectus for more information about the lawsuit related to the merger that has been filed.

One of the conditions to the closing of the merger is that no law, temporary restraining order, executive order, decree, ruling, judgment or injunction or other similar order shall be in effect that prohibits the completion of the merger. Accordingly, if a plaintiff is successful in obtaining an injunction prohibiting the completion of the merger, then such injunction may prevent the merger from becoming effective.

Risks Relating to Comtech and CPI

Comtech and CPI are, and following completion of the merger, Comtech and CPI will continue to be, subject to the risks described in Part I, Item IA, “Risk Factors” in Comtech’s Annual Report on Form 10-K for the year ended July 31, 2009 and CPI’s Annual Report on Form 10-K for the year ended October 2, 2009, and Part II, Item IA, “Risk Factors” in Comtech’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2010, and CPI’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2010, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Those risks include, but are not limited to, risks associated with a variety of U.S. federal, state and local, as well as foreign, environmental, zoning and other land use laws and regulations. Changes in environmental, zoning and other land use laws or regulations (or in their enforcement) affecting or limiting, for example, the use of certain chemicals, and/or certain of the manufacturing processes or disposal practices of Comtech or CPI, could restrict the ability of Comtech and CPI to operate their businesses as and where they are currently operating and/or could impose material additional costs of operating.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward looking statements” that are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Representatives of Comtech and CPI may also make forward-looking statements. Forward-looking statements are statements that are not historical facts, and are identified by words such as “expect,” “believe,” “predict,” “anticipate,” “contemplate,” “will,” “may,” “might,” “continue,” “plan,” “estimate,” “objective,” “intend,” “project,” “budget,” “forecast,” “can,” “could,” “should,” “would,” “likely,” “potential” and similar expressions. These statements include, but are not limited to, statements about the expected costs and benefits of the merger, the adoption of the merger agreement by CPI stockholders, the satisfaction of the closing conditions to the merger, the timing of the completion of the merger and Comtech’s plans, objectives and expectations after the completion of the merger.

Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of management of Comtech and CPI and are subject to numerous risks and uncertainties that could cause actual outcomes and results, including project completion dates, production rates, capital expenditures, costs and business plans, to be materially different from those projected or anticipated. In addition to the risks described under “Risk Factors” beginning on page [●] of this proxy statement/prospectus and those risks described in documents that are incorporated by reference into this proxy statement/prospectus, the following factors, among others, could cause such differences:

Merger-Related Factors

•	CPI stockholder approval may not be obtained in a timely manner, or at all;

•	the regulatory approvals required for the merger may not be obtained on the proposed terms, on the anticipated schedule, or at all;

•	the merger may not close due to the failure to satisfy any of the closing conditions;

•	expected synergies and value creation from the merger may not be realized, or will not be realized within the anticipated time period;

•	disruption from the merger may make it more difficult for Comtech and CPI to maintain business and operational relationships;

•	key employees of CPI may not be retained;

•	the businesses may not be integrated successfully; and

•	management time may be diverted on merger-related matters;

Other Factors

•	risks related to actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions);

•	diversion of corporate resources and management attention by future acquisitions and investments, and the failure of such acquisitions to meet expectations;

•	risks related to the current economic climate, including the difficulty of forecasting results of operations, the possibility of additional reductions in telecommunications equipment and systems spending, the inability of customers to obtain financing and the difficulty of maintaining affordable credit insurance;

•	the timing of receipt of, and performance on, new or existing customer orders that can cause significant fluctuations in net sales and operating results;

•	significant fluctuations in, and likely volatility of, operating results;

•	potential material adverse effects from changes in government policy, including changes in U.S. policies relating to Iraq and Afghanistan;

•	potential material adverse effects from terrorist attacks and threats, and government responses thereto, and threats of war;

•	ability to maintain current levels of U.S. government business;

•	the timing and funding of government contracts, including risks associated with Comtech’s U.S. Army Movement Tracking System (referred to as MTS) and Blue Force Tracking (referred to as BFT) contracts and next generation MTS and BFT contracts;

•	adjustments to gross profits on long-term contracts;

•	possibility of noncompliance with numerous domestic and international laws, regulations and restrictions (including those pertaining to income taxes) which could materially impact the business, results of operations and financial condition;

•	risks associated with pending or threatened legal proceedings and other matters;

•	risks associated with Comtech’s obligations under its revolving credit facility;

•	unexpected material increases in costs and compliance expenses related to the securities laws, related regulations and financial reporting standards;

•	risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, and changes in prevailing economic and political conditions;

•	risks associated with currency fluctuations and related hedging operations;

•	natural disasters;

•	risks relating to the recent and anticipated growth, including loss of key technical or management personnel, inability to improve processes and systems to keep pace with anticipated growth and highly competitive markets for communications products;

•	risks associated with environmental and zoning laws and regulations and obligations relating to environmental matters;

•	inability to implement business plans;

•	adverse effects on cash flow from debt service obligations; and

•	volatility of stock price.

You are cautioned not to place undue reliance on the forward-looking statements made in this proxy statement/prospectus or documents incorporated into this proxy statement/prospectus or by representatives of Comtech or CPI. These statements speak only as of the date hereof, or, in the case of statements in any document incorporated by reference, as of the date of such document, or, in the case of statements made by representatives of Comtech or CPI, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger, the combined company or any other matter addressed in this proxy statement/prospectus and attributable to Comtech, CPI or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Comtech and CPI expressly disclaim any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of any unanticipated events.

THE COMPANIES

Comtech

Comtech designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. Comtech conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in the market segments that it serves.

The principal trading market for Comtech’s common stock (NASDAQGS: CMTL) is the NASDAQ Global Select Market.

The principal executive offices of Comtech are located at 68 South Service Road, Suite 230 Melville, New York 11747; its telephone number is (631) 962-7000; and its web site is www.comtechtel.com.

Angels Acquisition Corp.

Angels Acquisition Corp., referred to in this proxy statement/prospectus as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Comtech. Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 68 South Service Road, Suite 230 Melville, New York 11747, and its telephone number is (631) 962-7000.

CPI

CPI is a provider of microwave, radio frequency, power and control products for critical defense, communications, medical, scientific and other applications. CPI develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.

Approximately half of CPI’s product sales for fiscal year 2009 were for United States and foreign government and military end use, particularly for radar, electronic warfare and communications applications. CPI’s products are critical elements of high-priority U.S. and foreign military programs and platforms, including numerous planes, ships and ground-based platforms. Defense applications of CPI’s products include transmitting and receiving radar signals for locating and tracking threats, weapons guidance and navigation, as well as transmitting decoy and jamming signals for electronic warfare and transmitting signals for satellite communications. The U.S. Government is CPI’s only customer that accounted for more than 10% of its sales in the last three fiscal years.

In addition, CPI has applied its key technologies to commercial end markets, including communications, medical, industrial and scientific applications, which provide it with a diversified base of sales. Approximately half of CPI’s product sales for fiscal year 2009 were for commercial applications.

CPI estimates that approximately 40% of its total sales for fiscal year 2009 were generated from recurring sales of replacements, spares and repairs, including upgraded replacements for existing products. CPI believes that this aspect of its business is inherently more stable and predictable, and that it is less susceptible to dramatic shifts in market conditions.

CPI is incorporated in Delaware. CPI’s principal executive offices are located at CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, and its telephone number is (650) 846-2900. CPI’s web site is www.cpii.com. Information on CPI’s web site is not incorporated into this proxy statement/prospectus.

The principal trading market for CPI’s common stock (NASDAQGS: CPII) is the NASDAQ Global Select Market.

For a further discussion of CPI’s business, we urge you to read CPI’s Form 10-K, incorporated by reference herein. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

SPECIAL MEETING OF STOCKHOLDERS OF CPI

CPI is providing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders that CPI has called for the purpose of holding a vote upon a proposal to adopt the merger agreement with Comtech and Merger Sub and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a prospectus for Comtech in connection with the issuance by Comtech of its common stock in connection with the merger. This proxy statement/prospectus is first being mailed to CPI stockholders on or about July [●], 2010 and provides CPI stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of CPI stockholders.

Date, Time and Place

The special meeting will be held at The Waldorf Astoria, 301 Park Avenue, New York, New York on August 27, 2010 at 10:00 a.m., local time.

Purpose

At the special meeting, CPI stockholders will be asked to vote solely on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

CPI Board Recommendation

The CPI board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of CPI and its stockholders and unanimously recommends that you vote “FOR” the adoption of the agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. See “The Merger — CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors” beginning on page [●] of this proxy statement/prospectus.

CPI stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In addition, CPI stockholders are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

CPI Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the CPI special meeting is July 20, 2010. Only CPI stockholders of record at the close of business on July 20, 2010 will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. Shares of CPI common stock held by CPI as treasury shares and by CPI’s subsidiaries will not be entitled to vote.

As of the close of business on the record date of July 20, 2010, there were [●] shares of CPI common stock outstanding and entitled to vote at the special meeting. Each holder of CPI common stock is entitled to one vote for each share of CPI common stock owned as of the record date.

A complete list of CPI stockholders entitled to vote at the CPI special meeting will be available for inspection at the principal place of business of CPI during regular business hours for a period of no less than 10 days before the special meeting, as well as at the place of the CPI special meeting during the meeting.

Quorum

A quorum of stockholders is required for CPI stockholders to adopt the merger agreement at the special meeting, but not to approve any adjournment of the meeting. The presence at the special meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of CPI common stock entitled to vote on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes (as defined below), the adoption of the merger agreement is not considered a routine matter. Therefore, your broker will not be permitted to vote on the adoption of the merger agreement without instruction from you as the beneficial owner of the shares of CPI common stock. Broker non-votes will, however, be counted for purposes of determining whether a quorum is present at the special meeting.

Required Vote

To adopt the merger agreement, holders of a majority of the shares of CPI common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of CPI common stock, a CPI stockholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of a CPI stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If there are not sufficient votes to adopt the merger agreement at the time of the special meeting, a majority of the votes present in person or by proxy (whether or not a quorum is present) may adjourn the meeting to another time and place in order to solicit additional proxies. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. Shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

The Voting and Standstill Agreement

Pursuant to a voting and standstill agreement entered into concurrently with the merger agreement, the Cypress Group stockholders have agreed to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger. However, if the CPI board of directors changes its recommendation with respect to the merger in connection with a superior acquisition proposal (as such term is described in “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus), the Cypress Group stockholders will be obligated to vote only 25% of the outstanding shares of CPI common stock in favor of the merger and the remaining shares may be voted at the discretion of the Cypress Group stockholders. If the CPI board of directors changes its recommendation for any reason other than in connection with a superior acquisition proposal, the Cypress Group stockholders will still be obligated to vote 49.9% of the outstanding shares of CPI common stock in favor of the merger unless the five-day average closing price of Comtech common stock immediately prior to the change of recommendation is less than $24.00. In addition, the voting and standstill agreement includes restrictions on the ability of the Cypress Group stockholders to transfer their shares of CPI’s common stock before the merger and on their ability to transfer shares of Comtech common stock received in the merger following the closing of the merger. The voting and standstill agreement terminates upon the earliest of (i) the mutual agreement of the Cypress Group stockholders and Comtech, (ii) the termination of the merger agreement or (iii) the second anniversary of the merger.

Accordingly, the adoption of the merger agreement by CPI stockholders is substantially assured as long as the voting and standstill agreement remains in effect and the CPI board of directors does not change its recommendation (i) in response to a superior acquisition proposal or (ii) for any other reason following a decline in the five-day average closing price of Comtech’s common stock below $24.00. For a more complete description of the voting and standstill agreement, see “The Voting and Standstill Agreement” beginning on page [●] of this proxy statement/prospectus. The voting and standstill agreement is also attached to this proxy statement/prospectus as Annex B.

Stock Ownership of and Voting by CPI’s Directors and Executive Officers

As of July 13, 2010, directors and executive officers of CPI as a group beneficially owned 2,707,857 shares of CPI common stock, and have the right to vote 398,103 shares of CPI common stock, entitling them to collectively cast approximately 2.4% of the votes entitled to be cast at the special meeting. This does not include 8,868,738 shares of CPI common stock beneficially held by the Cypress Group stockholders and certain of their affiliates as of July 13, 2010 of which Mr. Hughes, one of CPI’s directors, may be deemed to have beneficial ownership by virtue of his position as a managing member of Cypress Associates II LLC. As noted above, those affiliates have agreed collectively to vote a portion of those shares (comprising 49.9% of the outstanding shares of CPI common stock) in favor of the merger, subject to certain exceptions. See “The Voting and Standstill Agreement” beginning on page [●] of this proxy statement/prospectus.

These 2,707,857 shares also include 13,500 shares that are subject to stock options that are or will be exercisable by the holder within 60 days of July 13, 2010, but which are not expected to be exercised prior to the closing.

Except as described above as to shares held by the Cypress Group stockholders, none of CPI’s directors or officers has entered into any agreement requiring them to vote for or against the merger proposal.

Voting of Shares by Holders of Record

By Internet or Telephone

If you hold CPI shares directly in your name as a stockholder of record, you may vote electronically via the Internet at www.proxyvoting.com/cpii, or telephonically by calling (866) 540-5760. Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (Eastern time) on August 26, 2010.

If you hold CPI shares in street name through a broker or other nominee, you may vote electronically via the Internet at www.proxyvoting.com/cpii. If you wish to vote by telephone you will need to request paper copies of the materials from your broker or other nominee in order to obtain a Voting Instruction Form which contains a specific telephone number for your broker or other nominee. Votes submitted telephonically or via the Internet must be received by 11:59 p.m. (Eastern time) on August 26, 2010.

In Person

If you hold CPI shares directly in your name as a stockholder of record, you may vote in person at the special meeting. Stockholders of record also may be represented by another person at the special meeting by executing a proper proxy designating that person.

If you hold CPI shares in street name through a broker or other nominee, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the special meeting. To request a legal proxy please follow the instructions at www.proxyvoting.com/cpii.

By Mail

If you hold CPI shares directly in your name as a stockholder of record, you will need to mark, sign and date your proxy card and return it using the pre-paid return envelope provided. CPI must receive your proxy card no later than close of business on August 26, 2010.

If you hold CPI shares in street name through a broker or other nominee, to vote by mail you must request paper copies of the proxy materials from your broker or other nominee. Once you receive your paper copies, you will need to mark, sign and date the Voting Instruction Form and return it in the pre-paid return envelope provided. Your Voting Instruction Form must be received no later than the close of business on August 26, 2010.

When a stockholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. CPI encourages its stockholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or via the Internet, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted — whether via the Internet, by telephone or by mail — will be superseded by the vote that you cast at the meeting.

All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a CPI stockholder executes a proxy card without giving instructions, the shares of CPI common stock represented by that proxy card will be voted “FOR” approval of the proposal to adopt the merger agreement.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. Therefore, a broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement. A broker non-vote will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your shares are voted at the special meeting. If you are a stockholder of record, you can do this by:

•	sending a written notice stating that you revoke your proxy to CPI International, Inc. at 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary. The written notice must bear a date later than the date of the proxy and be received prior to the special meeting;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must contact your broker or other nominee to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the CPI board of directors to be voted at the CPI special meeting. CPI will bear all costs and expenses in connection with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. Proxies may also be solicited by certain of CPI’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Stockholders should not send stock certificates with their proxies. A letter of transmittal and instructions for the surrender of CPI common stock certificates will be mailed to CPI stockholders shortly after the completion of the merger, if approved.

Stockholders Sharing an Address

Consistent with notices sent to stockholders of record sharing a single address, CPI is sending only one copy of this proxy statement/prospectus to that address unless CPI received contrary instructions from any stockholder at that address. This “householding” practice reduces the volume of duplicate information received at your household and helps CPI reduce costs. Stockholders may request to discontinue householding, or may request a separate copy of this proxy statement/prospectus by one of the following methods:

•	stockholders of record wishing to discontinue or begin householding, or any stockholder of record residing at a household address wanting to request delivery of a copy of this proxy statement/prospectus should contact CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Investor Relations, telephone number (650) 846-2900; and

•	stockholders owning their shares through a broker or nominee who wish to either discontinue or begin householding should contact their record holder.

No Other Business

Under CPI’s amended and restated bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to CPI stockholders provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Whether or not a quorum is present, a majority of the votes present in person or by proxy may adjourn the meeting to another time and place. CPI is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, CPI may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by CPI stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the CPI special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact CPI International, Inc., 811 Hansen Way, Palo Alto, California 94303, Attention: Investor Relations.

THE MERGER

General

On May 8, 2010, the CPI board of directors unanimously approved and adopted the merger agreement that provides for the acquisition by Comtech of CPI through a merger of Merger Sub with and into Comtech. After the merger, CPI will be the surviving entity and will be a wholly owned subsidiary of Comtech. At the effective time of the merger, each share of CPI common stock (other than shares owned by CPI, Comtech and Merger Sub) will be converted into the right to receive a combination of $9.00 in cash, without interest, and a fraction of a share of Comtech common stock equal to $8.10 divided by the average closing price of Comtech common stock over a specified period of time prior to the effective date of the merger, provided that the fraction shall not be greater than 0.2382 nor less than 0.2132. For information regarding the treatment of stock options and restricted stock, see “The Merger Agreement — Merger Consideration; Conversion or Cancellation of Shares in the Merger — Treatment of CPI Equity Awards” beginning on page [●] of this proxy statement/prospectus.

Background of the Merger

The following is a summary of the meetings, negotiations, material contacts and discussions between CPI and Comtech and certain of their representatives and affiliates that preceded the execution of the merger agreement.

Since CPI’s initial public offering in April 2006, the CPI board of directors and management have regularly focused on the company’s strategic plan and alternatives. As part of this process, the CPI board of directors and management have assessed strategic transactions in order to enhance the ability of CPI to maximize stockholder value. The acquisition of Malibu Research Associates, Inc. in 2007 resulted from this process.

Comtech and its board of directors continually review strategic alternatives which include evaluating mergers and strategic combinations with numerous companies of different sizes and a variety of business models.

In the period before January 2008, limited discussions took place between CPI, Comtech and representatives of Cypress Associates II LLC (the entity which controls the Cypress Group stockholders and which is referred to in this proxy statement/prospectus as Cypress) regarding the potential acquisition by Comtech of CPI. CPI did not formally engage a financial advisor in connection with these discussions, and these discussions, which ceased in January 2008, did not progress beyond a preliminary stage.

In January 2008, Comtech entered into a confidentiality agreement with Radyne Corporation. Comtech announced its agreement to acquire Radyne Corporation on May 12, 2008, and closed the transaction on August 1, 2008. During the period between August 2008 and January 2009, Comtech and its management team integrated the Radyne acquisition.

In January 2009, Comtech inquired with Cypress as to whether Cypress would be interested in considering the possible strategic and financial merits of a potential acquisition of CPI by Comtech.

On February 25, 2009, Comtech management made a presentation to Cypress at Cypress’ offices regarding a possible merger between Comtech and CPI.

On April 15, 2009, CPI and Comtech executed a nondisclosure agreement.

On April 16, 2009, management of CPI provided a briefing regarding CPI’s business to Comtech management by telephone.

On April 23, 2009, Mr. Jeffrey Hughes and Mr. Christopher Harned from Cypress received a presentation from Comtech management at Comtech’s head office in Long Island, New York regarding, in the view of Comtech management, the benefits to CPI of a combination with Comtech.

During May 2009 and June 2009, CPI provided Comtech with a variety of information and materials regarding CPI’s business.

On July 1, 2009, J.P. Morgan presented an analysis regarding the potential acquisition of CPI by Comtech to representatives of CPI.

On August 26, 2009, representatives of Cypress met with Comtech management at Comtech’s offices and received an updated presentation from Comtech regarding the benefits to CPI of a merger with Comtech.

On September 19, 2009, the Cypress Group stockholders executed a nondisclosure agreement with Comtech with respect to certain Comtech business and financial information to be provided to Cypress.

On September 29, 2009, J.P. Morgan made a presentation to representatives of Cypress and Mr. O. Joe Caldarelli, Chief Executive Officer of CPI and member of the CPI board of directors at Cypress’ offices in New York regarding an analysis of a potential transaction between Comtech and CPI as well as strategic alternatives.

On October 1, 2009, CPI provided a summary of CPI’s fiscal year 2010 and five-year financial projections to Cypress to provide to Comtech. Cypress provided these projections to Comtech on October 15, 2009.

On October 15, 2009, representatives of Cypress met with Comtech management at Cypress’ offices and received from Comtech management a presentation regarding the benefits to CPI’s stockholders of a merger with Comtech.

During the period described above, Cypress kept the CPI board of directors generally apprised as to their discussions with Comtech by providing updates at meetings of the board of directors.

As part of its strategic planning, CPI from time to time evaluates potential acquisitions. During the period described in this section, CPI submitted a bid to acquire another company in a related industry. That bid was not successful.

In addition, throughout 2009, Comtech management provided regular updates to the Comtech board of directors regarding the preliminary discussions with CPI, with the Comtech board of directors instructing Comtech management to pursue discussions in order to determine if a transaction would be beneficial to Comtech.

On January 13, 2010, J.P. Morgan made a presentation to Mr. Caldarelli and certain other executives of CPI regarding potential strategic alternatives for CPI.

On January 27, 2010, Mr. Hughes, a managing member of Cypress and Mr. Fred Kornberg, the Chairman of the Board, Chief Executive Officer and President of Comtech, had a telephone conversation regarding a potential acquisition of CPI by Comtech, including a discussion of a range of pricing and the composition of the consideration.

On February 2, 2010, Mr. Caldarelli provided updated CPI financial information to Mr. Harned and Mr. Hughes, which Cypress in turn provided to Comtech with the authorization of CPI.

On February 6, 2010, Mr. Caldarelli provided updated financial CPI information to Mr. Jerome Kapelus, Comtech’s Senior Vice President, Strategy and Business Development.

On February 16-17, 2010, certain members of Comtech’s management (including Mr. Kornberg, Mr. Michael Porcelain, Senior Vice President and Chief Financial Officer of Comtech, and Mr. Kapelus) visited CPI’s Canadian facilities for presentations regarding two of CPI’s operating divisions. During that visit, Mr. Kornberg inquired whether CPI management would be interested in continuing to work for CPI if CPI were to be acquired by Comtech in a merger transaction. Mr. Caldarelli confirmed that members of CPI management would generally be interested in continuing employment if such a transaction were to occur.

On February 23, 2010, the CPI board of directors held a regularly scheduled meeting. At that meeting, members of CPI management and Mr. Hughes updated the CPI board members on the status of their discussions with Comtech. Mr. Hughes indicated to the CPI board of directors that from the Cypress Group stockholders’ perspective, a transaction in which the stockholders of CPI could receive an interest in Comtech would be attractive to Cypress. Mr. Hughes also indicated that the Cypress Group stockholders would be interested in a potential transaction in which the consideration to be received would consist of a combination of approximately $9.00 in cash and 0.225 shares of Comtech common stock per share of CPI common stock. Cypress’ willingness to entertain a transaction at this valuation was based on Cypress’ background and experience and took into account Cypress’ discussions with Comtech, the relative historical market prices of Comtech and CPI, as well as the underlying business fundamentals of CPI, Comtech and their respective industries in general and Cypress’ understanding of the sentiment of the equity research community with regard to CPI and CMTL’s stock market trading performance and potential. However, given the preliminary nature of the analysis conducted by CPI at that time, it was understood by Cypress and the CPI board of directors that this was just an initial valuation (as well as an initial judgment with regard to structure) and was subject to extensive review, discussion and approval by the CPI board of directors and its financial advisors.

On February 26, 2010, Mr. Porcelain called Mr. Joel Littman, Chief Financial Officer, Treasurer and Secretary of CPI, and discussed the due diligence which Comtech would need to complete in connection with a strategic transaction. Mr. Porcelain discussed potentially setting a target to sign a definitive agreement by mid-March 2010.

On February 26, 2010, the CPI board of directors held a special telephonic meeting to discuss the status of the discussions with Comtech. Also in attendance were representatives of J.P. Morgan, Irell & Manella LLP (which is referred to in this proxy statement/prospectus as Irell), CPI’s legal counsel, and Morris, Nichols, Arsht & Tunnell LLP (referred to in this proxy statement/prospectus as Morris Nichols), special Delaware counsel. Representatives of Irell and Morris Nichols reviewed with the directors certain legal matters regarding the discussions with Comtech, including the directors’ fiduciary obligations. Representatives of J.P. Morgan made a presentation to the board of directors regarding strategic alternatives. J.P. Morgan was subsequently engaged by CPI to act as its financial advisor in connection with a potential strategic transaction involving CPI.

During the period described in this section, CPI did not formally solicit offers from potential acquirers other than Comtech. CPI’s financial advisors advised CPI that the universe of potential strategic buyers was limited and that, based on informal historical discussions between CPI’s financial advisors and such entities, the potential strategic buyers other than Comtech were unlikely to make an attractive offer for CPI. In addition, CPI chose not to solicit offers from potential financial buyers such as private equity funds because CPI was advised that financial buyers were unlikely to make an offer for CPI that would be as attractive as an offer from Comtech. Based on this advice, CPI did not solicit formal offers from other parties because the CPI board of directors felt that the probability that such solicitations would result in a more attractive offer was low and that soliciting other offers might jeopardize a potential transaction with Comtech. However, because no formal solicitation process was conducted prior to executing the merger agreement, CPI insisted on having the right to terminate the merger agreement (subject to payment of a reasonable termination fee) in order to ensure that other potential acquirers could submit offers for CPI after the merger agreement was announced.

On March 1, 2010, the CPI board of directors held a special telephonic meeting to discuss the status of the discussions with Comtech. Also in attendance were representatives of Irell and Morris Nichols. The CPI board of directors discussed the appropriate procedures to be followed in connection with Comtech’s expression of interest. After receiving input from legal counsel, the CPI board of directors voted to establish two committees consisting of members of the CPI board of directors to evaluate Comtech’s expression of interest. The first was the transaction committee, to which the CPI board of directors appointed Mr. Caldarelli, Mr. Hughes and Mr. Michael Finley. The role of the transaction committee was to engage in negotiations and discussions with respect to Comtech’s expression of interest and alternatives thereto. The transaction committee was established in order to authorize certain directors to participate in the day-to-day tasks associated with the negotiation of a strategic transaction. Mr. Caldarelli was appointed because he was the chief executive officer of CPI; Mr. Hughes was appointed because he was a representative of the Cypress Group stockholders; and Mr. Finley was appointed because he was the chairman of the special committee. The second committee established was a special committee consisting of three non-management directors who were determined to be independent from the Cypress Group stockholders, Mr. Finley, Mr. William Rutledge and Mr. Michael Targoff. The special committee was formed for the purpose of reviewing, evaluating and, as appropriate, negotiating or participating in negotiations with respect to Comtech’s expression of interest and alternatives thereto. The CPI board of directors established the special committee in order to create a committee of directors independent from CPI management and Cypress with the authority to review and approve any transaction. In selecting the board members for the special committee, the CPI board of directors discussed and considered the fact that Mr. Targoff and Mr. Finley had an investment in certain of the Cypress funds, that Mr. Finley was employed by Cypress between 1994 - 2008, and was serving on the board of directors of Affinia Group Holdings Inc., an affiliate of Cypress and that, prior to Cypress’ affiliation with CPI, Mr. Rutledge served as president and chief executive officer of CPI during 1999. The CPI board of directors unanimously determined that none of these activities would affect the independence of the members of the special committee. The CPI board of directors determined that no transaction could proceed unless the special committee approved the transaction. The special committee was also given the power to retain its own legal and financial advisors. The special committee engaged Morris Nichols as its legal counsel.

During March 2010, members of CPI management made available to members of Comtech management and to Comtech’s legal, financial and other advisors due diligence materials relating to CPI, and members of Comtech management conducted site visits at certain CPI facilities. During this period, members of CPI management and its legal and financial advisors also conducted due diligence and reviewed materials related to Comtech.

Also beginning in March 2010 and continuing through the execution of the merger agreement, members of Comtech management provided the Comtech board of directors with detailed briefings as to the status, proposed terms and outstanding issues of the potential transaction with CPI. The Comtech board of directors also had discussions on several occasions with Comtech’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (referred to in this proxy statement/prospectus as Skadden) and Proskauer Rose LLP (referred to in this proxy statement/prospectus as Proskauer), as well as Comtech’s financial advisor, Citigroup Global Markets Inc. (referred to in this proxy/prospectus as Citigroup). In addition, throughout this period, the Comtech board of directors received and reviewed several financial due-diligence reports in connection with the potential transaction from its accounting advisers, KPMG LLP and PricewaterhouseCoopers LLP.

On March 3, 2010, a telephonic meeting of CPI’s special committee was held, with representatives of Morris Nichols in attendance. The special committee discussed the committee’s role and authority and the potential hiring of a financial advisor for the special committee.

On March 4, 2010, representatives of Skadden contacted representatives of Irell and described the broad outlines of Comtech’s views as to the potential structure of a transaction between Comtech and CPI. Following this discussion, on March 10, 2010, Comtech sent to CPI a proposed term sheet for a potential merger transaction as well as a term sheet relating to the employment of CPI senior executives following the potential transaction. The merger term sheet did not indicate a proposed price to be paid by Comtech in connection with a potential merger, although it did outline that the proposed acquisition consideration would be a mix of cash and stock, with an unspecified fixed conversion ratio. The term sheet also proposed that the Cypress Group stockholders enter into a voting agreement requiring the Cypress Group stockholders to vote their shares in favor of the transaction. In addition, the term sheet contained provisions (described as the “force-the-vote” provisions) which would have prohibited CPI from terminating the proposed merger agreement in the event that CPI received a superior acquisition proposal after the merger agreement was signed and would have required CPI to hold a stockholders meeting to seek approval of the Comtech transaction notwithstanding the superior proposal. The employment term sheet was included because Comtech had indicated that the continued commitment of senior executives was an important factor in Comtech’s interest in pursuing a transaction.

On March 11, 2010, a telephonic meeting of CPI’s special committee was held, with representatives of Morris Nichols in attendance. The special committee discussed the engagement of a financial advisor to advise the special committee as well as the term sheet that had been sent to CPI by Comtech. The special committee subsequently engaged Moelis to act as its financial advisor. The special committee determined that the term sheet raised a number of issues that needed to be addressed including the impact that the “force-the-vote” provisions would have on the ability of CPI to accept a superior proposal, whether a floating conversion ratio with a “collar” mechanism should apply in connection with the determination of the conversion ratio for the stock portion of the consideration, the tax impact of the transaction on CPI stockholders and the impact of a provision that would have allowed Comtech to terminate the proposed merger agreement if over five percent (5%) of the stockholders elected to exercise their appraisal rights. The special committee also determined that members of CPI’s management should be instructed not to engage in discussions on the terms of their subsequent employment arrangements with Comtech until a later time.

On March 12, 2010, certain members of CPI management, along with representatives of J.P. Morgan, Moelis and Cypress, attended a meeting at Comtech’s headquarters where Comtech executives made a presentation regarding Comtech’s business. Mr. Finley and Mr. Rutledge, members of the special committee of the CPI board of directors, attended the meeting by telephone. As part of this meeting CPI representatives asked due diligence questions regarding Comtech’s business and prospects.

On March 14, 2010, CPI’s transaction committee (Mr. Caldarelli, Mr. Finley and Mr. Hughes), Mr. Harned of Cypress and representatives of Irell and Morris Nichols discussed the issues related to the proposed term sheet and formulated proposed responses.

On March 15, 2010, Mr. Harned and representatives of J.P. Morgan, at the request of CPI’s transaction committee, discussed the proposed term sheet with Mr. Kapelus of Comtech.

On March 17 and 19, 2010, representatives of Irell, Morris Nichols and Skadden, along with representatives of J.P. Morgan, Moelis and Cypress discussed issues related to the proposed term sheet.

On March 22, 2010, representatives of J.P. Morgan and representatives of Citigroup spoke regarding the status of the proposed transaction. The representatives agreed that the most important next step was for Comtech to make a more formal proposal (including price) to CPI.

On March 24, 2010, a telephonic meeting of CPI’s special committee was held, with representatives of Morris Nichols in attendance. The special committee discussed the status and terms of Comtech’s proposal and Moelis’ analysis of the proposal to date.

Following the discussions between representatives of CPI and Comtech regarding the initial term sheet, on March 25, 2010, representatives of Citigroup and Skadden sent a revised term sheet regarding the potential transaction to J.P. Morgan and Irell. The revised term sheet contained similar terms to the term sheet sent on March 10, 2010, except that, among other things, it provided that Comtech would be willing to consider a tax-free reorganization structure and a floating conversion ratio with a collar mechanism for the stock portion of the consideration (rather than a fixed conversion ratio). The revised term sheet also removed the “appraisal out” and slightly modified (but did not remove) the “force-the-vote” provisions.

On March 27 and 28, 2010, representatives of J.P. Morgan and Citigroup discussed the status of the proposed transaction and the best method for advancing dialogue.

On March 30, 2010, the members of CPI’s special committee held a telephonic meeting, with representatives of Morris Nichols in attendance, to discuss Comtech’s proposed term sheet and develop a proposed response. In particular, the members of the special committee expressed their objections to the “force-the-vote” provisions proposed by Comtech in its term sheet. The special committee also expressed the view that the CPI board of directors would need to have the right to change its recommendation regarding the transaction in certain circumstances.

On March 31, 2010, the members of CPI’s transaction committee (Mr. Caldarelli, Mr. Finley and Mr. Hughes) and Mr. Harned of Cypress had a teleconference, with representatives of J.P. Morgan, Irell and Moelis in attendance, in which they discussed the special committee’s proposed response and expressed their agreement with the proposed response. The next day a revised version of the term sheet was sent to Skadden reflecting this response.

On April 8, 2010, Comtech sent a letter to the CPI board of directors setting forth Comtech’s non-binding proposal to acquire all of the outstanding common stock of CPI in a merger transaction in which the stockholders of CPI would receive consideration consisting of between $8.00 to $9.00 in cash per share plus 0.225 shares of Comtech common stock for each share of CPI common stock. Comtech included a further revised term sheet with the letter setting forth the principal proposed legal terms of the proposed transaction. The letter also indicated that Comtech would be reluctant to continue negotiations regarding a potential merger without the continuing commitment of key CPI executives.

On April 9, 2010, the members of CPI’s transaction committee (Mr. Caldarelli, Mr. Finley and Mr. Hughes), together with representatives of J.P. Morgan, held a teleconference in which they discussed the letter from Comtech. Later that day, CPI’s entire board of directors met via telephone, with representatives of J.P. Morgan, Moelis, Irell and Morris Nichols in attendance, as well as Mr. Harned of Cypress. The CPI board of directors discussed the terms of Comtech’s letter and revised term sheet and directed J.P. Morgan to communicate to Citigroup that the members of the board were disappointed with the economic and legal terms of Comtech’s proposal. J.P. Morgan communicated this message to Citigroup later that evening.

That same day, a telephonic meeting of CPI’s special committee was held, with representatives of Morris Nichols and Moelis in attendance. The special committee discussed the terms of Comtech’s proposal and approved the communications strategy for discussions with Comtech as agreed upon at the earlier board meeting. J.P. Morgan communicated to Citigroup later that evening the response approved by the CPI board of directors and the special committee.

On April 10, 2010, Mr. Kornberg called Mr. Caldarelli to discuss whether the parties should continue their discussions in light of the concerns communicated by J.P. Morgan to Citigroup. Mr. Caldarelli indicated that the CPI board of directors was prepared to continue discussions.

On April 13, 2010, a telephonic meeting of the CPI board of directors was held. Representatives of J.P. Morgan, Moelis, Irell and Morris Nichols were also in attendance. J.P. Morgan made a presentation to the CPI board of directors regarding J.P. Morgan’s preliminary views as to the value of CPI as well as CPI’s potential strategic alternatives including the prospects of remaining an independent company or seeking acquisition proposals from other potential strategic acquirers.

Later that day, CPI’s special committee held a telephonic meeting, with representatives of Morris Nichols and Moelis in attendance. The special committee discussed J.P. Morgan’s presentation along with Moelis and Morris Nichols. Members of the special committee expressed their views as to the terms and price currently offered by Comtech.

On April 14, 2010, the CPI board of directors held a telephonic meeting, with representatives of J.P. Morgan, Moelis, Irell and Morris Nichols in attendance. At the board meeting, Mr. Targoff summarized for the other board members of CPI the special committee’s preliminary views on certain elements of the Comtech proposal. The CPI board of directors discussed the impact of changes in Comtech’s stock price on the deal value and discussed potential pricing arrangements that would employ a “collar” mechanism to address the effect that changes in the value of the Comtech common stock between signing and closing would have on the number of shares of Comtech common stock issued in respect of each share of CPI common stock. The CPI board of directors asked questions of legal counsel regarding certain legal implications of the proposal, including the “force-the-vote” provision proposed by Comtech. The CPI board of directors directed J.P. Morgan to communicate to Citigroup that: (i) based on the board’s view of the relative historical market prices of Comtech and CPI, as well as the underlying business fundamentals of CPI, Comtech and their respective industries in general, the board wanted Comtech’s proposal to reflect a minimum value of $17.10 per share at the time of signing; (ii) the board would not be prepared to agree to the “force-the-vote” provision requested by Comtech; and (iii) the board would not agree to breakup fees that were in excess of market levels.

On April 15, 2010, representatives of J.P. Morgan spoke with Citigroup and communicated the position of the CPI board of directors with respect to the Comtech proposal.

On April 16, 2010, Mr. Caldarelli called Mr. Kornberg and discussed the status of the parties’ discussions. In addition, on April 16, 2010 Comtech sent a letter to the CPI board of directors containing a modified nonbinding proposal to acquire CPI. Under this proposal, each share of CPI common stock would be converted into $9.00 in cash and 0.225 shares of Comtech common stock. This proposal was contingent upon CPI agreeing to include a “force-the-vote” provision in the final agreement and agreeing to a breakup fee proposed by Comtech. Since CPI management, as directed by CPI’s special committee, had not engaged in discussions regarding the terms of their continued employment with Comtech, the letter also requested that CPI management engage in immediate discussions with Comtech regarding their future roles at Comtech.

On April 19, 2010, the CPI board of directors held a telephonic meeting. The CPI board of directors discussed Comtech’s April 16 letter and the fact that Comtech had not accepted CPI’s positions. The CPI board of directors instructed J.P. Morgan to reiterate the positions it had communicated on April 15, 2010. In addition, the CPI board of directors concluded that it would be desirable to receive a draft merger agreement rather than continue to exchange term sheets. The CPI board of directors also concluded, based on the lack of agreement on key terms, that CPI management should continue to not engage in discussions with Comtech regarding their potential future employment by Comtech.

On April 20, 2010, representatives of J.P. Morgan spoke with Citigroup and Comtech and communicated the positions of the CPI board of directors. Comtech indicated that it was not in a position to commit to a minimum value of $17.10 per share at signing, but that a collar structure might provide a solution to the gap between the parties on price.

Following these discussions, on April 22, 2010, Skadden sent to Irell initial drafts of a merger agreement and voting and standstill agreement as well as draft employment letters for certain of CPI’s executive officers.

On April 24, 2010, representatives of J.P. Morgan spoke to representatives of Citigroup regarding process-related matters and potential methods for facilitating resolution of open issues.

On April 25, 2010, a telephonic meeting of the CPI board of directors was held. The CPI board of directors discussed the terms of the draft merger agreement and directed J.P. Morgan to communicate again the board’s positions regarding the price which the board would expect to apply at execution, as well as the “force-the-vote” provisions in the draft merger agreement, the provisions restricting the board of directors’ ability to change its recommendation under certain circumstances and the provisions limiting Comtech’s obligations to pursue certain regulatory approvals. The CPI board of directors instructed its legal advisors to prepare proposed changes to the draft merger agreement.

On April 26, 2010, representatives of J.P. Morgan called Citigroup and informed Citigroup that the legal advisors to CPI would be sending comments on the proposed merger agreement but that CPI did not want to engage in detailed negotiations on the contract until the price issues and the principal contractual issues (i.e., “force-the-vote”; ability of the CPI board of directors to change its recommendation; and regulatory approval conditions) were resolved. Later that day, the legal advisors to CPI sent to Skadden comments on the proposed merger agreement.

On April 27, 2010, representatives of J.P. Morgan spoke with representatives of Citigroup regarding the proposed merger agreement.

In addition, on April 27, 2010, CPI held a telephonic board meeting in which J.P. Morgan summarized its recent communications with Citigroup and Comtech. J.P. Morgan also made a presentation to the CPI board of directors regarding potential collar structures. After discussion of the status of the negotiations between the parties, the CPI board of directors concluded that it was not willing to concede on its key negotiating points (i.e., price; “force-the-vote”; ability of the CPI board of directors to change its recommendation; and regulatory approval conditions).

The special committee of the CPI board of directors also met telephonically that day, with representatives of Morris Nichols in attendance. The special committee approved the payment by CPI of attorneys’ fees in connection with the review of possible employment agreements between Comtech and members of CPI’s management as well as the voting and standstill agreement being negotiated between the Cypress funds and Comtech.

On April 28, 2010, Mr. Porcelain inquired whether CPI executives were in a position to begin discussions with Comtech regarding the proposed employment contracts between Comtech and the executives. On April 29, 2010, Mr. Littman informed Mr. Porcelain that, while the executives had begun analyzing the proposal, they had not yet been authorized by the CPI board of directors to begin discussions with Comtech on the topic.

The special committee of the CPI board of directors also met telephonically that day, with representatives of Morris Nichols and Moelis in attendance. The special committee received and discussed a presentation from Moelis as to the value of CPI. At the special committee’s request, Moelis commented generally on potential strategic alternatives and negotiating strategy. The special committee also discussed the status of discussions with Comtech and the special committee’s views relating to a collar structure. After the meeting, the special committee communicated those views to CPI’s transaction committee and J.P. Morgan.

On April 29, 2010, representatives of Skadden, Comtech, Cypress and Golenbock, Eiseman, Assor, Bell & Peskoe, counsel for the Cypress Group stockholders, discussed the proposed voting and standstill agreement to be entered into between the Cypress Group stockholders and Comtech.

On April 29, 2010, the CPI board of directors held a telephonic meeting. Mr. Hughes reported to the CPI board of directors the discussions with Comtech that representatives of Cypress had regarding the provisions of the voting and standstill agreement. The board discussed whether management should be permitted to commence discussions with Comtech regarding the proposed terms of their employment by Comtech. After discussion and advice of counsel, the CPI board of directors concluded that, in light of its position on certain key negotiating points (e.g., price, “force-the-vote”, ability of the CPI board of directors to change its recommendation, and regulatory approval conditions), permitting executives to commence discussions on those agreements would be in the best interest of CPI and therefore authorized the executives to commence discussions with Comtech on those matters.

Later on April 29, 2010, Skadden contacted Irell suggesting that CPI management begin discussions with Comtech on their proposed employment arrangements and that in-person meetings be set up to advance the negotiations on the merger agreement.

On April 30, 2010, Mr. Kornberg placed phone calls to each of the directors of CPI separately and he was able to speak with all of the CPI directors except Mr. Finley (for whom he left a message but did not speak to directly at that time). Mr. Kornberg placed these calls in order to demonstrate his and Comtech’s willingness and interest in pursuing a mutually agreeable transaction with CPI. In addition, Mr. Kornberg wanted to let the CPI directors know that in order to facilitate the negotiation and avoid any delay in the finalization of the merger agreement, Comtech would no longer require CPI management to enter into employment agreements with Comtech at the time of signing the merger agreement and that Comtech would be sending an offer letter containing modified terms on key points. Shortly after these discussions, Comtech sent a letter to the CPI board of directors containing what Comtech described as Comtech’s final proposal to the board. In that letter, Comtech indicated that it was willing to provide CPI stockholders with consideration equal to $17.10 per share at the time of signing, consisting of $9.00 in cash and $8.10 worth of Comtech common stock, subject to a collar mechanism. Under Comtech’s proposed collar mechanism, the amount of stock received by CPI stockholders when the merger closed would depend on the Comtech common stock price during a specified period prior to the closing. If the Comtech common stock price during the specified period fell within a predetermined range, the conversion ratio for Comtech common stock would float such that CPI stockholders would receive $8.10 worth of Comtech common stock for each share of CPI common stock. If the Comtech common stock price prior to the closing was outside the predetermined range, the amount of Comtech common stock payable with respect to each CPI share would be a fixed ratio, which would vary depending on whether the stock price was less than or greater than the range. The range and the fixed ratios would be determined based on the price of the Comtech common stock at signing.

In its April 30, 2010 letter, Comtech also indicated that: (i) Comtech was willing to remove the “force-the-vote” provision from the merger agreement; (ii) Comtech was willing to agree to a termination fee of $12 million if the merger agreement were terminated due to a superior proposal; and (iii) consistent with Mr. Kornberg’s conversations with the CPI directors, while Comtech continued to expect that members of CPI management would play meaningful roles in a combined company (and Comtech separately indicated to the members of CPI management Comtech’s continued desire to enter arrangements for ongoing employment with each executive), Comtech did not want the logistical difficulties of negotiating employment agreements to delay arriving at a definitive merger agreement, and therefore Comtech’s proposal was no longer contingent on CPI management entering into employment arrangements with Comtech.

On May 2, 2010, the CPI board of directors held a telephonic board meeting, with representatives of J.P. Morgan, Moelis, Irell and Morris Nichols in attendance. The CPI board of directors discussed the collar structure that had been proposed by Comtech as well as potential alternatives to the proposed collar structure. After discussion, the CPI board of directors directed J.P. Morgan to submit a counterproposal to Comtech. In addition, at the meeting, legal advisors to CPI summarized the open legal issues on the merger agreement for the CPI board of directors. The board authorized Mr. Caldarelli to provide guidance to CPI’s financial advisors and legal advisors in connection with the negotiations over the next few days, subject to the right of CPI’s special committee and board of directors to approve any transaction presented. In light of this role, Mr. Caldarelli suspended his discussions and negotiations regarding his potential employment with Comtech following the merger.

On May 3, 2010, J.P. Morgan communicated CPI’s counterproposal on pricing to Citigroup. Under the CPI counterproposal, (i) Comtech would provide consideration to the CPI stockholders with a value at the date of signing equal to $17.10 per share, consisting of $9.00 in cash and $8.10 in Comtech common stock; (ii) if the price of Comtech common stock at the time of the closing was greater than or equal to the price at the time of signing but equal to or less than $36.00 per share, the value of the Comtech common stock to be provided at closing would remain at $8.10 per share; (iii) if the price of Comtech common stock at the time of the closing was less than the price at the time of signing, the number of shares of Comtech common stock to be received for each share of CPI common stock would be equal to $8.10 divided by the price of the Comtech common stock at the time of signing; and (iv) if the price of Comtech common stock at the time of the closing was greater than $36.00 per share, Comtech would provide 0.225 shares of Comtech common stock per share of CPI common stock.

Between May 3 and May 6, 2010, numerous discussions took place between Mr. Caldarelli and J.P. Morgan on behalf of CPI and Citigroup, Mr. Porcelain and Mr. Kapelus on behalf of Comtech with respect to the price to be paid in the proposed transaction. Comtech did not accept CPI’s most recent pricing proposal, but indicated that Comtech might be open to minor adjustments to Comtech’s proposed collar mechanism provided that the collar was centered and symmetrical around a $36.00 per share Comtech common stock price.

Between May 3 and May 7, 2010, CPI’s and Cypress’ legal representatives had conference calls with Skadden and exchanged drafts regarding open issues on the merger agreement and the voting and standstill agreement. During this period, Comtech representatives informed CPI representatives that Comtech was not willing to structure the transaction as a tax-free reorganization due to Comtech’s preference for a reverse merger structure whereby Merger Sub would be merged with and into CPI, with CPI as the surviving entity.

On May 6, 2010, a telephonic meeting of the Comtech board of directors was convened and attended by certain members of Comtech’s senior management as well as representatives of Skadden, Proskauer and Citigroup. Comtech’s senior management updated the Comtech board of directors on discussions with CPI. Representatives of Citigroup discussed the proposed collar mechanism and the negotiations regarding the proposed transaction. Comtech’s management discussed with the Comtech board of directors the rationale for the transaction. Also at the meeting, the representatives of Skadden provided an overview of the proposed merger, including the material transaction terms set forth in the draft merger agreement and voting and standstill agreement previously provided to the Comtech board of directors, and reviewed certain legal matters relating to the board of directors’ consideration of the proposed merger. Following discussions regarding the merits of the proposed merger with CPI, the Comtech board of directors agreed that management should continue its discussions with CPI with a view to management presenting a possible transaction for approval to the Comtech board of directors as early as the next day.

On May 6, 2010, a telephonic meeting of the special committee of the CPI board of directors was held, with representatives of Moelis, Morris Nichols and Irell in attendance. At the request of the special committee, Mr. Caldarelli was also invited to attend a portion of the meeting to report on the progress of the negotiations. Mr. Caldarelli and CPI’s legal representatives updated the members of the special committee regarding the status of the negotiations of the merger agreement, described the open legal points and answered the directors’ questions regarding the terms and provisions of the proposed agreement.

Later on May 6, 2010 a conference call took place in which Mr. Caldarelli updated certain members of the CPI board of directors on the status of the deal discussions, including Comtech’s rejection of CPI’s revised pricing proposal. Representatives of J.P. Morgan and Irell were also on the call. Because of where the Comtech common stock price was at that time (around $32.00 per share) the collar structure in the form proposed by Comtech at that time was viewed as unattractive as the Comtech common stock price would have to increase by 25% (to around $40.00 per share) before the CPI stockholders could benefit from the increase in the Comtech common stock price. It was suggested that Mr. Caldarelli explore with Comtech the possibility of reverting to Comtech’s original proposal of $9.00 in cash plus 0.225 shares of Comtech common stock. This would not meet the goal of having a value of $17.10 per share at the time of signing but would provide potentially greater upside to the CPI stockholders.

Following the call with certain members of the CPI board of directors, Mr. Caldarelli held discussions with Mr. Kornberg, Mr. Porcelain and Mr. Kapelus of Comtech to explore structures that would provide greater potential upside to CPI stockholders in the event that the price of Comtech’s common stock increased.

On May 7, 2010 Mr. Porcelain and Mr. Kapelus told Mr. Caldarelli that the Comtech board was not willing to revert to the original proposal of $9.00 per share plus 0.225 shares of Comtech common stock and that the only price proposal on the table was the April 30, 2010 collar proposal. Mr. Kornberg also made a call to Mr. Caldarelli in which he expressed a similar message. Mr. Caldarelli inquired whether Comtech was open to adjustments to the collar formula. Mr. Kornberg indicated that Comtech might be open to a modest, symmetrical (e.g., centered around $36.00) adjustment to the collar formula.

Also on May 7, 2010, the CPI board of directors held a telephonic board meeting, with representatives of J.P. Morgan, Moelis, Irell and Morris Nichols in attendance. At the meeting, Mr. Caldarelli updated the members of the CPI board of directors regarding the open issues with respect to price, and indicated that Comtech had expressed a willingness to entertain modest modifications to its original collar proposal. J.P. Morgan made a presentation to the CPI board of directors regarding the impact of Comtech’s original collar proposal under various Comtech common stock price scenarios. A potential counterproposal was discussed which would narrow the range of the collar, and J.P. Morgan discussed the impact of that counterproposal under various Comtech common stock price ranges. Under the counterproposal, the value of the stock portion of the consideration would be $8.10 per share as long as Comtech’s stock price was between $34.00 and $38.00 prior to the closing of the merger. If the Comtech common stock price prior to the closing were $34.00 or lower, the stock portion of the consideration would be based on 0.2382 shares of Comtech common stock. If the Comtech common stock price prior to the closing were $38.00 or higher, the stock portion of the consideration would be based on 0.2132 shares of Comtech common stock. After discussion, the CPI board of directors decided that even though the counterproposal could present a lower value at signing than Comtech’s April 30 collar proposal, the counterproposal could be to the likely benefit of CPI’s stockholders because it permitted greater participation in the upside in the Comtech common stock, and the CPI board of directors authorized Mr. Caldarelli and J.P. Morgan to make the proposal to Comtech. In addition, the board agreed that CPI should propose to Comtech that the shares of CPI common stock held by the Cypress Group stockholders would be partially freed up from the voting agreement in the event of a change in recommendation by the CPI board of directors if the Comtech common stock price was less than $24.00 per share at the time of the change in recommendation. In addition, Mr. Caldarelli and CPI’s legal counsel summarized the status of the other open points on the draft merger agreement.

Following that meeting J.P. Morgan communicated the revised collar proposal to Citigroup and Comtech. Comtech later notified CPI that the proposal was acceptable, subject to approval by the Comtech board of directors.

In the evening of May 7, 2010, CPI’s special committee held a telephonic meeting, with representatives of Moelis and Morris Nichols in attendance. Mr. Caldarelli was invited to attend a portion of the meeting to provide an update as to the status of negotiations on the merger agreement. In addition, representatives of Irell were in attendance for a portion of the meeting. CPI’s legal advisors updated the committee members regarding the status of negotiations on the merger agreement, and reviewed certain of the provisions of the draft merger agreement. Mr. Caldarelli and the representatives of Irell left the meeting and the members of the special committee discussed the proposed transaction. Moelis delivered to the special committee its oral opinion, dated May 7, 2010, subsequently confirmed in writing, that, as of that date and based on and subject to the various factors, assumptions, limitations and qualifications set forth in such written opinion, the per share merger consideration to be received by CPI’s stockholders, pursuant to the terms and subject to the conditions set forth in the merger agreement, was fair, from a financial point of view, to CPI’s stockholders (other than the Cypress Group and its affiliates). Following such opinion, the members of the special committee unanimously adopted resolutions recommending that the entire CPI board of directors adopt and approve the proposed transaction.

Following the meeting of the CPI special committee, later on May 7, 2010, the CPI board of directors held a telephonic meeting. Representatives of J.P. Morgan, Moelis, Morris Nichols and Irell were in attendance. Mr. Frederick Alexander of Morris Nichols informed the CPI board of directors that the special committee had unanimously approved the proposed transaction and had recommended that the entire CPI board of directors adopt and approve the transaction. The CPI board of directors then discussed the proposed transaction, including the pricing and the progress of the negotiations. J.P. Morgan presented to the CPI board of directors its financial analysis of the proposed transaction and described how the proposed collar mechanism would work. J.P. Morgan delivered its oral opinion dated May 7, 2010, subsequently confirmed in writing, that, as of that date and based on and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration to be received by holders of CPI common stock (other than the Cypress Group and its affiliates) in the proposed merger was fair, from a financial point of view, to such holders. The CPI board of directors engaged in further discussion and then unanimously approved the proposed merger.

Late in the evening on May 7, 2010, the Comtech board of directors convened a telephonic meeting to review and consider the proposed merger. Present at the meeting were members of Comtech’s senior management and representatives of Skadden, Proskauer and Citigroup. At the meeting, Comtech’s senior management briefed the board of directors on negotiations that had occurred since their last update and reviewed the merits of the transaction and recommended in favor of a transaction on the terms presented. Representatives of Citigroup reviewed with the Comtech board of directors certain financial aspects of the proposed merger, and a representative of Skadden discussed with the board of directors certain material terms of the merger agreement and the voting and standstill agreement and certain legal matters relating to the Comtech board of directors’ consideration of the proposed merger. Following consideration of the terms of the proposed merger and discussion among the directors, senior management and Comtech’s legal and financial advisors, early in the morning of May 8, 2010, the Comtech board of directors unanimously approved the proposed merger and authorized management to enter into the merger agreement and the voting and standstill agreement.

On May 8, 2010, the CPI board of directors approved the final version of the merger agreement, CPI and Comtech executed and delivered the merger agreement and Comtech and the Cypress Group stockholders executed and delivered the voting and standstill agreement. On May 10, 2010, prior to the commencement of trading on the NASDAQ Global Select Market, CPI and Comtech issued a joint press release announcing the signing of the merger agreement and the voting and standstill agreement.

CPI’s Reasons for the Merger; Recommendation of the CPI Board of Directors

The CPI board of directors carefully evaluated the merger agreement and the merger. The CPI board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of, CPI and its stockholders, and unanimously recommended that the stockholders of CPI vote “FOR” the adoption of the merger agreement.

In the course of reaching its recommendation, the CPI board of directors consulted with CPI’s senior management, its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to CPI and its stockholders. The CPI board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Consideration; Historical Market Prices. The value of the consideration to be received by CPI’s stockholders pursuant to the merger, including that the implied merger consideration as of the close of trading on May 7, 2010, of $16.40 per share, represented a significant premium over the market prices at which CPI common stock had previously recently traded, including a premium of approximately 26.8% over the closing price of CPI common stock of $12.93 on May 7, 2010, the last trading day prior to the meeting of the board of directors at which the merger was approved.

•	Sizeable Portion of Merger Consideration in Cash. The fact that a sizeable portion of the merger consideration will be paid in cash, giving CPI stockholders an opportunity to immediately realize value for a significant portion of their investment and providing certainty of value.

•	Participation in Potential Upside. The fact that, since a portion of the merger consideration will be paid in Comtech common stock, CPI stockholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Comtech common stock following the merger should they decide to retain the Comtech common stock payable in the merger.

•	Financial Advisor’s Opinion. The fact that the CPI board of directors received an oral opinion, dated May 7, 2010, subsequently confirmed in writing, from J.P. Morgan that, as of that date, and based on and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration to be received by holders of CPI common stock (other than the Cypress Group and its affiliates) in the proposed merger was fair, from a financial point of view, to such holders as more fully described below under the heading “— Opinion of J.P. Morgan Securities Inc.” beginning on page [●] of this proxy statement/prospectus.

•	Financial Advisor’s Other Advice. The fact that J.P. Morgan, a qualified and independent financial advisor, assisted the board of directors in its process of exploring strategic alternatives.

•	The Special Committee Recommendation. The fact that a special committee of the board of directors comprised of independent directors recommended, among other things, that the full board approve and adopt the merger agreement.

•	The Opinion of the Financial Advisor to the Special Committee. The fact that the special committee received an oral opinion, dated May 7, 2010, subsequently confirmed in writing, that, as of that date and based on and subject to the various factors, assumptions, limitations and qualifications set forth in such written opinion, the per share merger consideration to be received by CPI’s stockholders, pursuant to the terms and subject to the conditions set forth in the merger agreement, was fair, from a financial point of view, to CPI’s stockholders (other than the Cypress Group and its affiliates), as more fully described below under the heading “— Opinion of Moelis & Company LLC.”

•	Support of Certain CPI Stockholders. The fact that stockholders representing a majority of the shares of CPI common stock outstanding as of the date of the merger agreement expressed support for the proposed merger, as evidenced by their willingness to enter into the voting and standstill agreement.

•	Lack of Public Float and Perceived Overhang. The belief that the upside for CPI’s common stock price as an independent company was limited due to CPI’s relatively small market capitalization, small public float (due to the majority holdings of the Cypress Group stockholders), low trading volume when compared to other companies listed on the NASDAQ Global Select Market, relative lack of research analyst coverage of CPI’s common stock, and the perception by analysts that substantial sales of CPI common stock by the Cypress Group stockholders could depress CPI’s stock price. Among other things, CPI’s small market capitalization was due to CPI’s inability to grow significantly through acquisitions.

•	Terms of the Merger Agreement and Voting and Standstill Agreement. The terms and conditions of the merger agreement and voting and standstill agreement, including:

•	The limited closing conditions to Comtech’s obligations under the merger agreement, including the fact that the merger agreement is not subject to approval by Comtech stockholders or the receipt of any financing by Comtech;

•	The provisions of the merger agreement that allow, under certain circumstances more fully described under “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus, CPI to engage in negotiations with, and provide information to, third parties in response to an unsolicited competing acquisition proposal from a third party that the CPI board of directors determines constitutes or would reasonably be expected to lead to a proposal that is superior to the merger;

•	The provisions of the merger agreement that allow, under certain circumstances more fully described under “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus, the CPI board of directors to change its recommendation that CPI stockholders adopt the merger agreement in response to certain competing acquisition proposals and certain intervening events, if the CPI board of directors determines in good faith that a failure to make a change in its recommendation would be reasonably likely to constitute a violation of its fiduciary duties to stockholders under Delaware law;

•	The provisions of the voting and standstill agreement that provide for the termination of the voting and standstill agreement automatically upon termination of the merger agreement, including upon termination of the merger agreement by CPI to enter into a definitive, written agreement concerning a superior acquisition proposal as described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page [●] of this proxy statement/prospectus and “The Voting and Standstill Agreement” beginning on page [●] of this proxy statement/prospectus);

•	The provisions of the voting and standstill agreement that reduce the amount of shares the Cypress Group stockholders are required to vote in favor of the adoption of the merger agreement to 25% of the outstanding shares of CPI common stock if the CPI board of directors changes its recommendation with respect to the merger under certain circumstances (see “The Merger Agreement — Termination of the

Merger Agreement” beginning on page [●] of this proxy statement/prospectus and “The Voting and Standstill Agreement” beginning on page [●] of this proxy statement/prospectus). In such circumstances the Cypress Group stockholders could vote their remaining shares of stock (representing approximately 25% of the outstanding shares of CPI common stock) against the adoption of the merger agreement, which would effectively allow the non-Cypress Group stockholders to determine whether the merger agreement is adopted; and

•	The ability of CPI to specifically enforce the terms of the merger agreement.

•	Availability of Appraisal Rights. The fact that stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise properly comply with Delaware law will have the right to demand appraisal of the fair value of their shares of CPI common stock under Delaware law, and that there was no condition in the merger agreement relating to the maximum number of shares of CPI common stock for which CPI stockholders could demand appraisal.

The CPI board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Potential for Decline in Value of Stock Portion of Merger Consideration. The fact that the value of the Comtech common stock portion of the merger consideration could decline prior to consummation of the merger, thereby causing the value of the merger consideration to decline. The CPI board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as:

•	The CPI board of directors’ review of the relative intrinsic values and financial performance of Comtech and CPI and the relative performance of each company’s stock; and

•	The fact that a substantial portion of the merger consideration will be paid in a fixed cash amount which reduces the impact of any decline in the trading price of Comtech common stock on the value of the merger consideration.

•	Risks of Non-Completion. The possibility that the merger might not be completed as a result of, among other reasons, potential objections of regulatory authorities, and the transaction costs that will be incurred even if the merger is not consummated, along with the effect the resulting public announcement of termination of the merger agreement may have on the trading price of CPI common stock and CPI’s operating results.

•	Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that CPI must pay to Comtech a break-up fee of up to $12 million, if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, CPI from pursuing that opportunity. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page [●] of this proxy statement/prospectus.

•	Effect of Voting and Standstill Agreement. The fact that while the approval of the adoption of the merger agreement by CPI’s stockholders is required under Delaware law, approximately 49.9% of the shares of CPI common stock entitled to vote at the special meeting have committed to vote in favor of such adoption pursuant to the voting and standstill agreement. As a result, the adoption of the merger agreement at the special meeting is nearly assured merely by the vote of those CPI stockholders party to the voting and standstill agreement, absent: (i) the termination of the voting and standstill agreement as a result of, among other things, CPI terminating the merger agreement in order to enter into a definitive agreement with respect to a superior acquisition proposal or (ii) the CPI board of directors changing its recommendation under certain circumstances, in which case the percentage of shares that the Cypress Group stockholders would be required to be vote in favor of the adoption of the merger agreement would be reduced to 25% of the total outstanding shares of CPI common stock. See “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” and “The Voting and Standstill Agreement” beginning on pages [●] and [●] of this proxy statement/prospectus, respectively.

•	Possible Disruption of the Business and Costs and Expenses. The possible disruption to CPI’s business that may result from the merger, the resulting distraction of the attention of CPI’s management and potential attrition of CPI’s employees, as well as the costs and expenses associated with completing the merger.

•	Restrictions on Operation of CPI’s Business. The requirement that CPI conduct its business only in the ordinary course prior to the completion of the merger and subject to specified restrictions on the conduct of CPI’s business without Comtech’s prior consent, which might delay or prevent CPI from taking advantage of certain business opportunities that might arise pending completion of the merger.

•	Merger Consideration Taxable. The fact that the merger is a taxable transaction to CPI stockholders, and the receipt of Comtech common stock and cash in exchange for CPI common stock in the merger will generally be taxable to CPI stockholders. See “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [●] of this proxy statement/prospectus.

•	Other Risks. The additional risks described in the section entitled “Risk Factors” beginning on page [●] of this proxy statement/prospectus.

The CPI board of directors concluded that the potential benefits that it expected CPI stockholders would receive as a result of the merger outweighed the potentially negative factors associated with the proposed merger. Accordingly, the CPI board of directors unanimously determined that the merger agreement and the merger are advisable to, and in the best interests of, CPI and its stockholders.

In addition, the CPI board of directors was aware of and considered the interests that CPI’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of CPI generally, as described in “Interests of Certain Persons in the Merger” beginning on page [●] of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the CPI board of directors is not exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the CPI board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the CPI board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the CPI board of directors unanimously approved and declared the advisability of the merger agreement and the merger, and recommended that CPI stockholders adopt the merger agreement.

This explanation of CPI’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus.

Comtech’s Reasons for the Merger

Comtech’s board of directors has unanimously approved and adopted the merger agreement. In evaluating the merger, Comtech’s board of directors considered, among other things, the following key strategic benefits:

•	the merger allows Comtech to strategically redeploy a significant portion of its existing cash to enhance earnings per share and stockholder value;

•	the merger increases the size of Comtech’s RF microwave amplifier segment and Comtech anticipates that this increased size will enhance its growth prospects and have a positive impact on Comtech’s earnings before interest, income taxes, depreciation and amortization;

•	Comtech believes the merger will result in Comtech becoming a leading global supplier of vacuum electron devices (including klystrons, traveling wave tubes and power grid devices) as CPI’s vacuum electron devices and amplifiers are incorporated into products that are used in a broad array of applications and end-markets;

•	Comtech believes the merger will help to further drive innovation by combining manufacturing, engineering and sales teams for Comtech’s XICOM branded-product group with CPI’s Satcom product group to take advantage of united resources which are expected to deliver new and advanced amplifiers and other products to be used in satellite communications, radar applications and electronic warfare systems;

•	the complementary nature of CPI’s products, including CPI’s extensive portfolio of over 4,500 microwave and power grid devices, provides diversity to Comtech’s product portfolio and customer base;

•	a material portion of CPI’s sales are derived from sales for replacements, spares and repairs, including upgraded replacements for existing sole-sourced products, which have strong related cash flows that Comtech believes will help provide more stability and predictability to its business and will assist in partially insulating Comtech from dramatic shifts in market conditions; and

•	Comtech expects that the merger will allow it to combine its product offerings with those of CPI to take advantage of some customers’ preference for “one-stop shopping.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Comtech board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Comtech board of directors may have given differing weights to different factors. The Comtech board of directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, Comtech’s management and outside legal and financial advisors regarding certain of the matters described above.

Opinion of J.P. Morgan Securities Inc.

CPI retained J.P. Morgan as its financial advisor for the purpose of advising CPI in connection with the transactions contemplated by the merger agreement and to evaluate whether the consideration in the merger was fair, from a financial point of view, to the holders of common stock of CPI (other than The Cypress Group and its affiliates). At the meeting of the board of directors of CPI on May 7, 2010, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing to the board of directors of CPI, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration to be received by holders of CPI common stock (other than The Cypress Group and its affiliates) in the proposed merger was fair, from a financial point of view, to such holders. The J.P. Morgan written opinion, dated May 7, 2010, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the written opinion of J.P. Morgan, dated May 7, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex D. The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the board of directors of CPI, addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of common stock of CPI (other than The Cypress Group and its affiliates) in the proposed merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the board of directors of CPI in connection with its consideration of the proposed merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any stockholder should vote with respect to the proposed merger. In addition, the J.P. Morgan opinion does not in any manner address the prices at which CPI’s or Comtech’s common stock will trade following the date of the opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated May 5, 2010 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning CPI and Comtech and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of CPI and Comtech with publicly available information concerning certain other companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of CPI’s common stock and Comtech’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of CPI and Comtech relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, referred to in this section as the “Synergies;” and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of CPI and Comtech with respect to certain aspects of the merger, the past and current business operations of CPI and Comtech, the financial condition and future prospects and operations of CPI and Comtech, the effects of the merger on the financial condition and future prospects of CPI and Comtech, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by CPI and Comtech or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of CPI and Comtech under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of CPI and Comtech to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement would have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of CPI, and would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished by CPI and reviewed by J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by CPI, Comtech and Merger Sub in the merger agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by CPI’s advisors with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the merger will be obtained without any adverse effect on CPI and Comtech or on the contemplated benefits of the merger.

The J.P. Morgan opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of CPI’s common stock (other than The Cypress Group and its affiliates) in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of the merger to any person or entity, or as to the fairness of any consideration to be received by the holders of any other class of securities, creditors or other constituencies of CPI or as to the underlying decision by CPI to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be received by the holders of CPI’s common stock (other than The Cypress Group and its affiliates) in the merger or with respect to the fairness of any such compensation. J.P. Morgan has also expressed no opinion as to the price at which shares of CPI’s and Comtech’s common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the CPI board of directors on May 7, 2010 and contained in the presentation delivered to the CPI board of directors on May 7, 2010 in connection with the rendering of such opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. For purposes of the “CPI Financial Analyses” summarized below, the “per-share merger consideration” refers to the $16.40 implied per share value of the per-share merger consideration based on the $9.00 per-share cash, without interest, portion of the per-share merger consideration and the implied per-share value of the Comtech common stock portion of the per-share merger consideration of $7.40 on May 7, 2010.

Estimates

In performing its analysis of CPI, J.P. Morgan relied upon estimates provided by the management of CPI prepared in connection with the proposed merger for the period from October 1, 2009 through September 30, 2014, plus an extrapolation of such estimates for the period from October 1, 2014 through September 30, 2019 reviewed and approved by the management of CPI, which are referred to in this document as the “CPI Management Estimates”. In performing its analysis as it applies to Comtech, J.P. Morgan relied upon estimates provided by the management of Comtech prepared in connection with the proposed merger for the period from August 1, 2009 through July 31, 2015 which were reviewed and approved by the management of CPI, plus an extrapolation of such estimates for the period from August 1, 2015 through July 31, 2019, reviewed and approved by the management of CPI.

The forecasts furnished to J.P. Morgan for CPI and Comtech were prepared by the management of CPI and Comtech, respectively, in connection with the proposed merger. Neither CPI nor Comtech publicly discloses internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such forecasts were prepared in connection with the proposed merger and were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

CPI Financial Analyses

Historical Share Price Exchange Ratio Analysis; 52-Week Trading Range; 3-Month Volume-Weighted Average Price; 6-Month Volume-Weighted Average Price; Analyst Targets

J.P. Morgan reviewed the per share daily closing market price of CPI’s common stock and Comtech’s common stock over the three-year period ending on May 7, 2010, calculated the implied historical exchange ratios during such period by dividing the daily closing price per share of CPI’s common stock by Comtech’s common stock and identified the median of those implied historical exchange ratios for the one-month, two-month, three-month, six-month, one-year, two-year and three-year periods ending May 7, 2010 and the high and low of those implied exchange ratios for the three-year period ending May 7, 2010. The price implied by the offer was $16.40 per share of CPI’s common stock (based on market data as of May 7, 2010), and the exchange ratio implied by such offer price, assuming 100% Comtech common stock consideration and no cash consideration, was 0.528x based on the closing share price of Comtech’s common stock of $31.06 on May 7, 2010. The results of the implied exchange ratio analysis, assuming 100% Comtech common stock consideration and no cash consideration, (rounded to the nearest thousandth) are set forth in the table below:

Implied Exchange Ratio Analysis — Historical Period	Implied Exchange Ratio

Current	0.420	x
1-month median	0.413	x
2-month median	0.414	x
3-month median	0.411	x
6-month median	0.380	x
1-year median	0.341	x
2-year median	0.306	x
3-year median	0.316	x
High	0.498	x
Low	0.127	x

J.P. Morgan reviewed the 52-week trading range of CPI’s stock price. Specifically, the reference range was $7.80 to $14.55 for the 52-week trading range ending May 7, 2010, as compared to the per share merger consideration of $16.40 (based on market data as of May 7, 2010). J.P. Morgan also reviewed the 3-months and 6-months volume-weighted average price (referred to in this section as VWAP) of CPI’s stock price. Specifically, the reference VWAPs were $13.02 for the 3-months trading range ending May 7, 2010 and $12.41 for the 6-months trading range ending May 7, 2010. Finally, J.P. Morgan reviewed Wall Street equity research analyst price targets for CPI’s stock price based on which the reference range was $15.00 to $16.00.

J.P. Morgan noted that all of the foregoing analyses are not valuation methodologies and that such analyses were presented merely for reference purposes.

Selected Publicly Traded Companies

Using publicly available information, J.P. Morgan compared selected financial performance of CPI with publicly available information of selected publicly traded companies engaged in businesses which J.P. Morgan deemed relevant to CPI’s business. The companies were as follows:

•	Applied Signal Technology Inc.;

•	Cubic Corporation;

•	EMS Technologies, Inc.;

•	Globecomm Systems Inc.;

•	Harris Corporation;

•	Herley Industries, Inc.;

•	L-3 Communications Corporation;

•	Rockwell Collins, Inc.; and

•	ViaSat, Inc.

These companies were selected, among other reasons, because they share similar business characteristics to CPI based on operational and financial metrics as well as business sector participation.

In all instances, multiples were based on closing stock prices on May 7, 2010. For each of the following analyses performed by J.P. Morgan, financial data for selected companies were based on the selected companies’ filings with the Securities and Exchange Commission and publicly available Wall Street research analysts’ estimates.

For each of the selected companies, J.P. Morgan calculated (i) the company’s firm value divided by its estimated earnings before interest, taxes, depreciation and amortization (referred to in this proxy statement/prospectus as EBITDA), for calendar years 2010 and 2011, which are referred to as Firm Value/2010E EBITDA Multiple and Firm Value/2011E EBITDA Multiple, respectively, and (ii) the per share closing price of such company’s price of common stock divided by the estimated earnings per share (referred to in this proxy statement/prospectus as EPS) for calendar years 2010 and 2011, which are referred to as Price/2010E Earnings Multiple and Price/2011E Earnings Multiple, respectively. For the purpose of this analysis, Firm Value of a particular company was calculated as market value of such company’s outstanding common stock (as of May 7, 2010) plus the value of such company’s indebtedness and minority interests, in-the-money options and warrants, net of option proceeds, and preferred stock, minus such company’s cash, cash equivalents and marketable securities.

The analysis indicated the following low, high, mean and median Firm Value and stock price multiples:

	Firm Value/		Firm Value/		Price per Share/		Price per Share/
	2010E EBITDA		2011E EBITDA		2010E EPS		2011E EPS

Low	5.3	x	6.1	x	10.4	x	9.6	x
High	10.1	x	8.8	x	18.7	x	17.9	x
Median	6.7	x	7.0	x	16.4	x	12.3	x
Mean	7.1	x	7.2	x	15.4	x	13.0	x

Based on the results of this analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan applied (i) a Firm Value/2010E EBITDA ratio range of 6.0x to 8.0x and a Firm Value/2011E EBITDA ratio range of 5.5x to 7.5x and (ii) a Price/2010E Earnings Multiple range of 11.0x to 15.0x and a Price/2011E Earnings Multiple range of 10.0x to 14.0x to CPI’s management projections of CPI’s 2010 and 2011 EBITDA and EPS, respectively, and derived the following implied per share equity value ranges for CPI’s common stock, as compared to the value of the per share merger consideration (rounded to the nearest $0.25):

	Implied per Share	Per Share Merger
Valuation Basis	Equity Value Ranges	Consideration

Firm Value as multiple of 2010E EBITDA	$10.25 to $16.00
Firm Value as multiple of 2011E EBITDA	$9.75 to $15.75	$16.40 (1)
Price per Share as multiple of 2010E EPS	$12.75 to $17.25
Price per Share as multiple of 2011E EPS	$12.50 to $17.50

(1)	Based on market data as of May 7, 2010

No company used in this analysis is identical or directly comparable to CPI. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which CPI is compared.

Precedent Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving companies or businesses which J.P. Morgan judged to be analogous or similar to CPI’s business.

Announcement
Acquiror	Target	Date

Crane Co.	Merrimac Industries, Inc.	12/23/09
Cobham plc	M/A-Com. Technology Solutions	05/13/08
Comtech Telecommunications Corp.	Radyne Corporation	05/12/08
Cobham plc	Surveillance and Attack Business (BAE Systems)	12/19/07
Veritas Capital	Aeroflex Inc.	05/25/07
Cobham plc	Remec Defense & Space Unit	12/21/04
Cypress Group	Communications & Power Industries, Inc.	12/01/03
Crane Co.	Signal Technology Corporation	04/16/03

For each of the selected transactions, to the extent information was publicly available, J.P. Morgan calculated the target’s firm value implied by the transaction divided by its EBITDA for the last twelve month period, which is referred to in proxy statement/prospectus as LTM, prior to announcement of the transaction. The analysis indicated the following:

Transaction Group	Low		High		Median

Firm Value/LTM EBITDA	5.8	x	11.7	x	9.1	x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied the range of 7.5x to 9.5x LTM EBITDA multiples to CPI’s LTM EBITDA and derived an implied per share equity value range for CPI’s common stock of $13.00 to $18.25.

No company, business or transaction used in this analysis is identical or directly comparable to CPI or the merger. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which CPI and the merger were compared.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for CPI for the purpose of determining an implied fully diluted equity value per share for CPI’s common stock on a stand-alone basis (i.e., without Synergies). A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which J.P. Morgan refers to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the value of the standalone, unlevered free cash flows that CPI is expected to generate from July 1, 2010 through September 30, 2014 based upon CPI Management Estimates and the value of the unlevered free cash flows that CPI is expected to generate from October 1, 2014 through September 30, 2019 based upon extrapolations reviewed and approved by CPI’s management, calculated assuming that the projected unlevered free cash flows for both periods occur at the middle of each annual period, and then discounted such cash flows to present value as of June 30, 2010 using a range of discount rates from 11.0% to 12.0%. This range of discount rates was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of CPI which included, among other considerations, an analysis of the cost of equity and cost of debt of CPI using publicly available information and J.P. Morgan’s judgment. J.P. Morgan also calculated a range of Terminal Values for CPI, as of September 30, 2019, by applying a perpetual revenue growth rate ranging from 2.0% to 3.0%, which were discounted to present value as of June 30, 2010 using a range of discount rates from 11.0% to 12.0%.

The implied per share equity value range of CPI’s common stock that J.P. Morgan derived from such analyses, as compared to the implied price per share in the proposed merger is set forth below (rounded to the nearest $0.25):

Implied Per Share Equity Value Range	Per Share Merger Consideration

$15.00 to $19.00	$16.40 (1)

(1)	Based on market data as of May 7, 2010

Comtech Financial Analyses

52-Week Trading Range; 3-Month Volume-Weighted Average Price; 6-Month Volume-Weighted Average Price; Analyst Targets

J.P. Morgan reviewed the 52-week trading range of Comtech’s stock price. Specifically, the reference range was $26.65 to $38.17 for the 52-week trading range ending May 7, 2010, as compared to the price per share of $31.06 as of May 7, 2010. J.P. Morgan also reviewed the 3-months and 6-months VWAP of Comtech’s stock price. Specifically, the reference VWAPs were $31.54 for the 3-months trading range ending May 7, 2010 and $32.73 for the 6-months trading range ending May 7, 2010. Finally, J.P. Morgan reviewed Wall Street equity research analyst price targets for Comtech’s stock price based on which the reference range was $38.00 to $48.00.

J.P. Morgan noted that all of the foregoing analyses are not valuation methodologies and that such analyses were presented merely for reference purposes.

Selected Publicly Traded Companies

J.P. Morgan compared the financial performance of Comtech with publicly available information on the same set of selected publicly traded companies J.P. Morgan considered in the context of the Selected Publicly Traded Companies analysis relating to CPI which is described above. J.P. Morgan’s determination of the appropriateness of this set of publicly traded companies in the context of comparison with Comtech was based on the same reasoning as was applied in the determination of its use in the context of comparison with CPI.

Based on the results of its analysis and on other factors J.P. Morgan considered appropriate, J.P. Morgan applied (i) a Firm Value/2010E EBITDA ratio range of 6.5x to 8.5x and a Firm Value/2011E EBITDA ratio range of 6.0x to 8.0x and (ii) a Price/2010E Earnings Multiple range of 15.0x to 20.0x and a Price/2011E Earnings Multiple range of 13.0x to 18.0x to Comtech’s management projections of Comtech’s 2010 and 2011 EBITDA and EPS, respectively, which were reviewed and approved by the management of CPI, and derived the following implied per share equity value range for Comtech’s common stock, as compared to the value of Comtech’s common stock on May 7, 2010 (rounded to the nearest $0.25):

		Comtech per Share
	Implied per Share	Price on May 7,
Valuation Basis	Equity Value Range	2010

Firm Value as multiple of 2010E EBITDA	$39.50 to $46.50	$31.06
Firm Value as multiple of 2011E EBITDA	$40.50 to $48.50
Price per Share as multiple of 2010E EPS	$30.75 to $41.00
Price per Share as multiple of 2011E EPS	$30.50 to $42.00

No company used in this analysis is identical or directly comparable to Comtech. Accordingly, an evaluation of the results of this analysis necessarily involves complex considerations and judgments concerning differences in financial, operating, and business sector characteristics, and other factors that could affect the public trading or other values of the companies to which Comtech is compared.

Discounted Cash Flow

J.P. Morgan calculated the value of the standalone, unlevered free cash flows that Comtech is expected to generate from July 1, 2010 through July 31, 2015 based on the estimates provided by Comtech’s management, which were reviewed and approved by the management of CPI, and the value of the unlevered free cash flows that Comtech is expected to generate for August 1, 2015 through July 31, 2019 based upon extrapolations, which were reviewed and approved by the management of CPI, calculated assuming that the projected unlevered free cash flows for both periods occur at the middle of each annual period, and then discounted such cash flows to present value as of June 30, 2010 using a range of discount rates from 10.5% to 11.5%. This range of discount rates was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Comtech, which included, among other considerations, an analysis of the cost of equity and cost of debt of Comtech using publicly available information and J.P. Morgan’s judgment. J.P. Morgan also calculated a range of Terminal Values for Comtech, as of July 31, 2019, by applying a perpetual revenue growth rate ranging from 2.0% to 3.0%, which were discounted to present value as of June 30, 2010 using a range of discount rates from 11.0% to 12.0%.

The implied per share equity value range of Comtech’s common stock that J.P. Morgan derived from such analyses, as compared to the per share price of Comtech’s common stock on May 7, 2010 is set forth below (rounded to the nearest $0.25):

Implied per Share Equity Value Range	Comtech per Share Price on May 7, 2010

$44.25 to $50.00	$31.06

Value Creation Analysis

Based on discounted cash flow equity value:  J.P. Morgan conducted a value creation analysis that compared the implied fully diluted equity value of CPI’s common stock derived from the midpoint of the discounted cash flow analysis on a stand-alone basis using the CPI Management Estimates to the implied fully diluted equity value of CPI’s common stock pro forma for the merger together with the cash portion of the transaction consideration pursuant to the merger agreement. The pro forma implied fully diluted equity value was based on CPI’s pro forma ownership (based on a 14%/86% CPI/Comtech ownership split, calculated assuming Comtech’s fully diluted shares and net debt (based on Comtech’s share price of $31.06 as of May 7, 2010) and including the shares to be issued to CPI pursuant to the merger agreement) of: (1) (a) the midpoint of Comtech’s stand-alone discounted cash flow implied equity value based on the forecast provided by the management of Comtech, which was reviewed and approved by the management of CPI, plus (b) the midpoint of CPI’s stand-alone discounted cash flow implied equity value based on the CPI Management Estimates, plus (c) the present value of the Synergies (calculated assuming $10 million of annual synergies with a 36% tax rate discounted at 11.0% and growing at 2.5% per year in perpetuity), less (d) cash consideration received by CPI stockholders pursuant to the merger agreement, less (e) estimated transaction expenses, divided by (2) Comtech’s fully diluted shares outstanding (based on Comtech’s share price of $31.06 as of May 7, 2010) pro forma to include the additional shares to be issued as consideration pursuant to the merger agreement.

Based on current publicly traded equity values:  J.P. Morgan conducted a value creation analysis that compared the publicly traded fully diluted equity value of CPI’s common stock to the implied fully diluted equity value of CPI’s common stock pro forma for the merger together with the cash portion of the transaction consideration pursuant to the merger agreement. The pro forma implied fully diluted equity value was based on CPI’s pro forma ownership (based on a 14%/86% CPI/ Comtech ownership split, calculated assuming Comtech’s fully diluted shares and net debt (based on Comtech’s share price of $31.06 as of May 7, 2010) and including the shares to be issued to CPI pursuant to the merger agreement) of: (1) (a) Comtech’s publicly traded fully diluted equity value as of May 7, 2010 plus (b) CPI’s publicly traded fully diluted equity value as of May 7, 2010, plus (c) the present value of the Synergies (calculated assuming $10 million of annual synergies with a 36% tax rate discounted at 11.0% and growing at 2.5% per year in perpetuity), less (d) cash consideration received by CPI stockholders pursuant to the merger agreement, less (e) estimated transaction expenses, divided by (2) Comtech’s fully diluted shares outstanding (based on Comtech’s share price of $31.06 as of May 7, 2010 ) pro forma to include the additional shares to be issued as consideration pursuant to the merger agreement.

The value creation analyses yielded the following pro forma implied accretion to CPI’s fully diluted equity value:

Implied CPI Equity
Valuation Metric	Value Accretion

Midpoint of discounted cash flow Equity Value	24.0%
Publicly Traded Equity Value	27.9%

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented or considered by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of CPI. In arriving at its opinion, J.P. Morgan reviewed various financial and operational metrics for both CPI and Comtech, including forecasts with respect to CPI and Comtech, which were made available to J.P. Morgan by or on behalf of CPI and Comtech. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. The consideration and other terms of the merger were determined through arm’s-length negotiations between CPI and Comtech.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its familiarity with CPI, Comtech and other companies in the industries in which they operate to advise CPI in connection with a potential transaction such as the merger and to potentially deliver a fairness opinion to the board of directors of CPI addressing the fairness from a financial point of view of the consideration in such a transaction to the holders of common stock of CPI (other than The Cypress Group and its affiliates) as of the date of such opinion.

For services rendered in connection with the merger (including the delivery of its opinion), CPI has agreed to pay J.P. Morgan a fee estimated to be approximately $5.0 million, $3.6 million of which will become payable only if the proposed merger is consummated. Finally, CPI has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of the J.P. Morgan opinion, neither J.P. Morgan nor any of its affiliates has had any other significant financial advisory or other significant commercial or investment banking relationships with CPI. J.P. Morgan and its affiliates have performed in the past, and continue to perform, certain commercial or investment banking services for Comtech and its affiliates, all for customary compensation or other financial benefits including, during the last two years, acting as a bookrunner in May 2009 for Comtech’s $200,000,000 aggregate principal amount of 3.0% Convertible Senior Notes due 2029. J.P. Morgan has received approximately $1.26 million in fees from Comtech and its affiliates for investment banking services performed in the past two years. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of CPI and Comtech for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Although J.P. Morgan made presentations to the CPI board of directors at meetings during April and May 2010 where representatives of Moelis were present, each of J.P. Morgan and Moelis conducted its analysis independently in connection with formulating its fairness opinion.

Opinion of Moelis & Company LLC

Pursuant to a letter agreement dated April 7, 2010, CPI engaged Moelis to act as financial advisor to the special committee of CPI’s board of directors in connection with the merger or combination of CPI with a third party, or a third party’s acquisition of all or substantially all of CPI’s assets, properties or business. Subsequently, the special committee asked Moelis to provide it with an opinion as to the fairness, from a financial point of view, to CPI’s stockholders (other than The Cypress Group and its affiliates, Comtech, Merger Sub or any other wholly owned subsidiary of Comtech to the extent any such entities own shares of CPI common stock, collectively referred to herein as the excluded holders) of the per share merger consideration to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the merger agreement.

On May 7, 2010, at a meeting of the special committee held to evaluate the merger agreement and the transactions contemplated thereby, Moelis delivered to the special committee its oral opinion, subsequently confirmed by delivery of a written opinion dated May 7, 2010, that, based upon and subject to the various factors, assumptions, limitations and qualifications set forth in the opinion, as of the date of the opinion, the per share merger consideration to be received by CPI’s stockholders, pursuant to the terms and subject to the conditions set forth in the merger agreement, is fair, from a financial point of view, to CPI’s stockholders, other than the excluded holders.

The full text of Moelis’ opinion is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the opinion. The full text of the opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Moelis in connection with such opinion.

Stockholders are encouraged to read the opinion carefully in its entirety. Moelis’ opinion is directed to the special committee of CPI’s board of directors and addresses only the fairness from a financial point of view of the merger consideration to be received by CPI stockholders (other than the excluded holders). The special committee has not asked Moelis to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CPI, other than the holders of CPI common stock.

Moelis’ opinion does not address CPI’s underlying business decision to effect the transactions contemplated by the merger agreement or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to CPI, and it does not constitute a recommendation to any CPI stockholder as to how such stockholder should vote with respect to the merger or any other matter. At the direction of the special committee, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement or the form of the merger. Moelis expressed no opinion as to what the value of Comtech’s common stock will be when it is issued pursuant to the merger agreement or the prices at which Comtech’s common stock will trade in the future.

In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of CPI’s officers, directors or employees, or any class of such persons, relative to the merger consideration.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of Moelis’ opinion. Moelis has also assumed, with the consent of the special committee, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without the imposition of any material delay, limitation, restriction, divestiture or condition that would have an adverse effect on CPI or Comtech or on the expected benefits of the merger.

Moelis has also assumed, with the consent of the special committee, that the final executed form of the merger agreement does not differ in any material respect from the draft that Moelis examined, and that Comtech and CPI will comply with all the material terms of the merger agreement without amendment thereto and all conditions to the consummation of the merger will be satisfied without waiver by any party of the conditions or obligations thereto. Moelis has not been authorized to solicit, and has not solicited, indications of interest in a possible transaction with CPI from any party. The opinion was approved by a Moelis fairness opinion committee.

In arriving at the conclusions reached in its opinion, Moelis has, among other things:

•	reviewed certain publicly available business and financial information relating to CPI and Comtech that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of CPI, furnished to Moelis by CPI;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of Comtech, furnished to Moelis by Comtech;

•	conducted discussions with members of senior management and representatives of CPI and Comtech concerning the matters described in the foregoing bullets, as well as their respective businesses and prospects before and after giving effect to the merger;

•	reviewed publicly available financial and stock market data, including valuation multiples, for CPI and Comtech and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Moelis deemed relevant;

•	considered certain potential pro forma effects of the merger;

•	reviewed a draft of the merger agreement, dated May 6, 2010 and a draft of the voting and standstill agreement, dated May 6, 2010;

•	participated in certain discussions and negotiations among representatives of CPI and Comtech and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by it for the purpose of its opinion and, with the consent of the special committee, relied on such information being complete and accurate in all material respects. In addition, at the direction of the special committee, Moelis has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CPI or Comtech, nor has Moelis been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, with the consent of the special committee, that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CPI or Comtech as to the future performance of their respective companies and that such future financial results will be achieved at the times and in the amounts projected by management. Moelis was not requested to, and did not, express any opinion regarding any legal, tax, accounting or financial reporting matters, including the tax effect of the merger on CPI or its stockholders.

Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the special committee at its meeting held on May 7, 2010 in connection with the delivery of the oral opinion of Moelis at such meeting and its subsequent written opinion, dated May 7, 2010.

The summary set forth below does not purport to be a complete description of the analyses performed and factors considered by Moelis in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations and subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such a process is not readily susceptible to partial analysis or summary description. With respect to the comparable public companies analysis and the precedent transactions analysis summarized below, no company, business or transaction used in such analyses as a comparison is either identical or directly comparable to CPI or the merger, nor is an evaluation of such analyses entirely mathematical. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors.

Moelis did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, nor did Moelis attribute any particular weight to any analysis or factor, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness from a financial point of view as of the date of its opinion of the merger consideration to be received by the CPI stockholders, other than the excluded holders.

Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses performed by Moelis. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

The analyses performed by Moelis include analyses based upon forecasts of future results, which results might be significantly more or less favorable than those upon which Moelis’ analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which CPI’s or Comtech’s shares of common stock might trade at any time following the announcement of the merger. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Moelis nor any other person assumes responsibility if future results or actual values are materially different from those contemplated below.

CPI Financial Analyses

In its evaluation of the proposed transaction, Moelis selected three principal valuation methodologies (specifically, a comparable public companies analysis, a precedent transactions analysis, and a discounted cash flow analysis), each of which is summarized on the following pages. Set forth in the table immediately below are the derived per share valuation ranges resulting from the application, subject to certain assumptions, of the three valuation methodologies that Moelis selected. The implied per share value of the merger consideration is $16.40 per CPI share based on Comtech’s closing stock price as of May 7, 2010 of $31.06 per share.

Valuation Methodology	Range

Comparable public companies analysis	$11.96 - $15.75
Precedent transactions analysis	$11.21 - $16.73
Discounted cash flow analysis	$10.82 - $17.61

Comparable Public Companies Analysis

Moelis compared certain financial information of the company with corresponding financial information of similar public companies.

Moelis selected publicly traded companies that shared similar characteristics with CPI’s business, operations and size, and for which relevant financial information was publicly available. The list of selected companies is set forth below:

•	Anaren, Inc.;

•	Comtech Telecommunications Corp.;

•	e2v Technologies plc;

•	EMS Technologies, Inc.;

•	Globecomm Systems Inc.;

•	Herley Industries, Inc.;

•	Spectrum Control, Inc.; and

•	Teledyne Technologies Incorporated.

As part of its comparable public companies analysis, Moelis calculated and analyzed each selected company’s ratio of its enterprise value (calculated as fully diluted equity value based on closing stock prices as of May 7, 2010, including in-the-money stock options and in-the-money convertible preferred stock or debt, plus debt, minority interest, preferred stock and out-of-the money convertibles, less cash as of each company’s most recently reported quarter end) to EBITDA for the most recent reported LTM and calendar years 2010 and 2011, each of which is referred to in this section as CY 2010 and 2011 based on consensus analyst estimates compiled by Thomson Reuters. In addition, Moelis calculated and analyzed each selected company’s ratio of its equity value to its earnings for CY 2010 and 2011, also based on such analyst estimates. The following summarizes the results of these calculations:

	Low	High	Mean	Median

Enterprise Value/ EBITDA
LTM	6.1x	10.2x	7.7x	6.8x
CY2010E	3.9x	7.4x	6.0x	6.1x
CY2011E	3.7x	6.9x	5.4x	5.0x
Equity Value/ Earnings
CY2010E	9.0x	18.1x	14.2x	13.9x
CY2011E	5.5x	14.9x	11.8x	12.7x

Moelis selected multiple ranges for each metric based on the foregoing and in consideration of CPI’s business, operations and size relative to its peers. Moelis used selected ranges of 7.0x – 8.0x, 6.5x – 7.5x and 6.0x – 7.0x for enterprise value as a multiple of LTM EBITDA, CY2010E EBITDA and CY2011E EBITDA, respectively. Moelis used selected ranges of 12.5x – 14.5x and 11.0x – 13.0x for Equity Value as a multiple CY2010E Earnings and CY2011E Earnings, respectively. Moelis applied the selected ranges to the relevant statistics for CPI using projections for CY2010 and CY2011 prepared by CPI management and calculated an implied range of CPI common stock prices. This resulted in a valuation range for CPI of $11.96 to $15.75 per share. Moelis noted that the merger consideration of $16.40 per CPI share based on Comtech’s closing stock price as of May 7, 2010 of $31.06 per share exceeded such valuation range.

Precedent Transactions Analysis

Moelis compared selected financial and transaction metrics of CPI and the merger with similar data of relevant transactions in the defense technologies sectors. The most comparable of these transactions as determined by business profile and market environment were Crane Co.’s acquisition of Merrimac Industries, Inc., Cobham plc’s acquisition of M/A-Com (a subsidiary of Tyco), and Cypress Holdings’ acquisition of Communications and Power Industries.

For each of the precedent transactions, Moelis calculated valuation multiples based on information that was publicly available, focusing on the ratios of enterprise value to EBITDA and enterprise value to revenue for the identified target company for the last reported LTM period as of the announcement date of the transaction.

Date Announced	Acquiror	Target

03/30/10	Microsemi Corporation	White Electronics Designs Corporation
12/23/09	Crane Co.	Merrimac Industries, Inc.*
04/01/09	Rockwell Collins, Inc.	DataPath, Inc.
05/13/08	Cobham plc	M/A-Com Technology Solutions (Subsidiary of Tyco)*
05/10/08	Comtech Telecommunications Corp.	Radyne Corporation
06/15/07	AVX Corp.	American Technological Ceramics Corp.
05/22/07	Veritas Capital	Aeroflex Inc.
03/03/05	Radyne Corporation	Xicom Technology, Inc.
12/20/04	Cobham plc	REMEC Defense & Space
07/08/04	Teledyne	Celeritek Defense Electronic Business
04/24/04	Smiths Group	TRAK Communications Inc.
11/17/03	Cypress Holdings	Communications and Power Industries, Inc.* (Predecessor to CPI)
04/16/03	Crane Co.	Signal Technology Corporation

*	Most relevant precedent transactions

All Precedent Transactions**:	Enterprise Value/LTM EBITDA

Low	6.2x
High	14.9x
Mean	10.0x
Median	10.1x

Most Relevant Precedent Transactions:

Low	6.2x
High	7.5x
Mean	6.8x
Median	6.8x

**	Excludes Radyne acquisition of Xicom, which was deemed to be an outlier due to the fact that Xicom did not have material EBITDA.

Based on the foregoing precedent transactions analysis, Moelis selected a range of 6.5x – 8.5x for enterprise value as a multiple of LTM EBITDA and derived a valuation range for CPI of $11.21 to $16.73 per share. Moelis noted that the merger consideration of $16.40 per CPI share based on Comtech’s closing stock price as of May 7, 2010 of $31.06 per share was within such valuation range.

Discounted Cash Flow Analysis

Moelis conducted a discounted cash flow, or DCF, analysis of CPI to calculate a range of implied equity values for CPI. A DCF analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments for the asset, which Moelis refers to as that asset’s free cash flows, and is obtained by discounting those free cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity costs of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all free cash flows from an asset for periods beyond the final forecast period.

Using projections provided by CPI management, Moelis performed a DCF analysis utilizing the after-tax unlevered free cash flows for the fiscal years 2011 to 2014, applying the year-end convention and discount rates ranging from 12.5% to 15.0% based on relevant metrics for the selected companies referred to above under “— Comparable Public Companies Analysis.” Moelis computed a terminal value based on the perpetuity growth methodology, and selected a perpetuity growth range of 3.00% to 4.00%.

Based on the foregoing, Moelis derived a valuation range of $10.82 to $17.61 per share. Moelis noted that the merger consideration of $16.40 per CPI share based on Comtech’s closing stock price as of May 7, 2010 of $31.06 per share was within such valuation range.

Comtech Financial Analyses

Comparable Public Companies Analysis

To assess the fairness of the public stock portion of the merger consideration offered in connection with the proposed transaction, Moelis derived a valuation range for Comtech using a comparable public company analysis.

Moelis selected publicly traded companies that shared similar characteristics with Comtech’s business, operations and size, and for which relevant financial information was publicly available. The list of selected companies is set forth below:

•	ADC Telecommunications, Inc.;

•	Cobham plc;

•	EMS Technologies, Inc.;

•	Elbit Systems Ltd.;

•	Harris Corp.;

•	L-3 Communications; and

•	ViaSat, Inc.

As part of its comparable public companies analysis, Moelis calculated and analyzed each selected company’s ratio of its enterprise value to EBITDA for the LTM and CY 2010 and 2011 based on consensus analyst estimates compiled by Thomson Reuters. In addition, Moelis calculated and analyzed each selected company’s ratio of its equity value to its earnings for CY 2010 and 2011, also based on such analyst estimates. The following summarizes the results of these calculations:

	Mean	Median

Enterprise Value/ EBITDA
LTM(1)	7.0x	7.3x
CY2010E	7.0x	6.7x
CY2011E	6.4x	6.4x
Equity Value/Earnings
CY2010E	13.5x	12.2x
CY2011E	12.3x	10.8x

(1)	LTM EBITDA multiple median and mean excludes ViaSat, Inc. which was deemed to be an outlier

Moelis selected multiple ranges for each metric based on the foregoing and in consideration of Comtech’s business, operations and size relative to its peers. Moelis used selected ranges of 7.5x - 8.5x, 6.5x - 7.5x and 5.5x - 7.0x for enterprise value as a multiple of LTM EBITDA, CY2010E EBITDA and CY2011E EBITDA, respectively. Moelis used selected ranges of 15.0x - 17.0x and 13.0x - 15.0x for Equity Value as a multiple CY2010E Earnings and CY2011E Earnings, respectively. Moelis applied the selected ranges to the relevant statistics for Comtech using projections for CY2010 and CY2011 prepared by Comtech management and calculated an implied range of Comtech common stock prices. This resulted in a valuation range for Comtech of $35.00 to $51.16 per share. In connection with its analysis, Moelis noted that the closing price of Comtech’s stock on May 7, 2010 was $31.06 per share.

Combination Analysis

Moelis analyzed the pro forma impact of the merger on Comtech’s earnings per share utilizing projections and financial information provided by management of each of CPI and Comtech. This analysis is important given the form of consideration being offered by Comtech to CPI stockholders. Moelis assumed, among other things, that (i) CPI’s existing debt would be refinanced and (ii) the consideration to be received by holders of shares of CPI common stock pursuant to the merger was $9.00 per share in cash and an estimated $7.40 per share in Comtech common stock, based on an conversion ratio of 0.2382 shares of Comtech common stock per share of CPI common stock and the May 7, 2010 closing price of Comtech common stock of $31.06 per share. See “The Merger Agreement — Merger Consideration; Conversion or Cancellation of Shares in the Merger — Merger Consideration” for a description of the conversion ratio contemplated by the merger agreement.

Based on this analysis, Moelis observed that the merger would result in earnings per share accretion for Comtech stockholders in 2010. For 2011, Moelis observed that the merger would result in earnings per share accretion as well. In each case, the analysis excluded one-time charges associated with the transaction. This accretion, which was determined on a pre-synergy basis, implies that Comtech would realize an increase in earnings that could result in an increase in the price of Comtech’s stock and indicates that CPI stockholders who will become stockholders of Comtech may also realize the benefits of the transaction after the consummation of the merger.

Other Information

The consideration to be paid pursuant to the merger agreement was determined through arm’s-length negotiations between CPI and Comtech and was approved by each company’s board of directors. Moelis provided advice to the special committee of the CPI board of directors during these negotiations, however, Moelis did not recommend any specific consideration to the special committee or suggest that any specific consideration constituted the only appropriate consideration for a transaction.

The merger consideration was determined through negotiations among CPI and its representatives, on the one hand, and Comtech and its representatives, on the other hand, and the decision by the CPI board of directors and the special committee to approve, adopt and authorize the merger agreement was solely that of each of the CPI board of directors and the special committee. The Moelis opinion and financial analyses, taken together, represented only one of many factors considered by each of the CPI board of directors and the special committee in its evaluation of the merger and was not determinative of the views of the CPI board of directors, the special committee or CPI management with respect to the merger, the merger consideration or whether the CPI board of directors or special committee would have been willing to agree to different merger consideration.

Pursuant to the terms of Moelis’ engagement as financial advisor to the special committee, CPI agreed to pay Moelis a retainer fee of up to $250,000, which would be offset on a one-time basis against the opinion fee of $800,000, which became payable upon the delivery of the Moelis opinion described above, regardless of the conclusion reached in such opinion. In the event Moelis renders more than one opinion, CPI has agreed to pay an opinion fee of $400,000 for each such subsequent opinion promptly upon Moelis having completed the customary work that is appropriate to render each such opinion, regardless of the conclusion reached in such opinion, and any such subsequent opinion fee would be credited against the subsequent transaction fee referenced below. In addition, CPI has agreed to pay Moelis a nonrefundable post-signing retainer fee of $150,000, payable promptly upon CPI’s decision to solicit alternative proposals to the merger agreement during the term of its engagement with Moelis. Any payment made in connection with such post-signing retainer fee would be credited against the subsequent transaction fee described below.

If during the term of CPI’s engagement with Moelis, CPI enters into an agreement, other than the merger agreement with Comtech, (i) to merge or otherwise combine CPI with a third party or (ii) that provides for the acquisition by a third party of all or substantially all of the assets, properties or business of CPI, CPI has agreed to pay Moelis a subsequent transaction fee payable at the closing of such transaction equal to 2.0% of the excess (if any) of the transaction value of such closed transaction over the transaction value determined with respect to the merger agreement.

Although representatives of Moelis were present at meetings where J.P. Morgan made presentations to the CPI board of directors during April and May of 2010, each of Moelis and J.P. Morgan conducted its analysis independently in connection with formulating its fairness opinion.

In addition, CPI has agreed to indemnify Moelis for certain liabilities arising out of and reimburse Moelis for certain expenses in connection with its engagement.

The special committee retained Moelis based upon Moelis’ experience and knowledge. Moelis is an investment banking enterprise with substantial experience in transactions similar to the merger. Moelis, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

Certain Illustrative Financial Projections Provided by Comtech

During the course of the negotiations between Comtech and CPI, Comtech supplied CPI, its financial advisors and the Cypress Group stockholders with certain business and financial information that was not publicly available, including certain illustrative financial projections on a standalone basis.

The illustrative financial projections presented below have been prepared by, and are the responsibility of, the management of Comtech. The illustrative financial projections were not prepared in connection with a detailed analysis of the fundamentals of Comtech’s business and assets nor were they prepared on a basis consistent with the historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in Comtech’s Annual Report on Form 10-K for the year ended July 31, 2009, which is incorporated by reference in this proxy statement/prospectus. For more information, see the section titled “Where you Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

The summary of the illustrative financial projections is included in this proxy statement/prospectus only because this information was exchanged between Comtech and CPI, their financial advisors and the Cypress Group stockholders in connection with the proposed merger. The inclusion of the summary of illustrative financial projections should not be regarded as an indication that either Comtech or CPI considered the illustrative financial projections to be material, and the summary is not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the adoption of the merger agreement. Such illustrative financial projections were neither prepared with a view to public disclosure, nor were such illustrative financial projections prepared in compliance with United States generally accepted accounting principles or with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial projections. Comtech’s independent public registered accounting firm has not examined or compiled any of the illustrative financial projections, expressed any conclusion or provided any form of assurance with respect to the illustrative financial projections and, accordingly, assumes no responsibility for them.

Comtech cautions you that the illustrative financial projections are speculative in nature and based upon subjective decisions and assumptions. The illustrative financial projections were prepared as of March 12, 2010 and do not reflect actual results through Comtech’s most recent quarter ended April 30, 2010, nor were they updated to reflect Comtech’s publicly issued guidance on June 3, 2010. The illustrative financial projections were not prepared with a view toward public disclosure and are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties and their respective advisors, and the inclusion of this information should not be regarded as an indication that any of Comtech, CPI or any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

While presented with numerical specificity, the illustrative financial projections are necessarily speculative given the time periods involved and are intended to show the impact of a given revenue and EBITDA growth rate for illustrative purposes. No specific estimates and assumptions were utilized relating to industry performance and competition, general business, economic, market and financial conditions, or any additional matters specific to Comtech’s businesses, all of which are difficult to predict and many of which are beyond Comtech’s control. These illustrative assumptions are likely to be different than actual results for any number of reasons, including general economic conditions, competition and the risks discussed in this proxy statement/prospectus under the section titled “Risk Factors” beginning on page [●] of this proxy statement/prospectus and the risk factors found under Part I, Item IA, “Risk Factors” in Comtech’s Annual Report on Form 10-K for the year ended July 31, 2009.

Since the illustrative financial projections cover multiple years, such information by its nature becomes less meaningful and reliable with each successive year. The illustrative financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. Accordingly, there can be no assurance that the results reflected in the illustrative financial projections will be realized, and actual results may vary materially from those reflected in such illustrative financial projections. You should read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the illustrative financial projections.

The following projected financial data for Comtech on a standalone basis was provided by Comtech management to CPI (in thousands):

	FY2010E	FY2011E	FY2012E	FY2013E	FY2014E	FY2015E

Total Sales	$750,001	$685,388	$726,200	$769,499	$815,795	$864,925
Operating Income	100,760	121,603	134,021	146,517	160,098	174,459
EBITDA*	127,888	148,926	161,824	175,637	190,467	205,893

*	Earnings before interest, taxes, depreciation and amortization (both amortization of intangible assets and stock-based compensation).

Readers of this proxy statement/prospectus are cautioned not to place any reliance on the summary of the illustrative financial projections set forth above. No representation is made by Comtech, CPI or any other person to any stockholder of Comtech or any stockholder of CPI regarding the ultimate performance of Comtech compared to the information included in the above summary of the illustrative financial projections. The inclusion of the summary of the illustrative financial projections in this proxy statement/prospectus should not be regarded as an indication that such illustrative financial projections will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. Comtech has made no representation to CPI or any other person concerning the projected financial data.

COMTECH DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ILLUSTRATIVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH ILLUSTRATIVE FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Certain Illustrative Financial Projections Provided by CPI

During the course of the negotiations between Comtech and CPI, CPI supplied its financial advisors and Comtech with certain business and financial information that was not publicly available, including certain illustrative financial projections on a standalone basis.

The illustrative financial projections presented below have been prepared by, and are the responsibility of, the management of CPI. The illustrative financial projections were not prepared in connection with a detailed analysis of the fundamentals of CPI’s business and assets. For more information, see the section titled “Where you Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

The summary of the illustrative financial projections is included in this proxy statement/prospectus only because this information was exchanged between CPI and its financial advisors in connection with the proposed merger and Comtech was provided similar information in connection with the proposed merger. The inclusion of the summary of illustrative financial projections should not be regarded as an indication that either CPI or Comtech considered the illustrative financial projections to be material and the summary is not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the adoption of the merger agreement. Such illustrative financial projections were neither prepared with a view to public disclosure, nor were such illustrative financial projections prepared in compliance with United States generally accepted accounting principles or with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial projections. CPI’s independent public registered accounting firm has not examined or compiled any of the illustrative financial projections, expressed any conclusion or provided any form of assurance with respect to the illustrative financial projections and, accordingly, assumes no responsibility for them.

CPI cautions you that the illustrative financial projections are speculative in nature and based upon subjective decisions and assumptions. The illustrative financial projections were prepared as of April 15, 2010 and do not reflect actual results through CPI’s recent quarter ended April 2, 2010. The illustrative financial projections were not prepared with a view toward public disclosure and are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties and their respective advisors, and the inclusion of this information should not be regarded as an indication that any of CPI or Comtech or any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

While presented with numerical specificity, the illustrative financial projections are necessarily speculative given the time periods involved and are intended to show the impact of a given revenue and EBITDA growth rate for illustrative purposes. Except as noted below with respect to currency conversion rates, no specific estimates and assumptions were utilized relating to industry performance and competition, general business, economic, market and financial conditions, or any additional matters specific to CPI’s businesses, all of which are difficult to predict and many of which are beyond CPI’s control. These illustrative assumptions are likely to be different than actual results for any number of reasons, including general economic conditions, competition and the risks discussed in this proxy statement/prospectus under the section titled “Risk Factors” beginning on page [●] of this proxy statement/prospectus and the risk factors found under Part I, Item IA, “Risk Factors” in CPI’s Annual Report on Form 10-K for the year ended October 2, 2009, and Part II, Item IA, “Risk Factors” in CPI’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2010.

Since the illustrative financial projections cover multiple years, such information by its nature becomes less meaningful and reliable with each successive year. The illustrative financial projections also do not take into account any circumstances or events occurring after the date they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. Accordingly, there can be no assurance that the results reflected in the illustrative financial projections will be realized, and actual results may vary materially from those reflected in such illustrative financial projections. You should read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the illustrative financial projections.

The following projected financial data for CPI on a standalone basis was provided by CPI management to CPI’s financial advisors:

	FY2010E	FY2011E	FY2012E	FY2013E	FY2014E
	(In millions)

Revenue	$365.0	$386.0	$420.5	$458.6	$499.2
EBITDA*	58.0	58.7	68.0	76.5	85.8

*	Earnings before interest, taxes, depreciation and amortization. Also excludes charges related to the extinguishment of debt.

The illustrative financial projections were based on similar financial projections prepared by CPI in September 2009 and provided to Comtech at that time. The financial projections summarized in the table above differ from those provided to Comtech due to different assumptions regarding exchange rates between the Canadian dollar and the U.S. dollar for fiscal years 2011 through 2014. As a result of the change in exchange rate assumptions, the projected EBITDA figures provided to Comtech for each of the fiscal years 2011 through 2014 were approximately 9% to 11% greater than the corresponding values set forth above.

Readers of this proxy statement/prospectus are cautioned not to place any reliance on the summary of the illustrative financial projections set forth above. No representation is made by CPI, Comtech or any other person to any stockholder of CPI or any stockholder of Comtech regarding the ultimate performance of CPI compared to the information included in the above summary of the illustrative financial projections. The inclusion of the summary of the illustrative financial projections in this proxy statement/prospectus should not be regarded as an indication that such illustrative financial projections will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. CPI has made no representation to its financial advisors, Comtech or any other person concerning the projected financial data.

CPI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ILLUSTRATIVE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH ILLUSTRATIVE FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Regulatory Approvals Required for the Merger

General

Each of Comtech’s, CPI’s and Merger Sub’s obligation to effect the merger is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page [●] of this proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party (and, as applicable, its ultimate parent entities) must file a pre-merger notification with the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

CPI and Comtech have filed their required HSR notification and regulatory forms in other jurisdictions with respect to the merger and various governmental reviews are underway.

Notwithstanding such expiration, at any time before or after the merger is completed, either the DOJ or the FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of Comtech, CPI or their subsidiaries or impose restrictions on Comtech’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

Non-U.S. Antitrust Approvals

Comtech and CPI have filed a notification with respect to the merger to the Brazilian competition authority, CADE (the Conselho Administrativo de Defesa Econômica, or Administrative Council for Economic Defense), under the applicable Brazilian antitrust merger control laws (i.e., Federal Law #8,884/94, article 54) on May 28, 2010. The review of the merger by CADE will not prevent Comtech and CPI from completing the merger.

The merger review process in Brazil involves three different agencies, and the review period is divided into three phases. Initially, the SEAE (the Secretaria de Acompanhamento Econômico or Secretariat of Economic Monitoring) has 30 days from its receipt of the notification to issue its (non-binding) opinion on the transaction. Upon expiration of this 30-day period, the file is transmitted to the SDE (the Secretaria de Direito Econômico or Secretariat of Economic Law). From the date of its receipt of the file from the SEAE, the SDE has 30 days to issue its (non-binding) opinion to CADE. Finally, CADE has 60 days (from the date it receives the file from SDE) to issue a final decision. If CADE does not issue a decision within the statutory period, the transaction is deemed approved.

The review period may be significantly extended if any of the three agencies request additional documents or information from the parties involved in the transaction.

Challenges by Governmental and Other Entities

Notwithstanding the expiration of the initial waiting period under the HSR Act, there can be no assurance that any of the governmental or other entities described above, including the DOJ, the FTC, foreign competition law authorities, U.S. state attorneys general and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Other Governmental Approvals

A division of CPI utilizes radioactive materials in manufacturing certain products, and such division currently holds both U.S. federal and state licenses for the use of these radioactive materials. In connection with the merger, control of these licenses is deemed to be transferred from CPI to Comtech. CPI is required to file and obtain approval from the Nuclear Regulatory Commission and the State of Massachusetts Radiation Control Program for the transfer of control of these licenses.

Appraisal Rights

In connection with the merger, record holders of CPI common stock who comply with Section 262 of the General Corporation Law of the State of Delaware (which is referred to in this proxy statement/prospectus as Section 262) will be entitled to appraisal rights if the merger is completed. Under Section 262, as a result of completion of the merger, holders of shares of CPI common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the completion of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. CPI is required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for exercising statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex C. This discussion and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. All references in this summary of appraisal rights to a “stockholder” or “holder” of shares of CPI common stock are to the record holder or holders of shares of CPI common stock.

A stockholder who desires to exercise appraisal rights must (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of CPI before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to CPI stockholders, (iii) continuously hold the shares of record from the date of making the demand through the effective time of the merger because appraisal rights will be lost if the shares are transferred prior to the effective time of the merger, and (iv) otherwise comply with the requirements of Section 262.

Only a holder of record of CPI common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, and must reasonably inform CPI of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the CPI stock. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. If a stockholder holds shares of CPI common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record owner, such as a broker or depository, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares for which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the special meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: CPI, 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by CPI prior to the special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal, with a copy served on the surviving corporation in the case of a petition filed by a stockholder.

There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the shares of common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262. Neither Comtech nor CPI anticipates offering more than the applicable merger consideration to any CPI stockholder exercising appraisal rights, and they reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of CPI common stock is less than the applicable merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting holder is responsible for his or her attorneys’ and expert witness fees, although upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and Comtech common stock to which the stockholder is entitled pursuant to the merger by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days.

The foregoing is a brief summary of Section 262 that sets forth the procedures for exercising statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex C to this proxy statement/prospectus.

Failure to strictly comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following summarizes certain material U.S. federal income tax consequences of the merger. The following summary is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, referred to in this proxy statement/prospectus as the Code, and the regulations, rulings, and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This summary addresses only those stockholders who hold their shares of CPI common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all of the U.S. federal income tax consequences that may be relevant to particular CPI stockholders in light of their individual circumstances, or to CPI stockholders who are subject to special rules, such as:

•	financial institutions;

•	mutual funds, regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons whose functional currency is not the U.S. dollar;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to apply a market-to-market method of accounting;

•	foreign holders (i.e., persons other than U.S. holders, as defined below);

•	persons who actually or constructively own 5% or more of the outstanding shares of CPI stock;

•	persons who hold shares of CPI stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

•	holders who acquired their shares of CPI stock upon the exercise of warrants or employee stock options or otherwise as compensation or through a tax-qualified plan.

In addition, tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed.

CPI stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

For purposes of this discussion, a U.S. holder means a beneficial owner of CPI stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under the applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a business entity classified as a partnership for U.S. federal tax purposes (a “partnership”) holds CPI stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships holding CPI stock should consult their own tax advisers.

U.S. Federal Income Tax Consequences to CPI Stockholders

Each U.S. holder of CPI common stock will recognize gain or loss with respect to each share of CPI common stock that it exchanges in the merger equal to the difference, if any, between (i) the sum of any cash received (including cash received in lieu of a fractional share of Comtech common stock) and the fair market value, as of the effective time of the merger, of the shares of Comtech common stock received by such holder in the exchange and (ii) such holder’s tax basis in the shares of CPI common stock exchanged therefor. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the merger. Such gain or loss will be long-term capital gain or loss, provided that a stockholder’s holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

CPI Stockholders Exercising Appraisal Rights

A U.S. holder who exercises appraisal rights under Delaware law and receives cash in exchange for its CPI common stock will generally recognize capital gain or loss equal to the difference between the cash received by such holder (other than any cash received that is treated as actual or imputed interest, which will be taxable as ordinary income) and such holder’s tax basis in the CPI common stock exchanged therefor.

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding, currently at a rate of 28%, unless the holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The summary of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. Moreover, the summary set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the summary set forth above does not address any non-income tax or any foreign, state or local tax consequences of the merger and does not address the tax consequences of any transaction other than the merger.

Accounting Treatment

The merger will be accounted for as an acquisition of a business. Comtech will record net tangible and identifiable intangible assets acquired and liabilities assumed from CPI at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the market value, at the date of the completion of the merger, of the Comtech common stock issued as consideration for the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Comtech after completion of the merger will reflect CPI’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of CPI. The earnings of Comtech following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, Comtech determines that tangible or intangible assets (including goodwill) are impaired, Comtech would record an impairment charge at that time.

Listing of Comtech Common Stock and Delisting and Deregistration of CPI Common Stock

Application will be made to have the shares of Comtech common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, where Comtech common stock is currently traded. If the merger is completed, CPI common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Exchange Act.

Repayment of Existing CPI Indebtedness

Comtech intends to repay in full all existing outstanding indebtedness of CPI either upon the closing or shortly following closing, in each case in accordance with the terms of such indebtedness. Assuming that the appropriate notices required under the indentures governing CPI’s existing floating rate senior notes and senior subordinated notes outstanding are provided on the date of closing of the merger, these notes may be outstanding for up to 75 days following the closing of the merger.

Litigation Related to the Merger

On July 1, 2010, a purported class action complaint was filed against the CPI directors, CPI and Comtech in the Superior Court of the State of California in and for the County of Santa Clara by Continuum Capital, a CPI stockholder, on behalf of itself and all others similarly situated (Case No. 1-10-CV-175940). The complaint alleges, among other things, that:

•	the CPI directors breached their fiduciary duties of care, good faith and loyalty by (i) failing to adequately inform themselves of CPI’s highest transactional value and (ii) failing to obtain an adequate price per share for CPI stockholders;

•	the defendants breached their fiduciary duties to fairly disclose all information material to the decisions before CPI stockholders through materially inadequate disclosures and material omissions; and

•	Comtech aided and abetted the CPI directors in breaching the their fiduciary duties of care, good faith and loyalty.

The complaint seeks: (i) determination that the action is a proper class action and that Continuum Capital is a proper class representative; (ii) judgment that the defendants breached their fiduciary duties and that Comtech aided and abetted such breach; (iii) unspecified compensatory and/or recissory damages; (iv) interest, attorney’s fees, expert fees and other fees; and (v) such other relief as the court may find just and proper.

On July 7, 2010, all defendants removed the case to the United States District Court for the Northern District of California.

CPI and Comtech believe the action is without merit and intend to defend the case vigorously.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Comtech, CPI or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement are made by Comtech, CPI and Merger Sub only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by Comtech, CPI and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Comtech, CPI or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Form, Effective Time and Closing of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into CPI. CPI will be the surviving corporation in the merger and, following completion of the merger, will be a wholly owned subsidiary of Comtech.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware. Unless another date and time are agreed by Comtech and CPI, the closing will occur no later than the second business day following satisfaction or, to the extent permitted under applicable law, waiver, of the conditions to completion of the merger. See “— Conditions to the Completion of the Merger” beginning on page [●] of this proxy statement/prospectus.

There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before December 1, 2010, either Comtech or CPI may terminate the merger agreement, unless the failure to comply in any material respect with any provision of the merger agreement by the party seeking to terminate the merger agreement was the direct cause of the failure of the merger to be completed by that date. The termination date of December 1, 2010 may be extended by 45 days by either party, subject to certain limitations, if the closing has not occurred because of the failure to obtain a required approval from one or more regulatory authorities. See “— Conditions to the Completion of the Merger” and “— Termination of the Merger Agreement” beginning on pages [●] and [●], respectively, of this proxy statement/prospectus.

Certificate of Incorporation, Bylaws, Directors and Officers of the Surviving Corporation

After completion of the merger, the certificate of incorporation of the surviving corporation will be amended so as to read in the form of an exhibit to the merger agreement, and the bylaws of Merger Sub in effect as of the effective time of the merger will be the bylaws of the surviving corporation, in each case until amended in accordance with applicable law. After completion of the merger, the directors of Merger Sub and the officers of CPI will be the directors and officers of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the surviving corporation and applicable law.

Merger Consideration; Conversion or Cancellation of Shares in the Merger

Merger Consideration

If the merger is completed, each share of CPI common stock (other than treasury stock or CPI common stock held by Comtech or its subsidiaries or CPI common stock with respect to which appraisal rights have been properly exercised and perfected under Delaware law) will be cancelled and converted automatically into the right to receive $9.00 in cash and between 0.2132 and 0.2382 shares of Comtech common stock (and dividends, if any, on Comtech common stock with a record date after the date of the merger agreement and before the effective time of the merger). The exact number of shares of Comtech common stock to be received in the merger will be determined based on a conversion ratio (rounded to four decimal places) equal to $8.10 divided by the average closing price of Comtech’s stock over the five consecutive trading days ending on (and including) the second trading day prior to closing, provided that if such average closing price of Comtech common stock is greater than $38.00, then the conversion ratio will equal 0.2132, and if such average closing sale price is less than $34.00, then the conversion ratio will equal 0.2382. CPI stockholders will receive cash in lieu of any fractional shares of Comtech common stock as described immediately below. No interest will be paid or accrue on the cash portion of the merger consideration.

No Fractional Shares

Comtech will not issue any fractional shares of its common stock in the merger. Instead, the total number of shares of Comtech common stock that each CPI stockholder will receive in the merger will be rounded down to the nearest whole number, and each CPI stockholder will receive cash, without interest, for any fractional shares of Comtech common stock that such stockholder would otherwise receive in the merger. The amount of cash for fractional shares received by a CPI stockholder will be their proportionate interest in proceeds from the sale by Comtech’s exchange agent of the aggregate of the fractional shares of Comtech common stock that otherwise would be issued in the merger at the prevailing prices at which Comtech common stock may be sold (net of any related fees) on the NASDAQ Global Select Market as soon as practicable after the effective time of the merger.

Procedures for Surrendering CPI Stock Certificates

The conversion of CPI common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to completion of the merger, Comtech will appoint an exchange agent reasonably acceptable to CPI to handle the exchange of CPI stock certificates in the merger for Comtech common stock and the payment of cash (including cash in lieu of fractional shares of Comtech common stock). Prior to the effective time of the merger, Comtech will deliver to the exchange agent the merger consideration payable in respect of CPI common stock. As promptly as practicable after the effective time, but in no event later than five business days thereafter, the exchange agent will send a letter of transmittal to each person who is a record holder of CPI common stock at the effective time of the merger for use in the exchange, as well as instructions explaining how to surrender CPI stock certificates to the exchange agent.

Each CPI stockholder who surrenders their stock certificate to the exchange agent or, in the case of CPI stock held in book-entry form surrenders such stock (evidenced by receipt of an “agent’s message” by the exchange agent), in either case, together with a duly completed letter of transmittal (and such other documents as may reasonably be required by the exchange agent), will receive (i) certificates (or electronic equivalents) representing the number of shares of Comtech common stock into which such CPI shares will have been converted, and (ii) a bank check for an amount equal to the cash portion of the merger consideration due to such stockholder (including cash in lieu of fractional shares). In any event, after the effective time of the merger, each certificate that previously represented shares of CPI common stock will only represent the right to receive the merger consideration into which those shares of CPI common stock have been converted.

Neither Comtech nor CPI will be responsible for transfer or other similar taxes and fees incurred by any holder of CPI common stock in connection with the merger, and thus, such taxes and fees, if any, will be the sole responsibility of such holder. In addition, if any merger consideration is to be issued in the name of a person other than the person in whose name a surrendered CPI certificate is registered, the surrendered certificate must be endorsed or must otherwise be in proper form for transfer, and the person requesting such exchange must either pay to the exchange agent any transfer or other taxes required or otherwise satisfy the exchange agent that any such transfer or other taxes have been paid or that no payment of such taxes is necessary.

Treatment of CPI Equity Awards

Except with respect to separate agreements that may be entered into with certain CPI executives, each option to purchase shares of CPI common stock granted under CPI’s equity compensation plans outstanding immediately prior to the closing, whether or not exercisable or vested, will be canceled at the closing in exchange for cash, equal to the excess, if any, of (i) the sum of (A) $9.00 and (B) the average per-share closing prices of Comtech common stock for the 10 consecutive trading days immediately preceding the date that is two days before the closing, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio, reduced by (ii) the per-share exercise price of such option.

Except with respect to separate agreements that may be entered into with certain CPI executives, each restricted stock award and restricted stock unit granted under CPI’s equity compensation plans that are outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to the sum of (i) $9.00 and (ii) the cash value of the average per-share closing prices of Comtech common stock for the 10 consecutive trading days immediately preceding the date that is two days before the closing, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by CPI on the one hand and Comtech and Merger Sub on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and expire at the effective time of the merger. The representations and warranties are subject, in some cases, to exceptions and qualifications (including knowledge qualifiers and exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”). See also “— Definition of ’Material Adverse Effect”’ beginning on page [●] of this proxy statement/prospectus.

Representations and Warranties of CPI, and Comtech and Merger Sub

Both CPI and Comtech made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with organizational documents, absence of any violation, breach or default of certain agreements and the absence of any violation of laws or orders;

•	governmental and third-party consents necessary to complete the merger;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

•	absence of certain changes through the date of the merger agreement;

•	disclosure documents to be filed with the SEC in connection with the merger;

•	fees payable to financial advisors in connection with the merger;

•	litigation; and

•	compliance with laws and orders.

Representations and Warranties of CPI

In addition, CPI made representations and warranties in the merger agreement relate to, among other things:

•	taxes;

•	employee benefit plans;

•	labor matters including matters related to labor unions and layoffs;

•	environmental matters, including matters concerning hazardous materials, environmental liabilities, compliance with environmental laws, required environmental permits, environmental reports, studies and other data, and indemnification for environmental liability;

•	property and assets;

•	absence of undisclosed liabilities;

•	intellectual property;

•	the existence, validity and enforceability of certain contracts meeting certain financial, legal and other thresholds, including contracts with, or subcontracts relating to contracts with, governmental entities;

•	permits and other approvals from governmental entities required by CPI and its subsidiaries to own, lease or operate their assets and carry on their businesses;

•	insurance;

•	transactions with affiliates;

•	receipt of the opinions of J.P. Morgan and Moelis;

•	absence of any stockholder rights plan;

•	absence of beneficial ownership of any capital stock of Comtech; and

•	inapplicability of Delaware anti-takeover laws.

Representations and Warranties of Comtech and Merger Sub

In addition, Comtech and Merger Sub made representations and warranties in the merger agreement relate to, among other things:

•	availability of sufficient cash resources to consummate the merger and repay the indebtedness of CPI;

•	absence of any business activities or operations of Merger Sub; and

•	beneficial ownership of capital stock of CPI.

The representations and warranties in the merger agreement do not survive after the effective time of the merger.

See “— Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” on page [●] of this proxy statement/prospectus.

Definition of “Material Adverse Effect”

Many of the representations and warranties are qualified as to materiality or “material adverse effect.” For the purposes of the merger agreement, “material adverse effect” means any adverse event, development or change in condition of Comtech or CPI, as the case may be, or any subsidiary thereof which is material to such party and its subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event or development to the extent resulting from any of the following, will be taken into account in determining the occurrence of a material adverse effect:

•	general changes in economic, market, financial or capital market, regulatory or political conditions in the United States or elsewhere in the world;

•	terrorism, war, the outbreak of hostilities or natural disaster in the United States or elsewhere in the world;

•	changes generally applicable to the industries in which the party and its subsidiaries are involved;

•	changes in law or accounting regulations or principles or interpretations thereof;

•	changes in such party’s stock price or trading volume, or any failure, in and of itself, by the party to meet any projections or any change in any analyst recommendation concerning the party (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account, in determining whether a material adverse effect has occurred);

•	the downgrade in rating of any debt or debt securities of a party or any of its subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account, in determining whether a material adverse effect has occurred);

•	the failure to take any action as a result of any restrictions or prohibitions set forth in the merger agreement with respect to which the other party failed, after being requested, to provide a waiver or to do so in a reasonably timely manner;

•	changes as a result of any amendment, cancellation, termination or other adverse event related to any existing contract of the party or any of its subsidiaries, or the failure by the party or any of its subsidiaries to enter into, or be awarded the right to enter into or receive funding under, any contract or any extension thereof;

•	changes as a result of any action consented to in writing by the other party;

•	the taking of any action expressly contemplated or required by the merger agreement, or the consummation of the transactions contemplated by the merger agreement; or

•	any actions, claims, suits or proceedings arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement;

except to the extent, in the case of the first four bullet points above, that such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of the party and its subsidiaries, taken as a whole, relative to other participants in the industries in which the party and its subsidiaries are involved (in which event the extent of such material adverse change may be taken into account in determining whether a material adverse effect has occurred).

Covenants and Agreements

Conduct of Business of CPI Pending the Merger

CPI has agreed to certain restrictions on it and its subsidiaries until the effective time of the merger. In general, except with Comtech’s prior written approval or as otherwise expressly contemplated or permitted by the merger agreement, CPI has agreed that until the effective time of the merger, it will, and will cause its subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, to use its reasonable best efforts to preserve intact its present business organizations, to keep available the services of its current officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will not be impaired in any material respect at the effective time of the merger. Without limiting the generality of the foregoing, CPI has also agreed, except with Comtech’s prior written approval or as otherwise expressly contemplated or permitted by the merger agreement that, until the effective time of the merger it will not and its subsidiaries will not, among other things:

•	issue, deliver, sell, dispose of, pledge or otherwise encumber its capital stock, or any securities or rights convertible into or exchangeable for any such shares or ownership interests or permit or authorize any of the above other than the issuance of shares in connection with the exercise of options under any CPI equity compensation plan;

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, its capital stock;

•	split, combine, subdivide or reclassify any of its capital stock;

•	declare, set aside for payment or pay any dividend in respect of any shares of its capital stock, other than dividends paid by one of its subsidiaries to another subsidiary or to CPI;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its subsidiaries;

•	amend its amended and restated certificate of incorporation or amended and restated bylaws or the organizational documents of any subsidiary;

•	exempt any third party from any state anti-takeover law or adopt any shareholder rights plan;

•	enter into, adopt, amend, renew or extend any employee benefit plan or any other compensatory program, policy or arrangement;

•	increase the compensation of, or provide any benefit to, any current or former employee, officer, director or other consultant except as required by applicable law or the terms of any employee benefit plan in effect on the date of the merger agreement or except as in the ordinary course of business in accordance with past practice;

•	hire any employee, officer, director or other consultant entitled to receive annual compensation in excess of $200,000;

•	terminate (other than for cause consistent with past practice) the employment or service of any officer or director of CPI or any of its subsidiaries;

•	enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course consistent with past practice) or make any change in existing borrowing or lending arrangements except as required by any equity or benefit plan maintained by CPI as of the date of the merger agreement;

•	make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP, the rules or policies of the Public Company Accounting Oversight Board or law;

•	directly or indirectly acquire or agree to acquire any equity interest in, or business of, any entity;

•	other than purchases and sales of inventory and supplies in the ordinary course of business, consistent with past practice, acquire, sell, lease (as lessor), license, or otherwise dispose of any tangible properties or assets in excess of $1,000,000, or sell, lease, license, mortgage, sell and leaseback or otherwise dispose of any real properties or any interests therein;

•	encumber any tangible properties or assets or any interests therein except as permitted by the merger agreement;

•	make or change any material tax election or settle or compromise any material tax liability, change its fiscal year, change any accounting method for tax purposes and file any amended tax return, except, in each case, as required by law;

•	other than in the ordinary course consistent with past practice and other than as between CPI and its subsidiaries, grant or acquire, or dispose of or permit to lapse, any rights to any material intellectual property or disclose any trade secret to any person other than the representatives of Comtech;

•	incur any indebtedness (subject to certain thresholds and ordinary course exceptions), except for (i) indebtedness incurred in the ordinary course of business under CPI’s existing credit agreement, provided that such indebtedness may not exceed the amount outstanding as of the date of the merger agreement; (ii) guarantees by CPI or its subsidiaries of the indebtedness of CPI or any of its subsidiaries; or (iii) indebtedness among CPI and its subsidiaries;

•	make, or agree or commit to make, any capital expenditure in excess of $1,000,000 or capital expenditures which in the aggregate exceed $3,000,000 for each six-month period beginning on the date of the merger agreement;

•	enter into or amend any contract or take any other action if such contract, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	enter into or amend any contract (including any exclusivity agreement) materially restricting the right of CPI to conduct its business as it is presently conducted or which could require the disposition of any material assets or line of business of CPI;

•	enter into or amend any material contract to the extent that consummation of the merger would reasonably be expected to conflict with, or have certain other adverse consequences with respect to obligations or assets of CPI, or enter into certain contracts not in the ordinary course of business which are not terminable without penalty on notice of 90 days or less;

•	voluntarily contribute or commit cash or funds to any pension plans or any administrator thereof for purposes of funding shortfalls in any pension plan other than as required by law;

•	enter into a new line of business or engage in the conduct of any business other than the current lines of business of CPI and its subsidiaries and products and services reasonably ancillary thereto, or enter into a contract which limits or restricts CPI and its subsidiaries or Comtech and its affiliates from engaging or competing in any material line of business or in any material geographic area;

•	file for any permit or approval outside of the ordinary course of business, the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement;

•	settle, compromise, dismiss, discharge or otherwise dispose of litigation or proceedings other than those that (i) do not involve payment of damages in excess of $50,000 individually or $100,000 in the aggregate, plus applicable reserves and insurance coverage, and do not involve material injunctive or other non-monetary relief or impose material restrictions on the business or operations of CPI or its subsidiaries and (ii) provide a complete release of CPI and its subsidiaries for all claims; provided, however, that CPI may settle, compromise, dismiss, discharge or otherwise dispose of litigation or proceedings based on the merger which involve payment of damages not in excess of $1,000,000 in the aggregate;

•	take any action that would reasonably be expected to materially restrict or impede the consummation of the transactions contemplated by the merger agreement or cause any of the conditions to the closing of the merger as set forth in the merger agreement to fail to be satisfied as of the closing date;

•	except as described below under “— Covenants and Agreements — No Solicitation of Transactions by CPI,” approve or authorize any action to be submitted to the stockholders of CPI for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement;

•	enter into any settlement or commitment with any person (whether oral or in writing), including, without limitation, the City of Palo Alto, that may adversely affect any of the operations currently conducted at 607, 811 and 3120 Hansen Way, Palo Alto, California; or

•	authorize any of, or commit, resolve or agree to take any of the foregoing actions.

No Solicitation of Transactions by CPI

CPI will not nor will it permit any of its subsidiaries to, nor will it authorize or knowingly permit any of its or any of its subsidiaries’ officers, directors, employees or representatives to (i) solicit, initiate or otherwise knowingly facilitate or encourage the submission of any acquisition proposal (as defined below), (ii) participate in any discussions or negotiations regarding any acquisition proposal or furnish to any person any non-public information with respect to or access to the properties of CPI in connection with an acquisition proposal, (iii) enter into any agreement or other understanding with respect to any acquisition proposal or enter into any agreement requiring CPI to terminate or otherwise fail to consummate the merger or (iv) fail to make, or withdraw or modify in a manner adverse to Comtech, the recommendation of the CPI board of directors in favor of the adoption of the merger agreement. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances at any time prior to the adoption of the merger agreement by CPI stockholders:

•	CPI may, in response to an unsolicited acquisition proposal from a third party that the CPI board of directors or a committee thereof determines constitutes, or would reasonably be expected to lead to, a superior acquisition proposal (as defined below), directly or through its representatives, participate in negotiations or discussions with such party and furnish non-public information to such third party pursuant to a customary confidentiality agreement (provided that all such information is or has been provided or made available to Comtech).

•	The CPI board of directors or any committee thereof may fail to make, or withdraw or modify in a manner adverse to Comtech, its recommendation in favor of the adoption of the merger agreement or may approve, recommend or endorse an unsolicited acquisition proposal, in each case either (i) following receipt of an unsolicited acquisition proposal made after the date of the merger agreement that CPI’s board of directors or a committee thereof determines constitutes a superior acquisition proposal or (ii) in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI’s board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

Notwithstanding the two bullet points above, the CPI board of directors or a committee thereof may not change its recommendation or approve an unsolicited acquisition proposal unless CPI notifies Comtech of its intention to do so (together with a copy of the agreement for any proposed acquisition proposal) at least three business days prior to taking such action and Comtech does not, within three business days of receipt of such notice, make an offer that the CPI board of directors or a committee thereof determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to CPI stockholders as the acquisition proposal (if the intended recommendation change relates to an acquisition proposal) or that would obviate the need for the recommendation change (if the intended recommendation change relates to any other event). Furthermore, the actions described in the preceding two bullet points may be taken only if the CPI board of directors or a committee thereof determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be reasonably likely to constitute a violation of its fiduciary duties under Delaware law.

CPI’s board of directors also may respond to any tender offer that may be made in order to comply with the requirements of Rule 14e-2 or Rule 14d-9 under the Exchange Act and make any disclosure to its stockholders if required by law or by the rules and regulations of the NASDAQ Global Select Market or, if the board of directors, after consultation with counsel, concludes in good faith that making such disclosure is required in order for the board to comply with its fiduciary duties under applicable law.

Comtech has the right to terminate the merger agreement if, prior to the special meeting, the CPI board of directors or a committee of the board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech. CPI has the right to terminate the merger agreement in order to enter into an acquisition that is a superior acquisition proposal. See “— Termination of the Merger Agreement” beginning on page [●] of this proxy statement/prospectus.

For the purposes of the merger agreement, “acquisition proposal” means any proposal or offer, whether in writing or otherwise, from any third party (other than Comtech, Merger Sub or their affiliates) to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or more than 15% of the assets of CPI and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of CPI pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such third party to acquire beneficial ownership of more than 15% of the assets of CPI and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of CPI.

For the purposes of the merger agreement, “superior acquisition proposal” means any bona fide written acquisition proposal not solicited or initiated in violation of CPI’s non-solicitation obligations that (i) relates to an acquisition by a person or group acting in concert of either (A) more than 50% of CPI’s capital stock pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets used in the conduct of the business of CPI and its subsidiaries, taken as a whole, (ii) the CPI board determines in its good faith judgment (after consultation with outside legal counsel and the CPI board’s independent financial advisors) would, if consummated, result in a transaction (A) that offers for each share of CPI capital stock an amount in consideration greater than the merger consideration as of the date of determination and (B) that is, in light of the other terms of such proposal, more favorable to CPI stockholders than the transactions contemplated by the merger agreement, or in any other proposal made by Comtech after Comtech’s receipt of notice of CPI’s proposed board recommendation change in response to the superior acquisition proposal, and (iii) CPI’s board determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by CPI’s board.

CPI’s Proxy Statement, Recommendation and Stockholders Meeting; Comtech’s Registration Statement and Listing of Shares on NASDAQ

CPI, acting through its board, has agreed to use its reasonable best efforts to promptly (and, in any event, within 45 days after the date of the merger agreement) prepare and file a proxy statement in connection with the merger, respond promptly to any comments thereto by the Securities and Exchange Commission and undertake to obtain the necessary approvals by its stockholders. CPI further agreed to include its recommendation in the proxy statement and to convene a special meeting of its stockholders, within 45 days of the effective date of the proxy statement, to approve and adopt the merger agreement and the merger; provided that CPI may postpone the stockholders meeting for a maximum of 10 business days in order to amend the proxy statement as required by law or performance of the fiduciary duties of CPI’s board and provided further that CPI’s board may fail to make, withdraw or modify such recommendation in certain circumstances (as described in “— Covenants and Agreements — No Solicitation of Transactions by CPI,” above).

Comtech has agreed to use its reasonable best efforts to promptly (and, in any event, within 45 days after the date of the merger agreement) prepare and file a registration statement on Form S-4 and to respond promptly to any comments thereto by the Securities and Exchange Commission.

Both CPI and Comtech have agreed to cause their representatives to fully cooperate with the other in the preparation of the proxy statement or the registration statement on Form S-4, as the case may be, and neither CPI nor Comtech may amend the proxy statement or the registration statement on Form S-4, as the case may be, without the approval of the other party, which may not be unreasonably withheld or delayed.

Comtech will use its reasonable best efforts to cause the shares of Comtech common stock to be issued in connection with the merger and approved for listing on the NASDAQ Global Select Market (where Comtech common stock is currently listed), subject to official notice of issuance, and CPI has agreed to reasonably cooperate with respect to such listing. Approval for listing on the NASDAQ Global Select Market of such shares of Comtech common stock is a condition to the obligations of Comtech and CPI to complete the merger. See “— Conditions to the Completion of the Merger — Mutual Closing Conditions” beginning on page [●] of this proxy statement/prospectus.

Efforts to Complete Transactions

Both Comtech and CPI will use their reasonable best efforts to take all actions, and do all things necessary, proper or advisable under applicable laws to consummate and make effective the merger, including, without limitation, obtaining all necessary or appropriate permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with Comtech and CPI.

Comtech and CPI have agreed to use their reasonable best efforts to resist any action or proceeding and to contest any injunction or other order that prevents or otherwise restricts consummation of the merger unless either Comtech or CPI determines, in its reasonable discretion after consulting with the other party, that litigation is not in its best interests.

Although Comtech and CPI have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger, Comtech will not be required to take any action that would result in a burdensome condition, which means that Comtech will not be required to license, sell or dispose of any assets or impose any limitation on the conduct of the business of Comtech or CPI that, in either case, arise out of this merger and would be reasonably expected after the closing to result in the divestiture of a material asset of Comtech or CPI or have a material adverse effect on Comtech, CPI or the benefits which Comtech reasonably expects to be realized from the merger. Comtech and CPI have agreed that any business or assets acquired or to be acquired by Comtech after May 8, 2010 will not be deemed material for purposes of the previous sentence.

Until 90 days after the date of the merger agreement, Comtech will not, and will not permit its subsidiaries to, make any acquisition of any entity for consideration in excess of $150,000,000.

Comtech and CPI have agreed to cooperate in taking all actions necessary to have CPI common stock delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, which will become effective upon completion of the merger.

Access to Information

The merger agreement requires CPI to provide Comtech, upon reasonable notice, reasonable access to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books and records and to reasonably promptly furnish to Comtech all information regarding its business, properties and personnel as reasonably requested by Comtech. Any such access will be conducted under supervision and may not materially interfere with CPI’s operations. Other than information provided to Comtech’s counsel in connection with HSR filings, CPI will not be required to make available competitively sensitive pricing or customer information.

Any such information received by either party will be treated in accordance with a confidentiality agreement executed between Comtech and CPI.

Publicity

Comtech and CPI agreed, subject to certain exceptions, to consult with each other and mutually agree upon any press release or public announcement pertaining to the merger in advance of such announcement.

Indemnification of Directors and Officers; Insurance

Under the terms of the merger agreement, for a period of six years following the merger, the certificate of incorporation and the bylaws of the surviving corporation will contain provisions relating to exculpation, indemnification and advancement of expenses that are no less favorable than the amended and restated certificate of incorporation of CPI or the amended and restated bylaws of CPI to the directors, officers, employees, fiduciaries or other agents of CPI. The merger agreement further requires that, for six years following the effective time of the merger, subject to certain exceptions, Comtech and the surviving corporation indemnify each present and former director, officer, employee, fiduciary and agent of CPI and its subsidiaries against losses arising out of their capacity as such. Finally, subject to certain limitations, the surviving corporation will maintain coverage under CPI’s existing directors’ and officers’ liability insurance policies with a scope and in an amount not less favorable than coverage existing as of the date of the merger agreement, provided that the surviving corporation may not be required to pay more than 200% of the annual premiums of such insurance policies as of the date of the merger agreement.

Employee Matters

Immediately following the closing, Comtech will provide continuing CPI employees with benefits pursuant to currently existing CPI benefit plans or the benefits plans of Comtech and its subsidiaries.

Comtech will provide, and will use its reasonable best efforts to cause its third-party insurers to provide, full credit to CPI’s continuing employees for their service to CPI as of the closing date in determining eligibility to participate in, and vesting with respect to any, “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time).

Comtech will generally use its reasonable best efforts (i) to provide continuing employees of CPI with welfare benefit plans having pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods no less favorable than those maintained by CPI and (ii) to the extent such continuing employees participate in any health benefit plan of Comtech or its subsidiaries, to cause such health benefit plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such continuing employees (and his or her eligible dependents) during such calendar year.

Comtech and CPI agreed that nothing in the merger agreement will be treated as an amendment to any employee benefit plan, prohibit Comtech from amending or terminating any employee benefit plan, limit the ability to terminate the employment or service of any individual or confer any rights on any person other than the parties to the merger agreement.

Notwithstanding any provision of the merger agreement, Comtech may negotiate and enter into employment agreements, effective as of the closing, with certain executive officers of CPI.

Termination of Certain Arrangements

CPI has agreed not to commence any new offer periods under its employee stock purchase plan after the date of the merger agreement. CPI will terminate the employee stock purchase plan as of the closing date.

Conduct of Comtech’s Business

Comtech has agreed that, until the effective time of the merger, except (i) with CPI’s prior written approval (which may not be unreasonably withheld, conditioned or delayed), (ii) as otherwise expressly contemplated or permitted by the merger agreement or (iii) for transactions between or among Comtech and its subsidiaries:

•	Comtech will not, and will not permit any of its subsidiaries to, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the merger set forth in the merger agreement not being satisfied or satisfaction of those conditions being delayed; and

•	Comtech will not adopt or propose to adopt any amendments to its restated certificate of incorporation or amended and restated by-laws which would reasonably be expected to prevent or delay the consummation of the merger or disproportionately adversely affect a holder of shares of CPI common stock relative to a holder of Comtech common stock.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligation of each of Comtech, CPI and Merger Sub to complete the merger is subject to the satisfaction, at or prior to the effective time of the merger, of the following conditions:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of CPI common stock in accordance with applicable law and the amended and restated certificate of incorporation of CPI and the amended and restated bylaws of CPI;

•	absence of any law, injunction or other order of a court or governmental entity of competent jurisdiction preventing completion of the merger;

•	(i) expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the HSR Act and (ii) all consents required under any other applicable competition law are obtained or any applicable waiting periods relating to the merger have expired or been terminated;

•	approval for trading on the NASDAQ Global Select Market of the shares of Comtech common stock to be issued in the merger, subject to official notice of issuance; and

•	the effectiveness of, and the absence of any stop order (or proceedings for that purpose) with respect to, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

Additional Closing Conditions for CPI’s Benefit

The obligation of CPI to complete the merger is subject to the satisfaction, at or prior to the effective time, of the following additional conditions (any of which may be waived by CPI, in whole or in part, at any time prior to the effective time):

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by Comtech regarding, among other matters, Comtech’s capital structure and Comtech’s corporate authority relative to the merger agreement;

•	the accuracy of all other representations and warranties made in the merger agreement by Comtech (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Comtech;

•	performance and compliance in all material respects by Comtech of the obligations required to be performed by it or complied with at or prior to the effective time of the merger;

•	absence of a material adverse effect on Comtech since the date of the merger agreement; and

•	except as previously disclosed to CPI, the absence of any pending litigation or proceeding of any kind which would reasonably be expected to have a material adverse effect on Comtech.

Additional Closing Conditions for Comtech’s and Merger Sub’s Benefit

The obligation of Comtech and Merger Sub to complete the merger is subject to the satisfaction, at or prior to the effective time, of the following additional conditions (any of which may be waived by Comtech and Merger Sub, in whole or in part, at any time prior to the effective time):

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by CPI regarding, among other matters, CPI’s capital structure, CPI’s corporate authority relative to the merger agreement, conformity of the merger with the organizational documents of CPI and its subsidiaries, lack of a material adverse effect with respect to CPI and receipt by CPI of fairness opinions from each of J.P. Morgan and Moelis;

•	the accuracy of all other representations and warranties made in the merger agreement by CPI (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on CPI;

•	performance and compliance in all material respects by CPI of the obligations required to be performed by it or complied with at or prior to the effective time of the merger;

•	absence of a material adverse effect on CPI since the date of the merger agreement;

•	except as previously disclosed to Comtech, the absence of any pending litigation or proceeding of any kind which would reasonably be expected to have a material adverse effect on CPI; and

•	absence of any pending action or proceeding of any kind by any governmental entity that (i) challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit the completion of the merger, (ii) seeks to prohibit Comtech’s or Merger Sub’s ability to exercise effectively full rights of ownership of CPI’s common stock following the completion of the merger or (iii) seeks to compel Comtech, CPI or any of their respective subsidiaries to take any burdensome action described under “— Covenants and Agreements — Efforts to Complete Transactions” beginning on page [●] of this proxy statement/prospectus.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of Comtech and CPI.

Termination by Either Comtech or CPI

The merger agreement may also be terminated prior to the completion of the merger by either Comtech or CPI if:

•	a court or other government entity has issued an order enjoining or has otherwise prohibited the merger and such injunction or prohibition has become final and non-appealable;

•	CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; or

•	the closing has not occurred on or before December 1, 2010; provided that either Comtech or CPI may extend such date by 45 days, subject to certain limitations, if the closing has not occurred because of the failure to obtain a required approval from one or more regulatory authorities.

Termination by Comtech

The merger agreement may also be terminated prior to the completion of the merger by Comtech (provided that Comtech is not then in breach of any of its representations, warranties, covenants or agreements, such that Comtech could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement) if:

•	CPI has breached or failed to perform any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by December 1, 2010 (or valid extension of such date) or has not been cured within 30 days of written notice from Comtech;

•	the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in connection with a superior acquisition proposal (see “— Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus); or

•	the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI’s board of directors on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date) (see “— Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus).

Termination by CPI

The merger agreement may also be terminated prior to the completion of the merger by CPI (provided that CPI is not then in breach of any of its representations, warranties, covenants or agreements, such that CPI could not satisfy the applicable conditions to the closing related to its representations, warranties and obligations under the merger agreement):

•	if Comtech has breached or failed to perform any of its representations, warranties, covenants or agreements, such that Comtech could not satisfy the applicable conditions to the closing related to its representations, warranties, covenants, and obligations, and such breach or failure to perform is incapable of being cured by December 1, 2010 (or valid extension of such date) or has not been cured within 30 days of written notice from CPI; or

•	in order to enter into a superior acquisition proposal subject to its obligations to pay Comtech a termination fee (see “— Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus).

Termination Fee and Liquidated Damages Payable by CPI

CPI has agreed to pay a termination fee of $12 million to Comtech if the merger agreement is terminated under any of the following circumstances:

•	Comtech terminates the merger agreement because the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in connection with a superior acquisition proposal;

•	CPI terminates the merger agreement in order to enter into a superior acquisition proposal;

•	the CPI board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech, and Comtech or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders;

•	(i) an acquisition proposal is made for CPI; (ii) the CPI board of directors does not change its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech; (iii) Comtech or CPI terminates the merger agreement because CPI stockholder approval is not received at the duly called and held special meeting of CPI stockholders; and (iv) within 12 months, CPI enters into a definitive agreement or consummates an alternative transaction; or

•	(i) an acquisition proposal is made for CPI; (ii) Comtech or CPI terminates the merger agreement because (a) a court or other government entity has issued an order enjoining or has otherwise prohibited the merger and such injunction or prohibition has become final and non-appealable or (b) the closing has not occurred on or before December 1, 2010 (or as otherwise validly extended); and (iii) within 12 months, CPI enters into a definitive agreement or consummates an alternative transaction.

In addition, CPI has agreed to pay liquidated damages of $15 million to Comtech if Comtech terminates the merger agreement because the CPI board of directors or a committee thereof changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comtech in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to CPI’s board of directors or a committee thereof on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date).

If the merger agreement is terminated and pursuant to the terms of the merger agreement, Comtech is entitled to receive a termination fee or liquidated damages, the receipt of the termination fee or liquidated damages, as applicable, will be Comtech’s exclusive remedy, and Comtech will not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further or other rights, claims and remedies Comtech has irrevocably waived in the merger agreement.

For the purposes of the merger agreement, “alternative transaction” means a transaction of a type described in the definition of “acquisition proposal” under “— Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus except that the references to 15% in such definition of “acquisition proposal” are deemed to be references to 50%.

Payment of Expenses; Specific Performance; Modification or Amendment; and Waiver of Conditions

Payment of Expenses

Other than as described above under “— Termination of the Merger Agreement — Termination Fee Payable by CPI” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Modification or Amendment

The parties to the merger agreement may modify or amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after approval of the merger agreement by CPI stockholders, no amendment may be made which by law requires further approval by CPI stockholders, without the approval of such stockholders.

Waiver

Comtech or CPI may waive, in whole or in part, compliance with any of the conditions to its obligation to consummate the merger to the extent permitted by law.

THE VOTING AND STANDSTILL AGREEMENT

The following is a summary of the material terms and conditions of the voting and standstill agreement. This summary may not contain all the information about the voting and standstill agreement that is important to you. This summary is qualified in its entirety by reference to the voting and standstill agreement, which is attached as Annex B to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the voting and standstill agreement in its entirety.

Concurrently with the execution and delivery of the merger agreement, on May 8, 2010, Cypress Merchant Banking Partners II L.P., Cypress Merchant B II C.V. and 55th Street Partners II L.P., which are referred to as the Cypress Group stockholders in this proxy statement/prospectus, entered into a voting and standstill agreement with Comtech. As of July 13, 2010, the Cypress Group stockholders collectively held 8,868,738 shares of CPI common stock, or approximately 52.8% of the outstanding.

Agreement to Vote

The voting and standstill agreement obligates the Cypress Group stockholders to vote 49.9% of the outstanding shares of CPI common stock at any meeting of CPI stockholders (or any adjournment or postponement thereof) as follows (provided, that the Cypress Group stockholders remain free to vote any shares of CPI common stock which they own in excess of 49.9% of the outstanding shares in any manner they deem appropriate):

•	in favor of the adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of a covenant, representation or warranty in the merger agreement or the voting and standstill agreement; and

•	against any alternative acquisition proposal, any change in the members of the CPI board of directors, any material change in the capitalization of CPI or an amendment to its amended and restated certificate of incorporation or amended and restated bylaws, any material change in CPI’s corporate structure or business or any other action or proposal reasonably expected to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement.

However, if the CPI board of directors makes a board recommendation change (see “The Merger Agreement — Covenants and Agreements — No Solicitation of Transactions by CPI” beginning on page [●] of this proxy statement/prospectus) related to a superior acquisition proposal, the Cypress Group stockholders will only be required to vote 25% of the outstanding shares of CPI common stock in the manner described in the paragraph above. In such case, each Cypress Group stockholder’s remaining shares may be voted in a manner deemed appropriate by such Cypress Group stockholder in its sole discretion. In addition, if the CPI board of directors makes a board recommendation change for any reason other than in connection with a superior acquisition proposal and the five-day average closing price of Comtech common stock immediately prior to the change of recommendation is less than $24.00, the Cypress Group stockholders will again only be required to vote 25% of the outstanding shares of CPI common stock in the manner described in the paragraph above. As above, each Cypress Group stockholder’s remaining shares may be voted in a manner deemed appropriate by such Cypress Group stockholder in its sole discretion.

Transfer and Other Restrictions

In addition, the Cypress Group stockholders have agreed to certain restrictions on the transfer of the shares of CPI common stock owned by them until the earlier of the effective time of the merger or the termination of the merger agreement. During this period, the Cypress Group stockholders may not, among other things, (i) sell, transfer, tender, pledge, encumber or assign or otherwise dispose of their shares of CPI common stock, (ii) solicit any proxies for the voting of CPI common stock (other than to recommend that stockholders vote in favor of the merger and the merger agreement), (iii) make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving CPI, or (iv) take any actions which could reasonably be expected to prevent, impede, interfere with or adversely affect the completion of the merger.

For a period of two years following the completion of the merger, the Cypress Group stockholders have agreed to not, among other things, (i) sell, transfer, tender, pledge, encumber or assign or otherwise dispose of their shares of Comtech common stock received in the merger other than as contemplated by the voting and standstill agreement (as described below), (ii) acquire any additional shares of Comtech common stock, (iii) solicit any proxies for the voting of Comtech common stock, or (iv) make any public announcement with respect to, or submit a proposal for, or offer any extraordinary transaction involving Comtech.

The Cypress Group stockholders have agreed not to transfer or sell any shares of Comtech common stock for six months following the completion of the merger. Following such six-month period, the Cypress Group stockholders will be permitted to sell the shares of Comtech common stock they hold to certain permitted transferees in one or more block trades or through a broker-dealer on a national securities exchange, provided that with respect to trades through a broker-dealer, during any three-month period, the Cypress Group stockholders are limited to selling the greater of 2.5% of the total outstanding shares of Comtech or an amount equal to the average weekly trading volume for the four weeks prior to the proposed sale. With respect to block trades, the Cypress Group stockholders are prohibited from selling shares of Comtech common stock to any person that (i) would, to the actual knowledge of the Cypress Group stockholder (without any duty of inquiry with respect to an exchange transaction other than review of filings on the web site of the Securities and Exchange Commission), own more than 5% of the number of outstanding Comtech common stock following such sale, (ii) has submitted a stockholder proposal to Comtech, (iii) solicited proxies to vote shares of Comtech common stock, or (iv) has made a public announcement regarding any extraordinary transaction involving Comtech. Following the six-month period referred to above, the Cypress Group stockholders are permitted to tender their shares in a tender offer for Comtech’s common stock after providing Comtech with a right of first refusal on such shares at the tender offer price (payable in cash).

No Solicitation

The Cypress Group stockholders have also agreed not to knowingly (subject to certain exceptions) solicit or initiate any acquisition proposal for CPI, participate in any discussions or negotiations regarding any acquisition proposals for CPI, or enter into any agreement with respect to an acquisition proposal for CPI, or an agreement requiring such Cypress Group stockholder to abandon, terminate or fail to consummate the merger.

Termination

The voting and standstill agreement terminates upon the earliest of (i) the mutual agreement of the stockholders and Comtech, (ii) the termination of the merger agreement or (iii) the second anniversary of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Certain Persons in the Merger

In considering the recommendation of the CPI board of directors that stockholders adopt the merger agreement, stockholders should be aware that CPI’s directors and executive officers have financial interests in the merger, in addition to their interests as stockholders of CPI entitled to receive the merger consideration (set forth below), that may be different from, or in addition to, the interests of CPI stockholders generally. The CPI board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to CPI stockholders that the merger agreement be adopted.

CPI Non-Employee Directors

CPI Common Stock Ownership

CPI’s non-employee directors hold shares of CPI common stock that are not subject to any vesting restrictions or other restrictions, and, if they still hold such shares at the effective time of the merger, will receive the merger consideration for such shares upon completion of the merger.

The following table sets forth the number of shares of CPI common stock (excluding shares of restricted stock that remain subject to vesting restrictions) held by CPI’s non-employee directors as of July 13, 2010.

Non-Employee Director CPI Common Stock Ownership

Number of Shares
of CPI Common Stock
Held as of
July 13, 2010(1)

Michael Targoff	74,528
Michael F. Finley	31,716
Stephen R. Larson	7,153
Jeffrey P. Hughes(2)	8,264
William P. Rutledge	14,008

(1)	Excludes shares subject to continuing vesting restrictions under applicable incentive plans.

(2)	Includes shares held directly by Mr. Hughes. Does not include shares owned by the Cypress Group stockholders as to which Mr. Hughes may be deemed to have beneficial ownership.

CPI Option and Restricted Stock Treatment

As part of their overall compensation for services on the CPI board of directors, each of CPI’s non-employee directors has received certain equity grants in the form of options to purchase CPI common stock and/or grants of shares of CPI restricted common stock.

The merger agreement provides that each stock option granted to CPI’s non-employee directors under CPI’s equity compensation plans and outstanding immediately prior to completion of the merger will be cancelled upon completion of the merger and exchanged for an amount, in cash, equal to the excess, if any, of (i) the sum of (A) $9.00 and (B) the cash value of the per share closing prices of Comtech common stock for the 10 consecutive trading days immediately preceding the date that is two days before closing of the merger, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio, reduced by (ii) the per-share exercise price of such option.

The following table sets forth the number of outstanding unvested and vested in-the-money stock options, including the weighted average exercise price for each, to acquire CPI common stock held by CPI’s non-employee directors as of July 13, 2010, and the estimated cash consideration that each of them will receive upon cancellation of such options upon completion of the merger. The actual cash amount payable upon completion of the merger may vary, depending on the trading value of Comtech common stock prior to completion of the merger. The table is based upon the assumption of a trailing 10-trading day average for the closing trading price of Comtech common stock of $30.00 per share on the date that is two days prior to completion of the merger (resulting in aggregate cash merger consideration of $16.15 per share of CPI common stock subject to each option).

Cash Consideration to be Received by Non-Employee Directors upon
Vesting and Cancellation of All Outstanding CPI Stock Options at Closing

		Weighted		Weighted
		Average		Average
	No. of Shares	Exercise	No. of Shares	Exercise
	Underlying	Price	Underlying	Price
	Unvested	of Unvested	Vested	of Vested
	In-the-Money	In-the-Money	In-the-Money	In-the-Money	Total Estimated
	Options	Options	Options	Options	Resulting Cash-Out
Name	(#)	($)	(#)	($)	Payment ($)(1)

Michael Targoff	—	—	24,517	4.32	289,938
Michael F. Finley	—	—	—	—	—
Stephen R. Larson	—	—	—	—	—
Jeffrey P. Hughes	—	—	—	—	—
William P. Rutledge	—	—	—	—	—

(1)	Actual cash payment received will depend upon the trailing 10-day average closing trading price of Comtech common stock for the period ending two days before completion of the merger.

The merger agreement provides that each restricted stock award that was granted to CPI’s non-employee directors under CPI’s equity compensation plans and that is outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to the sum of (A) $9.00 and (B) the trailing 10-day average closing trading price of Comtech common stock for the period ending two days before completion of the merger, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio.

The following table sets forth the number of CPI restricted shares held by CPI’s non-employee directors as of July 13, 2010, and the estimated cash consideration that each of them will receive upon cancellation of such shares upon completion of the merger. The actual cash amount payable upon completion of the merger may vary, depending on the trading value of Comtech common stock prior to completion of the merger. The table is based upon the assumption of a trailing 10-trading day average for the closing trading price of Comtech common stock of $30.00 per share on the date that is two days prior to completion of the merger (resulting in an aggregate cash merger consideration of $16.15 per share of restricted stock).

Cash Consideration to be Received by Non-Employee Directors upon
Vesting and Cash-Out of all Outstanding CPI Restricted Shares

	No. of
	Accelerated
	Unvested
	CPI
	Restricted
	Shares	Total Estimated Resulting
Name	(#)	Cashout Payment ($)(1)

Michael Targoff	3,642	58,804
Michael F. Finley	3,215	51,909
Stephen R. Larson	9,646	155,744
Jeffrey P. Hughes	9,646	155,744
William P. Rutledge	3,642	58,804

(1)	Actual cash payment received will depend upon the trailing 10-day average closing trading price of Comtech common stock for the period ending two days before completion of the merger.

Fees Paid to Members of the Special Committee of CPI’s board of directors

The board of directors of CPI established a special committee consisting of Mr. Finley, Mr. Rutledge and Mr. Targoff for the purpose of reviewing, evaluating and, as appropriate, negotiating or participating in negotiations with respect to Comtech’s expression of interest and alternatives thereto. Mr. Finley was appointed as the chairman of the committee. As compensation for their service as members of the special committee, each of the members of the committee received a one-time fee of $10,000 ($15,000 for the chairman). In addition, each member of the special committee is entitled to receive $1,500 for each meeting of the special committee attended having a duration of not less than 30 minutes but less than three hours and $3,000 for each meeting of the special committee attended having a duration of three hours or more.

The following table sets forth the aggregate amount of cash fees that CPI expects to pay to each member of the special committee in respect of their service through the date of this proxy statement/prospectus.

Aggregate Cash Fees Paid or Payable to Members of CPI’s Special Committee

Name	Total Fees Payable ($)

Michael Targoff	22,000
Michael F. Finley	30,000
William P. Rutledge	25,000

Interests of Mr. Hughes arising out of his affiliation with Cypress Associates

Mr. Hughes is a managing member of Cypress Associates. CPI has agreed to reimburse Cypress Associates for certain legal fees and other expenses incurred and to be incurred by Cypress Associates in connection with the negotiation and execution of the voting and standstill agreement with Comtech and other items relating to the Merger. The aggregate amount of such fees is not expected to exceed $65,000.

CPI Executive Officers

The executive officers of CPI are expected to continue in employment with the surviving company or its subsidiaries in their current capacities immediately following the merger, unless they voluntarily terminate their employment or are terminated by Comtech. Comtech is presently in negotiations with CPI’s executive officers regarding the terms of their continued employment and treatment of their equity awards, and, if no such agreement is reached, some or all of the executive officers might not continue with the surviving company or its subsidiaries in their current capacity or otherwise.

Severance Arrangements

Each of CPI’s executive officers has entered into agreements with CPI that provide for certain severance benefits upon a qualifying termination of such executive’s employment. For certain of the executive officers, these benefits are enhanced for qualifying terminations following a change-of-control event, which includes the merger. For comparative purposes, the following describes the benefits that would be provided to the officers in the case of a qualifying termination of employment, both prior to and following a change-of-control event.

Messrs. Caldarelli, Fickett and Littman

If the employment of any of these executive officers is terminated by the employer without cause or by the executive officer for good reason (each as defined in the applicable agreement) before the occurrence of a change-of-control event, then the executive officer will be entitled to receive severance payments equal to a multiple of the sum of the executive officer’s base salary and the average value of bonuses under CPI’s management incentive plan and other performance bonuses received by the executive officer for the three fiscal years preceding the termination date. The applicable multiples for Messrs. Caldarelli, Fickett and Littman are 2.0, 1.5 and 1.5, respectively. If the qualifying termination occurs more than six months after the beginning of a fiscal year, then the executive officer will be eligible to receive a prorated bonus for the year of termination. Messrs. Caldarelli, Fickett and Littman will also be eligible to continue receiving certain benefits for 24 months, 18 months and 18 months, respectively, following termination.

In the case of a termination of any of these executive officers by the employer without cause or by the executive officer for good reason within the two-year period following a change-of-control event, the severance payments will be equal to a specified multiple of the sum of the executive officer’s base salary and the highest management incentive plan bonus or other performance bonus received by the executive officer during the three fiscal years preceding the termination date. The applicable severance payment multiples for Messrs. Caldarelli, Fickett and Littman are increased to 2.5, 2.0 and 2.0, respectively. Consequently, by virtue of the merger, the applicable multiples of these officers will each be increased by 0.5. If the qualifying termination occurs more than six months after the beginning of a fiscal year, then the executive officer will be eligible to receive a prorated bonus under CPI’s management incentive plan for the year of termination. Messrs. Caldarelli, Fickett and Littman will also be eligible to continue receiving certain benefits for 30 months, 24 months and 24 months, respectively, following termination.

Following the termination of employment of any of these executive officers without cause or a resignation for good reason, whether prior to or following a change-of-control event, the executive officer will be subject to a post-termination non-compete covenant and a post-termination covenant not to solicit any of CPI’s current or potential customers.

If any payments made by the employer to Messrs. Caldarelli, Fickett or Littman would result in the imposition of the golden parachute excise tax under Section 280G of the Internal Revenue Code of 1986, then the employer will reimburse the affected executive officer for the amount of the tax, on a grossed-up basis to cover any taxes on the reimbursement payment. However, if a 10% or less reduction in severance would eliminate the golden parachute tax, then the severance will be reduced to eliminate the tax and no reimbursement will be provided. CPI does not believe any Section 280G excise tax will apply to Mr. Caldarelli, as he receives no U.S.-source income from CPI.

Messrs. Beighley, Coleman and Tafler

Subsidiaries of CPI are parties to employment letters with Messrs. Beighley, Coleman and Tafler, which provide, among other things, that if the executive is terminated without cause (as defined in the applicable agreement) (whether or not following a change of control), the executive will be entitled to continued payment of his base salary for 12 months. In addition, upon a termination without cause, including in connection with such termination within two years after a change-of-control event, which includes the merger, the executive generally will be entitled to the continuation of employee benefits for 18 months for Mr. Beighley and 12 months for Messrs. Coleman and Tafler, car allowances for 12 months, 100% of the management incentive award that otherwise would have been earned by him for the year of his termination and full outplacement services.

Payments and Benefits to be Made to Executive Officers

Based on compensation and benefit levels in effect on May 8, 2010, the date the merger agreement was signed, and assuming each executive experiences a qualifying termination (as applicable to such executive) simultaneously with the effective time of the merger, each executive officer will be entitled to receive the following cash severance payments and other benefits in connection with the qualifying termination of his employment (excluding the value of acceleration of equity compensation awards described below and any pro-rated salary for 2010 that may be owed to such officer with respect to his period of service).

	Estimated Cash		Estimated Health and		Aggregate Estimated Cash, Health and
	Severance ($)(1)		Fringe Benefits ($)(2)		Fringe Benefits ($)
		Within		Within		Within
		Specified		Specified		Specified	Incremental
		Period		Period		Period	Cost on
	In the Absence	Following	In the Absence	Following	In the Absence	Following	Account of
	of a Change	a Change	of a Change	a Change	of a Change	a Change	a Change
Name	in Control	in Control	in Control	in Control	in Control	in Control	in Control

O. Joe Caldarelli(3)	2,736,540	4,198,762	254,165	317,707	2,990,705	4,516,469	1,525,764
Joel A. Littman	867,502	1,243,166	90,975	121,300	958,477	1,364,466	405,989
Robert A. Fickett	1,187,497	1,667,800	105,076	140,101	1,292,573	1,807,901	515,328
Andrew E. Tafler(3)	288,981	288,981	60,322	60,322	349,303	349,303	—
Don C. Coleman	303,000	303,000	67,579	67,579	370,579	370,579	—
John R. Beighley	262,500	262,500	81,721	81,721	344,221	344,221	—

(1)	Includes management incentive plan payments for fiscal year 2010, which were calculated assuming that each executive achieved the target level performance under the management incentive plan. Actual payments would be based on actual results (not target). In addition, the management incentive plan payments included for Messrs. Caldarelli, Littman and Fickett are based on payments for the full fiscal year 2010. If a qualifying termination were to occur prior to the end of fiscal year 2010, the amount paid to Messrs. Caldarelli, Fickett and Littman would be pro-rated to reflect the portion of the fiscal year prior to termination.

(2)	Benefits are primarily based on current benefit costs, with certain exceptions; where an amount is not yet known, a prior fiscal year amount is used. CPI does not expect the prior-year amounts to differ materially from the actual amounts.

(3)	Payments and benefits for Messrs. Caldarelli and Tafler are shown in U.S. dollars, although such individuals are paid in Canadian dollars. The Canadian dollar to U.S. dollar exchange rate on June 17, 2010 was in the range of approximately 0.968 to 0.978 U.S. dollars to one Canadian dollar. Using the mid-point of this range, the multiplier for Messrs. Caldarelli and Tafler to convert Canadian dollars to U.S. dollars in the above table is 0.973. This conversion rate is constantly changing, and the multiplier indicated in this footnote is for illustrative purposes only.

CPI Common Stock Ownership

CPI’s executive officers hold shares of CPI common stock that are not subject to any vesting restrictions or other restrictions, and, if they still hold such shares at the effective time, will receive the merger consideration for such shares upon completion of the merger.

The following table sets forth the number of shares of CPI common stock (excluding shares of restricted stock that remain subject to vesting restrictions) held by CPI’s executive officers as of July 13, 2010.

Executive Officer CPI Common Stock Ownership

Number of Shares
of CPI Common Stock
Held as of
July 13, 2010(1)

O. Joe Caldarelli	147,284
Joel A. Littman	30,364
Robert A. Fickett	19,544
Andrew E. Tafler	4,201
Don C. Coleman	2,500
John R. Beighley	1,250

(1)	Excludes shares subject to continuing vesting restrictions under applicable incentive plans.

CPI Stock Options, Restricted Stock and Restricted Stock Units

As part of their overall compensation package, each of CPI’s executive officers has received certain equity grants in the form of options to purchase CPI common stock, grants of CPI restricted common stock and/or grants of CPI restricted stock units.

The merger agreement provides that, except as may be agreed upon by Comtech and certain CPI executive officers, each stock option granted to CPI’s executive officers under CPI’s equity compensation plans and outstanding immediately prior to completion of the merger will be cancelled upon completion of the merger and exchanged for an amount, in cash, equal to the excess, if any, of (i) the sum of (A) $9.00 and (B) the trailing 10-day average closing trading price of Comtech common stock for the period ending two days before completion of the merger, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio, reduced by (ii) the per-share exercise price of such option.

The following table sets forth the number of outstanding unvested and vested in-the-money stock options, including the weighted average exercise price for each, to acquire CPI common stock held by CPI’s executive officers as of July 13, 2010, and the estimated cash consideration that each of them will receive in exchange for such options upon completion of the merger. The actual cash amount payable upon completion of the merger may vary, depending on the trading value of Comtech common stock prior to completion of the merger. The table is based upon the assumption of a trailing 10-trading day average for the closing trading price of Comtech common stock of $30.00 on the date that is two days prior to completion of the merger (resulting in an aggregate cash payment of $16.15 per share of CPI common stock subject to each option).

Cash Consideration to be Received by Executive Officers upon Vesting and
Cancellation of All Outstanding CPI Stock Options at Closing

		Weighted		Weighted
		Average		Average
	No. of Shares	Exercise	No. of Shares	Exercise
	Underlying	Price	Underlying	Price
	Unvested	of Unvested	Vested	of Vested
	In-the-Money	In-the-Money	In-the-Money	In-the-Money	Total Estimated
	Options	Options	Options	Options	Resulting Cash-Out
Name	(#)	($)	(#)	($)	Payment ($)(1)

O. Joe Caldarelli	78,750	10.45	890,110	3.46	11,740,495
Joel A. Littman	39,250	10.44	319,754	3.74	4,190,829
Robert A. Fickett	52,500	10.45	543,066	3.57	7,128,638
Andrew E. Tafler	26,250	10.45	112,446	5.36	1,362,363
Don C. Coleman	26,250	10.45	160,391	4.06	2,088,006
John R. Beighley	13,000	10.41	87,720	4.19	1,123,348

(1)	Actual cash payment received will depend upon the trailing 10-day average closing trading price of Comtech common stock for the period ending two days before completion of the merger.

The merger agreement provides that, except as may be agreed upon by Comtech and certain CPI executives, each restricted stock award and restricted stock unit that was granted to CPI’s executive officers under CPI’s equity compensation plans and that is outstanding immediately prior to the closing will be canceled at the closing in exchange for a payment, in cash, equal to the sum of (A) $9.00 and (B) the trailing 10-day average closing trading price of Comtech common stock for the period ending two days before completion of the merger, as reported on the NASDAQ Global Select Market, multiplied by the conversion ratio.

The following table sets forth the number of CPI restricted shares and/or restricted stock units held by CPI’s executive officers as of July 13, 2010, and the estimated cash consideration that each of them will receive upon cancellation of such shares or restricted stock units upon completion of the merger. The actual cash amount payable upon completion of the merger may vary, depending on the trading value of Comtech common stock prior to completion of the merger. The table is based upon the assumption of a trailing 10-trading day average for the closing trading price of Comtech common stock of $30.00 on the date that is two days prior to completion of the merger (resulting in a cash payment of $16.15 per CPI share).

Cash Consideration To Be Received by Executive Officers Assuming Vesting and
Cash-Out of all Outstanding CPI Restricted Shares and Restricted Stock Units

	No. of
	Accelerated
	Unvested
	CPI
	Restricted
	Shares and Restricted
	Stock Units	Total Estimated Resulting
Name	(#)	Cashout Payment ($)(1)

O. Joe Caldarelli	28,500	460,161
Joel A. Littman	14,250	230,080
Robert A. Fickett	19,000	306,774
Andrew E. Tafler	9,500	153,387
Don C. Coleman	9,500	153,387
John R. Beighley	4,750	76,693

(1)	Actual cash payment received will depend upon the trailing 10-day average closing trading price of Comtech common stock for the period ending two days before completion of the merger.

Certain Legal Fees of Executive Officers

As discussed elsewhere herein, Comtech and certain CPI executive officers are in discussions and negotiations regarding the terms of the continued service of such executive officers with the surviving corporation following completion of the merger. CPI has agreed to reimburse such executives for legal fees and other costs incurred in connection with the negotiation of such terms and any related employment agreements or other agreements. CPI expects that the aggregate amount of such fees will not exceed $150,000.

Indemnification and Insurance

CPI has entered into indemnification agreements with each of its directors and executive officers, pursuant to which CPI has agreed to indemnify each such individual against all expenses and liabilities incurred or paid by such individual (i) if he was or is a party or is threatened to be made a party to any pending or threatened claim, action or proceeding (other than an action by or in the right of the company) by reason of his service as a director or officer of CPI and (ii) to the extent permitted by applicable law if the director is a party or is threatened to be made a party to any pending or threatened claim, action, or proceeding by or in the right of the company to procure a judgment in CPI’s favor by reason of such individual’s service as a director or officer of CPI. However, no indemnification is available if (i) the director or officer failed to act in good faith and in a manner such individual reasonably believed to be in or not opposed to the best interests of CPI, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful or (ii) in connection with an action by or in the right of the company, it has been adjudicated finally by a court of competent jurisdiction that such individual is liable to CPI, including as a result of such individual receiving an improper personal benefit, unless the court determines that, despite the adjudication of liability, such individual is fairly and reasonably entitled to indemnification. The indemnification agreements also require CPI to advance expenses to each such individual incurred in connection with any action or proceeding (including an action by or in the right of the company).

The indemnification, advancement of expenses and insurance requirements set forth in the merger agreement relating to the CPI executive officers and directors are described under “The Merger Agreement — Indemnification and Insurance” beginning on page [●] of this proxy statement/prospectus.

MATERIAL CONTRACTS BETWEEN COMTECH AND CPI

From time to time, Comtech, through Comtech Xicom Technology, Inc., one of its wholly owned subsidiaries, purchases various products in the ordinary course of business from CPI and its subsidiaries. The purchases are less than $2 million in the aggregate per year and are made pursuant to purchase orders under standard terms and conditions. Comtech and CPI do not believe these purchases are material to their respective business enterprises in the aggregate.

DESCRIPTION OF COMTECH CAPITAL STOCK

The following description of the terms of Comtech’s capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and the Comtech restated certificate of incorporation and its amended and restated by-laws. Copies of the Comtech restated certificate of incorporation and its amended and restated by-laws are incorporated by reference and will be sent to holders of shares of CPI common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Authorized Capital Stock

Under the Comtech restated certificate of incorporation, Comtech’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.10 per share, and 2,000,000 shares of preferred stock, par value $0.10 per share, of which 200,000 shares have been designated as Series A Junior Participating Cumulative Preferred Stock.

Description of Common Stock

Common Stock Outstanding.  As of July 13, 2010, there were 28,324,017 shares of Comtech common stock issued and outstanding.

Voting Rights.  Each holder of Comtech common stock is entitled to one vote for each share of Comtech common stock on all matters submitted to a vote of stockholders.

Dividend Rights.  Holders of Comtech common stock are entitled to receive, as and when declared by Comtech’s board of directors, dividends payable either in cash or in property, including securities of Comtech, out of assets of Comtech that are legally available therefor.

Rights upon Liquidation.  Holders of Comtech common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of Comtech, in all remaining assets available for distribution to stockholders after payment of or provision for Comtech’s liabilities and the liquidation preference of any outstanding Comtech preferred stock.

Preemptive Rights.  Holders of Comtech common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Description of Preferred Stock

Preferred Stock Outstanding.  As of the date of this proxy statement/prospectus, no shares of Comtech preferred stock were issued and outstanding.

Blank Check Preferred Stock.  Under the Comtech restated certificate of incorporation, the Comtech board of directors has the authority, without stockholder approval, to designate one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, restrictions and limitations of any such series, including the number of shares constituting any such series and the designation of such series, dividend rights, voting rights, the rights and terms of conversion, the rights and terms of redemption, the terms of any sinking fund, retirement fund or purchase fund to be provided with such series and liquidation preferences. Acting under this authority, the Comtech board of directors could designate and issue a series of preferred stock with preferences, rights, privileges, qualifications, restrictions or limitations, and adopt a stockholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such stockholder beneficially owning or commencing a tender offer for a substantial amount of Comtech common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of Comtech by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Comtech’s management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of Comtech without any further action by the stockholders of Comtech. Comtech has no present intention to adopt a stockholder rights plan, but could do so without stockholder approval at any future time.

Comtech has designated 200,000 shares of Comtech preferred stock as Series A Junior Participating Cumulative Preferred Stock, none of which are outstanding.

Transfer Agent and Registrar

American Stock Transfer and Trust Co. is the transfer agent and registrar for Comtech common stock.

Stock Exchange Listing

Comtech’s common stock is traded on the NASDAQ Global Select Market under the symbol “CMTL.” It is a condition to the merger that the shares of Comtech common stock issuable in the merger be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance. If the merger is completed, CPI common stock will cease to be listed on any stock exchange and will be deregistered under the Exchange Act.

COMPARISON OF STOCKHOLDER RIGHTS

Comtech and CPI are incorporated under the laws of the State of Delaware and, accordingly, the rights of stockholders are governed by the General Corporation Law of the State of Delaware which is referred to in this proxy statement/prospectus as the DGCL. The rights of Comtech stockholders are currently governed by Comtech’s restated certificate of incorporation and amended and restated by-laws. The rights of CPI stockholders are currently governed by CPI’s amended and restated certificate of incorporation and amended and restated bylaws. Following completion of the merger, the rights of CPI stockholders who become stockholders of Comtech in the merger will be governed by the DGCL and the Comtech restated certificate of incorporation and amended and restated by-laws.

The following table compares the current rights of CPI stockholders to the current rights of Comtech stockholders based on the governing instruments of the two companies. This summary comparison is not intended to be complete, and it is qualified in its entirety by reference to DGCL, Comtech’s restated certificate of incorporation and amended and restated by-laws and CPI’s amended and restated certificate of incorporation and amended and restated bylaws. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. Comtech and CPI urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of DGCL and the other documents to which Comtech and CPI refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Comtech stockholder and the rights of a CPI stockholder. Comtech and CPI have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

	CPI Stockholder Rights	Comtech Stockholder Rights

Authorized Capital Stock	The authorized capital stock of CPI consists of 90,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share.	The authorized capital stock of Comtech consists of 100,000,000 shares of common stock, $0.10 par value per share and 2,000,000 shares of preferred stock, $0.10 par value per share.

Voting Rights of Common Stock	CPI’s amended and restated certificate of incorporation and CPI’s amended and restated bylaws provide that the holders of CPI common stock are entitled to one vote per share on all matters on which stockholders are generally entitled to vote.	Comtech’s restated certificate of incorporation provides that the holders of Comtech common stock are entitled to one vote per share on all matters voted upon by the stockholders.

Dividend Rights of Common Stock	CPI’s amended and restated certificate of incorporation provides that, subject to applicable law, to the amended and restated certificate of incorporation and to the express terms of any preferred stock, the holders of CPI common stock are entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends, if any, as may be declared from time to time by the board of directors.	Comtech’s restated certificate of incorporation provides that, subject to limitations set forth in Comtech’s restated certificate of incorporation (including the provisions relating to preferred stock therein), the holders of Comtech common stock are entitled to receive, as and when declared by Comtech’s board of directors, dividends payable either in cash or in property, including securities of Comtech, out of

	CPI Stockholder Rights	Comtech Stockholder Rights

assets that are legally available therefor.

Preemptive Rights of Common Stock	CPI’s amended and restated certificate of incorporation does not grant any preemptive rights.	Comtech’s restated certificate of incorporation provides that no holder of shares of any class of Comtech capital stock is entitled to any preemptive rights.

Preferred Stock	CPI’s amended and restated certificate of incorporation authorizes CPI’s board of directors, without any action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, qualifications, restrictions and limitations, preferences and privileges of each series, which may be greater than the rights of the common stock.	Comtech’s restated certificate of incorporation authorizes Comtech’s board of directors, without any action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences, privileges, qualifications, restrictions and limitations of each series, which may be greater than the rights of the common stock.

Designations of Preferred Stock	CPI’s amended and restated certificate of incorporation does not designate any series of preferred stock.	Comtech’s restated certificate of incorporation designates Series A Junior Participating Cumulative Preferred Stock, which stock is entitled to quarterly dividends, voting rights superior to the common stock and a liquidation preference. No shares of Series A Junior Participating Cumulative Preferred Stock are outstanding.

Number of Directors on the Board of Directors	CPI’s amended and restated certificate of incorporation provides that the number of directors will be not less than three and not more than fifteen, with the exact number being fixed from time to time by the board of directors.	Comtech’s restated certificate of incorporation provides that the number of directors will be not less than three, with the exact number being fixed from time to time by the board of directors.

Classification of the Board of Directors	CPI’s amended and restated certificate of incorporation and CPI’s amended and restated bylaws provide for the division of CPI’s board of directors (other than directors elected by the holders of preferred stock, if any) into three classes of directors serving staggered three-year terms, with	Comtech’s restated certificate of incorporation provides for the division of Comtech’s board of directors into three classes of directors serving staggered three-year terms, with one-third of the board of directors being elected each year.

	CPI Stockholder Rights	Comtech Stockholder Rights

one-third of the board of directors being elected each year.

Special Meetings of the Stockholders	CPI’s amended and restated certificate of incorporation and CPI’s amended and restated bylaws provide that only the majority of the members of the board of directors, the chairman of the board of directors or the chief executive officer may call a special meeting of stockholders.	Comtech’s amended and restated by-laws provide that the board of directors, the chairman of the board or any officer instructed by the board of directors may call a special meeting of stockholders.

Cumulative Voting	CPI’s amended and restated certificate of incorporation prohibits cumulative voting in the election of directors.	Comtech’s restated certificate of incorporation does not provide for cumulative voting and accordingly, Comtech stockholders do not have cumulative voting in connection with the election of directors.

Nomination of Directors	CPI’s amended and restated bylaws provide that directors may be nominated by the board of directors, any nominating committee designated by the board of directors or a stockholder complying with the stockholder nomination requirements set forth therein (and described below).	Comtech’s amended and restated by-laws provide that directors may be nominated by the board of directors or a stockholder complying with the stockholder nomination requirements set forth therein (and described below).

Delivery and Notice Requirements of Stockholder Nominations and Proposals	CPI’s amended and restated bylaws provide that in order to submit a director nomination or a proposal, a stockholder must give timely notice in advance of an annual meeting or a special meeting.	Comtech’s amended and restated by-laws provide that a stockholder may nominate directors for election at an annual meeting of the stockholders.

	To be timely, a notice in advance of an annual meeting must generally be received at the executive office of CPI, addressed to the attention of CPI’s secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting.	To be timely, a written notice of the nomination must generally be received at the executive offices of Comtech, addressed to Comtech’s secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting.

To be timely, a notice of a director nomination in advance of a special meeting must generally be received at the executive office of CPI,

CPI Stockholder Rights	Comtech Stockholder Rights

addressed to the attention of CPI’s secretary, not more than 120 days prior to such special meeting and not less than the later of 90 days prior to such special meeting and the tenth day following the press release announcing such meeting.

The notice must set forth:

•     the stockholder’s name and address as recorded on CPI’s books;

•   the class and number of shares held of record and beneficially owned by such stockholder;

•   a representation that the stockholder is a holder of record of CPI stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination or business;

•   for a director nomination, all information regarding each stockholder nominee that would be required in a definitive proxy statement filed with the Securities and Exchange Commission;

•   for a director nomination, the written consent of each director nominee to being named in a proxy statement as a nominee and to serve if elected;

•   for a proposal, a brief description of the proposed business and the text of the proposal (including the text of any resolutions proposed for consideration) and, in case of a proposal to amend the bylaws, the language of the proposed amendment, and the reasons for conducting such stockholder business at the annual meeting;

• for a proposal, any material interest of the stockholder in such proposed business;	The notice must set forth:

•     the stockholder’s name and address as recorded on Comtech’s books;

•   the class and number of shares beneficially owned by such stockholder and represented by proxy;

•   a description of all arrangements in connection with such nomination and any material interest of the stockholder in such nomination; and

• all information regarding each stockholder nominee that would be required in a definitive proxy statement filed with the Securities and Exchange Commission or otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named as a nominee and to serving as a director, if elected).

	CPI Stockholder Rights	Comtech Stockholder Rights

•     all other information that would be required if the stockholder were a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934; and

• for a director nomination, any other information reasonably required by CPI to determine the eligibility of the nominee.

	The person presiding over the meeting may, if the facts warrant, determine that the nomination was not properly brought before the meeting and that the nomination be disregarded.	If the board of directors determines, based upon the facts, that the nomination was not properly brought before the meeting, the chairman of the meeting may so declare and the nomination will be disregarded.

Furthermore, the stockholder must appear at the meeting to present the proposal notwithstanding that proxies in respect of such vote may have been received by CPI.

Action by Written Consent	CPI’s amended and restated certificate of incorporation and CPI’s amended and restated bylaws provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.	Comtech’s restated certificate of incorporation provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not act by written consent.

Removal of Directors	CPI’s amended and restated certificate of incorporation provides that any director (other than directors elected by the holders of preferred stock, if any) may be removed from office only for cause and only by the affirmative vote of at least 66 2/3% of the issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class.	Comtech’s restated certificate of incorporation provides that any or all of the directors may be removed for cause by the stockholders or by the board of directors. The DGCL only permits stockholders to remove directors and provides that such removal may be accomplished by the affirmative vote by the majority of the shares then entitled to vote at an election of directors.

Liability of Directors	CPI’s amended and restated certificate of incorporation provides that no director will be personally liable to CPI or its stockholders for breach of	Comtech’s restated certificate of incorporation provides that no director will be personally liable to Comtech or its stockholders for

	CPI Stockholder Rights	Comtech Stockholder Rights

	fiduciary duty as a director except for:	breach of fiduciary duty as a director except for:

•     breach of the director’s duty of loyalty;

•   acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL which relates to the unlawful declaration of dividends; or

• any transaction from which the director derived any improper personal benefits.

•     breach of the director’s duty of loyalty to Comtech or its stockholders;

•   acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•   under Section 174 of the DGCL which relates to the unlawful declaration of dividends;

•   any transaction from which the director derived any improper personal benefits; or

• acts or omissions occurring prior to the date that the article of the restated certificate of incorporation that limits liability became effective.

Indemnification	CPI’s amended and restated certificate of incorporation provides that CPI will indemnify directors and officers against liability (including attorney’s fees) arising from any proceeding relating to the service of such director or officer to CPI; provided that CPI is not obligated to indemnify a director or officer in connection with a proceeding initiated by such director or officer (other than a proceeding to enforce rights to indemnification) unless such proceeding was authorized by, or consented to, by the board.	Comtech’s amended and restated by-laws provide that Comtech will indemnify directors, officers and employees against liability (including attorney’s fees) arising from any proceeding other than an action by or in the right of Comtech relating to the service of such director, officer or employee to Comtech so long as such officer, director or employee acted in good faith and in a manner reasonably believed to be in the best interests of Comtech and, with respect to any criminal proceeding, without the belief that any conduct was unlawful.

With respect to any action by or in the right of Comtech, Comtech’s amended and restated bylaws provide that Comtech will indemnify directors, officers and employees against liability (including attorney’s fees) arising therefrom relating to the service of such director, officer or employee to Comtech so long as such

	CPI Stockholder Rights	Comtech Stockholder Rights

director, officer or employee acted in good faith and in a manner reasonably believed to be in the best interests of Comtech, except that no such indemnification would be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Comtech unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought rules and provides otherwise.

Business Combinations and Section 203 of the DGCL	In general, Section 203 prohibits a Delaware corporation from engaging in certain transactions with a stockholder once that stockholder has acquired a significant holding in the corporation. CPI’s amended and restated certificate of incorporation provides that Section 203 of the DGCL will not apply to CPI until the Cypress Group stockholders own less than fifteen percent of the total voting power of CPI’s common stock, at which date Section 203 will apply prospectively.	In general, Section 203 prohibits a Delaware corporation from engaging in certain transactions with a stockholder once that stockholder has acquired a significant holding in the corporation. A corporation may elect not to be governed by Section 203 of the DGCL, but Comtech has not made such an election. Accordingly, Comtech is governed by Section 203 of the DGCL.

In addition, Comtech’s restated certificate of incorporation requires 80% of the stockholders (including at least 66 2/3% of the outstanding stock held by disinterested stockholders) to approve business combinations (including, among other things, mergers and certain significant sales of assets) with any “interested shareholder” (including, among other persons, a beneficial owner of 10% of Comtech voting stock and its affiliates). Such stockholder approval is not required (and only the affirmative vote required by law will apply) if, among other things:

	CPI Stockholder Rights	Comtech Stockholder Rights

•     the business combination is approved by 66 2/3% of directors unaffiliated with the interested shareholder; or

• the consideration paid in such business combination is equal to or greater than the greatest of certain fair price thresholds set forth in the restated certificate of incorporation.

Amendment of the Certificate of Incorporation	CPI’s amended and restated certificate of incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of CPI’s issued and outstanding capital stock entitled to vote in the election of directors is required to amend the following provisions of CPI’s amended and restated certificate of incorporation:

•     classification of the board of directors;

•   number and election of directors; appointment of directors upon an increase in the number of directors or vacancy;

•   removal of directors;

•   66 2/3% majority for the amendment of certain provisions of CPI’s amended and restated certificate of incorporation;

•   adoption, amendment and repeal of CPI’s bylaws;

•   special stockholder meetings;

•   restrictions on stockholder actions by written consent; and

• applicability of Section 203 of the DGCL.	Comtech’s restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of Comtech’s shares entitled to vote in the election of directors is required to amend the following provisions of Comtech’s restated certificate of incorporation:

•     number and classification of the board of directors; and

• business combinations with interested shareholders (including the affirmative vote of at least 66 2/3% of the outstanding stock held by disinterested stockholders).

Amendment of the Bylaws	CPI’s board of directors is permitted to amend or repeal CPI’s amended and restated bylaws or adopt new bylaws without obtaining stockholder approval. In order for CPI stockholders to	Comtech’s board of directors is permitted to alter or repeal Comtech’s amended and restated by-laws or adopt new by-laws, subject to the power of the stockholders to alter or repeal any

CPI Stockholder Rights	Comtech Stockholder Rights

amend or repeal CPI’s amended and restated bylaws, or adopt new bylaws, the vote of at least 66 2/3% of the voting power of CPI’s issued and outstanding capital stock entitled to vote on the election of directors (voting together as a single class) is required.	by-law adopted or altered by the board of directors. In order for Comtech’s stockholders to alter or repeal Comtech’s amended and restated by-laws, or adopt new by-laws, the vote of at least a majority of the voting power of Comtech’s issued and outstanding capital stock entitled to vote is required, provided that notice of the proposed adoption, alteration or repeal must have been given in the notice of such meeting of stockholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Pursuant to an Agreement and Plan of Merger, dated as of May 8, 2010, by and among CPI International, Inc., a Delaware corporation, Comtech Telecommunications Corp., a Delaware corporation, and Angels Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Comtech, Merger Sub will be merged with and into CPI, with CPI continuing as the surviving corporation.

The unaudited pro forma condensed combined balance sheet as of April 30, 2010, and the unaudited pro forma condensed combined statements of operations for the nine months ended April 30, 2010 and for the fiscal year ended July 31, 2009, presented herein, are based on the historical financial statements of Comtech and CPI after giving effect to Comtech’s acquisition of CPI and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements. Except for certain reclassifications, which are also described in the accompanying notes to these unaudited pro forma condensed combined financial statements, there were no adjustments to conform CPI’s accounting policies to Comtech’s accounting policies because such adjustments were considered immaterial for the respective periods presented.

The unaudited pro forma condensed combined financial statements and related accompanying notes should be read in conjunction with the separate historical financial statements for:

•	Comtech as of and for the three and nine months ended April 30, 2010;

•	Comtech as of and for the fiscal year ended July 31, 2009 (as adjusted for the adoption of FASB ASC 470-20, “Debt — Debt with Conversion and Other Options”);

•	CPI as of and for the three and six months ended April 2, 2010; and

•	CPI as of and for the fiscal year ended October 2, 2009,

all of which are filed with the SEC.

The unaudited pro forma condensed combined financial statements do not include any assumptions regarding cost-saving synergies, are not intended to represent or be indicative of Comtech’s consolidated results of operations or financial position that would have been reported had the acquisition of CPI been completed as of the dates presented, and should not be taken as a representation of Comtech’s future consolidated results of operations or financial position.

Both prior to and in connection with the closing of the transaction, both Comtech and CPI expect to incur substantial merger and integration related costs. A substantial portion of Comtech’s merger and integration related costs, pursuant to newly adopted purchase accounting rules, may no longer be capitalized as part of the transaction. These expenses are expected to include change-in-control related payments to be made to certain CPI executives, the acceleration of vesting of certain stock-based awards held by CPI employees and professional fees payable to financial and legal advisors of Comtech.

Comtech estimates that its merger and integration related costs will range from $18,000,000 to $22,000,000, the majority of which are expected to be immediately expensed on the day the acquisition closes with the remainder expensed during the first year of the acquisition. CPI’s merger and integration related costs are estimated to range from $7,000,000 to $9,000,000, all of which are expected to be incurred prior to the acquisition with the majority expected to be due upon closing. Additional costs, including those not currently contemplated, may be incurred following the closing of the merger and would be expensed in the post combination financial statements. A portion of these expenses are not expected to be tax deductible.

These merger and integration costs relate directly to the transaction; however, because they are material and nonrecurring, they were not included in the unaudited pro forma condensed combined statement of operations for the nine months ended April 30, 2010 or fiscal year ended July 31, 2009.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

			Pro Forma		Pro Forma
	Comtech	CPI	Adjustments		Combined
	April 30, 2010	April 2, 2010	(See Note 6)		(See Note 2)

ASSETS
Current assets:
Cash and cash equivalents	$568,277,000	36,529,000	(376,494,000)	(A,D,E)	$228,312,000
Restricted cash	—	994,000	—		994,000
Accounts receivable, net	107,695,000	39,432,000	—		147,127,000
Inventories, net	75,077,000	79,379,000	6,400,000	(B)	160,856,000
Prepaid expenses and other current assets	9,745,000	6,868,000	—		16,613,000
Deferred tax asset	13,919,000	8,674,000	2,681,000	(H)	25,274,000

Total current assets	774,713,000	171,876,000	(367,413,000)		579,176,000
Property, plant and equipment, net	33,549,000	55,741,000	29,154,000	(B)	118,444,000
Goodwill	149,253,000	162,225,000	9,953,000	(C)	321,431,000
Intangibles, net	50,102,000	73,964,000	168,586,000	(B)	292,652,000
Deferred financing costs, net	5,022,000	2,949,000	(2,949,000)	(D)	5,022,000
Other assets, net	1,271,000	3,820,000	—		5,091,000

Total assets	$1,013,910,000	470,575,000	(162,669,000)		$1,321,816,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$43,798,000	23,828,000	—		$67,626,000
Accrued expenses and other current liabilities	47,216,000	20,281,000	30,007,000	(D,E,F,G)	97,504,000
Product warranty	—	4,615,000	(4,615,000)	(G)	—
Customer advances and deposits	10,951,000	12,013,000	—		22,964,000
Interest payable	3,031,000	—	—		3,031,000
Deferred income taxes	—	332,000	—		332,000
Income taxes payable	8,296,000	2,993,000	—		11,289,000

Total current liabilities	113,292,000	64,062,000	25,392,000		202,746,000
Convertible senior notes	200,000,000	—	—		200,000,000
Long-term debt	—	194,928,000	(194,928,000)	(D)	—
Other liabilities	2,420,000	2,241,000	(904,000)	(E,H)	3,757,000
Income taxes payable	5,088,000	—	741,000	(H)	5,829,000
Deferred tax liability	8,321,000	24,279,000	70,446,000	(H)	103,046,000

Total liabilities	329,121,000	285,510,000	(99,253,000)		515,378,000
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	2,852,000	169,000	272,000	(I)	3,293,000
Additional paid-in capital	344,142,000	77,804,000	58,619,000	(I)	480,565,000
Retained earnings	337,980,000	108,290,000	(123,505,000)	(F,I)	322,765,000
Other comprehensive income	—	1,602,000	(1,602,000)	(I)	—

	684,974,000	187,865,000	(66,216,000)		806,623,000
Less:
Treasury stock	(185,000)	(2,800,000)	2,800,000	(I)	(185,000)

Total stockholders’ equity	684,789,000	185,065,000	(63,416,000)		806,438,000

Total liabilities and stockholders’ equity	$1,013,910,000	470,575,000	(162,669,000)		$1,321,816,000

See notes to unaudited pro forma condensed combined financial statements.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended April 30, 2010

	Nine Months Ended:		Pro Forma		Pro Forma
	Comtech	CPI	Adjustments		Combined
	April 30, 2010	April 2, 2010	(See Note 6)		(See Note 2)

Net sales	$521,251,000	262,426,000	(1,201,000)	(J)	$782,476,000
Cost of sales	333,185,000	184,739,000	4,734,000	(B,J,K)	522,658,000

Gross profit	188,066,000	77,687,000	(5,935,000)		259,818,000

Expenses:
Selling, general and administrative	70,256,000	17,618,000	13,920,000	(K,L,M)	101,794,000
Selling and marketing	—	15,128,000	(15,128,000)	(K,M)	—
Research and development	34,138,000	8,194,000	(6,000)	(K)	42,326,000
Amortization of intangibles	5,283,000	2,067,000	7,160,000	(B,K)	14,510,000

	109,677,000	43,007,000	5,946,000		158,630,000

Operating income	78,389,000	34,680,000	(11,881,000)		101,188,000
Other expenses (income):
Interest expense	5,913,000	11,750,000	(9,650,000)	(N)	8,013,000
Interest income and other	(728,000)	—	529,000	(N,O)	(199,000)

Income before provision for income taxes	73,204,000	22,930,000	(2,760,000)		93,374,000
Provision for income taxes	26,043,000	6,345,000	(1,021,000)	(P)	31,367,000

Net income	$47,161,000	16,585,000	(1,739,000)		$62,007,000

Net income per share (see Note 7):
Basic	$1.67				$1.90

Diluted	$1.48				$1.70

Weighted average number of common shares outstanding — basic	28,254,000		4,406,000	(I)	32,660,000

Weighted average number of common shares and common equivalent shares outstanding assuming dilution — diluted	34,074,000		4,406,000	(I)	38,480,000

See notes to unaudited pro forma condensed combined financial statements.

COMTECH TELECOMMUNICATIONS CORP.
AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations
For the fiscal year ended July 31, 2009

	Twelve Months Ended:		Pro Forma		Pro Forma
	Comtech	CPI	Adjustments		Combined
	July 31, 2009	October 2, 2009	(See Note 6)		(See Note 2)

Net sales	$586,372,000	332,876,000	(1,531,000)	(J)	$917,717,000
Cost of sales	345,472,000	239,385,000	4,248,000	(B,J,K)	589,105,000

Gross profit	240,900,000	93,491,000	(5,779,000)		328,612,000

Expenses:
Selling, general and administrative	100,171,000	20,757,000	19,446,000	(K,L,M)	140,374,000
Selling and marketing	—	19,466,000	(19,466,000)	(K,M)	—
Research and development	50,010,000	10,520,000	(8,000)	(K)	60,522,000
Amortization of in-process research and development	6,200,000	—	—		6,200,000
Amortization of intangibles	7,592,000	2,769,000	9,534,000	(B,K)	19,895,000

	163,973,000	53,512,000	9,506,000		226,991,000

Operating income	76,927,000	39,979,000	(15,285,000)		101,621,000
Other expenses (income):
Interest expense	6,396,000	16,979,000	(14,879,000)	(N)	8,496,000
Interest income and other	(2,738,000)	—	2,738,000	(N,O)	—
Gain on extinguishment of debt	—	(248,000)	248,000	(O)	—

Income before provision for income taxes	73,269,000	23,248,000	(3,392,000)		93,125,000
Provision for income taxes	25,744,000	(218,000)	(1,255,000)	(P)	24,271,000

Net income	$47,525,000	23,466,000	(2,137,000)		$68,854,000

Net income per share (see Note 7):
Basic	$1.81				$2.24

Diluted	$1.73				$2.13

Weighted average number of common shares outstanding — basic	26,321,000		4,406,000	(I)	30,727,000

Weighted average number of common shares and common equivalent shares outstanding assuming dilution — diluted	29,793,000		4,406,000	(I)	34,199,000

See notes to unaudited pro forma condensed combined financial statements.

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

1.  Basis of Unaudited Pro Forma Presentation.

The unaudited pro forma condensed combined balance sheet, as of April 30, 2010, and the unaudited pro forma condensed combined statements of operations for the nine months ended April 30, 2010 and for the fiscal year ended July 31, 2009, presented herein, are based on the historical financial statements of Comtech and CPI. Because of different fiscal period ends, and in accordance with the SEC’s 93-day conformity rule, information is presented as outlined below:

•	The unaudited pro forma condensed combined balance sheet as of April 30, 2010 is presented as if Comtech’s acquisition of CPI had occurred on April 30, 2010, and combines the historical balance sheet of Comtech as of April 30, 2010 with the historical balance sheet of CPI as of April 2, 2010.

•	The unaudited pro forma condensed combined statement of operations for the nine months ended April 30, 2010 is presented as if Comtech’s acquisition of CPI had occurred on August 1, 2009, and combines Comtech’s historical statement of operations for the nine months ended April 30, 2010 with CPI’s historical statement of operations for the nine months ended April 2, 2010. CPI’s historical statement of operations for the nine months ended April 2, 2010 was derived by taking CPI’s historical results of operations for the six months ended April 2, 2010, and adding CPI’s historical results of operations for the three months ended October 2, 2009.

•	The unaudited pro forma condensed combined statement of operations for the fiscal year ended July 31, 2009 is presented as if Comtech’s acquisition of CPI had occurred on August 1, 2008, and combines Comtech’s historical statement of operations for the fiscal year ended July 31, 2009 with CPI’s historical statement of operations for the fiscal year ended October 2, 2009.

Comtech accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations” (“ASC 805”).

2.	Exclusion of Merger and Integration Related Costs from Unaudited Pro Forma Condensed Combined Statements of Operations.

Both Comtech and CPI expect to incur substantial merger and integration related costs. These expenses are expected to include change-in-control related payments to be made to certain CPI executives, the acceleration of vesting of certain stock-based awards held by CPI employees and professional fees for financial and legal advisors of both Comtech and CPI. Comtech’s costs are preliminarily estimated to range from $18,000,000 to $22,000,000, a majority of which is expected to be immediately expensed on the day the acquisition closes, with the remainder expensed during the first year of the acquisition. In accordance with ASC Topic 805-10-25, these payments will be required to be expensed in the post combination financial statements. Using the high end of the range of Comtech’s merger and integration related costs, approximately $14,153,000 is preliminarily anticipated to be tax deductible. CPI’s costs are preliminarily estimated to range from $7,000,000 to $9,000,000, all of which are expected to be incurred prior to the acquisition with the majority expected to be immediately expensed on the day the acquisition closes or shortly thereafter. Using the high end of the range of CPI’s costs approximately $222,000 is preliminarily anticipated to be tax deductible. Additional costs, including those not currently contemplated, may be incurred by both Comtech and CPI following the closing of the merger.

These merger and integration costs relate directly to the transaction; however, because they are material and nonrecurring, they are not included in the unaudited pro forma condensed combined statement of operations presented herein. As discussed in Note 6(F), the liabilities relating to these expenses are included in the pro forma condensed combined balance sheet.

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

3.	Repayment of CPI’s Existing Long-Term Debt and Related Interest Rate Swap Contract.

CPI’s long-term debt at April 2, 2010 consists of $117,000,000 of 8% senior subordinated notes (“8% Notes”), due 2012, $11,928,000 of floating rate senior notes (“Floating Rate Notes”), due 2015 and $66,000,000 which relates to a term loan, expiring 2014. In accordance with their respective indentures and shortly after the closing of the transaction, CPI is required to offer to purchase the 8% Notes and Floating Rate Notes at 101% of the respective principal amounts owed (plus accrued and unpaid interest). The term loan is required to be repaid upon a change of control at par value. As such, Comtech anticipates that it will be required to and it intends to repay or redeem in full all existing outstanding indebtedness of CPI either upon the closing or shortly following closing, in each case in accordance with the terms of such indebtedness. Assuming that the appropriate offer to purchase or redemption notices required under the indentures governing CPI’s existing 8% Notes and Floating Rate Notes outstanding are provided on the date of closing of the merger, these notes may be outstanding for up to 75 days following the closing of the merger. The adjustments required to be recorded in the pro forma condensed combined financial statements relating to the repayment of CPI’s long-term debt are further discussed in Notes 6(D) and 6(O).

In addition, in connection with the term loan, CPI also uses an interest rate swap contract, effective until June 2011, which was originally designated and qualified as a cash flow hedge of interest rate risk. At April 2, 2010, the fair value of the interest rate swap was a liability of $1,519,000, of which $1,356,000 is included in CPI’s accrued expenses and other current liabilities and $163,000 is included in other liabilities. The corresponding unrealized gain or loss is included in accumulated other comprehensive income. As further discussed in Note 6(E), a pro forma adjustment has been made to reflect the anticipated required settlement of this interest rate swap contract in connection with the required repayment of CPI’s term loan.

4.	Calculation of Estimated Preliminary Aggregate Purchase Price for Accounting Purposes.

As more fully described in the terms of the merger agreement, the ultimate amount of consideration that CPI stockholders will receive will be equal to a combination of $9.00 in cash plus a fraction of Comtech common stock equal to $8.10 divided by the average closing price of Comtech common stock over a specified period of time prior to closing, provided that the fraction shall not be greater than 0.2382 nor less than 0.2132. Based on the May 7, 2010 closing price of Comtech’s common stock, which was $31.06, the last trading date of Comtech’s common stock before the acquisition announcement, the fraction of Comtech common stock was equal to 0.2382 and was valued at $7.40.

The following table presents the total preliminary aggregate purchase price for accounting purposes based on Comtech’s common stock price on May 7, 2010:

			Equivalent
		Consideration	Value of	Preliminary
	CPI	to be Paid	Comtech	Aggregate
	Shares	in Cash	Common Stock	Purchase Price

Common stock outstanding at April 30, 2010	16,745,000	$150,705,000	123,887,000	$274,592,000
Stock awards to receive cash and stock	1,754,000	15,786,000	12,977,000	28,763,000
Stock awards expected to receive only cash	640,000	10,496,000	—	10,496,000

Total		$176,987,000	136,864,000	$313,851,000

In connection with the merger agreement, Comtech preliminarily estimates that it will issue approximately 4,406,000 new shares of Comtech common stock. The ultimate amount of Comtech shares to be issued will be determined based on the final fraction of Comtech common stock calculated (as discussed above), the ultimate amount of CPI’s common stock outstanding and the ultimate amount of stock-based awards held by certain employees who are expected to receive merger consideration of cash and stock in cancellation of their stock-based awards.

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The following table reconciles the estimated preliminary aggregate purchase price for accounting purposes to the total preliminary aggregate enterprise value of the transaction:

Total preliminary aggregate purchase price for accounting purposes	$313,851,000
Plus CPI’s long-term debt at April 2, 2010	194,928,000
Less CPI’s cash at April 2, 2010	(36,529,000)

Total preliminary aggregate enterprise value of the transaction	$472,250,000

As more fully described in the terms of the merger agreement, if Comtech’s stock price at closing is between $34.00 and $38.00, the value of consideration in stock would be fixed at $8.10 per share and the total preliminary aggregate purchase price would be approximately $327,277,000 or an increase of approximately 4.0% as compared to the $313,851,000 amount as shown in the above tables. If the average closing price of Comtech common stock over a specified period of time prior to closing is above $38.00 per share, the fraction would become fixed at 0.2132 and for each $1.00 increase in Comtech’s common stock above $38.00 per share, the total preliminary aggregate purchase price would increase incrementally by approximately 1.2% as compared to the $327,277,000. If the average closing price of Comtech common stock over a specified period of time prior to closing is below $34.00, the fraction would become fixed at 0.2382 and for each $1.00 decline in Comtech’s common stock below $34.00 per share, the total preliminary aggregate purchase price would decline by approximately 1.4% as compared to the $327,277,000. Based on the July 13, 2010 closing price of Comtech stock, which was $31.11, the total preliminary aggregate purchase price for accounting purposes would not be materially different than the amount calculated as of May 7, 2010.

5.	Allocation of Preliminary Purchase Price for Accounting and Financial Reporting Purposes.

The unaudited pro forma condensed combined financial statements presented, including the allocation of the preliminary aggregate purchase price for accounting purposes, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed and is based on the net book value of CPI’s assets and liabilities as of April 2, 2010. The preliminary estimates are based on available information, certain assumptions and preliminary valuation work and may change upon finalization of the fair values of assets acquired and liabilities assumed. In addition, because a portion of the purchase price is to be paid in the form of Comtech common stock, purchase accounting rules require that some of the merger and integration related charges and the value of CPI’s intangible assets (including goodwill) be determined based on the fair value of merger consideration on the date the acquisition closes.

For accounting and financial reporting purposes, fair value is defined as the price that would be received upon the sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants.

Use of different estimates and judgments could yield materially different results.

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The following table reconciles the net book value of CPI’s assets and liabilities at April 2, 2010 to the total preliminary aggregate purchase price for accounting purposes:

Total net book value of net assets at April 2, 2010	$185,065,000

Elimination of CPI’s pre-existing goodwill and intangibles:

Goodwill	(162,225,000)
Identifiable intangibles, net of accumulated amortization	(73,964,000)
Deferred financing costs, net of accumulated amortization	(2,949,000)
Deferred tax liabilities related to intangibles and deferred financing costs	30,085,000

Net book value of net tangible liabilities at April 2, 2010	(23,988,000)

		Estimated
Preliminary estimated fair value adjustments to net book value of net tangible liabilities:		Useful Life

Land	4,633,000
Machinery and equipment	15,610,000	3-12 years
Buildings and related improvements	8,911,000	6-25 years
Inventory	6,400,000	6 months
Accrued expenses and other current liabilities (See Note 6(F))	(8,789,000)
Long-term debt (See Note 6(D))	(1,289,000)
Deferred tax liabilities, net	(12,621,000)

Preliminary estimated fair value of net tangible liabilities at April 2, 2010	(11,133,000)

Preliminary estimated fair value of identifiable intangibles:

Technologies:
Core	86,000,000	40 years
Customer applications	65,000,000	25 years
Trademark	50,000,000	Indefinite
Lease interests	34,950,000	5-40 years
Customer backlog	6,600,000	1 year
Deferred tax liabilities related to newly acquired intangibles	(89,744,000)

Total estimated fair value of identifiable net assets at April 2, 2010	141,673,000
Goodwill	172,178,000	Indefinite

Total preliminary aggregate purchase price for accounting purposes	$313,851,000

As further discussed in Note 3 and Note 6, due to the anticipation that CPI’s debt will be required to be repaid in full, except for an increase of $1,289,000 associated with the change of control put right contained in the indentures to CPI’s 8% Notes and Floating Rate Notes, the estimated fair value of CPI’s long-term debt approximates its net book value of $194,928,000 at April 2, 2010.

CPI has Canadian dollar forward contracts in effect as of April 2, 2010 with durations of 8 to 16 months. These contracts are designated as cash flow hedges and are considered highly effective, as defined by FASB ASC 815. For purposes of these pro forma financial statements, the estimated fair value of these forward contracts approximates its net book value at April 2, 2010.

The primary areas of the preliminary purchase price allocation that are not yet finalized relate to customer backlog, inventory, long-term debt, contingent assets or liabilities, income taxes and goodwill. No contingent assets or

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

liabilities were preliminarily assigned a fair value because the fair value of such contingencies could not be determined yet, and because the transaction has not yet closed. Management expects the allocation will be finalized within one year of the date that the acquisition closes.

6.	Pro Forma Financial Statement Adjustments.

The following adjustments are included in the unaudited pro forma condensed combined financial statements:

(A)	To record the cash portion of the preliminary aggregate purchase price of $176,987,000 (see Note 4).

(B)	To record the difference between the historical values and preliminary estimated fair values of CPI’s intangibles, inventory, and property, plant and equipment acquired and the associated pre-tax depreciation and amortization expenses.

				Nine Month	Annual
				Depreciation and	Depreciation and
				Amortization	Amortization
		Preliminary		Based on	Based on
	CPI Historical	Estimated	Increase	Preliminary	Preliminary
	Values, Net	Fair Values	(Decrease)	Fair Values	Fair Values

Intangibles:
Technologies:
Core	$26,892,000	86,000,000	$59,108,000	$1,613,000	$2,150,000
Customer applications	24,331,000	65,000,000	40,669,000	1,950,000	2,600,000
Trademarks	7,563,000	50,000,000	42,437,000	—	—
Lease interests	10,249,000	34,950,000	24,701,000	714,000	953,000
Customer backlog and other	4,929,000	6,600,000	1,671,000	4,950,000	6,600,000

Total	$73,964,000	242,550,000	$168,586,000	$9,227,000	$12,303,000

Tangible fair value step-ups:
Inventory	$79,379,000	85,779,000	$6,400,000	$6,400,000	$6,400,000
Land	2,947,000	7,580,000	4,633,000	—	—
Buildings and related improvements	28,253,000	37,164,000	8,911,000	1,484,000	1,979,000
Machinery and equipment	23,609,000	39,219,000	15,610,000	3,814,000	5,086,000
Construction in progress	932,000	932,000	—	233,000	311,000

Total	$135,120,000	170,674,000	$35,554,000	$11,931,000	$13,776,000

Total depreciation and amortization expense associated with preliminary estimated fair value adjustments to tangible and intangible assets				$21,158,000	$26,079,000

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

In order to conform to Comtech’s presentation of amortization of intangibles, the $9,227,000 and $12,303,000 noted in the above table were recorded as amortization of intangibles in the unaudited pro forma condensed combined statement of operations for the nine months ended April 30, 2010 and fiscal year ended July 31, 2009, respectively. The adjustments necessary to eliminate CPI’s historical amortization of its land lease are reflected in Note 6(K).

Because CPI historically recorded the majority of its depreciation expense of approximately $5,830,000 and $7,773,000 to cost of sales in their unaudited pro forma condensed combined statement of operations for the nine months ended April 30, 2010 and fiscal year ended July 31, 2009, an adjustment was recorded to reduce cost of sales by $299,000 and $397,000, respectively, which represents the difference between CPI’s historical depreciation and the estimated depreciation based on preliminary fair values.

Amortization of the $6,400,000 related to the preliminary estimated fair value step-up adjustment to inventory is expected to be recorded as an increase in cost of sales during the six months immediately following consummation of the merger.

(C)	To eliminate CPI’s historical goodwill of $162,225,000 and to record the preliminary estimate of goodwill from Comtech’s acquisition of CPI of $172,178,000.

(D)	As discussed in Note 3, this adjustment is to record the required anticipated repayment of CPI’s long-term debt of $194,928,000, the related payment of $1,289,000 associated with the change in control put right contained in the indentures to CPI’s 8% Notes and Floating Rate Notes and the payment of accrued interest payable of $1,771,000. In addition, this adjustment also eliminates the net book value of CPI’s deferred financing costs associated with CPI’s long-term debt in the unaudited pro forma condensed combined balance sheet at April 30, 2010.

(E)	As discussed in Note 3, this adjustment is to record the required anticipated repayment of CPI’s accrued interest rate swap contract liability of $1,519,000 associated with the anticipated repayment of CPI’s term loan. At April 2, 2010, of the $1,519,000, $1,356,000 was recorded in accrued expenses and other current liabilities and $163,000 was recorded in other liabilities.

(F)	As discussed in Note 2, both Comtech and CPI expect to incur substantial merger and integration related costs. The following table summarizes the adjustments necessary to the unaudited pro forma condensed combined balance sheet using the high-end of the range of aggregate payments:

Pro forma adjustments to unaudited condensed combined balance sheet at April 30, 2010:

Comtech:
Change-in-control related payments to certain CPI executives	$7,000,000
Acceleration of vesting of certain stock-based awards held by CPI employees	4,400,000
Merger related costs expected to be incurred	9,311,000
Premium associated with anticipated repayment of CPI’s 8% Notes and Floating Rate Notes	1,289,000

22,000,000
CPI:
Merger and integration related costs expected to be incurred	9,000,000

31,000,000
Less merger and integration related costs previously recorded by Comtech and CPI as of April 30, 2010 and April 2, 2010, respectively	1,192,000

$29,808,000

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The $7,000,000 and $4,400,000 of costs included in the above table represent contractual compensatory payments that are anticipated to be paid to certain CPI employees (including senior management) who are expected to remain in their current or similar roles upon the closing of the transaction. These merger and integration costs relate directly to the transaction; however, because of the material nonrecurring nature of these expenses, they are not included in the unaudited pro forma condensed combined statements of operations, presented herein. However, in accordance with ASC Topic 805-10-25, these payments will be required to be expensed in the post combination financial statements.

Of the $29,808,000 of merger and integration related costs expected to be incurred, the required premium associated with the anticipated repayment of CPI’s 8% Notes and Floating Rate Notes of $1,289,000 was recorded as a fair value adjustment to CPI’s long-term debt in the unaudited pro forma condensed combined balance sheet at April 30, 2010 and repaid concurrent with or shortly after the closing of the transaction (see Note 3 for further discussion). The $1,289,000 will not be recorded as a post combination expense.

The remaining $28,519,000 was recorded in the unaudited pro forma condensed combined balance sheet at April 30, 2010 as accrued expenses and other current liabilities. Of this amount, $8,732,000, net of tax of $57,000, related to CPI’s portion of such costs and was recorded as an increase to goodwill and $15,215,000, net of tax of $4,515,000, related to Comtech’s portion of such costs and was recorded as a reduction to retained earnings in the unaudited pro forma condensed combined balance sheet at April 30, 2010. These merger and integration costs relate directly to the transaction; however, because of the material nonrecurring nature of these costs, they are not included in the unaudited pro forma condensed combined statements of operations, presented herein. The deferred tax adjustments related to these merger and integration related costs are discussed in Note 6(H).

(G)	To reclassify CPI’s product warranty accrual of $4,615,000 to accrued expenses and other current liabilities to conform to Comtech’s presentation.

(H)	The following table summarizes the pro forma adjustments relating to deferred taxes. The estimated tax rate applied represents the estimated weighted average tax rates of the jurisdictions in which the respective deferred tax asset or liability is expected to be settled.

	Preliminary
	Estimated	Deferred Tax	Deferred Tax
	Fair Value	Asset (Liability) -	(Asset) Liability -
	Adjustment	Current	Non-Current

Pro forma adjustments related to:
Increase in inventory acquired	$6,400,000	$(2,368,000)	$—
Net increase in property, plant and equipment acquired	29,154,000	—	10,787,000
Fair value of newly acquired intangibles	242,550,000	—	89,744,000
Fair value increase of long-term debt assumed	1,289,000	477,000	—
Reversal of CPI’s pre-existing intangibles	(73,964,000)	—	(28,994,000)
Reversal of CPI’s deferred financing costs, net	(2,949,000)	—	(1,091,000)
Estimated remaining merger and integration related costs (see Note 2)	28,519,000	4,572,000	—

Total		$2,681,000	$70,446,000

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Also, to conform to Comtech’s presentation, this adjustment reclassifies CPI’s long-term tax payable of $741,000 at April 2, 2010 from other liabilities to income taxes payable (non-current).

(I)	To remove CPI’s $185,065,000 of historical stockholders’ equity as of the unaudited pro forma condensed combined balance sheet date, presented herein. In addition, to record the portion of the preliminary aggregate purchase price expected to be paid in the form of Comtech’s common stock, which has been preliminarily estimated to be $136,864,000 (split $441,000 to common stock and $136,423,000 to additional paid-in-capital).

The following summarizes the pro forma adjustments that were made to retained earnings as of April 30, 2010:

Elimination of CPI’s historical retained earnings at April 2, 2010	$108,290,000
Accrual of Comtech’s merger and integration related costs, net of tax (see Note 6(F))	15,215,000

Total decrease	$123,505,000

(J)	To eliminate historical sales from CPI to Comtech of $1,201,000 and $1,531,000 for the nine months ended April 30, 2010 and the fiscal year ended July 31, 2009, respectively.

(K)	The below table summarizes the adjustment to eliminate CPI’s historical amortization associated with its land lease.

	Nine Months Ended	Fiscal Year Ended
	April 2,	October 2,
	2010	2009

Cost of sales	$166,000	$224,000
Selling and marketing	8,000	10,000
General and administrative	8,000	10,000
Research and development	6,000	8,000

	$188,000	$252,000

(L)	As discussed in Note 6(F), this adjustment eliminates $1,192,000 of Comtech and CPI’s merger and integration related costs previously expensed in the unaudited pro forma condensed combined statement of operations for the nine months ended April 30, 2010. There were no such costs incurred by either company in the unaudited condensed combined statement of operations for the fiscal year ended July 31, 2009.

(M)	To conform to Comtech’s presentation, the $15,128,000 and $19,466,000 of CPI’s historically reported selling and marketing expenses for the nine months ended April 2, 2010 and the fiscal year ended October 2, 2009, respectively, was reclassified in the unaudited pro forma condensed combined statements of operations as follows:

	Nine Months Ended	Fiscal Year Ended
	April 2,	October 2,
	2010	2009

Selling and marketing reclassified to:
Selling, general and administrative	$15,120,000	$19,456,000
Amortization of intangibles (see Note 6(K))	8,000	10,000

	$15,128,000	$19,466,000

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(N)	As further discussed in Note 3, this adjustment eliminates all of CPI’s interest expense, except for $2,100,000 of estimated interest expense associated with CPI’s 8% Notes and Floating Rate Notes assumed to be outstanding for the 75 days immediately following the closing of the merger. In addition, to conform to Comtech’s presentation, for the nine months ended April 30, 2010 and fiscal year ended July 31, 2009, $25,000 and $143,000, respectively, of interest income on CPI’s historical statement of operations was reclassified from interest expense to interest income and other.

(O)	To record the reduction of interest income as a result of the payment of $176,987,000 (see Note 4) in cash for the acquisition of CPI and the payments of $194,928,000, $1,289,000, $1,519,000 and $1,771,000 related to the repayment of CPI’s long-term debt, premium, swap contract settlement and accrued interest payable concurrent with the consummation of the merger. For the nine months ended April 30, 2010, interest income was reduced by $554,000 in the unaudited pro forma condensed combined statement of operations presented. For the fiscal year ended July 31, 2009, interest income was reduced by $2,881,000 in the unaudited pro forma condensed combined statement of operations presented. The interest rates used to calculate the interest income adjustments for the nine months ended April 30, 2010 and fiscal year ended July 31, 2009 was based upon the blended historical interest rates earned by each respective entity during the periods presented. The actual historical interest rates earned by both companies were nominal. In addition, this adjustment eliminates the $248,000 gain on extinguishment of debt recorded in the historical statement of operations of CPI for the fiscal year ended October 2, 2009.

(P)	To record the estimated net provision for income taxes associated with the unaudited pro forma adjustments recorded in the respective unaudited pro forma condensed combined statements of operations. Unaudited pro forma adjustments for each period presented were taxed at the estimated incremental rate of 37.0%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Comtech and CPI filed consolidated income tax returns for the respective periods presented.

CPI’s effective tax rate for fiscal year 2009 was a negative 0.9% and diverged from the federal and state statutory rate primarily due to several significant non-recurring discrete tax benefits: (1) approximately $4,900,000 relating to CPI’s position with regard to an outstanding audit by the Canada Revenue Agency (“CRA”), (2) approximately $1,700,000 for the correction of immaterial errors to CPI’s tax accounts that should have been recorded in prior year’s financial statements of CPI, (3) approximately $700,000 related to certain provisions of the California Budget Act of 2008 signed on February 20, 2009, which will allow a taxpayer to elect an alternative method to apportion taxable income to California for tax years beginning on or after January 1, 2011, and (4) $600,000 for state refunds claimed by CPI on prior year income tax returns based on the results of a foreign nexus study. Excluding these non-recurring discrete tax benefits, CPI’s effective tax rate would have approximated 35.9%.

Comtech Telecommunications Corp. and Subsidiaries

Notes To Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

7.	Pro Forma Earnings Per Share.

The pro forma basic and diluted earnings per share amounts presented in the respective unaudited pro forma condensed combined statement of operations are based upon the historical weighted average number of common shares outstanding and, in accordance with technical literature, assumed the acquisition of CPI occurred at the beginning of each period shown. For purposes of these unaudited pro forma condensed combined financial statements, Comtech’s acquisition of CPI was estimated to require the issuance of approximately 4,406,000 new shares of Comtech’s common stock (see Note 4). The following table reconciles the numerators and denominators used in the unaudited pro forma condensed combined basic and diluted EPS calculations:

	Nine Months Ended	Fiscal Year Ended
	April 30, 2010	July 31, 2009

Numerator:
Net income for basic calculation	$62,007,000	$68,854,000
Effect of dilutive securities:
Interest expense (net of tax) on 2.0% convertible senior notes	—	2,866,000
Interest expense (net of tax) on 3.0% convertible senior notes	3,351,000	1,030,000

Numerator for diluted calculation	$65,358,000	$72,750,000

Denominator:
Denominator for basic calculation	32,660,000	30,727,000
Effect of dilutive securities:
Stock options	332,000	448,000
Conversion of 2.0% convertible senior notes	—	1,756,000
Conversion of 3.0% convertible senior notes	5,488,000	1,268,000

Denominator for diluted calculation	38,480,000	34,199,000

LEGAL MATTERS

The validity of the Comtech common stock to be issued to CPI stockholders pursuant to the merger will be passed upon by Proskauer Rose LLP. Richard L. Goldberg, a member of Comtech’s board of directors, is a partner in Proskauer Rose LLP.

EXPERTS

The consolidated financial statements of Comtech as of July 31, 2009 and 2008, and for each of the years in the three-year period ended July 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of CPI as of October 2, 2009 and October 3, 2008, and for each of the years in the three-year period ended October 2, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of October 2, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

CPI will hold a 2011 annual meeting of stockholders only if the merger is not completed. Stockholders intending to present a proposal at CPI’s annual meeting of stockholders must comply with the requirements and provide the information set forth in CPI’s amended and restated bylaws. Under CPI’s bylaws, a stockholder’s proposal must be timely received. To be timely, the notice must be delivered personally to, or mailed to, and received at the executive office of CPI, addressed to the attention of the Corporate Secretary, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. However, in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the prior year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received (i) no earlier than 120 days prior to such annual meeting and (ii) no later than the later of 90 days prior to such annual meeting and 10 days following the day on which public announcement of the date of such annual meeting is first made. If any stockholder proposal is received untimely, CPI will not be required to present it at the 2011 annual meeting of stockholders.

Any stockholder proposal intended for inclusion in the proxy material for the 2011 annual meeting of stockholders must be received in writing by CPI on or before September 23, 2010 at the following address: 811 Hansen Way, Palo Alto, California 94303, Attention: Corporate Secretary. Any such proposal will be subject to the requirements of Exchange Act Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

Comtech has filed a registration statement on Form S-4 to register with the SEC the shares of Comtech common stock to be issued to CPI stockholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Comtech in addition to being a proxy statement of CPI for the special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Comtech and its common stock. The rules and regulations of the SEC allow Comtech and CPI to omit certain information included in the registration statement from this proxy statement/prospectus.

Comtech and CPI file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that has reports, proxy statements and other information about Comtech and CPI. The address of that site is http://www.sec.gov. The reports and other information filed by Comtech and CPI with the SEC are also available at their respective web sites, which are http://www.comtechtel.com and http://www.cpii.com. Information on these web sites is not part of this proxy statement/prospectus.

The SEC allows Comtech and CPI to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Comtech and CPI have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the completion of the merger (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Comtech and CPI and their respective financial performance.

Comtech SEC Filings
(File No. 000-07928)	Period

Amendment No. 1 to Annual Report on Form 10-K for the Fiscal Year ended July 31, 2009	Fiscal year ended July 31, 2009
Annual Report on Form 10-K	Fiscal year ended July 31, 2009
Quarterly Report on Form 10-Q	Fiscal quarter ended April 30, 2010
Quarterly Report on Form 10-Q	Fiscal quarter ended January 31, 2010
Quarterly Report on Form 10-Q	Fiscal quarter ended October 31, 2009
Proxy Statement on Schedule 14A	Filed on November 9, 2009
Current Report on Form 8-K	Filed on July 13, 2010
Current Report on Form 8-K	Filed on May 11, 2010
Current Report on Form 8-K	Filed on May 5, 2010
Current Report on Form 8-K	Filed on January 28, 2010
Current Report on Form 8-K	Filed on December 14, 2009
Current Report on Form 8-K	Filed on November 13, 2009
Current Report on Form 8-K	Filed on September 23, 2009
Current Report on Form 8-K	Filed on August 18, 2009
Amendment No. 1 to Registration Statement on Form 8-A Filed on December 22, 1998	Filed on December 23, 1998
The description of Comtech’s common stock contained in the Registration Statement on Form 8-A	Filed on December 22, 1998

CPI SEC Filings
(File No. 000-51298)	Period

Annual Report on Form 10-K	Fiscal year ended October 2, 2009
Quarterly Report on Form 10-Q	Fiscal quarter ended April 2, 2010
Quarterly Report on Form 10-Q	Fiscal quarter ended January 1, 2010
Proxy Statement on Schedule 14A	Filed on January 20, 2010
Current Report on Form 8-K	Filed on May 10, 2010
Amendment No. 1 to Current Report on Form 8-K Filed February 26, 2010	Filed on March 24, 2010
Current Report on Form 8-K	Filed on February 26, 2010
The description of CPI’s common stock contained in the Registration Statement on Form 8-A	Filed on April 24, 2006

Comtech has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Comtech, as well as all pro forma financial information, and CPI has supplied all such information relating to CPI.

Documents incorporated by reference are available from Comtech or CPI, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, New York 11747
Attention: Investor Relations
Telephone: (631) 962-7000

CPI International, Inc.
811 Hansen Way
Palo Alto, California 94303
Attention: Investor Relations
Telephone: (650) 846-2900

If you would like to request documents, please do so by August 20, 2010 in order to receive them before the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the merger agreement. Neither Comtech nor CPI has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated [●], 2010. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of Comtech common stock in the merger shall create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

COMTECH TELECOMMUNICATIONS CORP.,

ANGELS ACQUISITION CORP.

and

CPI INTERNATIONAL, INC.

dated as of May 8, 2010

LIST OF EXHIBITS

EXHIBIT A	Voting and Standstill Agreement
EXHIBIT B	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2010, is entered into by and among Comtech Telecommunications Corp., a Delaware corporation (“Parent”), Angels Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and CPI International, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined and declared that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 2.1), are advisable and in the best interests of the Company, has approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Delaware General Corporation Law (the “DGCL”), and has resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of each of Parent (the “Parent Board”) and Merger Sub has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to willingness of Parent and Merger Sub to enter into this Agreement, The Cypress Funds LLC and certain of its Affiliates have executed a Voting and Standstill Agreement in respect of shares of the Company beneficially owned by them, which is attached hereto as Exhibit A; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) As used herein:

An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement and Plan of Merger.

“Board Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Company Board (or any committee of the Company Board) (a “Committee”) to make, or any withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation or (ii) the Company or the Company Board or a Committee approving, recommending, endorsing or resolving to approve, recommend or endorse an Acquisition Proposal or recommending against the approval of the Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board Recommendation” means the recommendation by the Company Board to the stockholders of the Company in favor of the adoption of this Agreement.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company. “Company Common Stock” expressly includes the Company Restricted Stock (as defined in Section 4.3), subject to Section 4.3.

“Company Material Adverse Effect” shall mean any adverse event, development or change in the condition (financial or otherwise), business, properties or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be or contribute to, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) general changes in economic, market, financial or capital market, regulatory or political conditions in the United States or elsewhere in the world, (ii) terrorism, war, the outbreak of hostilities or natural disaster occurring in the United States or elsewhere in the world, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, (iv) changes in the Law or accounting regulations or principles or interpretations thereof, (v) any change in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet any internal or published (by the Company or otherwise) projections, forecasts or revenue or earnings predictions or any change in any analyst recommendation concerning the Company (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions or such change in analyst recommendation may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (vi) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such downgrade may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (vii) the failure to take any action as a result of any restrictions or prohibitions set forth in this Agreement with respect to which Parent failed, following the Company’s request, to provide a waiver or to do so in a reasonably timely manner, (viii) changes as a result of any amendment, cancellation, termination or other adverse event related to any existing Contract to which the Company or any of its Subsidiaries is a party, or the failure by the Company or any of its Subsidiaries to enter into, or be awarded the right to enter into or receiving funding under, any Contract or any extension thereof, (ix) changes as a result of any action consented to in writing by Parent, (x) the taking of any action expressly contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, or (xi) any actions, claims, suits or proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby, except to the extent, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries are involved (in which event the extent of such material adverse change may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Law for (A) taxes not yet due and payable or (B) taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Company Balance Sheet or the notes thereto, (iv) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, (v) Liens imposed pursuant to the Company Revolving Credit Facility and (vi) any Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

“Company Revolving Credit Facility” means the Amended and Restated Credit Agreement, dated as of August 1, 2007, among Communications & Power Industries, Inc., as Borrower, the Company, as a Guarantor, the other Guarantors Party thereto, the Lenders Party thereto, and UBS Securities LLC and Bear Stearns & Co. Inc., as Joint Lead Arrangers and Bookrunners, and UBS AG, Stamford Branch, as Administrative Agent,

Collateral Agent, Issuing Bank, and UBS Loan Finance LLC, as Swingline Lender, Bear Stearns Corporate Lending Inc., as Syndication Agent, The Royal Bank of Scotland PLC as Documentation Agent, and RBS Securities Corp. as Co-Arranger and Bookrunner.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability or with respect to which the Company or its Subsidiaries had any liability during the prior six (6) years; and (ii) each other employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability. Notwithstanding the foregoing, “Employee Benefit Plan” shall not include any Foreign Plan.

“ESPP” means the CPI International, Inc. 2006 Employee Stock Purchase Plan, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental entity including any U.S. federal, state or local, or foreign government, or any legislature, or governmental subdivision, department, agency, regulatory or administrative body, board, commission, court, tribunal or other instrumentality.

“Intellectual Property” means all intellectual property rights of any kind or nature, including all (i) trademarks, service marks, brand names, certification marks, logos, trade dress, trade names, and corporate names, Internet domain names, designs, slogans, other indications of origin and general intangibles of like nature, including all goodwill, common law rights, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents, patent applications and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets, customer data, technology, know-how, proprietary processes, formulas, algorithms, models and methodologies.

“Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry, of O. Joe Caldarelli, Robert A. Fickett, Joel A. Littman, Andrew E. Tafler and Don C. Coleman.

“Knowledge of Parent” shall mean the actual knowledge, after reasonable inquiry, of Fred Kornberg and Michael Porcelain.

“NASDAQ” means the Nasdaq Global Select Market.

“Parent Common Stock” means the common stock, par value $0.10 per share, of Parent.

“Parent Dividend Consideration” means, with respect to each share of Parent Common Stock included within the Parent Stock Consideration, all distributions or dividends (other than dividends payable in Parent Common Stock) with a record date after the date hereof and on or prior to the Effective Time which the recipient of such share of Parent Common Stock would have been entitled to receive in respect of such share of Parent Common Stock had such Parent Common Stock been issued to such recipient on the date hereof.

“Parent Material Adverse Effect” shall mean any adverse event, development or change in the condition (financial or otherwise), business, properties or results of operations of Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be or contribute to, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) general changes in economic, market, financial or capital market, regulatory or political conditions in the United States or elsewhere in the world, (ii) terrorism, war, the outbreak of hostilities or natural disaster occurring in the United States or elsewhere in the world, (iii) changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, (iv) changes in the Law or accounting regulations or principles or interpretations thereof, (v) any change in Parent’s stock price or trading volume, any failure, in and of itself, by Parent to meet any internal or published (by Parent or otherwise) projections, forecasts or revenue or earnings predictions or any change in any analyst recommendation concerning Parent (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions or such change in analyst recommendation may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), (vi) the downgrade in rating of any debt or debt securities of Parent or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such downgrade may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), (vii) the failure to take any action as a result of any restrictions or prohibitions set forth in this Agreement with respect to which the Company refused, following Parent’s request, to provide a waiver or to do so in a reasonably timely manner, (viii) changes as a result of any amendment, cancellation, termination or other adverse event related to any existing Contract to which the Company or any of its Subsidiaries is a party, or the failure by the Company or any of its Subsidiaries to enter into, or be awarded the right to enter into or receiving funding under, any Contract or any extension thereof, (ix) changes as a result of any action consented to in writing by the Company, (x) the taking of any action expressly contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, or (xi) any legal proceedings arising out of or related to this Agreement or any of the transactions contemplated hereby, except to the extent, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties, or results of operations of Parent and its Subsidiaries taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries are involved (in which event the extent of such material adverse change may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Law for (A) taxes not yet due and payable or (B) taxes that Parent or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the most recent balance sheet (or notes thereto) of Parent filed with the SEC, (iv) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, and (v) any Liens that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns at least fifty percent (50%) of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

“Tax” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liabilities of any other Person) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Taxing Authority” means any federal, state, local, or foreign government authority responsible for the assessment, determination, collection or imposition of any Tax (including the U.S. Internal Revenue Service).

“Tax Return” means any and all returns, reports or similar filings (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Voting and Standstill Agreement” means the Voting and Standstill Agreement, by and among Parent and the stockholders named therein dated as of May 8, 2010, which is attached hereto as Exhibit A.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Acquisition Proposal	7.2(a)
Agreement	Preamble
Anti-Bribery Laws	5.16(b)
Anti-takeover Laws	5.25
Bid	5.17(d)
Cash Consideration	4.1(a)(ii)
Cashout Value	4.3(a)
Certificate of Merger	2.4
Closing	2.3
Closing Date	2.3
Common Shares Trust	4.1(b)(ii)
Company	Preamble
Company Actions	5.7
Company Balance Sheet	5.13(a)
Company Board	Recitals
Company Bylaws	5.1
Company Capital Stock	5.2(a)
Company Certificate	5.1
Company Contracts	5.17(a)(xvii)
Company Disclosure Letter	4.3(a)
Company Government Contract	5.17(d)
Company Government Subcontract	5.17(d)

Company Option	4.3(a)
Company Permits	5.18(a)
Company Preferred Stock	5.2(a)
Company Real Property	5.13(b)
Company Real Property Leases	5.13(c)
Company Restricted Stock	4.3(b)
Company Restricted Stock Unit	4.3(b)
Company SEC Reports	5.5(a)
Company Stock Award	4.3(b)
Company Stockholder Approval	5.4(b)
Confidentiality Agreement	7.5(e)
Continuing Employees	7.8(a)
Contract	5.17(a)(i)
Conversion Ratio	4.1(a)(ii)
DGCL	Recitals
Dissenting Shares	4.1(e)
Effective Time	2.4
Environmental Laws	5.12(a)(i)
Excess Shares	4.1(b)(i)
Exchange Agent	4.2(a)
Exchange Agent Agreement	4.2(a)
Excluded Shares	4.1(c)
Foreign Plan	5.10(i)
Hazardous Material	5.12(a)(i)
HSR Act	5.4(a)(ii)
Indebtedness	7.1(n)
Indemnified Parties	7.7(b)
Law	5.16(a)
Letter of Transmittal	4.2(b)
Liens	5.2(d)
Material Intellectual Property	5.15(b)
Merger	2.1
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
Merger Sub Capital Stock	6.2(e)
Non-Controlled Entity	5.2(f)
Order	5.16(a)
Palo Alto Facility	5.12(a)(vi)
Parent	Preamble
Parent Board	Recitals
Parent Capital Stock	6.2(a)
Parent Disclosure Letter	Article VI
Parent Preferred Stock	6.2(a)
Parent Representatives	7.5(a)
Parent SEC Reports	6.5(a)

Parent Stock Consideration	4.1(a)(ii)
Parent Stock Price	4.3(a)
Permits	5.4(a)(ii)
Proxy Statement	7.3(a)(i)
Registration Statement	7.3(d)
SEC	5.5(a)
Stockholders Meeting	7.3(a)(iii)
Superior Acquisition Proposal	7.2(f)
Surviving Corporation	2.1
Termination Date	9.2
Termination Fee	9.5(b)(v)
Third Party	7.2(a)
Varian	5.12(c)
Voting Company Debt	5.2(c)
WARN	5.11(c)

ARTICLE II

THE MERGER

2.1 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.4), the Company and Merger Sub shall consummate a merger (the “Merger”) in which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the Laws (as defined in Section 5.16) of the State of Delaware, and (c) the separate corporate existence of the Company shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers, immunities and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.2 Effects of the Merger.  The Merger will have the effects set forth in this Agreement and Section 259 of DGCL.

2.3 Closing.  The closing of the Merger (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036-6522, on a date to be specified by Parent, which date shall not be later than the second Business Day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived (to the extent permitted by Law) in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions) or (b) at such other place, time and date as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.”

2.4 Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the appropriate parties hereto shall execute in the manner required by the DGCL and file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), and the parties hereto shall take such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective upon the filing of the Certificate of Merger or at such date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being hereinafter referred to as the “Effective Time”).

ARTICLE III

SURVIVING CORPORATION

3.1 Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of the Company shall be amended so as to read in the form of Exhibit B hereto, and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter further amended in accordance with the DGCL and the provisions of such Certificate of Incorporation.

3.2 Bylaws.  At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and the provisions of the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

3.3 Directors.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

3.4 Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE IV

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

4.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.

(a) Merger Consideration.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holders of any shares of Company Capital Stock or the holders of any capital stock of Merger Sub, each issued and outstanding share of Company Common Stock (other than Excluded Shares (as defined in Section 4.1(c)) and Dissenting Shares (as defined in Section 4.1(e)) shall, by virtue of the Merger, be converted into the right to receive, pursuant to Section 4.2, upon the surrender of the certificates evidencing the Company Common Stock (or evidence of shares in book entry form), the Parent Stock Consideration, the Cash Consideration and, if any, the Parent Dividend Consideration (together, the “Merger Consideration”), without interest thereon, and such shares of Company Common Stock (or evidence of shares in book entry form) shall be automatically cancelled and extinguished, in accordance with Section 4.2.  Notwithstanding the foregoing and subject to Section 7.1(c), if prior to the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and, in each such case, the record date for such transaction is between the date of this Agreement and the Effective Time, then any number or amount contained herein that is based upon the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 4.4, the right of any holder of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

(ii) Definitions.  For purposes hereof, the following terms have the following respective meanings:

“Cash Consideration” means an amount per share of Company Common Stock in cash equal to $9.00.

“Conversion Ratio” shall equal $8.10 divided by the Parent Trading Price and rounded to four decimal places; provided, however, that if the Parent Trading Price is greater than $38.00, then the Conversion Ratio shall equal 0.2132, and if the Parent Trading Price is less than $34.00, then the Conversion Ratio shall equal 0.2382.

“Parent Stock Consideration” means a fraction of a fully paid and nonassessable share of Parent Common Stock equal to the Conversion Ratio.

“Parent Trading Price” means the average of the reported closing sale prices per share of Parent Common Stock on NASDAQ as reported in The Wall Street Journal for the five (5) consecutive trading days ending on (and including) the second trading day prior to the consummation of the Merger.

(b) No Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.1(b), a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 4.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of shares of Company Common Stock pursuant to Section 4.2(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ in the manner provided in the following paragraph.

(ii) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock, shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Parent Common Stock without interest, subject to and in accordance with Section 4.2.

(c) At the Effective Time, each share of Company Common Stock issued and outstanding and owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent, or held in the treasury of the Company or owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall cease to be outstanding, and shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

(d) At the Effective Time, each share of Merger Sub Capital Stock outstanding immediately prior to the Effective Time shall be converted into a share of capital stock of the Surviving Corporation.

(e) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall serve prompt written notice to Parent of any demands for appraisal, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle or waive any failure to timely deliver a written demand with respect to, any such exercise of appraisal rights, or agree to do any of the foregoing.

4.2 Exchange of Stock Certificates.  Certificates (or evidence of shares in book entry form) for shares of Company Common Stock shall be exchanged for certificates (or evidence of shares in book entry form) evidencing the Parent Stock Consideration and for the Cash Consideration in accordance with the following procedures:

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company to act as exchange agent under this Agreement (the “Exchange Agent”) and who shall serve pursuant to an agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”). Prior to the Effective Time, Parent shall deliver to the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, (i) certificates (or evidence of shares in book entry form) representing, as nearly as practicable, the number of shares of Parent Common Stock into which all shares of Company Common Stock are to be converted in the Merger and (ii) an amount in cash equal to the Cash Consideration multiplied by the number of shares of Company Common Stock to be converted in the Merger.

(b) As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify, subject to the Company’s reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive (and the Exchange Agent shall deliver) (A) certificates (or electronic equivalents) representing the number of shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted in the Merger, and (B) a bank check for an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock to be converted plus any cash due in lieu of fractional shares pursuant to Section 4.1(b).

(c) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares in accordance with the procedure described in Section 4.2(b), shall be paid to the holder of any certificates (or electronic equivalents) for Company Common Stock not surrendered until such certificates (or electronic equivalents) for Company Common Stock are surrendered or transferred, as the case may be, as provided in this Section 4.2.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the Parent Common Stock has been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 4.2(b), and the amount of all dividends or other distributions with a record date after the date hereof and on or prior to the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities. With respect to clause (ii), such dividends and distributions shall be in addition to the Parent Dividend Consideration included as part of the Merger Consideration.

(d) In no event shall the holder of any surrendered certificates (or evidence of shares in book entry form) be entitled to receive interest on any of the Cash Consideration to be received in the Merger.

(e) If any certificate (or electronic equivalents) for such Parent Common Stock or check for the Cash Consideration is to be issued in the name of a Person other than the Person in whose name the certificates (or electronic equivalents) surrendered for exchange therefor are registered, it shall be a condition of the exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a Person other than the registered holder of the certificates (or electronic equivalents) surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(f) If for any reason (including losses) the Exchange Agent shall not have sufficient funds or Parent Common Stock to pay the amounts to which holders of Company Common Stock are entitled under this Article IV, Parent and the Surviving Corporation shall take all steps necessary to promptly deposit with the Exchange Agent additional cash and shares of Parent Common Stock sufficient to make all payments required under this Article IV.  Any funds deposited with the Exchange Agent (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article IV shall thereafter look only to Parent and Surviving Corporation for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article IV, in each case without any interest thereon.

(g) If any certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such certificate, Parent shall direct the Exchange Agent to issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, as contemplated by this Article IV.

(h) None of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund, in each case, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interests of any Person previously entitled thereto.

(i) The Exchange Agent shall invest any of the funds deposited with the Exchange Agent as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Except for the right to surrender of the certificate(s) (or evidence of shares in book entry form) representing the Company Common Stock in exchange for the right to receive the Merger Consideration with respect to each share of Company Common Stock and any cash in lieu of fractional shares of Parent Common Stock, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time and each holder of Company Common Stock shall cease to have any rights as a stockholder of the Company, and no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation.

4.3 Stock Options; Restricted Stock; Restricted Stock Units.

(a) Except as may be agreed upon by Parent and any of the individuals set forth in Section 7.8(e) of the separate disclosure letter delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Letter”), each option to purchase shares of Company Common Stock granted under any equity compensation plan or arrangement of the Company and outstanding immediately prior to the Effective Time (a “Company Option”), whether or not exercisable or vested, shall be canceled at the Effective Time in exchange for a payment, in cash, equal to the excess, if any, of (i) the sum of (A) the Cash Consideration and (B) the cash value of the average of the per share closing prices for Parent Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date that is two (2) days before the Effective Time, as reported on NASDAQ (such average, the “Parent Stock Price”) multiplied by the Conversion Ratio (such amount, the “Cashout Value”), reduced by (ii) the per share exercise price of the Company Option.

(b) Except as may be agreed upon by Parent and any of the individuals set forth in Section 7.8(e) of the Company Disclosure Letter, each (i) restricted stock award granted under any equity compensation plan or arrangement of the Company and outstanding immediately prior to the Effective Time (“Company Restricted Stock”) and (ii) restricted stock unit granted under any equity compensation plan or arrangement of the Company and outstanding immediately prior to the Effective Time (“Company Restricted Stock Unit” and together with the Company Restricted Stock, a “Company Stock Award”) shall be canceled at the Effective Time in exchange for a payment, in cash, equal to the Cashout Value.

(c) Prior to the Effective Time, the Company shall take all necessary actions to effect the measures contemplated by this Section 4.3, including but not limited to adoption of any plan amendments, obtaining Board approval and/or obtaining any consents.

4.4 Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign tax Law. If the Exchange Agent, the Surviving Corporation, Parent or any of their respective agents, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, the Surviving Corporation, Parent or the agent, as the case may be, made such deduction and withholding.

4.5 Reservation of Shares.  Parent agrees that (a) prior to the Effective Time, it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Parent Common Stock to be issued in accordance with this Agreement, and (b) at the Effective Time, Parent will issue shares of Parent Common Stock to the extent set forth in, and in accordance with, this Agreement.

4.6 Certain Company Actions.  Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Article IV by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as qualified or supplemented by (i) the Company SEC Reports filed after October 2, 2009 and prior to the date hereof (excluding any disclosures set forth in any section of a Company SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature and do not contain a reasonable level of detail about the risks of which the statements warn) or (ii) sections in a separate Company Disclosure Letter, and which is numbered by reference to representations and warranties in a specific section of this Agreement; provided that (x) any facts, items or exceptions disclosed in any section of the Company Disclosure Letter shall be deemed to be disclosed on another section of the Company Disclosure Letter if the relevance of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, the Company represents and warrants to Parent and Merger Sub as follows:

5.1 Corporate Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where a failure to so qualify or be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or limited liability company power and authority, and possess all material governmental licenses, permits, authorizations and approvals necessary, to own, lease or otherwise hold its properties and other assets and to carry on its business in substantially the manner as it is now being conducted. The Company has previously made available to Parent complete and correct copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated Bylaws (the “Company Bylaws”), and the equivalent organizational documents of each of the Company’s Subsidiaries.

5.2 Capitalization.

(a) The authorized capital stock of the Company (the “Company Capital Stock”) consists of 100,000,000 shares, 90,000,000 shares of which are designated as Company Common Stock, and 10,000,000 shares of which are designated as preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of April 30, 2010, 16,744,721 shares of Company Common Stock were issued and outstanding (including shares of Company Restricted Stock for which the restrictions have not yet lapsed), and no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 5.2(a) of the Company Disclosure Letter, no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company and no shares of Company Common Stock or Company Preferred Stock are held by Subsidiaries of the Company.

(b) (i) As of April 30, 2010, 3,398,275 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options. Section 5.2(b)(i) of the Company Disclosure Letter lists, as of the close of business on April 30, 2010, all outstanding Company Options, the number of shares of Company Common Stock subject to each Company Option, the grant dates and exercise prices of each Company Option, the vesting schedule of each Company Option, and the names of the holders thereof.

(ii) As of April 30, 2010, 130,616 shares of Company Restricted Stock were issued and outstanding. Section 5.2(b)(ii) of the Company Disclosure Letter lists, as of the close of business on April 30, 2010, all outstanding shares of Company Restricted Stock, the grant dates of each award of Company Restricted Stock, the vesting schedule of each award of Company Restricted Stock, and the names of the holders thereof.

(iii) As of April 30, 2010, 185,550 shares of Company Common Stock were reserved for issuance upon the settlement of outstanding Company Restricted Stock Units. Section 5.2(b)(iii) of the Company Disclosure Letter lists, as of the close of business on April 30, 2010, all outstanding Company Restricted Stock Units, the grant dates of each award of Company Restricted Stock Units, the vesting schedule of each award of Company Restricted Stock Units, and the names of the holders thereof.

(iv) As of April 30, 2010, 1,309,315 shares of Company Common Stock were available for issuance pursuant to additional grants of Company Options, Company Restricted Stock and Company Restricted Stock Units under the Company’s equity compensation plans and arrangements.

(v) As of April 30, 2010, 267,802 shares of Company Common Stock were issued and outstanding under the ESPP, and 492,198 shares of Company Common Stock were available for issuance under the ESPP.

(c) Except as set forth above and in Section 5.2(c) of the Company Disclosure Letter, there are not any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Company Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock or any shares of the capital stock of any of its Subsidiaries. All outstanding shares of Company Common Stock, Company Options, and Company Restricted Stock have been issued in compliance with and not in violation of any applicable federal or state securities laws (other than state “blue sky” laws). There are no bonds, debentures, notes or other indebtedness or debt securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, equity interests or other voting securities of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 5.2(d) of the Company Disclosure Letter, all outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, mortgages, security interests, charges, encumbrances, claims and options of any nature (“Liens”), except for Company Permitted Liens.

(e) Section 5.2(e) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company or any of its Subsidiaries and the record ownership of all issued and outstanding shares thereof, and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

(f) Section 5.2(f) of the Company Disclosure Letter sets forth a complete and accurate list of each Person, other than a Subsidiary of the Company, in which the Company or the Company’s Subsidiaries own any equity interest (each, a “Non-Controlled Entity”), and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

5.3 Authority Relative to This Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and the adoption of this Agreement by holders of the shares of Company Capital Stock in accordance with the DGCL and the Company Certificate. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Company Board has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, this Agreement and the Voting and Standstill Agreement, (ii) determined that the terms of this Agreement and the Voting and Standstill Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Company submit the adoption of this Agreement to a vote at the Stockholders Meeting and (iv) subject to Section 7.2, recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way.

5.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will:

(i) conflict with or result in any breach of any provision of the Company Certificate or Company Bylaws or the respective organizational documents of any of the Company’s Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to (“Permits”), any Governmental Entity, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable U.S. or foreign Competition Laws; (B) the filings and consents listed in Section 5.4(a)(ii) of the Company Disclosure Letter; (C) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (E) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (F) pursuant to the rules and regulations of the NASDAQ;

(iii) except as set forth in Section 5.4(a)(iii) of the Company Disclosure Letter, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien), or require any consent or notice under any of the terms, conditions or provisions of any Company Contract, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained; or

(iv) assuming that the Permits referred to in this Section 5.4 are duly and timely obtained or made and the approval of the Merger and this Agreement by the Company’s stockholders has been obtained, materially violate any Law or Order applicable to the Company or any of its Subsidiaries, or to any of their respective assets.

(b) Assuming the accuracy of the representations set forth in Section 6.12, the affirmative vote of a majority of the voting power of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve and adopt this Agreement and the Merger.

5.5 SEC Reports; Financial Statements; Controls.

(a) The Company has timely filed or furnished all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since April 27, 2006, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented modified or amended since the time of filing, the “Company SEC Reports”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from (i) the SEC with respect to the Company SEC Reports or (ii) any other Governmental Entity with respect to any required statutory financial statements. The Company has not received written notice that any of the Company SEC Reports is the subject of ongoing SEC review. Except as set forth on Section 5.5(a) of the Company Disclosure Letter, none of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP. Since April 27, 2006, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Company SEC Reports.

(c) The Company has timely filed or furnished all forms, reports and documents (including statutory audits) required to be filed or furnished by it with any foreign Governmental Entity since April 27, 2006, pursuant to applicable Laws and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements. Any such statutory financial statements of the Company or its Subsidiaries (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of such foreign Governmental Entity with respect thereto, (ii) were prepared in accordance with applicable Law and accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of the Company or the applicable Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with applicable Law and accounting principles.

(d) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to the Company. The Company maintains internal controls over financial reporting that provide reasonable assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iv) access to assets is permitted only in accordance with management’s general or specific authorization, and (v) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since April 27, 2006 and any other management letters or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since April 27, 2006. The Company has implemented such programs and taken such steps as it believes are reasonably necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to the Company and has not received any written notification that its independent auditor (i) believes that the Company will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

(f) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are reasonably effective to ensure that all material information concerning the Company is made known on a reasonably timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(g) Since April 27, 2006, (i) none of the Company, its directors, executive officers or any of the Company’s Subsidiaries, nor, to the Knowledge of the Company, any employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

5.6 Absence of Certain Changes or Events.

(a) Except as disclosed in the Company SEC Reports, as set forth in Section 5.6(a) of the Company Disclosure Letter or as contemplated by this Agreement, since October 2, 2009 until the date of this Agreement, the Company has not suffered any Company Material Adverse Effect, and to the Knowledge of the Company, no fact or condition exists on the date hereof which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) Since October 2, 2009 until the date of this Agreement, the Company has not taken any action that would, pursuant to Section 7.1 hereof, be prohibited to be taken without the consent of Parent if it were taken between the date of this Agreement and the Closing Date.

5.7 Litigation.  Section 5.7 of the Company Disclosure Letter sets forth all actions, claims, suits, proceedings or investigations by Governmental Entities or self-regulatory entities (including NASDAQ) pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties, or any present or former officer, director, or employee of the Company or its Subsidiaries in their capacity as such, before (or, in the case of threatened, that would be before) or by any Governmental Entity or arbitrator (“Company Actions”). There are no Company Actions that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

5.8 Proxy Statement; Registration Statement.

(a) The Proxy Statement and other materials prepared by the Company and distributed to the Company’s stockholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Merger Sub or Parent for inclusion in the Proxy Statement.

(b) None of the information supplied by the Company in writing for inclusion in the Registration Statement will, at the time that it or any amendment or supplement thereto is filed with the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.9 Taxes.

(a) The Company and its Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects, (ii) have timely paid all material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return), (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Reports for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (iv) have not received written notice of any deficiencies for any material Tax from any Taxing Authority, against the Company or any of its Subsidiaries for which there are not adequate specific reserves on the financial statements included in the Company SEC Reports.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently pending tax audit or other proceeding with respect to material Taxes nor has any Tax audit or other proceeding with respect to material Taxes been proposed or threatened against any of them. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any material Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. No claim has ever been made in writing by a Taxing Authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is obligated by law or by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to any material Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any material Taxes of any person other than the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid and reported in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any other corresponding or similar provision of state, local or foreign Laws

(g) Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any material adjustment for a taxable period ending after the Closing under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding Taxes) executed on or prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulation Section 1.1502 (or any corresponding or similar provision of state, local, or foreign income Tax law).

(j) The Company has made available to Parent or its legal or accounting representative copies of all material federal and state Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended September 25, 2003.

5.10 Employee Benefit Plans.

(a) Section 5.10(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of each Employee Benefit Plan and, to the extent a Foreign Plan covers 10 or more individuals, each Foreign Plan. The Company has delivered to Parent on the date hereof a true, correct and complete copy (in each case, if applicable) of each (i) Employee Benefit Plan and, to the extent required to be listed on Section 5.10(a) of the Company Disclosure Letter, Foreign Plan, including any amendment thereto; (ii) summary plan description; (iii) trust, insurance, annuity or other funding Contract related thereto; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; and (v) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto.

(b) Each Employee Benefit Plan has been administered in compliance with its terms and operated in compliance with ERISA, the Code and all other applicable Laws. Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan, or any plan, agreement or arrangement that would be an Employee Benefit Plan if adopted, or to modify any existing Employee Benefit Plan, except as required by applicable Law. Except as required by applicable Law and the terms of any Employee Benefit Plan renewed or extended in accordance with Section 7.1, there are no limitations or restrictions on the right of the Company or its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or its Subsidiaries, including the Surviving Corporation, to merge, amend or terminate any Employee Benefit Plan.

(c) Except as set forth on Section 5.10(c) of the Company Disclosure Letter, no Employee Benefit Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law. With respect to each Employee Benefit Plan set forth on Section 5.10(c) of the Company Disclosure Letter, the full direct cost of benefits is borne by the current or former employee or director (or beneficiary thereof) and the coverage of such current or former employees does not adversely affect the premiums or rates payable by the Company or its Subsidiaries with respect to other current employees.

(d) With respect to each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Employee Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under

Section 501(a) of the Code, and (iii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(e) Neither the Company nor any of its ERISA Affiliates has ever contributed to or had any obligation to contribute to: (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability that has not been satisfied in full.

(f) There are no pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Employee Benefit Plan or any Foreign Plan, by any employee or beneficiary covered under any such Employee Benefit Plan or Foreign Plan, as applicable, or otherwise involving any such Employee Benefit Plan or Foreign Plan (other than routine claims for benefits).

(g) Except as set forth on Section 5.10(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or other service provider of the Company or any Subsidiary to severance pay, unemployment compensation, a change of control payment or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider. Except as set forth on Section 5.10(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary is party to any contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payment” for purposes of Section 280G or Section 4999 of the Code.

(h) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of Internal Revenue Service Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

(i) Each plan, arrangement, agreement or contract that would otherwise meet the definition of an “Employee Benefit Plan” but which is subject to any Law other than U.S. federal, state or local Law (“Foreign Plan”) that is intended to comply with the requirements of any tax or pension Laws in order for contributions thereto or benefits thereunder to receive intended tax benefits or favorable tax treatment complies in all material respects with such Laws. Each Foreign Plan required to be registered or approved by a non-U.S. Governmental Entity has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to the Company and its Subsidiaries as a whole. Each Foreign Plan is fully funded or fully insured on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Law, and the fair market value of the assets held under each Foreign Plan that is a pension plan or that is funded on an actuarial basis is sufficient so as to permit a termination of each such Foreign Plan, in full compliance with applicable Law (to the extent such a fully funded or fully insured Foreign Plan may be terminated in accordance with applicable Law), immediately after the Closing Date without Parent, the Surviving Corporation or any of their Affiliates being required to make additional contributions to such Foreign Plan (or related trust) or to incur any liability with respect to the funding or payment of benefits under such Foreign Plan.

5.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Employee Benefit Plan or the imposition of penalties or excise taxes with respect to any Employee Benefit Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

(b) Except as set forth in Section 5.11(b) of the Company Disclosure Letter, no individual is or is part of a unit represented by a labor union, labor organization, workers’ association, works council or other collective group of employees which represents any group of employees of the Company or any of its Subsidiaries in connection with his or her employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries. There are no (i) labor strikes, slowdowns or stoppages currently pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (ii) representation claims or petitions pending before any Governmental Entity or any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) Since the date of the Company Balance Sheet until the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a “plant closing,” as defined in the U.S. Workers Adjustment and Retraining Notification Act (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN) or (iii) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar applicable Law.

5.12 Environmental Laws and Regulations.

(a) Except as set forth in Section 5.12(a) of the Company Disclosure Letter:

(i) the Company and each of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) is, and has been, since January 1, 2000, in compliance in all material respects with all applicable Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), and including, without limitation, Laws relating to the exposure to, disposal or releases or threatened releases of Hazardous Material (as defined below) (collectively, “Environmental Laws”), with “Hazardous Material” meaning, individually or collectively, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Law, and including toxic mold;

(ii) there are no pending or, to the Knowledge of the Company, threatened claims for liability under, or noncompliance with, any Environmental Laws against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity), and neither the Company nor any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity) has received written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging liability under, or violation of, or noncompliance with, any Environmental Law that remains outstanding or unresolved;

(iii) There have been no releases by the Company or its Subsidiaries, or to the Knowledge of the Company and its Subsidiaries, by any other Person, of any Hazardous Materials that have had or that could reasonably be expected to form the basis of any claim for or material liability under, or material violation of, or non-compliance with, any Environmental Laws against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity) or against any Person whose liabilities for such claims the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity) has, or may have, retained or assumed, either contractually or by operation of Law;

(iv) there is no condition on, at, under or related to any real property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) including related to real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries or created by the Company’s or any of its Subsidiaries’ (or, to the Knowledge of the Company, any Non-Controlled Entity’s) operations that could reasonably be expected to give rise to any material liability for the Company or any of its Subsidiaries (or, to the Knowledge of the Company, any Non-Controlled Entity), including the imposition of any fines or penalties, under applicable Environmental Laws;

(v) the Company and its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) have obtained and are in compliance, in all material respects, with all material Permits issued pursuant to any Environmental Laws applicable to the Company, its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) and the properties used by the Company and its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) in the operation of their business and all such material Permits are valid and in good standing; and

(vi) Section 5.12(a)(vi) of the Company Disclosure Letter sets forth a true, complete and correct list of all Permits pursuant to any Environmental Laws applicable to the Company and its Subsidiaries that are required as of the date hereof to lawfully operate the Company Real Property and business at 607, 811 and 3120 Hansen Way, Palo Alto, California (the “Palo Alto Facility”) as currently conducted and which the Company and its Subsidiaries have obtained.

(b) The Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any material reports, studies, data, analyses, tests or monitoring possessed by or in the control of the Company, its Subsidiaries and, to Knowledge of the Company, each Non-Controlled Entity pertaining to the environmental condition of, or Hazardous Materials in, on, from, beneath or adjacent to, any property currently owned, operated or leased by the Company, its Subsidiaries or any Non-Controlled Entity, or regarding compliance with applicable Environmental Laws by Company, its Subsidiaries or any Non-Controlled Entity.

(c) The obligations of Varian Medical Systems, Inc. (and any of its predecessors and successors, as applicable) (collectively, “Varian”), including, without limitations, any environmental and/or indemnification obligations, under the Varian Agreements are still, to the Knowledge of the Company, valid, in effect and binding upon Varian in accordance with their terms. To the Knowledge of the Company, none of the parties to the Varian Agreements is in material breach thereof or default thereunder, no event has occurred which with notice or the lapse of time or both would constitute a material default or violation by any party to the Varian Agreements and no party to such agreements will be in material breach thereof or default thereunder as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. As used in this section, the Varian Agreements mean: the Stock Sale Agreement by and between Varian Associations, Inc., and Communications & Power Industries Holding Corporation, dated as of June 9, 1995, including the amendments thereto; the Agreement re: Environmental Matters Among 301 Industrial LLC, 301 Holding LLC, Communications & Power Industries, Inc., Varian Medical Systems, Inc., and Palo Alto Medical Foundation, dated June 18, 2004, and any amendments thereto; the Modification Agreement between Varian Medical Systems, Inc. and Communications & Power Industries, Inc., effective as of June 18, 2004; and the Agreement Regarding Agreement re: Environmental Matters and Agreement of Purchase And Sale by and between 301 Industrial LLC, Communications & Power Industries, Inc., and, Palo Alto Medical Foundation, dated August 31, 2009 and any amendments thereto.

(d) Neither the Company nor any of its Subsidiaries is aware of, or has received notice of, any requirement of Law (including, without limitation, Environmental Law, land use, zoning or similar Law) that would be reasonably likely to require them to move, relocate or suspend all or any portion of the operations currently undertaken at the Palo Alto Facility. Neither the Company nor any of its Subsidiaries has reason to believe that it will be required to expend material costs to address any local land use or zoning requirement or Environmental Law related to the operations at the Palo Alto Facility.

5.13 Property and Assets.

(a) The Company or a Subsidiary of the Company has good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the balance sheet contained in the most recent Form 10-Q of the Company filed with the SEC (the “Company Balance Sheet”) (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All Company Real Property (as defined in Section 5.13(b)) and all such assets are free and clear of all Liens, except for Company Permitted Liens.

(b) Section 5.13(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all material real property owned, leased or subleased by the Company and its Subsidiaries as of the date hereof and the location of such premises (the “Company Real Property”). The Company Real Property includes all of the material real property owned by the Company or a Subsidiary of the Company and used in connection with, held for use in connection with, or necessary for the operation of the businesses of the Company.

(c) To the Knowledge of the Company, all of the material real property leases to which the Company or its Subsidiaries is a party (collectively, the “Company Real Property Leases”) are in full force and effect, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no existing material default by the Company or its Subsidiaries under any of the Company Real Property Leases, and no event has occurred with respect to the Company or its Subsidiaries which, with notice or lapse of time or both, would constitute a material default of any of the Company Real Property Leases. To the Knowledge of the Company, there are no material defaults of any obligations of any other party under any Company Real Property Lease.

5.14 No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) other than (i) any liabilities and obligations incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) any liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (iii) any liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is not a party to, and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving the Company in the Company’s consolidated financial statements.

5.15 Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a true and substantially complete list of patents and patent applications, registered trademarks (including applications), and Internet domain names, in each case owned or co-owned by the Company or any of its Subsidiaries as of the date hereof.

(b) To the Knowledge of the Company: (i) the Intellectual Property which is listed as active (e.g., not abandoned, inactive, lapsed, cancelled, expired, and/or terminated) in Section 5.15(a) of the Company Disclosure Letter and which is material to the Company or any of its Subsidiaries taken as a whole (“Material Intellectual Property”) has not been deemed by any Governmental Entity to be invalid or unenforceable; (ii) such Material Intellectual Property has not been cancelled, abandoned or dedicated to the public domain; and (iii) all registration, maintenance and renewal fees necessary to preserve the rights of the Company or its Subsidiaries in connection with such Material Intellectual Property have been paid in a timely manner.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company or a Subsidiary of the Company owns, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements), or has a valid and enforceable license (free and clear of any Liens) or otherwise possesses legally enforceable rights to use and practice, all Material Intellectual Property as currently used in their respective businesses as currently conducted;

(ii) the conduct of the businesses of the Company or its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity), as currently conducted, does not infringe upon or otherwise violate any Intellectual Property of any third Person; neither the Company nor any of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) (nor any of their respective predecessors) has received any written notice since April 27, 2006 from any third Person, and there are no pending claims (A) asserting the infringement or other violation of any Intellectual Property by the Company or any of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of Company or any of its Subsidiaries (and, to the Knowledge of the Company, each Non-Controlled Entity) with respect to, any Material Intellectual Property;

(iii) there are no pending or unresolved claims by the Company or any of its Subsidiaries (A) asserting the infringement or other violation of any Material Intellectual Property, or (B) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any third Person’s Intellectual Property; and

(iv) there are no consents, judgments, judicial or governmental orders, or settlement agreements (including any settlements that include licenses) materially restricting the rights of the Company or its Subsidiaries with respect to any of the Material Intellectual Property owned or co-owned by the Company or any of its Subsidiaries, or restricting the conduct of any the businesses of the Company or any of its Subsidiaries as presently conducted in order to accommodate a third Person’s Intellectual Property.

(d) The Company and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information, and there has not been, to the Knowledge of the Company, any material disclosure or other compromise of any confidential or proprietary information of the Company or its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or its Subsidiaries) to any third Person in a manner that has resulted or is reasonably likely to result in the loss of trade secrets or other rights in and to such information.

5.16 Compliance with Laws and Orders.

(a) Except with respect to the matters described in Sections 5.5, 5.9, 5.10, 5.12, 5.17(d)(iii) and (iv), and 5.18 or as set forth in Section 5.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of or in default under any law (including the common law), statute, ordinance, code, rule, regulation or directive having the effect of law of Canada, the United States or any state, county, city or other political subdivision thereof or of any domestic or foreign government or regulatory authority (collectively and individually, “Law”), or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary or final (an “Order”), applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, except for such violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in compliance in all material respects with all material statutory and regulatory requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and international anti-bribery conventions and local anti-corruption and bribery Laws in jurisdictions in which the Company and its Subsidiaries are operating (the “Anti-Bribery Laws”). Since April 27, 2006, neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company, one of its Subsidiaries or any agent thereof is in material violation of, or has a material liability under, the Anti-Bribery Laws.

5.17 Company Contracts.

(a) As of the date hereof, except for this Agreement or as set forth in the Company SEC Reports or in Section 5.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or:

(i) any written or oral contract, agreement, lease, instrument or legally binding contractual commitment (“Contract”) with a customer of the Company or its Subsidiaries or with any entity that purchases goods or services from the Company or its Subsidiaries for future consideration to be paid to the Company or its Subsidiaries of $2,000,000 or more in any fiscal year;

(ii) any Contract which would prevent, materially delay or impede the consummation of the transactions contemplated by this Agreement, including the Merger;

(iii) any Contract (including any exclusivity agreement) materially restricting the right of the Company to conduct its business as it is presently conducted or which could require the disposition of any material assets or line of business of the Company;

(iv) any Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $1,000,000;

(v) any Contract for the purchase or lease of goods or services (including, without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $1,000,000, other than inventory purchase orders executed in the ordinary course of business;

(vi) any loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any material Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred;

(vii) except for any Contract entered into in the ordinary course of business consistent with past practice, any Contract relating to guarantees or assumptions of other obligations of any third Person or reimbursements of any maker of a letter of credit which are, in the aggregate, in excess of $1,000,000;

(viii) any Contract with any agency or department of the United States federal government or any state or local government for the purchase of goods and/or services from the Company or any Subsidiary which would reasonably be expected to result in future payments to the Company or any Subsidiary in excess of $2,000,000;

(ix) any Contract that constitutes a collective bargaining or other arrangement with any U.S. or Canadian labor union, labor organization, workers’ association, works council or other collective group of employees;

(x) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company Capital Stock or any of the Company’s assets;

(xi) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger could materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, or that materially restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete with any Person or in any geographic area;

(xii) any Contract creating or relating to any material partnership, joint venture, or joint development agreement involving future payments or capital commitments in excess of $2,000,000;

(xiii) any Contract which (A) prohibits the payment of dividends or distributions in respect of Company Capital Stock or the capital stock of any wholly owned Subsidiary of the Company, (B) prohibits the pledging of Company Capital Stock or the capital stock of any wholly owned Subsidiary of the Company or (C) prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;

(xiv) any written employment Contract, severance agreement or other similar binding agreement with any employees of the Company or any member of the Company Board, or any Contract that would otherwise obligate or commit the Company, the Surviving Corporation or their respective Subsidiaries to retain, or not to terminate, any employees;

(xv) any Contract, other than customer Contracts entered into in the ordinary course of business, containing a covenant or covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another Person unless such obligation to indemnify or hold harmless is less than $200,000;

(xvi) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or any amount of material assets other than in the ordinary course of business, including any “earn-out” or other contingent payments or obligations; or

(xvii) any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, understanding or undertaking.

All contracts of the type described in this Section 5.17(a) are hereinafter referred as “Company Contracts”.

(b) Except as set forth in Section 5.17(b) of the Company Disclosure Letter, all Company Contracts are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect. To the Knowledge of the Company, none of the parties to such Company Contracts is in material breach thereof or material default thereunder or will be as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 5.17(c) of the Company Disclosure Letter, no benefits under any Company Contract will be materially increased, and no vesting of any material benefits under any Company Contract will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement. Except as set forth in Section 5.17(c) of the Company Disclosure Letter, there are no Company Contracts that require amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

(d) Except where the following matters have not had or would not be reasonably expected to have a Company Material Adverse Effect, with respect to each Company Contract between the Company or any of its Subsidiaries and any Governmental Entity and each outstanding bid, quotation or proposal by the Company or any Company Subsidiary (each, a “Bid”) that if accepted or awarded would lead to a Company Contract between the Company or any of its Subsidiaries and any Governmental Entity (each, a “Company Government Contract”) and each Company Contract between the Company or any of its Subsidiaries and any prime contractor or upper-tier subcontractor relating to a Contract between such Person and any Governmental Entity and each outstanding Bid that if accepted or awarded would lead to a Material Company Contract between the Company or a Subsidiary of the Company and a prime contractor or upper-tier subcontractor relating to a Contract between such Person and any Governmental Entity (each, a “Company Government Subcontract”):

(i) to the Knowledge of the Company (A) each such Company Government Contract or Company Government Subcontract was legally awarded, is binding on the Company or the applicable Subsidiary of the Company thereto, and is in full force and effect and (B) each such Company Government Contract (or, if applicable, each prime Contract under which such Company Government Subcontract was awarded) is not currently the subject of bid or award protest proceedings;

(ii) the Company and each Subsidiary of the Company have complied in all material respects with all terms and conditions of such Company Government Contract or Company Government Subcontract, including all clauses, provisions and requirements incorporated expressly by reference therein;

(iii) the Company and each Subsidiary of the Company have complied in all material respects with all requirements of all Laws, including the Armed Services Procurement Act, the Federal Property and Administrative Services Act, the FAR, the Defense Federal Acquisition Regulation Supplement, the Truth in Negotiations Act, the government contracts cost principles (FAR Part 31), the Cost Accounting Standards, the Buy American Act, the Trade Agreements Act and the Procurement Integrity Act, whether incorporated explicitly, by reference or by operation of law;

(iv) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any Subsidiary of the Company, in writing, that the Company or any Subsidiary of the Company has breached or violated any Law or material certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any disclosures, representations or certifications submitted by or on behalf of the Company or any Subsidiary of the Company in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(v) neither the Company nor any Subsidiary of the Company has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract;

(vi) except as would not reasonably be expected to be material to the Company, other than in the ordinary course of business consistent with past practice, to the Knowledge of the Company, no cost incurred by the Company or any Subsidiary of the Company pertaining to a Company Government Contract or Company Government Subcontract has been questioned or challenged is the subject of any audit or investigation or has been disallowed by any Governmental Entity; and

(vii) no material payment due to the Company or any Subsidiary of the Company pertaining to such Company Government Contract or Company Government Subcontract has been withheld based upon negative performance related allegations or claims and no claim has been made in writing to withhold payment based upon negative performance related allegations or claims.

(e) To the Knowledge of the Company, except as set forth on Section 5.17(e) of the Company Disclosure Letter, neither the Company, any Subsidiary of the Company, nor any of their respective directors, officers or employees, is or since April 27, 2006 has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity, or any audit or investigation by the Company or any Subsidiary of the Company, with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract.

(f) There exist (i) no outstanding material claims against the Company or any Subsidiary of the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) no outstanding material claims or requests for equitable adjustment or disputes between the Company or any Subsidiary of the Company and the United States government under the Contract Disputes Act, as amended, or any other Law, or between the Company or any Subsidiary of the Company and any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company received any material adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity within the past three years. Neither the Company nor any Subsidiary of the Company has (i) any pending material claim against any Governmental Entity or (ii) any pending material claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

(g) Except as described in Section 5.17(g) of the Company Disclosure Letter, there are no claims or disputes relating to the Company Government Contracts which, if resolved unfavorably to the Company, would, individually or in the aggregate, have a Company Material Adverse Effect. In addition, to the Knowledge of the Company, there are no known or reasonably foreseeable expenditures which would materially increase the estimated cost to complete performance of the Company Government Contracts above the amounts set forth in the estimates to complete.

(h) To the Knowledge of the Company, since April 27, 2006, neither the Company nor any operating segment has been debarred or suspended for 90 days or more in any consecutive twelve-month period, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Knowledge of the Company, since April 27, 2006, there exist no facts or circumstances that would reasonably be expected to result in a finding of non-responsibility or ineligibility on the part of the Company or any operating segment.

5.18 Permits.

(a) The Company and its Subsidiaries hold all material Permits, variances, exemptions, orders, registrations, certificates, security facility clearances and approvals of all Governmental Entities that are required from such Governmental Entities in order for the Company and its Subsidiaries to own, lease or operate their assets and to carry on their businesses (the “Company Permits”). Except as set forth in Section 5.17 of the Company Disclosure Letter, (i) the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit, and (ii) since April 27, 2006, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that it is in material violation of any of the Company Permits.

(b) Each Company Permit is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified except where the failure to be in full for and effect, or the suspension, revocation, cancellation or modification of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Permit is subject to (i) any material conditions or requirements that have not been imposed generally upon licenses in the same service, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity. To the Knowledge of the Company, no event, condition or circumstance has occurred that would preclude any Company Permit from being renewed in the ordinary course (to the extent that such Company Permit is renewable by its terms), except where the failure to be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.19 Insurance.  The Company has previously made available to Parent a list of all material policies of insurance maintained by the Company or any of its Subsidiaries. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made. To the Knowledge of the Company, the amounts and scope of risks covered by such policies are customary for companies of its size, its geographic region and in the businesses in which the Company and its Subsidiaries operate.

5.20 Transactions with Affiliates.  Except as set forth in the Company SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than any Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5.21 Brokers and Finders.  Except for the fees and expenses payable to J.P. Morgan Securities Inc. and Moelis & Company, which fees and expenses are reflected in their respective agreements with the Company, a copy of each of which has previously been provided to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.22 Opinion of Financial Advisor.  The Company or the Company Board has received the opinions of each of J.P. Morgan Securities Inc. and Moelis & Company, each dated May 7, 2010, to the effect that, as of such date, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, a copy of which has previously been provided to Parent.

5.23 No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

5.24 Share Ownership.  As of the date hereof, none of the Company or its Subsidiaries or, to the Knowledge of the Company, any of its Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules and regulations thereunder), directly or indirectly, any shares of Parent Capital Stock, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Parent Capital Stock.

5.25 Takeover Provisions.  Assuming the accuracy of the representations set forth in Section 6.12, the Company has taken all appropriate actions so that the restrictions on business combinations contained in each “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under Delaware Law applicable to the Company (the “Anti-takeover Laws”), including without limitation Section 203 of the DGCL, will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger and the Voting and Standstill Agreement, without any further action on the part of the stockholders of the Company or the Company Board. True, correct and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent. Other than Section 203 of the DGCL, no Anti-takeover Law is applicable to, or purports to be applicable to, the Merger or the other transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as qualified or supplemented by (i) the Parent SEC Reports filed after July 31, 2009 and prior to the date hereof (excluding any disclosures set forth in any section of a Company SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (ii) sections in a separate disclosure letter which has been delivered to the Company by Parent at or prior to the execution of this Agreement (the “Parent Disclosure Letter”) and which is numbered by reference to representations and warranties in a specific section of this Agreement; provided that (x) any facts, items or exceptions disclosed in any section of the Parent Disclosure Letter shall be deemed to be disclosed on another section of the Parent Disclosure Letter if the applicability of such fact, item or exception to such other section would be reasonably apparent and (y) any listing of any fact, item or exception in any section of the Parent Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or create a measure of materiality for purposes of this Agreement or otherwise, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

6.1 Corporate Organization and Qualification.  Each of Parent and its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to have such power and authority would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Parent and Merger Sub have each previously made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

6.2 Capitalization.

(a) The authorized capital stock of Parent (the “Parent Capital Stock”) consists of 102,000,000 shares, 100,000,000 shares of which are designated as Parent Common Stock, and 2,000,000 shares of which are designated as preferred stock, par value $0.10 per share (the “Parent Preferred Stock”). As of April 30, 2010, 28,518,477 shares of Parent Common Stock were issued, 28,307,540 shares of Parent Common Stock were outstanding and no shares of Parent Preferred Stock issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of April 30, 2010, 2,867,560 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding awards pursuant to Parent’s employee stock option or compensation plans.

(c) Except as set forth above and in Section 6.2 of the Parent Disclosure Letter, there are not as of the date hereof any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Parent or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Parent

Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Parent Capital Stock or any shares of the capital stock of any of its Subsidiaries.

(d) All shares of Parent Common Stock to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

(e) The authorized capital stock of Merger Sub (the “Merger Sub Capital Stock”) consists of 1,000 shares, par value $0.01 per share, all of which are designated as common stock. All of the issued and outstanding shares of Merger Sub Capital Stock are held by Parent and have been duly authorized and validly issued and are fully paid and nonassessable. There are not as of the date hereof any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Merger Sub is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Merger Sub Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Merger Sub Capital Stock. Merger Sub does not have any Subsidiaries.

6.3 Authority Relative to This Agreement.  Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and will be approved and adopted immediately following execution of this Agreement by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

6.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will:

(i) conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws, respectively, of Parent or Merger Sub or of any of Parent’s Subsidiaries;

(ii) require any Permit from any Governmental Entity, except (A) in connection with the applicable requirements of the HSR Act and any other applicable U.S. or foreign Competition Laws; (B) the filings and consents listed in Section 6.4(a)(ii) of Parent Disclosure Letter; (C) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (E) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (F) pursuant to the rules and regulations of the NASDAQ;

(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries may be bound and which is filed or was required to be filed as an exhibit to Parent’s annual report on Form 10-K for the year ended July 31, 2009 or any of Parent’s subsequent quarterly reports on Form 10-Q and subsequent current reports on Form 8-K, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained; or

(iv) assuming that the Permits referred to in this Section 6.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or Merger Sub or to any of their respective assets.

6.5 SEC Reports; Financial Statements; Controls.

(a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since July 31, 2007, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the “Parent SEC Reports”). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from (i) the SEC with respect to the Parent SEC Reports or (ii) any other Governmental Entity with respect to any required statutory financial statements.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP. Since July 31, 2007, the Parent has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Parent SEC Reports.

(c) Parent maintains internal controls over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of Parent’s assets, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets, (iv) access to assets is permitted only in accordance with management’s general or specific authorization and (v) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Parent maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

6.6 Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Reports, as set forth in Section 6.6 of the Parent Disclosure Letter or as contemplated by this Agreement, since July 31, 2009, Parent has not suffered any Parent Material Adverse Effect, and to the Knowledge of Parent as of the date of this Agreement, no fact or condition exists which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

6.7 Proxy Statement; Registration Statement.

(a) The Registration Statement and other materials prepared by Parent in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Registration Statement will not, at the time that it or any amendment or supplement thereto is declared effective by the SEC, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Registration Statement.

(b) None of the information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.8 Cash Consideration.  Parent has available to it, or at the Closing will have available to it, sufficient cash resources necessary to make the payments for the shares of Company Common Stock contemplated by this Agreement, all associated costs and expenses as well as any repayments of Indebtedness of the Company and its Subsidiaries required in connection with the transactions contemplated by this Agreement.

6.9 Voting Requirements.  No vote of the holders of any class or series of capital stock of Parent is necessary for Parent to adopt this Agreement or to approve the transactions contemplated hereby.

6.10 Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

6.11 Brokers and Finders.  Except for the fees and expenses payable to Citigroup Global Markets Inc., which fees and expenses are reflected in its agreement with Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.12 Share Ownership; Interested Stockholder.  As of the date hereof, other than with respect of the Voting and Standstill Agreement, none of Parent, Merger Sub or any of their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules or regulations thereunder), directly or indirectly, any shares of Company Capital Stock, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Capital Stock. Other than by reason of this Agreement and the Voting and Standstill Agreement, neither Parent nor Merger Sub is an “interested stockholder” of the Company for purposes of Section 203 of the DGCL.

6.13 Litigation.  There are no actions, claims, suits, proceedings or investigations by Governmental Entities or self-regulatory entities (including NASDAQ) pending or, to the Knowledge of the Parent, threatened against the Parent, any of its Subsidiaries or any of their respective properties, or any present or former officer, director, or employee of the Parent or its Subsidiaries in their capacity as such, before (or, in the case of threatened, that would be before) or by any Governmental Entity or arbitrator that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

6.14 Compliance with Laws and Orders.  Except as set forth in Section 6.14 of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries is in violation of or in default under any Law or Order applicable to the Parent or any of its Subsidiaries or any of their respective assets and properties, except for such violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1 Conduct of Business of the Company.  The Company agrees that during the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent, or (ii) as otherwise expressly contemplated or permitted by this Agreement, the Company will, and will cause each of its Subsidiaries to, conduct its operations in all material respects according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, shall use its reasonable best efforts to seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except (i) with the prior written consent of Parent, or (ii) as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 7.1 of the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its Subsidiaries, directly or indirectly, will, or will propose to:

(a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of Company Capital Stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, other than the issuance of any shares of Company Capital Stock upon the exercise of the Company Options outstanding on the date of this Agreement in accordance with the terms of such options, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of Company Capital Stock;

(c) split, combine, subdivide or reclassify any shares of Company Capital Stock or declare, set aside for payment or pay any dividend in respect of any shares of Company Capital Stock or otherwise make any payments to stockholders in their capacity as such, other than dividends paid by a Subsidiary to another Subsidiary or the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger);

(e) (i) amend the Company Certificate or the Company Bylaws or (ii) amend the certificate of incorporation or by-laws or organizational documents of any Subsidiary of the Company; the Company shall not take any action or exempt any third party from any applicable Anti-takeover Law or adopt any stockholder rights plan;

(f) (i) enter into, adopt, amend, renew or extend any Employee Benefit Plan or any other compensatory program, policy or arrangement with respect to any current or former employee, officer, director or other consultant of the Company or any of its Subsidiaries (including without limitation any employment, severance or change of control agreement); (ii) increase the rate of compensation of, or pay or agree to pay or provide any benefit to, any current or former employee, officer, director or other consultant of the Company or any of its Subsidiaries, except as may be required by applicable Law or by the terms of any Employee Benefit Plan as in effect on the date hereof or except as in the ordinary course of business in accordance with past practice; or (iii) hire any employee, officer, director or other consultant who will be entitled to receive annual compensation in excess of $200,000, or (iv) terminate (other than for cause consistent with past practice) the employment or service of any officer or director of the Company or any of its Subsidiaries;

(g) enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business, consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any equity plan or benefit plan maintained by the Company as of the date of this Agreement;

(h) make any material change in financial accounting methods, principles or practices, except as required by a change in GAAP, the rules or policies of the Public Accounting Oversight Board or Law;

(i) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof, or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements;

(j) (i) other than purchases and sales of inventory and supplies in the ordinary course of business, consistent with past practice, acquire or agree to acquire, sell, lease (as lessor), license, or otherwise dispose of any tangible properties or assets in excess of $1,000,000 or (ii) sell, lease, mortgage, sell and leaseback or otherwise dispose of any real properties or any interests therein;

(k) encumber or subject to any Lien any tangible properties or assets or any interests therein other than Company Permitted Liens or except in connection with permitted Indebtedness under Section 7.1(n);

(l) except as required by Law, (i) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (ii) change its fiscal year, (iii) change any method of accounting for Tax purposes, and (iv) file any amended U.S. federal, state or foreign income Tax Return or any other material amended Tax Return;

(m) except in the ordinary course of business, consistent with past practice, or between the Company and its Subsidiaries or Subsidiaries of the Company, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any Material Intellectual Property, or disclose to any Person, other than Parent Representatives, any material trade secrets;

(n) incur any (i) obligations for borrowed money, (ii) deposits or advances of any kind outside the ordinary course of business consistent with past practice, (iii) obligations evidenced by bonds, debentures, notes or similar instruments, (iv) capitalized lease obligation in excess of $250,000, (v) guarantees and other arrangements having the economic effect of a guarantee of any Indebtedness of any other Person, or (vi) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations of others (the items referenced in the foregoing clauses (i) through (vi) being collectively hereinafter referred to as “Indebtedness”), except for (A) Indebtedness incurred in the ordinary course of business under the Company Revolving Credit Facility provided that in no event shall the aggregate principal amount of Indebtedness (net of repayments) outstanding under the Company Revolving Credit Facility on the Closing Date exceed the aggregate principal amount of Indebtedness (net of repayments) outstanding under the Company Revolving Credit Facility on the date hereof and provided, however, the Company or a Subsidiary may incur individual letters of credit in an amount not to exceed $1,000,000 each, (B) guarantees by the Company or a Subsidiary of the Company of Indebtedness of the Company or any Subsidiary of the Company, or (C) Indebtedness of the Company or a Subsidiary of the Company to the Company or any Subsidiary of the Company;

(o) make, authorize or agree or commit to make or authorize, any new individual capital expenditure in excess of $1,000,000, or capital expenditures for the Company and the Subsidiaries taken as a whole for these purposes which are, in the aggregate, in excess of $3,000,000 for each six month period beginning on the date of this Agreement;

(p) enter into or amend any contract or take any other action if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(q) enter into or amend any Contract (including any exclusivity agreement) materially restricting the right of the Company to conduct its business as it is presently conducted or which could require the disposition of any material assets or line of business of the Company;

(r) (i) enter into or amend any material contract to the extent consummation of the Merger or compliance by the Company or its Subsidiaries with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien (other than Company Permitted Liens) upon any of the material properties or assets of the Company or any of its Subsidiaries under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract or amendment or (ii) enter into any Company Contract not in the ordinary course of business, consistent with past practice which is not terminable by the Company or the Subsidiary thereof that is party thereto without penalty on notice of ninety (90) days or less;

(s) voluntarily contribute or commit cash or funds to any pension plan or any administrator thereof, or to any entity for purposes of funding shortfalls in any pension plan, other than as required by Law;

(t) (i) enter into any new line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, or (ii) enter into a Contract which limits or restricts the Company or its Subsidiaries or the Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, in each case, after the Effective Time, from engaging or competing in, or require any of them to work exclusively with the party to such agreement in, any material line of business or in any material geographic area;

(u) file for any Company Permit (i) outside of the ordinary course of business, consistent with past practice, or (ii) the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(v) settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that (i) do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $50,000 in any individual instance, or $100,000 in the aggregate, plus applicable reserves and any applicable insurance coverage and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries, and (ii) provide for a complete release of the Company and its Subsidiaries from all claims and do not provide for any admission of liability by the Company or any of its Subsidiaries; provided, however, that notwithstanding anything in clauses (i) or (ii) to the contrary, the written consent of Parent shall not be required in order for the Company to settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby which involves payments not in excess of $1,000,000 in the aggregate;

(w) take any action that would reasonably be expected to (i) materially restrict or impede the consummation of the transactions contemplated by this Agreement or (ii) cause any of the conditions to the Closing set forth in Article VIII hereof to fail to be satisfied as of the Closing Date;

(x) except as permitted by Section 7.2, approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(y) enter into any settlement or commitment with any Person (whether oral or in writing), including, without limitation, the City of Palo Alto, that may adversely affect any of the operations currently conducted at the Palo Alto Facility; or

(z) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

7.2 No Solicitation of Transactions.

(a) The Company and its Subsidiaries shall, and the Company and its Subsidiaries shall cause each of its officers, directors, employees, investment bankers, attorneys or other advisors or representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party (as defined below) conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or take any action to knowingly encourage, facilitate or induce, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Merger Sub or any Affiliates thereof (a “Third Party”) to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company (an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or data with respect to or access to the properties of the Company in connection with an Acquisition Proposal; (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement; or (iv) make a Board Recommendation Change. Notwithstanding the foregoing sentence or any other provision of this Agreement, if, (A) after the date hereof and prior to the receipt of stockholder approval of this Agreement, the Company receives a bona fide Acquisition Proposal by a Third Party and such Acquisition Proposal did not result, directly or indirectly, from a breach of this Section 7.2, (B) the Company Board or any Committee determines in good faith (after consulting outside legal and financial advisors) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to a Superior Acquisition Proposal, and (C) the Company receives from such Third Party an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement (except with respect to any “standstill” provision or other provision having similar effect in the Confidentiality Agreement), then the Company may, in response to such Acquisition Proposal, subject to compliance with this Section 7.2 and after giving notice to Parent, (x) furnish information or data or access with respect to the Company and its Subsidiaries to, and (y) participate in discussions and negotiations directly or through its representatives with, such Third Party; provided that the Company shall provide or make available, to the extent not previously provided or made available to Parent or its representatives, to Parent any material non-public information with respect to the Company or any of its Subsidiaries that is provided to the Third Party making such Acquisition Proposal prior to or substantially concurrently with the time it is provided or made available to such Third Party; provided further, however, that nothing in this Section 7.2 shall require the Company to provide or make available to Parent information that (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order or (ii) the Company determines, in its good faith judgment, would constitute trade secrets or other material information that is competitively sensitive.

(b) The Company shall advise Parent orally and in writing, promptly (but in no event later than 24 hours) after receipt thereof, of (i) any proposal for an Acquisition Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, and (ii) the material terms of such Acquisition Proposal (including the identity of the entity proposing the Acquisition Proposal), and provide a copy of such proposal for an Acquisition Proposal to Parent if such proposal is in writing. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal and the status of discussions and negotiations with respect thereto.

(c) Notwithstanding Section 7.2(a) or any other provision of this Agreement, at any time prior to receipt of stockholder approval of this Agreement, the Company Board or any Committee may make a Board Recommendation Change (i) following receipt of an Acquisition Proposal made after the date hereof that the Company Board or such Committee determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Acquisition Proposal, provided, that such Acquisition Proposal did not result, directly or indirectly, from a breach of this Section 7.2, and that the Board or a Committee has determined in good faith, after consultation with outside legal counsel that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties, or (ii) if in response to any material event, development, circumstance, occurrence or change in circumstances or facts that was not known to the Company Board or Committee on the date hereof (or if known, the magnitude or material consequences of which were not known or understood by the Company Board or Committee as of the date hereof), the Company Board or a Committee determines in good faith, after consultation with outside legal counsel that the failure to do so would be reasonably likely to constitute a violation of its fiduciary duties.

(d) “Last Look”. Further, neither the Company Board of Directors nor a Committee shall make a Board Recommendation Change in response to an Acquisition Proposal as permitted by Section 7.2(c)(i), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching the most current version of any proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, an offer that the Company Board or Committee determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new three Business Day period under clause (ii) of this Section 7.2(d). Neither the Company Board nor a Committee shall make a Board Recommendation Change as permitted by Section 7.2(c)(ii), unless (A) the Company has provided Parent at least three Business Days prior written notice advising Parent of its intention to make a Board Recommendation Change, attaching a reasonably detailed explanation of the facts underlying the determination by the Company Board or Committee of its need to make a Board Recommendation Change and (B) Parent does not make, within three Business Days after its receipt of that written notification, an offer that the Company Board or Committee determines, in good faith, after consultation with its outside financial and legal advisors, would obviate the need for a Board Recommendation Change. During any three Business Day period prior to its effecting a Board Recommendation Change pursuant to this Section 7.2(d), the Company and its representatives shall negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e) Nothing contained in this Agreement shall prevent the Company, Company Board or Committee from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, (ii) making any disclosure to its stockholders required by applicable Law, rule or regulation or by the rules and regulations of the NASDAQ, or (iii) otherwise making such disclosure to the Company’s stockholders or otherwise that the Company Board or a Committee (after consultation with counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s stockholders under applicable Law; provided, that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be a Board Recommendation Change unless the Company Board or a Committee publicly reaffirms the Company Board Recommendation within three (3) Business Days following such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute a Board Recommendation Change).

(f) For purposes of this Agreement, “Superior Acquisition Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Section 7.2 that (i) relates to an acquisition by a Person or group acting in concert of either (A) more than 50% of the Company Capital Stock pursuant to a tender offer, merger or otherwise or (B) more than 50% of the assets used in the conduct of the business of the Company and the Subsidiaries, taken as a whole, (ii) the Company Board determines in its good faith judgment (after consultation with outside legal counsel and the Company Board’s independent financial advisors) would, if consummated, result in a transaction (A) that offers for each share of Company Capital Stock an amount in consideration greater than the Merger Consideration as of the date of determination and (B) that is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, including the Merger, or in any other proposal made by Parent after Parent’s receipt of notice of a proposed Board Recommendation Change in response to a Superior Acquisition Proposal, and (iii) the Company Board determines in good faith (after consultation with its financial advisors and its outside legal counsel) is reasonably capable of being consummated on the terms proposed, in each case taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

7.3 Stockholders Meeting; Proxy Statement; Registration Statement.

(a) The Company, acting through the Company Board, shall:

(i) (A) use reasonable best efforts to promptly, and in any event within forty-five (45) days after the date of this Agreement, prepare (with the assistance of Parent and its representatives) and file with the SEC a proxy statement for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the necessary approvals by its stockholders of this Agreement and the Merger and the other transactions contemplated hereby;

(ii) include in the Proxy Statement the Company Board Recommendation; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Company Board or a Committee may make a Board Recommendation Change in accordance with Section 7.2(c), in which case any such Board Recommendation Change shall not constitute a breach of this Agreement; and

(iii) duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders Meeting”), to be held as soon as practicable following filing of the Proxy Statement with the SEC and the completion of the SEC’s review of the Proxy Statement, and, without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned), within forty-five (45) days after the Proxy Statement is declared effective, and the Company shall not adjourn or postpone the Stockholders Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting and the Company believes such shares will be voted in a number sufficient to approve and adopt this Agreement and the Merger (the Company’s obligation to call, give notice of and hold the Stockholders Meeting in accordance with this Section 7.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Acquisition Proposal or other Acquisition Proposal, or by any Board Recommendation Change); provided, however, that notwithstanding anything in this Agreement to the contrary, the Company may adjourn or postpone the Company Stockholder Meeting to the earliest practicable date but no later than ten (10) Business Days from such adjournment or postponement in order to permit the dissemination of any supplement or amendment to the Proxy Statement or other disclosure to the Company’s stockholders if after consultation with its outside legal counsel, the Company Board or a Committee determines in good faith that the failure to make such disclosure would be reasonably likely to violate applicable Law, including its fiduciary duties to stockholders.

(b) Parent and Merger Sub shall each cause their respective representatives to fully cooperate with the Company in the preparation of the Proxy Statement, and shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. Parent and Merger Sub shall notify the Company as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Proxy Statement or an amendment or supplement to the Proxy Statement.

(c) At the Stockholders Meeting, Parent, Merger Sub and their Affiliates shall vote all shares of Company Capital Stock, if any, owned by them in favor of approval of this Agreement, the Merger and the other transactions contemplated hereby.

(d) Parent shall use reasonable best efforts to promptly, and in any event within forty-five (45) days after the date of this Agreement, prepare (with the assistance of the Company and its representatives) and file with the SEC a registration statement on Form S-4 or other appropriate form under the Securities Act (the “Registration Statement”) for the purpose of registering under the Securities Act the shares of Parent Common Stock to be issued to stockholders of the Company under the provisions of this Agreement, and obtain and furnish the information required to be included by it in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement.

(e) The Company shall cause its representatives to fully cooperate with Parent in the preparation of the Registration Statement, and shall, upon request, furnish Parent with all information concerning it and its Affiliates as Parent may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement. The Company shall notify Parent as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Registration Statement or an amendment or supplement to the Registration Statement.

(f) Except as may be required by Law, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon or requests for additional information by the SEC.

(g) Parent shall promptly prepare and submit to the NASDAQ a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use reasonable best efforts to obtain approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall reasonably cooperate with Parent with respect to such listing.

7.4 Efforts to Complete Transactions.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) prepare and make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and applicable foreign Competition Laws with respect to the Merger and the transactions contemplated by this Agreement as promptly as reasonably possible and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the transactions contemplated by this Agreement and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b) To the extent not prohibited by applicable Law, each party shall use its reasonable best efforts to furnish to the other parties all information required for any application or other filing to be made pursuant to any applicable Laws in connection with the Merger and the transactions contemplated by this Agreement. Parent and Company shall give each other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. The parties hereto agree that both Parent and Company shall be represented at all in person meetings and in all substantive conversations with any Governmental Entity regarding the matters set forth in this Section 7.4, except if, and to the extent, that any Governmental Entity objects to any party’s being represented at any such meeting or in any such conversation and such objection has not been withdrawn after the parties’ have used their reasonable best efforts to contest such objection. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act and applicable foreign Competition Laws. Parent shall take the lead in coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act and applicable foreign Competition Laws. Each of Company and Parent will request early termination of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any action or proceeding, including administrative or judicial action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger and the transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal, unless Parent determines, in its reasonable discretion after consulting with the Company, that litigation is not in its best interests or unless the Company determines, in its reasonable discretion after consulting with Parent, that litigation is not in its best interests.

(d) Notwithstanding any other provision of this Agreement to the contrary and in furtherance of, and not in limitation of, the foregoing, Parent shall take, or cause to be taken, all such further actions as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Competition Law with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Competition Law that may be asserted by any Governmental Entity or any other Person with respect to the Merger so as to enable the Closing to occur as promptly as reasonably practicable and in any event no later than the Termination Date (as such date may be extended pursuant to Section 9.2); provided, however, nothing in this section or in this Agreement shall be deemed to require Parent or any of its Subsidiaries to agree to or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean executing or carrying out agreements (including consent decrees) or submitting to Orders (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of the Company, Parent or their respective Subsidiaries or the holding separate of the capital stock of a Parent Subsidiary or (ii) imposing or seeking to impose any limitation on the ability of the Company, Parent or any of their respective Subsidiaries to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Parent, each of the Parent Subsidiaries, the Company or the Subsidiaries that, in the case of (i) and (ii), individually or in the aggregate, would reasonably be expected to result in (A) the sale or divestiture of a material asset of the Company, Parent or the Surviving Corporation, (B) a Company Material Adverse Effect or a Parent Material Adverse Effect, or a material adverse effect on the Surviving Corporation or any of their respective Subsidiaries, or (C) a material adverse effect on the benefits which Parent reasonably expects to be realized or derived from the transactions contemplated by this Agreement, in each case following the Effective Time. With respect to the materiality criteria set forth in the immediately prior sentence and for the avoidance of doubt, the parties understand that the sale, divestiture or other disposition, or any license or other restriction on use of any business or assets acquired or to be acquired after the date hereof shall not be deemed material for purposes of (A), (B), or (C) of the foregoing proviso and any such sale, divestiture or other disposition, or any license or other restriction on use of any business or assets acquired or to be acquired after the date hereof shall not be considered in the determination of whether there is a Burdensome Condition. Parent represents and warrants as of the time of this Agreement that it has not (since April 30, 2010) entered into any agreement obligating Parent or any of its Subsidiaries to acquire any other business or Person.

(e) Prior to the date which is 90 days immediately following the date hereof, Parent shall not, and shall not permit its Subsidiaries to, acquire or agree to acquire in any transaction any firm, corporation, partnership, or similar entity if the aggregate amount of the consideration paid or transferred by Parent and its Subsidiaries in connection with any such transaction would exceed $150,000,000.

(f) Each of the parties hereto agrees to (i) use reasonable best efforts to have, as promptly as practicable, the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act; and (ii) take all such commercially reasonable actions as shall be required under applicable state blue sky or securities Laws in connection with the transactions contemplated by this Agreement.

(g) Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time of the Merger.

7.5 Access to Information.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (“Parent Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, commitments, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested (including financial and operating data, customer billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of the Company and its Subsidiaries); provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not materially interfere with the normal operations of the Company; provided, further, that, other than information provided to Parent’s legal counsel in connection with preparing and making filings pursuant to the HSR Act, the Company and its Subsidiaries shall not be required to furnish or make available competitively sensitive pricing or customer information.

(b) Parent agrees that it shall not, and shall cause the Parent Representatives not to, use any information obtained pursuant to this Section 7.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth herein, nothing in this Section 7.5 shall require the Company to disclose any information that, in its sole and reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order, (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege, (iii) the disclosure of which would conflict with, violate or cause a default under any existing contract or agreement to which it is a party or (iv) constitutes any competitively sensitive information or trade secrets of third parties; provided, however, that to the extent that the Company or any of the Subsidiaries is restricted in or prohibited from providing any such access to any documents or data pursuant to any such contract or agreement for the benefit of any third party, each of the Company and any such Subsidiary shall use its reasonable best efforts to obtain any approval, consent or waiver with respect to such contract or agreement that is necessary to provide such access to such officer, employee or agent. Notwithstanding clause (ii) of the immediately preceding sentence, if any of the information or material furnished pursuant to this Section 7.5 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) No information received pursuant to an investigation made under this Section 7.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Merger Sub in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VIII hereof.

(e) The Confidentiality Agreement, dated April 15, 2009 (the “Confidentiality Agreement”), by and between the Company and Parent shall continue to apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized representatives hereunder.

7.6 Publicity.  The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except (i) as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 7.2 or following a Board Recommendation Change; provided, further, that each of Parent and the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its periodic filings with the SEC without seeking approval from, or consulting with, the other party so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party), or (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

7.7 Indemnification of Directors and Officers.

(a) For a period of six (6) years from the Effective Time, the Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses than are set forth in the Certificate of Incorporation and By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Subsidiary, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(b) After the Effective Time, the Surviving Corporation and Parent shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, at or prior to the Effective Time, for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation and Parent shall pay, in advance of the final disposition of any such claim, action, suit, proceeding or investigation, the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received; and (ii) the Surviving Corporation and Parent shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 7.7(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties in any single action (other than local counsel) except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for advancement or indemnification is asserted or made within such six (6) year period, all rights to advancement or indemnification in respect of such claim shall continue until the disposition of such claim. The Surviving Corporation and Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other obligations provided for in this Section 7.7.

(c) The Surviving Corporation shall maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (provided, that (i) the Company may, at its election, substitute therefore a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable in the aggregate to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company, or (ii) if the Company does not substitute as provided in clause (i) above, then the Surviving Corporation may substitute therefor policies, issued by an insurer carrier with the same or better credit rating as the Company’s current insurance carrier, of at least the same coverage with respect to matters occurring prior to the Effective Time containing terms and conditions that are not less favorable, including a “tail” policy); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.7(c) more than an amount per year of coverage equal to 200% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.7.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.7.

7.8 Employee Matters.

(a) Parent shall, immediately following the Closing, provide to employees of the Company or any of its Subsidiaries as of the Closing who continue employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) benefits pursuant to either (i) currently existing Employee Benefit Plans of the Company or (ii) employee benefit plans that Parent or any of its Subsidiaries sponsors, participates in, is a party to or contributes to; provided that nothing shall prohibit the Parent or its Subsidiaries from amending or terminating any benefit plan, program or arrangement following the Closing Date.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, Parent shall and shall use its reasonable best efforts to cause its third part insurers to provide that such Continuing Employee shall receive full credit for service with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting, to the same extent that such service was recognized as of the Closing Date under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time).

(c) Parent shall use its reasonable best efforts to (and shall use its reasonable best efforts to cause its third party insurers to) (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated, and (ii) if a Continuing Employee commences participation in any health benefit plan of Parent or its Subsidiaries after the commencement of a calendar year, to the extent practicable, cause any health benefit plan of Parent or its Subsidiaries in which the Continuing Employee participates after the Closing Date to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

(d) Nothing in this Section 7.8 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan, (iii) confer upon any individual any right to continued employment or service or limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation, to terminate the employment or service of any individual, or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, Parent shall be permitted to propose, negotiate and enter into employment letter agreements, effective as of the Closing, with each of the individuals set forth on Section 7.8(e) of the Company Disclosure Letter.

7.9 Termination of Certain Arrangements.

(a) Prior to the Closing Date, the Company or its Subsidiaries shall take all actions necessary to terminate the plan set forth on Section 7.9(a) of the Company Disclosure Letter.

(b) The Company shall not commence any new Offer Periods (as defined in the ESPP) under the ESPP on or after the date hereof. As of the Closing Date, the ESPP shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the Company Common Stock shall be cancelled and of no further force or effect.

(c) Prior to the Closing Date, the Company shall take all actions necessary in order to effectuate the provisions of this Section 7.9.

7.10 Certain Notifications.  Between the date of this Agreement and the Effective Time, each of the Company and Parent shall promptly notify the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger, and (iii) any action or proceeding commenced or, to the Knowledge of the Company or the Parent, threatened against the Company or Parent or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.7 or which relates to the consummation of the transactions contemplated by this Agreement, including the Merger. Between the date of this Agreement and the Effective Time, each party shall promptly upon knowledge thereof notify the other parties hereto in writing of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

7.11 Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

7.12 Takeover Laws.  The Company and the Company Board shall (a) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.13 Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and, subject to the proviso in Section 7.1(v), no such settlement shall be agreed to without Parent’s prior written consent.

7.14 Conduct of Parent Business.  Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of the Company, which may not be unreasonably withheld, delayed or conditioned, (ii) as expressly contemplated or permitted by this Agreement, or (iii) for transactions between or among Parent and its Subsidiaries:

(a) Parent shall not, and shall not permit its Subsidiaries to, take or omit to take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of those conditions being delayed; and

(b) Parent shall not adopt or propose to adopt any amendments to its Certificate of Incorporation or Bylaws which would reasonably be expected to prevent or delay the consummation of the Merger or disproportionately adversely affect a holder of shares of Company Common Stock relative to a holder of Parent Common Stock.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval.  The Merger and this Agreement shall have been duly adopted and approved by the affirmative vote of the stockholders of the Company in accordance with applicable Law and the Company Certificate and Company Bylaws.

(b) No Injunctions.  There shall not be in effect any Law, temporary restraining order, executive order, decree, ruling, judgment or injunction or other order of a court or Governmental Entity of competent jurisdiction preventing the transactions contemplated herein from being consummated.

(c) Governmental Filings and Consents.  (i) All applicable waiting periods under the HSR Act relating to the transactions contemplated hereunder shall have expired or been terminated, (ii) all consents which under any other applicable Competition Law are either required to be obtained before the Closing shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated, and (iii) any consent or approval required by any other Governmental Entity and set forth on Schedule 8.1(c)(iii) shall have been obtained.

(d) Listing Approval.  The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for trading on the NASDAQ, subject to official notice of issuance.

(e) Effectiveness of Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated.

8.2 Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a) (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Section 6.2(a) and Section 6.3) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Effective Time and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of Parent set forth in Section 6.2(a) and Section 6.3 shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and the Company shall have received a certificate executed by a senior executive officer of Parent on its behalf to the foregoing effect.

(b) Parent and Merger Sub shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate executed by a senior executive officer of Parent to the foregoing effect.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

(d) Except as set forth in Section 8.2(d) of the Parent Disclosure Letter, there shall not be pending any litigation or proceeding of any kind which would reasonably be expected to have a Parent Material Adverse Effect.

8.3 Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Merger Sub, in whole or in part, at any time prior to the Effective Time):

(a) (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Section 5.2(a), Section 5.3, Section 5.4(a)(i), Section 5.6(a) and Section 5.22) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time, except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of the Company set forth in Section 5.2(a), Section 5.3, Section 5.4(a)(i), Section 5.6(a) and Section 5.22 shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and Parent shall have received a certificate executed by a senior executive officer of the Company on its behalf to the foregoing effect.

(b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate executed by a senior executive officer of the Company to the foregoing effect.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

(d) Except as set forth in Section 8.3(d) of the Company Disclosure Letter, there shall not be pending any litigation or proceeding of any kind which would reasonably be expected to have a Company Material Adverse Effect.

(e) Parent shall have received from the Company evidence reasonably satisfactory to Parent of the receipt by the Company and its Subsidiaries of all consents listed in Section 8.3(e) of the Company Disclosure Letter.

(f) There shall not be pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger, (ii) seeking to prohibit Parent’s or Merger Sub’s ability effectively to exercise full rights of ownership of the capital stock of the Surviving Corporation, including the right to vote any such shares of capital stock following the Effective Time on all matters properly presented to the Surviving Corporation’s stockholders or (iii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take or agree to any Burdensome Condition; provided, however, the foregoing condition shall not apply to any such pending action or proceeding that could be resolved in a manner that does not impose a Burdensome Condition upon Parent.

ARTICLE IX

TERMINATION; WAIVER

9.1 Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

9.2 Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court or Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (ii) the Company Stockholder Approval shall not have been received at the Stockholders Meeting duly called and held, or (iii) the Effective Time shall not have occurred on or before December 1, 2010 (the “Termination Date”); provided, that the Termination Date may be extended for up to an additional forty-five (45) days by either Parent or the Company by written notice to the other party if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; provided, further, that (i) the right to extend the Termination Date pursuant to Section 9.2 shall not be available to any party if it is then in breach of its representations, covenants or agreements such that the conditions in Article VIII hereof are incapable of being satisfied by the Termination Date as then in effect, and (ii) the right to terminate this Agreement pursuant to Section 9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

9.3 Termination by Parent.  This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 8.3(a) or (b) and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent, (ii) the Company Board makes a Board Recommendation Change in connection with a Superior Acquisition Proposal pursuant to Section 7.2(c)(i), or (iii) the Company Board makes a Board Recommendation Change pursuant to Section 7.2(c)(ii), provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.3 if it is then in breach of its representations, covenants or agreements such that the conditions in Sections 8.2(a) or (b) are incapable of being satisfied by the Termination Date.

9.4 Termination by the Company.  This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Parent or Merger Sub shall have breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 8.2(a) or (b) and (B) is incapable of being cured by Parent or Merger Sub by the Termination Date or, if capable of being cured, shall not have been cured by Parent or Merger Sub within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.4 if it is then in breach of its representations, covenants or agreements such that the conditions in Sections 8.3(a) or (b) are incapable of being satisfied by the Termination Date; or (ii) in order to enter into a transaction that is a Superior Acquisition Proposal, if such Acquisition Proposal did not result, directly or indirectly, from a breach of Section 7.2.

9.5 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of this Section 9.5 and the provisions of

Article X and Section 7.5(e); provided, however, that nothing contained in this Section 9.5 shall relieve any party from liability or damages incurred or suffered by a party for any fraud or willful breach of any provision contained in this Agreement.

(b) In the event of termination of this Agreement prior to consummation of the transactions contemplated hereby:

(i) by Parent pursuant to Section 9.3(ii);

(ii) by the Company pursuant to Section 9.4(ii);

(iii) by either Parent or the Company pursuant to Section 9.2(ii) if prior to such termination the Company Board makes a Board Recommendation Change;

(iv) by either Parent or the Company pursuant to Section 9.2(ii) if prior to such termination any proposal or offer for an Acquisition Proposal made after the date hereof has been publicly announced or otherwise disclosed and not withdrawn, the Company Board has not made a Board Recommendation Change and within twelve (12) months after the termination of this Agreement the Company enters into a definitive agreement with respect to any Alternative Transaction or consummates any Alternative Transaction; or

(v) by either Parent or the Company pursuant to Section 9.2(i) or (iii) if prior to such termination any proposal or offer for an Acquisition Proposal made after the date hereof has been publicly announced or otherwise disclosed and not withdrawn, and within twelve (12) months after the termination of this Agreement the Company enters into a definitive agreement with respect to any Alternative Transaction or consummates any Alternative Transaction, then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $12,000,000 (the “Termination Fee”), in the case of clauses (i), (ii) and (iii) above, within two (2) Business Days following such termination, or, in the case of clauses (iv) and (v) above, within one (1) Business Day of the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction; provided, that Parent shall not have the right to receive the Termination Fee in the case of clauses (iv) and (v) above if at the time of termination of this Agreement it is in breach of its representations, covenants or agreements such that the conditions in Sections 8.2(a) or (b) are or were incapable of being satisfied as of the Termination Date. In the event that this Agreement is terminated and pursuant to the terms of this Agreement Parent is entitled to receive the Termination Fee, the receipt of the Termination Fee by Parent pursuant to the provisions of this Section 9.5 shall be the exclusive remedy of Parent and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay the Termination Fee when due. For the purposes of the foregoing Section 9.5(b) above, the term “Alternative Transaction” shall mean a transaction of a type described in the definition of “Acquisition Proposal” in Section 7.2 except that the references to “15%” in the definition of “Acquisition Proposal” in Section 7.2 shall be deemed to be references to “50%.”

(c) In the event of termination of this Agreement prior to consummation of the transactions contemplated hereby by Parent pursuant to Section 9.3(iii), then the Company shall make payment to Parent by wire transfer of immediately available funds of liquidated damages in the amount equal to $15,000,000. Parent and the Company hereby agree that it is impossible to determine accurately the amount of damages that Parent would suffer if the transactions contemplated by this Agreement are not consummated as a result of a Board Recommendation Change. In the event that this Agreement is terminated pursuant to Section 9.3(iii), the receipt of such liquidated damages by Parent pursuant to the provisions of this Section 9.5 shall be the exclusive remedy of Parent with respect to a termination of this Agreement pursuant to Section 9.3(iii) and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay such liquidated damages when due.

(d) The Company acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 9.5, it shall also pay any costs and expenses actually incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

9.6 Extension; Waiver.  At any time prior to the Effective Time, each of Parent, Merger Sub and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

10.1 Payment of Expenses.  Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

10.2 Survival of Representations and Warranties; Survival of Confidentiality.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except as provided in Section 9.5 and except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and/or the provisions of this Article X, including without limitation Section 7.7. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

10.3 Modification or Amendment.  Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by the Company’s stockholders, without the approval of such stockholders.

10.4 Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.5 Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

10.7 Jurisdiction; Enforcement; Waiver of Jury Trial.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submit, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from any such a Delaware state or federal court, as a defense, counterclaim or otherwise, in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.7, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the suit, action or proceeding is not maintainable in such court, (C) the venue of such suit, action or proceeding is improper or inappropriate and (D) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE VOTING AND STANDSTILL AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

(c) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason.

10.8 Notices

Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

If to Company:

CPI International, Inc.
607 Hansen Way
Palo Alto, CA 94304
Attn: O. Joe Caldarelli
Facsimile No.: (905) 877-5327

With a copy to:

Irell & Manella LLP
1800 Avenue of the Stars
Suite 900
Los Angeles, CA 90067-4276
Attn: Richard C. Wirthlin
Facsimile No.: (310) 203-7199

If to Parent or Merger Sub:

Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, NY 11747
Attn: Michael Porcelain
Facsimile No.: (631) 962-7203

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attn: Jeffrey W. Tindell
Facsimile No.: (212) 735-2000

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

10.9 Entire Agreement; Assignment.  This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement may not be assigned by any of the parties hereto by operation of law or otherwise.

10.10 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.7 shall inure to the benefit of and be enforceable by the Indemnified Parties.

10.11 Obligation of Parent.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

10.12 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.13 Certain Interpretations.  For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(b) The table of contents and the Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CPI INTERNATIONAL, INC.

By:	/s/ O. J. Caldarelli
Name:     O. J. Caldarelli

Title:	CEO

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Fred Kornberg
Name:     Fred Kornberg

Title:	CEO

ANGELS ACQUISITION CORP.

By:	/s/ Fred Kornberg
Name:     Fred Kornberg

Title:	CEO

Annex B

EXECUTION COPY

VOTING AND STANDSTILL AGREEMENT
by and among
Comtech Telecommunications Corp.,
and
the Stockholders named herein
dated as of May 8, 2010

VOTING AND STANDSTILL AGREEMENT

This Voting and Standstill Agreement (this “Agreement”) is entered into as of May 8, 2010, by and among Comtech Telecommunications Corp., a Delaware corporation (“Parent”) and the undersigned stockholders (each a “Stockholder” and collectively, the “Stockholders”) of CPI International, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 8 2010, by and among Parent, Angels Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company.

WITNESSETH:

WHEREAS, as of the date hereof, the Stockholders “beneficially own” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (including entitlement to dispose of (or to direct the disposition of) and have the right to vote (or to direct the voting of)) 8,868,737 shares of common stock, par value $0.01 per share (the “Company Stock”), of the Company (such shares of Company Stock, together with any other shares of Company Stock the voting power over which is directly or indirectly acquired by any Stockholder until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the “Stockholder Owned Shares”);

WHEREAS, simultaneously herewith, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, upon consummation of the Merger, the Stockholders shall have the right to receive cash and shares of common stock, par value $0.10 per share (the “Parent Stock”), of Parent (such shares of Parent Stock, together with any other shares of Parent Stock, the voting power over which is directly or indirectly currently held or acquired by any Stockholder until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the “Parent Subject Shares” and, together with the Stockholder Owned Shares, the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Other Definitions.  For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b) “Company Subject Shares” means shares of Company Stock which the Stockholders “beneficially own” and have the right to vote (or to direct the voting of), together with any other shares of Company Stock the voting power over which is directly or indirectly acquired by any Stockholder until the termination of this Agreement pursuant to the terms hereof, equal to forty-nine and nine tenths percent (49.9%) of the total number of outstanding shares of Company Stock.

(c) “Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, other entity or group.

(d) “Representative” means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representative of such Person.

ARTICLE II

VOTING AGREEMENT

Section 2.1  Agreement to Vote the Stockholder Owned Shares.

(a) Subject to Section 2.1(b), from and after the date hereof, at any meeting of the Company’s stockholders (or any adjournment or postponement thereof), however called:

(i) the Stockholders shall vote (or cause to be voted) all of the Company Subject Shares:

(1) in favor of the adoption and approval of the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof);

(2) against any action, proposal, transaction or agreement that is intended, or would reasonably be expected, directly or indirectly, to result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company set forth in the Merger Agreement or of the Stockholders set forth in this Agreement; and

(3) except if permitted by the Merger Agreement or with the prior written consent of Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal; (B) any change in the individuals who constitute the board of directors of the Company; (C) any material change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or bylaws; (D) any other material change in the Company’s corporate structure or business; or (E) any other action or proposal involving the Company or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; and

(ii) the Stockholders, in their sole discretion, shall vote (or cause to be voted), in person or by proxy, all of Stockholder Owned Shares in excess of the Company Subject Shares any manner they each may choose.

(b) Notwithstanding Section 2.1(a), in the event of a Board Recommendation Change made in compliance with the Merger Agreement, the obligation of the Stockholders to vote the Company Subject Shares as to which the Stockholders control the right to vote in the manner set forth in Section 2.1(a) shall be modified (without any further notice or any action by the Company or a Stockholder) such that:

(i) the Stockholders shall vote (or cause to be voted) such number of Company Subject Shares equal to twenty-five percent (25.0%) of the total number of outstanding shares of Company Stock (the “Lock-Up Subject Shares”) as provided in Section 2.1(a); and

(ii) the Stockholders, in their sole discretion, shall vote (or cause to be voted), in person or by proxy, all of the remaining Stockholder Owned Shares in excess of the Lock-Up Shares any manner they each may choose;

provided, however, that to the extent the Board Recommendation Change was made pursuant to Section 7.2(c)(ii) of the Merger Agreement, the modifications in clauses (i) and (ii) of this Section 2.1(b) shall only become effective if the average of the reported closing sale prices per share of Parent Common Stock on NASDAQ as reported in The Wall Street Journal for five (5) consecutive trading days immediately prior to the making of the Board Recommendation Change is less than $24.00.

(c) In connection with any vote contemplated by this Section 2.1, the Stockholders shall cause all of the Stockholder Owned Shares to be duly counted for purposes of determining that a quorum is present and shall comply with all necessary procedures in connection with recording the results of such vote. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would violate or be inconsistent with the provisions and agreements set forth in this Article II.

Section 2.2  Notice of Board Recommendation Change.  Any Board Recommendation Change made in compliance with the Merger Agreement shall be deemed to be notice from each Stockholder that the number of Company Subject Shares covered by the agreement to vote in the manner set forth in Section 2.1(a), in each case, shall be limited to twenty-five percent (25%) of the total number of outstanding shares of Common Stock as provided in Section 2.1(b). Parent shall take such further action or execute such other instruments as may be necessary under applicable Law to effectuate the intent of such modification of such voting agreement.

ARTICLE III

STANDSTILL AND NO-SOLICITATION IN RESPECT OF COMPANY SHARES

Section 3.1  Standstill in Respect of Stockholder Owned Shares.  Each of the Stockholders hereby agrees that, from and after the date hereof until the earlier of the Effective Time of the Merger and the termination of the Merger Agreement, such Stockholder shall not, directly or indirectly, unless (i) specifically requested by Parent or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

(a) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Stockholder Owned Shares;

(b) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any assets of the Company or any subsidiary or division thereof;

(c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the Company (including by making publicly known such Stockholder’s position on any matter presented to stockholders), other than to recommend that stockholders of the Company vote in favor of the Merger and the Merger Agreement;

(d) submit to the Company any stockholder proposal under Rule 14a-8 under the Exchange Act;

(e) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets;

(f) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

(g) seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of such request pursuant to applicable Law, to have any provision of this Section 3.1 amended, modified or waived; or

(h) otherwise take, directly or indirectly, any actions with the purpose of avoiding or circumventing any provision of this Section 3.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the transactions contemplated by the Merger Agreement or its ability to perform the Company’s obligations under this Agreement.

Section 3.2  Dividends, Distributions, Etc. in Respect of Stockholder Owned Shares.  In the event of a stock dividend or stock distribution, or any change in the Company Stock by reason of any stock dividend or stock distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Stockholder Owned Shares” shall be deemed to refer to and include the Stockholder Owned Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Stockholder Owned Shares may be changed or exchanged or which are received in such transaction.

Section 3.3  Acquisition Proposals in Respect of Stockholder Owned Shares.  (a) Each Stockholder shall, and each Stockholder shall cause each of its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. Each of the Stockholders shall not, nor in the case of clauses (i) and (ii) shall it permit any of its Affiliates to, nor shall it authorize or knowingly permit any Representative of, the Stockholders or in the case of clauses (i) and (ii) any of their Affiliates to, (i) solicit or initiate, or take any action to knowingly encourage, or knowingly facilitate or knowingly induce, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal from any Third Party; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or data with respect to or access to the properties of the Company in connection with an Acquisition Proposal; or (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence or any other provision of this Agreement, if, after the date hereof and prior to the receipt of stockholder approval of the Merger Agreement, the Stockholders receive or the Company receives a bona fide Acquisition Proposal by a Third Party and such Acquisition Proposal did not result, directly or indirectly, from a breach of this Section 3.3 or Section 7.2 of the Merger Agreement, which the Company Board or Committee determines in good faith (after consulting outside legal and financial advisors) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to a Superior Acquisition Proposal, and the Company or the Stockholders receives from such Third Party an executed confidentiality agreement having provisions that are no less restrictive than those of the Confidentiality Agreement with respect to Parent (except with respect to any “standstill” provision or other provision having similar effect in the Confidentiality Agreement), then the Stockholders may, in response to such Acquisition Proposal, subject to compliance with this Section 3.3 and after giving notice to Parent (x) furnish information or data or access with respect to the Company and its Subsidiaries to, and (y) participate in discussions and negotiations directly or through their Representatives with, such Third Party; provided that the Stockholders shall provide or make available, to the extent not previously provided or made available to Parent or its representatives, to Parent any material non-public information with respect to the Stockholders that is provided to the Third Party making such Acquisition Proposal prior to or substantially concurrently with the time it is provided or made available to such Third Party; provided further, however, that nothing in this Section 3.3 shall require the Stockholders to provide or make available to Parent information that (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order or (ii) the Company determines, in its good faith judgment, would constitute trade secrets or other material information that is competitively sensitive. Nothing contained in this Agreement shall prevent a Stockholder from making such disclosure that a Stockholder (after consultation with counsel) concludes in good faith is necessary in order to comply with its organizational documents, including without limitation its operating agreement or corresponding document, or to comply with its fiduciary duties to its stockholders or partners under applicable Law.

(b) Each Stockholder shall advise Parent orally and in writing, promptly (but in no event later than 24 hours) after receipt thereof, of (i) any proposal for an Acquisition Proposal received by any Representative of any Stockholder, and (ii) the material terms of such Acquisition Proposal (including the identity of the entity proposing the Acquisition Proposal), and provide a copy of such proposal for an Acquisition Proposal to Parent if such proposal is in writing. Each Stockholder shall keep Parent reasonably informed on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal and the status of discussions and negotiations with respect thereto of which it is aware. Performance by the Company of its obligations under Section 7.2 of the Merger Agreement shall be deemed performance by the Stockholders of the provisions of this Section 3.3(b) with respect to the same matter so long as any such activities by the Stockholders are consistent in all material respects with the discussions or activity underlying the required disclosure by the Company to Parent.

(c) Each Stockholder agrees that it will promptly inform its Representatives and its Affiliates’ Representatives of the obligations undertaken in this Article III.

(d) Notwithstanding any provision in this Agreement to the contrary, the Stockholders enter into the agreements and understandings herein solely in their capacity as the beneficial owners of the Stockholder Owned Shares, and nothing herein shall limit or effect any actions taken by any Representative of a Stockholder in such Representative’s capacity as a director of the Company or cause a Stockholder to become obligated to take or effect any action hereunder.

Section 3.4  Certain Provisions.

(a) Notwithstanding anything to the contrary in this Article III, (1) no provision of this Article III shall prohibit, limit or otherwise restrict a Representative of a Stockholder in his capacity as a director or officer of the Company, and (2) from and after a Board Recommendation Change made in compliance with the Merger Agreement in connection with a Superior Acquisition Proposal, Section 2.1(a) shall apply only with respect to the Lock-Up Subject Shares and, for the avoidance of doubt, the Stockholders, in their sole discretion, shall be able to enter into any voting agreement, proxy, consent or power of attorney with respect to the remaining Stockholder Owned Shares. Notwithstanding anything to the contrary in this Agreement, the restrictions in this Article III shall terminate and be of no further force and effect upon the termination of this Agreement or the consummation of the Merger.

(b) For the purposes of this Agreement, the Company shall be deemed not to be an Affiliate or Subsidiary of any one or more of the Stockholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of a Stockholder.

ARTICLE IV

STANDSTILL IN RESPECT OF PARENT SHARES

Section 4.1  Standstill in Respect of Parent Subject Shares.  Each of the Stockholders hereby agree that, from and after the Effective Time of the Merger until the second anniversary thereof, the Stockholders shall not, directly or indirectly, unless (i) specifically requested by Parent or (ii) expressly contemplated by the terms of this Agreement:

(a) subject to Section 4.2, Transfer, or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Parent Subject Shares;

(b) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire Parent Stock or any other securities of Parent, or any assets of Parent or any subsidiary or division thereof;

(c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Parent (including by making publicly known such Stockholder’s position on any matter presented to stockholders);

(d) submit to Parent any stockholder proposal under Rule 14a-8 under the Exchange Act;

(e) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Parent or its securities or assets;

(f) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with any of the foregoing;

(g) seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of such request pursuant to applicable Law, to have any provision of this Section 4.1 amended, modified or waived; or

(h) otherwise take, directly or indirectly, any actions with the purpose or effect of avoiding or circumventing any provision of this Section 4.1 or which could reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

Section 4.2  Permitted Transfers.

(a) Notwithstanding Section 4.1(a), following the date which is six (6) months after the Closing Date, the Stockholders may sell any or all of their Parent Subject Shares (i) through a broker-dealer on a national securities exchange or (ii) to any Permitted Transferee in one or more block trades or transactions, in each case subject to such limitations as may exist under applicable Law; provided, in the case of sales on a national securities exchange pursuant to clause (i) above, such sales in the aggregate shall not, during any three (3) month period, exceed the greater of 2.5% of the outstanding shares of Parent Stock or the average reported weekly trading volume of Parent Stock during the four weeks preceding such sale of Parent Subject Shares; provided, further, that any Stockholder proposing to sell any or all of their Parent Subject Shares pursuant to this Section 4.2(a) shall provide Parent with 24 hours advance notice of such Stockholder’s intention to sell, or such lesser period of time as consented to by Parent.

(b) For the purposes of this Agreement:

“Permitted Transferee” means (i) any Person other than a Person who is known to the Stockholder to be an Openly Hostile Transferee, (ii) subject to compliance by the Stockholders with Section 4.2(c) hereof, any Person who shall have commenced a tender offer pursuant to Rule 14e under the Exchange Act for shares of Parent, (iii) any stockholder or partner of such Stockholder, or (iv) any Pre-Approved Purchaser.

“Openly Hostile Transferee” means any Person (other than the Company) that shall, or shall be an Affiliate of a Person that shall:

(i) to the actual knowledge of each such Stockholder proposing to transfer any or all of its Parent Subject Shares, without any duty of inquiry with respect to an exchange transaction other than reviewing current filings on http://www.sec.gov/edgar/searchedgar/companysearch.html under the name of Parent, own more than 5% of the outstanding Parent Stock after purchasing any Parent Subject Shares;

(ii) submit to Parent a stockholder proposal under Rule 14a-8 under the Exchange Act for inclusion in a future proxy statement;

(iii) file a proxy statement under Rule 14a under the Exchange Act, to make a “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any securities of Parent (including by making publicly known such Person’s position on any matter presented to stockholders), other than to recommend that stockholders of Parent vote in the manner recommended by the board of directors of Parent;

(iv) commence or publicly announce the commencement of a tender offer for shares of Parent under Rule 14e under the Exchange Act;

(v) make any public announcement regarding, or submit a proposal for or offer of, (with or without condition) any extraordinary transaction involving Parent; or

(vi) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) under the Exchange Act) in connection with the foregoing.

“Pre-Approved Purchaser” means any Person who Parent has determined, in its sole and absolute discretion and notwithstanding clause (i) of the definition of “Openly Hostile Transferee”, shall be an acceptable transferee of Parent Subject Shares and is set forth on a list prepared by Parent and delivered to the Stockholders from time to time or as reasonably requested by the Stockholders; provided that any Pre-Approved Purchaser shall not be an Openly Hostile Transferee, regardless of whether such Person will own more than 5% of the outstanding Parent Stock after purchasing any Parent Subject Shares.

(c) In the event Stockholders desire to sell Parent Subject Shares into a tender offer pursuant to clause (ii) of the definition of a “Permitted Transferee” they shall send Parent notice in writing (a “Tender Offer Notice”), and Parent shall have the right to purchase all (but not less than all) of the Parent Subject Shares proposed to be sold by the Stockholders pursuant to such Tender Offer Notice, at such price per share as available in the tender offer, payable entirely in cash, on the earliest date set for payment for shares of Parent in such tender offer. Such right shall be exercisable within three (3) Business Days after receipt of such notice from the Stockholders, by Parent sending the Stockholders written notice obligating Parent to purchase and make payment for such Parent Subject Shares as provided herein. If prior to the expiration of the tender offer the price per share or terms available in the tender offer shall be amended by the Person conducting the tender offer, the Tender Offer Notice provided by the Stockholders shall be deemed void, and to the extent the Stockholders desire to tender any such Parent Subject Shares at the amended tender offer price or terms, such Stockholder shall be required to deliver to Parent a new Tender Offer Notice and a new three (3) Business Day period shall commence. If such purchase shall not be accepted as aforesaid within the applicable three (3) Business Day period, the Stockholders shall be free to tender such Parent Subject Shares in such tender offer, as the same may be extended or modified, without re-offering any such shares to Parent. The right of Parent to purchase Parent Subject Shares pursuant to this Section 4.2(c) shall be assignable by Parent, provided, that no such assignment shall relieve Parent of its obligation to make payment hereunder.

Section 4.3  Dividends, Distributions, Etc. in Respect of Parent Subject Shares.  In the event of a stock dividend or stock distribution, or any change in the Parent Stock by reason of any stock dividend or stock distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Parent Subject Shares” shall be deemed to refer to and include the Parent Subject Shares as well as all such stock dividends and stock distributions and any securities into which or for which any or all of the Parent Subject Shares may be changed or exchanged or which are received in such transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

The Stockholders hereby represent and warrant, jointly and severally, to Parent as follows:

Section 5.1  Corporate Organization.  Each Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

Section 5.2  Authority Relative to This Agreement.  Each Stockholder has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each Stockholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors, general partner or similar governing body of each Stockholder, and no other corporate proceedings on the part of each Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3  Ownership of Shares.  The Stockholders beneficially own 8,868,737 shares of Company Stock as of the date hereof. The Stockholders have the sole power to vote (or cause to be voted) such shares of Company Stock and have good and valid title to the Company Stock, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement.

Section 5.4  No Conflicts.  Neither the execution and delivery of this Agreement by the Stockholders, nor the consummation by the Stockholders of the transactions contemplated hereby, will (i) conflict with or result in any breach of the organizational documents of any Stockholder; (ii) require any Permit from any or Governmental Entity or any authorization, consent or approval from any other Person; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Stockholder Owned Shares or the Stockholder’s assets may be bound, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair any Stockholder’s ability to perform its obligations under this Agreement.

Section 5.5  Reliance by Parent.  Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders as follows:

Section 6.1  Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 6.2  Authority Relative to This Agreement.  Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding agreement of the Stockholders, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 6.3  No Conflicts.  Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, will (i) conflict with or result in any breach of the Restated Certificate of Incorporation or the Amended and Restated By-Laws of Parent; (ii) require any Permit from any Governmental Entity; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1  Termination.

(a) Subject to Section 7.1(b), this Agreement shall terminate and none of Parent or any Stockholder shall have any rights or obligations hereunder upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and the Stockholders, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the second anniversary of the Effective Time of the Merger.

(b) Notwithstanding Section 7.1(a), (i) termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at Law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement, and (ii) Section 8.2 through Section 8.15, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Publication.  The Stockholders hereby permit Parent to publish and disclose in the Proxy Statement and Registration Statement (including all documents and schedules filed with the SEC) their identity and ownership of shares of Company Stock and the nature of their commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to prior approval by the Stockholders, such approval not to be unreasonably withheld or delayed.

Section 8.2  Appraisal Rights.  To the extent permitted by applicable Law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable Law.

Section 8.3  Further Actions.  Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

Section 8.4  Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 8.5  Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 8.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

Section 8.7  Jurisdiction; Enforcement; Waiver of Jury Trial.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in the Court of Chancery of the State of Delaware in and for New Castle County (the “Chancery Court”) or, if the Chancery Court lacks subject matter jurisdiction, in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, a federal court sitting in the State of Delaware.

(b) EACH OF PARENT AND THE STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 8.8  Notices.  All notices, requests, instructions or other documents to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

If to Parent to:

Comtech Telecommunications Corp.
68 South Service Road, Suite 230
Melville, NY 11747
Attn: Michael Porcelain
Telephone: (631) 962-7103
Facsimile No.: (631) 962-7203

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attn: Jeffrey W. Tindell, Esq.
Telephone: (212) 735-3000
Facsimile No.: (212) 735-2000

If to the Stockholders, to:

Cypress Advisors Inc.
65 East 55th Street
New York, NY 10022
Attention: Jeffrey Hughes
Telephone: (212) 705-0150
Facsimile: (212) 705-0199

with a copy to:

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, NY 10022
Attention: Lawrence M. Bell, Esq.
Telephone: (212) 907-7300
Facsimile: (212) 574-0330

Section 8.9  Entire Agreement; Assignment.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. Except as provided in Section 4.2(c), this Agreement may not be assigned by any of the parties hereto by operation of law or otherwise.

Section 8.10  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.11  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.12  Certain Interpretations.  For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles and Sections shall be deemed to refer to Articles and Sections of this Agreement.

(b) The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

(d) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(e) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 8.13  Fees and Expenses.  Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.14  Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct the Stockholders in the voting or disposition of any of the Stockholder Owned Shares, except as otherwise provided herein, or Parent Subject Shares.

Section 8.15  Capacity as a Stockholder.  The Stockholders do not make any agreement or understanding herein in their capacity as being associated with a director of the Company. The Stockholders make their agreements and understandings herein solely in their capacities as the record holder and beneficial owner of the Subject Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a Representative of a Stockholder in his capacity as a director or officer of the Company.

IN WITNESS WHEREOF, Parent and each Stockholder has caused this Agreement to be duly executed as of the day and year first above written.

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Fred Kornberg
Name:     Fred Kornberg

Title:	CEO

CYPRESS MERCHANT BANKING
PARTNERS II L.P.

By:	/s/ Jeffrey P. Hughes
Name:     Jeffrey P. Hughes
Title:

CYPRESS MERCHANT B II C.V.

By:	/s/ Jeffrey P. Hughes
Name:     Jeffrey P. Hughes

Title:

55TH STREET PARTNERS II L.P.

By:	/s/ Jeffrey P. Hughes
Name:     Jeffrey P. Hughes

Title:

Annex C

Section 262 of the Delaware General Corporation Law

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

May 7, 2010

The Board of Directors
CPI International, Inc.
811 Hansen Way
Palo Alto, CA 94303

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of CPI International, Inc. (the “Company”) (other than The Cypress Group (the “Majority Shareholder”) and its affiliates) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Comtech Telecommunications Corp. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, the Acquiror and its wholly-owned subsidiary, Merger Sub, the Company will merge into Merger Sub and become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $9.00 in cash, without interest (the “Cash Consideration”) and that number of shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock, par value $0.10 per share (the “Acquiror Common Stock”) equal to the number obtained dividing (A) $8.10 by (B) the average of the reported closing sale prices per share of the Acquiror Common Stock on NASDAQ as reported in The Wall Street Journal for the five (5) consecutive trading days ending on (and including) the second trading day prior to the consummation of the Merger, such number rounded to four decimal places (as more fully described in the Agreement, the “Parent Trading Price”); provided that (1) if the Parent Trading Price is greater than $38.00, the Stock Consideration shall be 0.2132, and (2) if the Parent Trading Price is less than $34.00, the Stock Consideration shall be 0.2382. Furthermore, we understand that the Company will enter into a related voting and standstill agreement with the Majority Shareholder in connection with the Merger.

In arriving at our opinion, we have (i) reviewed a draft dated May 5, 2010 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Merger on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the

Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Merger Sub and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock (other than the Majority Shareholder and its affiliates) in the proposed Merger and we express no opinion as to the fairness of the Merger to any person or entity, or as to the fairness of any consideration to be received by the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock (other than the Majority Shareholder and its affiliates) in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as a bookrunner in May 2009 for the Acquiror’s $200,000,000 aggregate principal amount of 3.0% Convertible Senior Notes due 2029. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock (other than the Majority Shareholder and its affiliates) in the proposed Merger is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/  J.P. Morgan Securities Inc.
J.P. MORGAN SECURITIES INC.

Annex E

399 PARK AVENUE
5th FLOOR
NEW YORK, NEW YORK, 10013

T 212.883.3800
F 212.883.4260

May 7, 2010

Special Committee of the Board of Directors
CPI International, Inc.
607 Hansen Way
Palo Alto, CA 94304

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of CPI International, Inc. (the “Company”), other than The Cypress Group L.L.C. (including its affiliates, and together with the Company, the Acquiror, Acquisition Sub or any other wholly owned subsidiary of Acquiror to the extent any such entities own shares of Company Common Stock (as defined below), the “Excluded Persons”) of the Consideration (as defined below) to be received by such stockholders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Comtech Telecommunications Corp. (“Acquiror”) and Angels Acquisition Corp. (“Acquisition Sub”), a wholly owned subsidiary of Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of the common stock of the Company, par value of $0.01 per share (the “Company Common Stock”), other than any Company Common Stock (x) owned by Acquiror, Acquisition Sub or any other wholly owned subsidiary of Acquiror, (y) held in the treasury of the Company or owned by any wholly owned subsidiary of the Company or (z) held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the Delaware General Corporation Law, will be converted into the right to receive (i) $9.00 in cash and (ii) Common Stock, par value $0.10 per share, of the Acquiror (“Acquiror Common Stock”) in the amount of either (a) 0.2382 shares if the average share price of the Acquiror Common Stock for the five consecutive trading days ending on, and including, the second day prior to consummation of the Transaction (the “Acquiror Common Stock Price”) is less than $34.00; or (b) between 0.2132 and 0.2382 shares, such that the amount of Acquiror Common Stock equals $8.10, if the Acquiror Common Stock Price is equal to or between $34.00 and $38.00; or (c) 0.2132 shares if the Acquiror Common Stock Price is greater than $38.00 (collectively, the “Consideration”). We understand that certain stockholders of the Company, including The Cypress Group L.L.C. and its affiliates, will, simultaneously with the execution and delivery of the Agreement, enter into a Voting and Standstill Agreement with the Acquiror pursuant to which they will agree, among other things, to vote in favor of the adoption and approval of the terms of the Agreement, the merger and other transactions contemplated thereby, subject to certain exceptions in the event of a board recommendation change as further described in the Voting and Standstill Agreement.

We have been engaged as your financial advisor in connection with the Transaction and will receive a fee for our services. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of and reimburse us for certain expenses in connection with our engagement.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. At your direction, we have not

BOSTON | CHICAGO | LOS ANGELES | NEW YORK | LONDON | SYDNEY

been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. We express no opinion as to what the value of Acquiror stock will be when issued pursuant to the Agreement or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Acquiror and the Company will comply with all the material terms of the Agreement without amendment thereto and all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereto. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and Acquiror that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company; (iii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of Acquiror, furnished to us by Acquiror; (iv) conducted discussions with members of senior management and representatives of the Company and Acquiror concerning the matters described in clauses (i) — (iii) of this paragraph, as well as their respective businesses and prospects before and after giving effect to the Transaction; (v) reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Acquiror and compared them with those of certain other companies in lines of business that we deemed relevant; (vi) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vii) considered certain potential pro forma effects of the Transaction; (viii) reviewed a draft of the Agreement, dated May 6, 2010 and a draft of the Voting and Standstill Agreement, dated May 6, 2010; (ix) participated in certain discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or Acquiror, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, with your consent, that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or Acquiror as to the future performance of their respective companies and that such future financial results will be achieved at the times and in the amounts projected by management. We have not been requested to, and do not, express any opinion regarding any legal, tax, accounting or financial reporting matters, including the tax effect of the Transaction on the Company or its stockholders.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or Acquiror or on the expected benefits of the Transaction.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company in its evaluation of the Transaction. You have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Common Stock.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the

BOSTON | CHICAGO | LOS ANGELES | NEW YORK | LONDON | SYDNEY

Consideration to be received by the stockholders of the Company. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair from a financial point of view to such stockholders, other than the Excluded Persons.

Very truly yours,

/s/  Moelis & Company LLC
MOELIS & COMPANY LLC

BOSTON | CHICAGO | LOS ANGELES | NEW YORK | LONDON | SYDNEY

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following is only a general summary of certain aspects of Delaware law, Comtech’s restated certificate of incorporation and amended and restated by-laws and certain indemnification agreements related to the limited liability and indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL, Article Seventh of Comtech’s restated certificate of incorporation, Article VII of Comtech’s amended and restated by-laws, and the indemnification agreements between the directors and certain officers on the one hand, and Comtech on the other.

Section 102(b)(7) of the DGCL generally provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors except in certain circumstances. Pursuant to the DGCL, Article Seventh of Comtech’s restated certificate of incorporation provides that no director of Comtech may be personally liable to Comtech or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such article does not eliminate or limit the liability of a director:

•	for any breach of such director’s duty of loyalty to Comtech or stockholders;

•	for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (which relates to, among other things, the liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which such director derived an improper personal benefit.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and individuals) may be indemnified by a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

A similar standard of care applies in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

Pursuant to the DGCL, Comtech’s amended and restated by-laws generally indemnify directors and officers against liability from claims by third parties and from claims by or in the right of Comtech.

Specifically, Article VII of Comtech’s amended and restated by-laws provides that Comtech will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Comtech) by reason of the fact that he is or was a director, officer or employee of Comtech, or is or was serving at the request of Comtech as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Comtech, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article VII of Comtech’s amended and restated by-laws provide that Comtech will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Comtech to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of Comtech, or is or was serving at the request of Comtech as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Comtech and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Comtech unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, Comtech has entered into agreements with each of its non-employee directors, its principal executive officer, principal financial officer, other named executive officers and other corporate officers, pursuant to which the directors and such officers shall be entitled to be indemnified by the Company, to the extent permitted by the General Corporation Law of the State of Delaware, against liabilities incurred in the performance of their duties, subject to certain exceptions.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number		Description

2.1		Agreement and Plan of Merger by and among Comtech Telecommunications Corp., Angels Acquisition Corp. and CPI International, Inc. dated as of May 8, 2010 (included as Annex A to the proxy statement/prospectus forming part of this registration statement) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
3.1		Restated Certificate of Incorporation of Comtech Telecommunications Corp. (incorporated herein by reference to Exhibit 3(a)(i) to the Annual Report of Comtech Telecommunications Corp. on Form 10-K for the fiscal year ended July 31, 2006)
3.2		Amended and Restated By-Laws of Comtech Telecommunications Corp. (incorporated herein by reference to Exhibit 3(ii) to the Current Report of Comtech Telecommunications Corp. on Form 8-K dated December 6, 2007)
4.1		The registrant has not filed with this registration statement copies of the instruments defining the rights of holders of long-term debt of the registrant and its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5	.1*	Opinion of Proskauer Rose LLP regarding the validity of shares of Comtech Telecommunications Corp. common stock being registered hereunder
10.1		Voting and Standstill Agreement by and among Comtech Telecommunications Corp. and the Stockholders named therein dated as of May 8, 2010 (included as Annex B to the proxy statement/prospectus forming part of this registration statement)
21.1		Subsidiaries of Comtech Telecommunications Corp. (incorporated herein by reference to Exhibit 21 to the Annual Report of Comtech Telecommunications Corp. on Form 10-K for the fiscal year ended July 31, 2009)
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm of Comtech Telecommunications Corp.

Exhibit
Number		Description

23.2		Consent of KPMG LLP, Independent Registered Public Accounting Firm of CPI International, Inc.
23	.3*	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)
24	.1*	Power of Attorney
99.1		Form of Proxy Card of CPI International, Inc.
99.2		Consent of J.P. Morgan Securities Inc.
99.3		Consent of Moelis & Company LLC

*	Previously filed.

(c) The opinion of J.P. Morgan Securities Inc. is included as Annex D to the proxy statement/prospectus, and the opinion of Moelis & Company LLC is included as Annex E to the proxy statement/prospectus, in each case forming part of this registration statement.

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Melville, State of New York, on July 16, 2010.

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Fred Kornberg
Name:     Fred Kornberg

Title:	Chairman of the Board,
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Fred Kornberg Fred Kornberg		Chairman of the Board, Chief Executive Officer and President	July 16, 2010

/s/ Michael Porcelain Michael Porcelain		Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2010

* Richard L. Goldberg		Director	July 16, 2010

* Edwin Kantor		Director	July 16, 2010

* Ira Kaplan		Director	July 16, 2010

* Gerard R. Nocita		Director	July 16, 2010

* Robert G. Paul		Director	July 16, 2010

*By:	/s/ Fred Kornberg Fred Kornberg Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

2.1		Agreement and Plan of Merger by and among Comtech Telecommunications Corp., Angels Acquisition Corp. and CPI International, Inc. dated as of May 8, 2010 (included as Annex A to the proxy statement/prospectus forming part of this registration statement) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
3.1		Restated Certificate of Incorporation of Comtech Telecommunications Corp. (incorporated herein by reference to Exhibit 3(a)(i) to the Annual Report of Comtech Telecommunications Corp. on Form 10-K for the fiscal year ended July 31, 2006)
3.2		Amended and Restated By-Laws of Comtech Telecommunications Corp. (incorporated herein by reference to Exhibit 3(ii) to the Current Report of Comtech Telecommunications Corp. on Form 8-K dated December 6, 2007)
4.1		The registrant has not filed with this registration statement copies of the instruments defining the rights of holders of long-term debt of the registrant and its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5	.1*	Opinion of Proskauer Rose LLP regarding the validity of shares of Comtech Telecommunications Corp. common stock being registered hereunder
10.1		Voting and Standstill Agreement by and among Comtech Telecommunications Corp. and the Stockholders named therein dated as of May 8, 2010 (included as Annex B to the proxy statement/prospectus forming part of this registration statement)
21.1		Subsidiaries of Comtech Telecommunications Corp. (incorporated herein by reference to Exhibit 21 to the Annual Report of Comtech Telecommunications Corp. on Form 10-K for the fiscal year ended July 31, 2009)
23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm of Comtech Telecommunications Corp.
23.2		Consent of KPMG LLP, Independent Registered Public Accounting Firm of CPI International, Inc.
23	.3*	Consent of Proskauer Rose LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)
24	.1*	Power of Attorney
99.1		Form of Proxy Card of CPI International, Inc.
99.2		Consent of J.P. Morgan Securities Inc.
99.3		Consent of Moelis & Company LLC

*	Previously filed.